As filed with the Securities and Exchange Commission on September 16, 2013.

Registration No. 333-190653

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SPRINGLEAF HOLDINGS, LLC

(Exact name of registrant as specified in its charter)

Delaware	6141	27-3379612
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

601 N.W. Second Street

Evansville, IN 47708

(812) 424-8031

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Scott D. McKinlay, Esq.

Springleaf Holdings, LLC

601 N.W. Second Street

Evansville, IN 47708

(812) 424-8031

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Gregory A. Fernicola, Esq.

Joseph A. Coco, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036-6522

(212) 735-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.    ☑

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)	Registration Fee Amount(3)
Common Stock, $0.01 par value	$50,000,000	$6,820

(1)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Includes offering price of shares that the underwriters have the option to purchase pursuant to their over-allotment option.

(3)	A registration fee in the amount of $58,050 was previously paid by Springleaf REIT Inc., the registrant’s indirect wholly owned subsidiary, in connection with the filing of a Registration Statement on Form S-11 (Registration No. 333-174208) on May 13, 2011. Pursuant to Rule 457(p) under the Securities Act, the filing fee of $58,050 previously paid by Springleaf REIT Inc. is being used to offset the filing fee of $6,820 required for the filing of this Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 16, 2013

PRELIMINARY PROSPECTUS

                    Shares

Springleaf Holdings, Inc.

(currently named Springleaf Holdings, LLC)

Common Stock

$         Per Share

This is an initial public offering of common stock of Springleaf Holdings, Inc. We are selling             shares of our common stock. After this offering, Springleaf Financial Holdings, LLC, an entity owned primarily by a private equity fund managed by an affiliate of Fortress Investment Group LLC (“Fortress”), will own approximately     % of our common stock, or     % if the underwriters’ over-allotment option is fully exercised.

We expect the public offering price to be between $         and $         per share. Currently, no public market exists for the shares. We intend to apply to list our shares of common stock on the New York Stock Exchange (“NYSE”) under the symbol “         ..”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 15 to read about certain factors you should consider before buying our common stock.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds Before Expenses to Us	$	$

We have granted the underwriters the right to purchase up to             additional shares of common stock, at the public offering price, less the underwriting discount, for the purpose of covering over-allotments.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock against payment on or about             , 2013.

The date of this prospectus is             , 2013.

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by us or on our behalf that we have referred you to. We and the underwriters have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any state, country or other jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any free writing prospectus is accurate as of any date other than the date of the applicable document regardless of its time of delivery or the time of any sales of our common stock. Our business, financial condition, results of operations or cash flows may have changed since the date of the applicable document.

The states in which our insurance subsidiaries are domiciled and certain of the states in which we are licensed to originate loans have laws which require regulatory approval for the acquisition of “control” of regulated entities. Under some of these laws, there exists a presumption of “control” when an acquiring party acquires as little as 5% or more of the voting securities of a regulated entity or of a company which itself controls a regulated entity. Therefore, any person acquiring 5% or more of our common stock may need the prior approval of some state insurance and/or licensing regulators, or a determination from such regulators that “control” has not been acquired.

i

NON-GAAP FINANCIAL MEASURES

As of June 30, 2013, our segments include: Consumer, Insurance, Portfolio Acquisitions, and Real Estate. Management considers Consumer, Insurance, and Portfolio Acquisitions to be our Core Consumer Operations and Real Estate as our Non-Core Portfolio.

We present pretax core earnings (loss), as described under “Prospectus Summary—Summary Historical Consolidated Financial Data,” as a non-GAAP financial measure in this prospectus. Pretax core earnings (loss) is a key performance measure used by management in evaluating the performance of our Core Consumer Operations. Pretax core earnings (loss) represents our income (loss) before provision for (benefit from) income taxes on a historical accounting basis, and excludes results of operations from our Real Estate segment and other non-core, non-originating legacy operations, restructuring expenses related to our Consumer and Insurance segments, gains (losses) associated with accelerated long-term debt repayment and repurchases of long-term debt, and impact from change in accounting estimate and results of operations attributable to non-controlling interests. Pretax core earnings (loss) is a non-GAAP measure and should be considered in addition to, but not as a substitute for or superior to, operating income, net income, operating cash flow and other measures of financial performance prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). Under “Prospectus Summary—Summary Historical Consolidated Financial Data” herein, we include a quantitative reconciliation from income (loss) before provision for income taxes on a historical accounting basis to pretax core earnings (loss).

We also present our segment financial information on a historical accounting basis (a non-GAAP measure using the same accounting basis that we employed prior to the Fortress Acquisition (described in this prospectus)). This presentation provides us and other interested third parties a consistent basis to better understand our operating results. This presentation is not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies. See Note 24 of the Notes to Consolidated Financial Statements for the year ended December 31, 2012 and Note 17 of the Notes to Unaudited Condensed Consolidated Financial Statements for the six months ended June 30, 2013 in each case, included elsewhere in this prospectus, for reconciliations of segment information on a historical accounting basis to consolidated financial statement amounts.

We present income (loss) before provision for (benefit from) income taxes—historical basis of accounting, as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as a non-GAAP financial measure in this prospectus. Income (loss) before provision for (benefit from) income taxes—historical basis of accounting is a non-GAAP measure and should be considered in addition to, but not as a substitute for or superior to, operating income, net income, operating cash flow and other measures of financial performance prepared in accordance with GAAP. Under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” herein, we include a quantitative reconciliation from our income (loss) before provision for (benefit from) income taxes on push-down accounting basis to income (loss) before provision for (benefit from) income taxes—historical accounting basis.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It may not contain all the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus, before making a decision to purchase our common stock. Some information in this prospectus contains forward-looking statements. See “Forward-Looking Statements.”

Springleaf Holdings, Inc. (“SHI”) is a newly-formed Delaware corporation that has not, to date, conducted any activities other than those incident to its formation and the preparation of this registration statement. Unless the context suggests otherwise, references in this prospectus to “Springleaf,” the “Company,” “we,” “us,” and “our” refer to Springleaf Finance, Inc. (“SFI”) and its consolidated subsidiaries prior to the consummation of the Restructuring (as defined below), and to SHI and its consolidated subsidiaries after the consummation of the Restructuring. References in this prospectus to “Fortress” refer to Fortress Investment Group LLC. All amounts in this prospectus are expressed in U.S. dollars, except where noted, and the financial statements have been prepared in accordance with GAAP.

Business Overview

Springleaf is a leading consumer finance company providing responsible loan products to customers through our nationwide branch network and through iLoan, our internet lending division. We have a nearly 100-year track record of high quality origination, underwriting and servicing of personal loans, primarily to non-prime consumers. Our deep understanding of local markets and customers, together with our proprietary underwriting process and data analytics, allow us to price, manage and monitor risk effectively through changing economic conditions. With an experienced management team, a strong balance sheet, proven access to the capital markets and strong demand for consumer credit, we believe we are well positioned for future growth.

We staff each of our 834 branch offices with local, well-trained personnel who have significant experience in the industry and with Springleaf. Our business model revolves around an effective origination, underwriting and servicing process that leverages each branch office’s local presence in these communities along with the personal relationships developed with our customers. Credit quality is also driven by our long-standing underwriting philosophy, which takes into account each prospective customer’s household budget, and his or her willingness and capacity to repay the loan. Our extensive network of branches and expert personnel is complemented by our internet lending division, known as iLoan. Formed at the beginning of this year, our iLoan division allows us to reach customers located outside our branch footprint and to more effectively process applications from customers within our branch footprint who prefer the convenience of online transactions.

In connection with our personal loan business, our two captive insurance subsidiaries offer our customers credit and non-credit insurance policies covering our customers and the property pledged as collateral for our personal loans.

In addition, we pursue strategic acquisitions of loan portfolios through our Springleaf Acquisitions division, which we service through our centralized servicing operation. As part of this strategy, we recently acquired, through a joint venture in which we own a 47% equity interest, a $3.9 billion consumer loan portfolio from HSBC Finance Corporation and certain of its affiliates (collectively, “HSBC”), which we refer to as the “SpringCastle Portfolio.” Through the acquisition of the SpringCastle Portfolio and other similar acquisitions, we expect to achieve a meaningful return on our investment as well as receive a stable servicing fee income stream. We also intend to pursue fee-based opportunities in servicing loans for others through our centralized servicing operation.

Industry and Market Overview

We operate in the consumer finance industry serving the large and growing population of consumers who have limited access to credit from banks, credit card companies and other lenders. According to Experian PLC, as of June 30, 2013, the U.S. consumer finance industry has grown to approximately $2.9 trillion of outstanding borrowings in the form of personal loans, vehicle loans and leases, credit cards, home equity lines of credit and student loans. According to the Federal Deposit Insurance Corporation, there were approximately 51 million adults living in under-banked households in the United States in 2011. Furthermore, difficult economic conditions in recent years have resulted in an increase in the number of non-prime consumers in the United States.

This industry’s traditional lenders have recently undergone fundamental changes, forcing many to retrench and in some cases to exit the market altogether. Tightened credit requirements imposed by banks, credit card companies, and other traditional lenders that began during the recession of 2008-2009 have further reduced the supply of consumer credit for non-prime borrowers. In addition, we believe that recent regulatory developments create a dis-incentive for these lenders to resume or support these lending activities. As a result, while the number of non-prime consumers in the United States has grown in recent years, the supply of consumer credit to this demographic has contracted. We believe this large and growing number of potential customers in our target market, combined with the decline in available consumer credit, provides an attractive market opportunity for our business model.

Installment lending to non-prime consumers is one of the most highly fragmented sectors of the consumer finance industry. We believe that installment loans made by competitors that we track are presently provided through approximately 5,000 individually-licensed finance company branches in the United States. We are one of the few remaining national participants in the consumer installment lending industry still servicing this large and growing population of non-prime customers. Our iLoan division, combined with the capabilities resident in our national branch system, provides an effective nationwide platform to efficiently and responsibly address this growing market of consumers. We believe we are, therefore, well-positioned to capitalize on the significant growth and expansion opportunity created by the large supply-demand imbalance within our industry.

Competitive Strengths

Extensive Branch Network.    We believe that our branch network is a major competitive advantage and distinguishes us from our competitors. We operate one of the largest consumer finance branch networks in the United States, serving our customers through 834 branches in 26 states. Our branch network is the foundation of our relationship-driven business model and is the product of decades of thoughtful market identification and profitability analysis. It provides us with a proven distribution channel for our personal loan and insurance products, allowing us to provide same-day fulfillment to approved customers and giving us a distinct competitive advantage over many industry participants who do not have—and cannot replicate without significant investment—a similar nationwide footprint.

High Quality Underwriting Supported by Proprietary Analytics.    Our branch managers have on average 12 years of experience with us and, together with their branch staff, have substantial local market knowledge and experience to complement their long-term relationships with millions of our current and former customers. We believe the loyalty and tenure of our employees have allowed us to build a consistent and deeply-engrained underwriting culture that produces consistently well-underwritten loans. In addition, we support and leverage the knowledge that our employees have accumulated about our customers through our proprietary technology, data analytics and decisioning tools, which enhance the quality of our lending and servicing processes. Since the decentralized branch network introduces the potential for greater variation in the application of the Company’s underwriting guidelines, we place district and regional managers in the field to review branch loan underwriting decisions to minimize variations among branches and reduce the potential for heightened delinquencies and charge-offs.

High-Touch Relationship-Based Servicing.    Our extensive branch network enables high-touch, relationship-based loan servicing, which we believe is a major component of superior loan performance. Our branch office employees typically live and work in the communities they serve and are often on a first-name basis with our customers. We believe that this high-touch, relationship-based servicing model distinguishes us from our competitors and allows us to react more quickly and efficiently in the event a borrower shows signs of financial or other distress.

Industry-Leading Loan Performance.    We believe that we have historically experienced lower default and delinquency rates than the non-prime consumer finance industry as a whole. This superior level of loan performance has been achieved through the consistent application of time-tested underwriting standards, leveraging the relationships between our branch employees and our customers, and fostering a business owner mindset among our branch managers. In addition, we utilize highly effective, internally developed proprietary risk scoring models and monitoring systems. These models and systems have been developed using performance and customer data from our long history of lending to millions of consumers.

Proven Access to Diversified Funding Sources.    We have the proven ability to finance our businesses from a diversified source of capital and funding, including cash flow from operations and financings in the capital markets in the form of personal loan and mortgage loan securitizations. Earlier this year we demonstrated the ability to attract capital markets funding for our personal loan business by completing two securitizations, a first for our industry in 15 years. We expect to continue to expand this securitization program that locks in our funding for loan originations for multiple years. Over the last several years, we have also demonstrated the ability to replace maturing unsecured debt with lower-cost, non-recourse securitization debt backed by our legacy real estate loan portfolio. We further expanded our available financing alternatives in May 2013 by re-entering the unsecured debt market, our first unsecured note issuance in six years. In addition, we have significant unencumbered assets to support future corporate lines of credit giving us added financial flexibility. Finally, we have one of the largest equity capital bases of any U.S. consumer finance company not affiliated with a bank or an auto or equipment manufacturer, which positions us well to continue the growth in our business and to make appropriate investments in technology, compliance and data analytics.

Experienced Management Team.    Our management team consists of highly talented individuals with significant experience in the consumer finance industry. Their industry experience and complementary backgrounds have enabled us to grow revenue from our Core Consumer Operations (defined in “—Summary Historical Consolidated Financial Data”) by 63% during the first half of 2013 compared to the same period in 2012. Our Chief Executive Officer, Jay Levine, has 29 years of experience in the finance industry, and our senior management team has on average over 25 years of experience across the financial services and consumer finance industries.

Our Strategy

The retreat of banks and other consumer finance companies from the non-prime consumer lending industry positions us as one of the few remaining large independent consumer finance companies able to capitalize on those opportunities. We intend to grow our consumer loan portfolio, expand our products and channels and develop additional portfolio acquisition and servicing fee opportunities. Our growth strategy centers around three broad initiatives:

Drive Revenue Growth through our Extensive Branch Network.    We intend to continue increasing same-store revenues by capitalizing on opportunities to offer our existing customers new products as their credit needs evolve and by refining our existing marketing programs and actively developing new marketing channels, particularly online search and social media. We will continue to expand “turn-down” programs with higher credit-tier lenders to refer to us certain applicants who do not meet the requirements of their underwriting programs, and we will continue growing our successful merchant referral program under which we provide an incentive to retailers for referring customers to us for loans to purchase goods or services.

Drive Revenue Increases through New Channels and Acquisitions.    Through the introduction of new channels and portfolio acquisitions, we seek to grow our loan originations and revenue.

—

Internet Lending.    In 2013, we expanded our business model and began originating personal loans on a centralized basis through iLoan, our internet lending division, which allows us to reach customers outside of our current geographic footprint. In addition to reaching new customers, the internet channel allows us to more effectively serve customers who are accustomed to the convenience of online transactions. Once fully developed, we expect iLoan to be able to provide internet lending access on a 24/7 basis in 46 states.

—

Portfolio Acquisitions.    To build our consumer loan portfolio beyond our branch and internet businesses, we formed Springleaf Acquisitions, a separate division focused on the strategic acquisition of consumer loan portfolios that meet our investment return thresholds. We have a broad range of relationships with institutional sellers, Wall Street intermediaries and financial sponsors, including Fortress, through which we receive numerous requests to review potential acquisition opportunities. We expect to make additional acquisitions similar to our recent acquisition of the $3.9 billion SpringCastle Portfolio.

Pursue Fee Income Opportunities.    Our centralized servicing operation, known as Springleaf Servicing Solutions, gives us a dynamic platform covering all 50 states with which to pursue additional fee opportunities servicing the loans of others. We believe we are among a few platforms with nation-wide coverage offering third-party fee-based servicing for consumer loans. With the increasing cost of regulatory compliance in the consumer finance sector, we expect smaller third-party servicers will be challenged to make the necessary investments in technology and compliance. Finally, by combining the capital commitment capability of Springleaf Acquisitions with the servicing capability of Springleaf Servicing Solutions, we are able to offer third parties a greater alignment of interests. We expect, therefore, to be able to leverage our recent SpringCastle Portfolio acquisition into additional servicing fee opportunities.

Our History and Corporate Information

In November 2010, an affiliate of Fortress indirectly acquired an 80% economic interest in SFI from an affiliate of American International Group, Inc. (“AIG”). This transaction is referred to in this prospectus as the Fortress Acquisition. AIG indirectly retained a 20% economic interest in SFI. All of the common stock of Springleaf Finance Corporation (“SFC”) is owned by SFI.

SFC was incorporated in Indiana in 1927 as successor to a business started in 1920. SFI was incorporated in Indiana in 1974. SHI (currently named Springleaf Holdings, LLC) was recently organized in Delaware for the purpose of effecting this offering. Prior to the completion of this offering, through a series of restructuring transactions, Springleaf Financial Holdings, LLC (the “Initial Stockholder”) will own 100% of the equity interests in SHI, the issuer of the common stock offered hereby, and SHI will own 100% of the equity interests of SFI (the “Restructuring”).

As part of a strategic effort to reposition the company and to renew focus on the personal loan business, we initiated a number of restructuring activities during the first half of 2012, including the following: (1) ceased originating real estate loans nationwide and in the United Kingdom; (2) ceased retail sales financing; (3) consolidated certain branch operations resulting in closure of 231 branch offices. As a result of these initiatives, we reduced our workforce in our branch operations and at our Evansville, Indiana headquarters, and operations in the United Kingdom by 820 employees.

Our executive offices are located at 601 N.W. Second Street, Evansville, Indiana 47708, and our telephone number is (812) 424-8031. Our website address is www.SpringleafFinancial.com. The information on our website is not a part of this prospectus.

Our Principal Stockholders

Immediately following the completion of this offering, the Initial Stockholder will own approximately         % of our outstanding common stock, or         % if the underwriters’ over-allotment option is fully exercised. This level of share ownership is sufficient to control the vote on matters and transactions requiring stockholder approval. The Initial Stockholder is owned primarily by a private equity fund managed by an affiliate of Fortress, a leading global investment manager that offers alternative and traditional investment products, and by a subsidiary of AIG. See “Risk Factors—Risks Related to Our Organization and Structure” and “Principal Stockholder.”

Ownership Structure

Set forth below is the ownership structure of Springleaf Holdings, Inc. and its subsidiaries upon consummation of the Restructuring and this offering.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables summarize the consolidated financial information of SFI. SHI is a newly-formed Delaware corporation that has not, to date, conducted any activities other than those incident to its formation and the preparation of this registration statement, which have been deemed immaterial and therefore are not presented in the summary historical consolidated financial data. Upon completion of the Restructuring, SHI will own 100% of the equity interests in SFI. The summary consolidated statement of operations data for the eleven months ended November 30, 2010, for the one month ended December 31, 2010 and for the years ended December 31, 2011 and 2012 and the summary consolidated balance sheet data as of December 31, 2011 and 2012 have been derived from our audited financial statements included elsewhere in this prospectus. The consolidated balance sheet data as of December 31, 2010 has been derived from our audited financial statements not included in this prospectus. The summary consolidated statement of operations data for the six months ended June 30, 2012 and 2013 and the summary consolidated balance sheet data as of June 30, 2013 have been derived from our unaudited financial statements included elsewhere in this prospectus.

The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of our management, include all adjustments necessary for a fair presentation of the information set forth herein. Operating results for the six months ended June 30, 2013 are not necessarily indicative of the results that may be expected for the year ending December 31, 2013 or for any future period. Results for the six months ended June 30, 2013 include the SpringCastle Portfolio, which we acquired on April 1, 2013 through a newly-formed joint venture in which we own a 47% equity interest and consolidate in our financial statements. The summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and related notes included elsewhere in this prospectus.

As a result of the Fortress Acquisition, a new basis of accounting was established and, for accounting purposes, the old entity (the “Predecessor Company”) was terminated and a new entity (the “Successor Company”) was created. This distinction is made throughout this prospectus through the inclusion of a vertical black line between the Successor Company and the Predecessor Company columns. Due to the nature of the Fortress Acquisition, we revalued our assets and liabilities based on their fair values at the date of the Fortress Acquisition in accordance with business combination accounting standards (“push-down accounting”), which resulted in a $1.5 billion bargain purchase gain for the one month ended December 31, 2010. Push-down accounting also affected and continues to affect, among other things, the carrying amount of our finance receivables and long-term debt, our finance charges on our finance receivables and related yields, our interest expense, our allowance for finance receivable losses, and our net charge-off and charge-off ratio. In general, on a quarterly basis, we accrete or amortize the valuation adjustment recorded in connection with the Fortress Acquisition, or record adjustments based on current expected cash flows as compared to expected cash flows at the time of the Fortress Acquisition, in each case, as described in more detail in the footnotes to the tables below and in the Notes to Consolidated Financial Statements for the year ended December 31, 2012 included elsewhere in this prospectus.

The financial information for 2010 includes the financial information of the Successor Company for the one month ended December 31, 2010 and of the Predecessor Company for the eleven months ended November 30, 2010. These separate periods are presented to reflect the new accounting basis established for our Company as of November 30, 2010.

As a result of the application of push-down accounting, the assets and liabilities of the Successor Company are not comparable to those of the Predecessor Company, and the income statement items for the one month ended December 31, 2010 and the years ended December 31, 2011 and 2012 would not have been the same as those reported if push-down accounting had not been applied. In addition, key ratios of the Successor Company are not comparable to those of the Predecessor Company, and are not comparable to other institutions due to the new accounting basis established.

The pro forma share information in this table includes the effect of a         -for-1 stock split to be effected immediately prior to the pricing of the offering.

	Successor Company					Predecessor Company
	Six Months Ended June 30,		Year Ended December 31,		One Month Ended December 31, 2010	Eleven Months Ended November 30, 2010
	2013	2012	2012	2011
	(in thousands, except share data)
Statement of Operations Data:
Interest income	$993,634	$864,313	$1,706,292	$1,885,547	$181,329	$1,688,720
Interest expense	468,926	560,273	1,068,391	1,268,047	118,693	996,469

Net interest income	524,708	304,040	637,901	617,500	62,636	692,251
Provision for finance receivable losses	182,938	136,939	338,219	332,848	38,767	444,349

Net interest income after provision for finance receivable losses	341,770	167,101	299,682	284,652	23,869	247,902
Other revenues	95,126	47,892	94,203	138,159	31,812	224,422
Other expenses	310,369	356,480	700,741	746,016	61,976	737,052
Bargain purchase gain	—	—	—	—	1,469,182	—

Income (loss) before provision for (benefit from) income taxes	126,527	(141,487)	(306,856)	(323,205)	1,462,887	(264,728)
Provision for (benefit from) income taxes	27,708	(48,481)	(88,222)	(99,049)	(1,388)	(250,697)

Net income (loss)	98,819	(93,006)	(218,634)	(224,156)	1,464,275	(14,031)

Less: Net income attributable to non-controlling interests	53,948	—	—	—	—	—

Net income (loss) attributable to Springleaf	$44,871	$(93,006)	$(218,634)	$(224,156)	$1,464,275	$(14,031)

Share Data:
Number of shares outstanding
Basic and diluted	2,000,000	2,000,000	2,000,000	2,000,000	2,000,000	2,000,000
Earnings (loss) per share
Basic and diluted	$22.44	$(46.50)	$(109.32)	$(112.08)	$732.14	$(7.02)

Pro forma Share Data(1):
Number of shares outstanding
Basic and diluted
Earnings (loss) per share
Basic and diluted

	Successor Company
	June 30, 2013	December 31,
		2012	2011	2010
	(in thousands)
Balance Sheet Data:
Net finance receivables, net of allowance	$14,056,498	$11,633,366	$13,098,754	$14,352,518
Cash and cash equivalents	646,372	1,554,348	689,586	1,397,563
Total assets	16,042,293	14,673,515	15,494,888	18,260,950
Long-term debt*	13,470,413	12,596,577	13,070,393	15,168,034
Total liabilities	14,318,567	13,473,388	14,131,984	16,650,652
Springleaf shareholder’s equity	1,238,216	1,200,127	1,362,904	1,610,298
Non-controlling interests	485,510	—	—	—
Total equity	1,723,726	1,200,127	1,362,904	1,610,298

*	Long-term debt comprises the following:

	June 30, 2013	December 31,
		2012	2011	2010
	(in thousands)
Long-term debt:
Secured term loan	$2,042,370	$3,765,249	$3,768,257	$3,033,185
Securitization debt:
Real estate	3,528,440	3,120,599	1,385,847	1,526,770
Consumer	823,003	—	—	—
SpringCastle Portfolio	2,018,486	—	—	—

Total securitization debt	6,369,929	3,120,599	1,385,847	1,526,770

Retail notes	413,434	522,416	587,219	815,437
Medium-term notes	4,064,927	4,162,674	5,999,325	7,850,175
Euro denominated notes	408,195	854,093	1,158,223	1,770,965

Total unsecured senior debt	4,886,556	5,539,183	7,744,767	10,436,577
Junior subordinated debt	171,558	171,546	171,522	171,502

Total	$13,470,413	$12,596,577	$13,070,393	$15,168,034

	Successor Company					Predecessor Company
	Six Months Ended June 30,		Year Ended December 31,		One Month Ended December 31, 2010	Eleven Months Ended November 30, 2010
	2013	2012	2012	2011
	(in thousands)
Other Financial Data:
Cash flows from operating activities	$118,888	$163,976	$215,898	$180,606	$(110,808)	$383,554
Cash flows from investing activities	(2,249,594)	657,350	1,433,964	1,540,673	140,994	3,198,343
Cash flows from financing activities	1,224,248	(92,163)	(788,049)	(2,430,367)	(122,712)	(3,402,963)

As of June 30, 2013, our segments include: Consumer, Insurance, Portfolio Acquisitions and Real Estate. Management considers Consumer, Insurance, and Portfolio Acquisitions to be our Core Consumer Operations and Real Estate as our Non-Core Portfolio.

	At or for the Six Months Ended June 30,		At or for the Year Ended December 31,
	2013	2012	2012	2011	2010
	(in thousands)
Selected Data—Historical Accounting Basis:(2)

Core Consumer Operations
Pretax core earnings (loss)(3)	$164,746	$39,159	$87,847	$47,439	$(50,099)

Consumer
Pretax operating income (loss)	$92,755	$2,077	$33,461	$33,621	$(107,097)
Average net finance receivables—personal	2,609,480	2,366,662	2,426,968	2,337,210	2,527,999
Yield	25.49%	23.75%	24.10%	22.88%	21.70%
Gross charge-off ratio(4)	5.50%	4.39%	4.63%	5.09%	7.26%
Recovery ratio(5)	(3.22)%	(1.06)%	(0.99)%	(1.14)%	(1.12)%
Net charge-off ratio(4)(5)	2.28%	3.33%	3.64%	3.95%	6.14%
Delinquency ratio(6)	1.92%	2.43%	2.75%	2.98%	3.67%

Insurance
Pretax operating income	$24,415	$23,861	$44,402	$53,753	$56,998

Portfolio Acquisitions
Pretax operating income	$100,024	N/A	N/A	N/A	N/A
Pretax operating income attributable to Springleaf	46,076	N/A	N/A	N/A	N/A
Average net finance receivables—SpringCastle Portfolio	2,865,605	N/A	N/A	N/A	N/A
Yield	23.31%	N/A	N/A	N/A	N/A
Gross charge-off ratio	2.48%	N/A	N/A	N/A	N/A
Recovery ratio	0.00%	N/A	N/A	N/A	N/A
Net charge-off ratio	2.48%	N/A	N/A	N/A	N/A
Delinquency ratio	4.70%	N/A	N/A	N/A	N/A

Non-Core Portfolio
Real Estate
Pretax operating loss	$(137,760)	$(90,038)	$(64,060)	$(257,203)	$(230,981)
Average net finance receivables – real estate	10,245,790	11,510,840	11,183,176	12,596,103	13,974,060
Provision for finance receivable losses(7)	149,624	81,545	51,130	249,268	315,018
Loss ratio(8)	2.13%	2.80%	2.73%	3.22%	3.39%

Total Company (including non-controlling interests)
Income (loss) before provision for (benefit from) income taxes(2)	$84,300	$(73,263)	$(53,387)	$(164,053)	$(288,474)

Notes:

(1)	Pro forma Share Data gives retroactive effect to the contemplated -for-1 stock split to be effected immediately prior to the pricing of the offering.

(2)	Historical accounting basis is a non-GAAP measure using the same accounting basis that we employed prior to the Fortress Acquisition. Due to the nature of the Fortress Acquisition, we revalued our assets and liabilities based on their fair values at November 30, 2010, the date of the Fortress Acquisition. This revaluation continues to affect, among other things, interest income, interest expense, provision for finance receivable losses and amortization of other intangible assets. This historical accounting basis presentation provides us and other interested third parties a consistent basis to better understand our operating results. This measure is not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies. See Note 24 of the Notes to Consolidated Financial Statements for the year ended December 31, 2012 and Note 17 of the Notes to Unaudited Condensed Consolidated Financial Statements for the six months ended June 30, 2013, included elsewhere in this prospectus, for reconciliations of segment information on a historical accounting basis to consolidated financial statement amounts.

The following is a reconciliation of income (loss) before provision for (benefit from) income taxes from push-down accounting basis to the historical accounting basis.

	Successor Company					Predecessor Company
	Six Months Ended June 30,		Year Ended December 31,		One Month Ended December 31, 2010	Eleven Months Ended November 30, 2010
	2013	2012	2012	2011
	(in thousands)
Income (loss) before provision for (benefit from) income taxes—push-down accounting basis	$126,527	$(141,487)	$(306,856)	$(323,205)	$1,462,887	$(264,728)
Adjustments:
Interest income	(103,532)	(94,590)	(197,981)	(261,490)	(36,663)	—
Interest expense	70,187	125,238	220,969	339,022	28,809	—
Provision for finance receivable losses	7,250	22,023	185,859	79,287	(1,488)	—
Repurchases and repayments of long-term debt	(21,316)	10,967	39,411	—	—	—
Amortization of other intangible assets	2,718	5,555	13,618	41,085	3,797	—
Bargain purchase gain	—	—	—	—	(1,469,182)	—
Other	2,466	(969)	(8,407)	(38,752)	(11,906)	—

Income (loss) before provision for (benefit from) income taxes – historical accounting basis	$84,300	$(73,263)	$(53,387)	$(164,053)	$(23,746)	$(264,728)

(3)	The following is a reconciliation from income (loss) before provision for (benefit from) income taxes on a historical accounting basis to pretax core earnings (loss):

	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2012	2011	2010
	(in thousands)
Income (loss) before provision for (benefit from) income taxes—historical accounting basis	$84,300	$(73,263)	$(53,387)	$(164,053)	$(288,474)
Adjustments:
Pretax operating loss—Non-Core Portfolio	137,760	90,038	64,060	257,203	230,981
Pretax operating (income) loss—Other/non-originating legacy operations	(4,866)	9,163	67,190	(5,776)	7,394
Restructuring expenses—Core Consumer Operations	—	15,863	15,863	—	—
(Gain) loss from accelerated repayment/repurchase of debt—Consumer	1,500	(2,642)	(5,879)	—	—
Impact from change in accounting estimate—Consumer(a)	—	—	—	(39,935)	—
Pretax operating income attributable to non-controlling interests	(53,948)

Pretax core earnings (loss)	$164,746	$39,159	$87,847	$47,439	$(50,099)

(a)	Impact from change in accounting estimate – Consumer represents a change from a migration analysis to a roll rate-based model for purposes of calculating allowance for finance receivable losses for the Consumer segment.

Pretax core earnings (loss) is a key performance measure used by management in evaluating the performance of our Core Consumer Operations. Pretax core earnings (loss) represents our income (loss) before provision for (benefit from) income taxes on a historical accounting basis and excludes results of operations from our non-core portfolio (Real Estate segment) and other non-originating legacy operations, restructuring expenses related to Consumer and Insurance segments, gains (losses) associated with accelerated long-term debt repayment and repurchases of long-term debt, impact from change in accounting estimate and results of operations attributable to non-controlling interests. Pretax core earnings (loss) provides us with a key measure of our Core Consumer Operations’ performance as it assists us in comparing its performance on a consistent basis. Management believes pretax core earnings (loss) is useful in assessing the profitability of our core business and uses pretax core earnings (loss) in evaluating our operating performance. Pretax core earnings (loss) is a non-GAAP measure and should be considered in addition to, but not as a substitute for or superior to, operating income, net income, operating cash flow and other measures of financial performance prepared in accordance with GAAP.

(4)	Represents annualized charge-offs as a percentage of the average of net finance receivables at the beginning of each month in the period—Consumer. Reflects $14.5 million of additional charge-offs recorded in March 2013 (on a historical accounting basis) related to our change in charge-off policy for personal loans effective March 31, 2013. Excluding these additional charge-offs, our Consumer segment gross charge-off ratio would have been 4.39% for the six months ended June 30, 2013.

(5)	Reflects $25.4 million of recoveries on charged-off personal loans resulting from a sale of our charged-off finance receivables in June 2013. Excluding these recoveries, our Consumer segment recovery ratio would have been (1.28)% for the six months ended June 30, 2013. Excluding the impacts of the $14.5 million of additional charge-offs and the $25.4 million of recoveries on charged-off personal loans, our Consumer segment net charge-off ratio would have been 3.11% for the six months ended June 30, 2013.

(6)	Represents unpaid principal balance (“UPB”) of 60 days or more past due as a percentage of UPB.

(7)	Reflects the impact from change in accounting estimate for the year ended December 31, 2012, from a switch from a migration analysis to a roll rate-based model for purposes of calculating allowance for finance receivable losses for the Real Estate segment.

(8)	Represents the sum of annualized net charge-offs, net write downs/loss on sale of, and operating expenses related to real estate owned as a percentage of the average of net finance receivables—Real Estate.

The Offering

Common stock we are offering	shares

Common stock to be issued and outstanding after this offering	shares ( shares if the underwriters exercise their over-allotment option in full).

Common stock to be owned by the Initial Stockholder after this offering	shares ( shares if the underwriters exercise their over-allotment option in full)

Use of proceeds	We currently intend to use the net proceeds from this offering to repay a portion of our senior secured term loan facility, as well as other general corporate purposes, including originations of new personal loans and potential portfolio acquisitions, and to satisfy working capital obligations.

Dividend Policy	We do not currently anticipate paying dividends on our common stock. Any declaration and payment of future dividends to holders of our common stock will be at the sole discretion of our board of directors and will depend on many factors, including our financial condition, earnings, capital requirements, level of indebtedness, statutory and contractual restrictions applicable to the payment of dividends and other considerations that our board of directors deems relevant. Because we are a holding company and have no direct operations, we will only be able to pay dividends from our available cash on hand and any funds we receive from our subsidiaries. Our insurance subsidiaries are subject to regulations that limit their ability to pay dividends or make loans or advances to us, principally to protect policyholders, and certain of our debt agreements limit the ability of certain of our subsidiaries to pay dividends. See “Dividend Policy.”

Risk factors	See “Risk Factors” for a discussion of factors you should carefully consider before deciding to invest in our common stock.

NYSE Symbol	“ ”

Except as otherwise indicated, all of the information in this prospectus:

—	gives retroactive effect to a -for-1 stock split to be effected immediately prior to the pricing of the offering;

—	assumes no exercise of the underwriters’ option to purchase up to additional shares of common stock; and

—	assumes an initial offering price of $ per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as other information contained in this prospectus, before deciding to invest in our common stock. The occurrence of any of the following risks could materially and adversely affect our business, prospects, financial condition, results of operations and cash flow, in which case, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Relating to Our Business

Our consolidated results of operations and financial condition and our borrowers’ ability to make payments on their loans have been, and may in the future be, adversely affected by economic conditions and other factors that we cannot control.

Uncertainty and negative trends in general economic conditions in the United States and abroad, including significant tightening of credit markets and a general decline in the value of real property, historically have created a difficult operating environment for our businesses and other companies in our industries. Many factors, including factors that are beyond our control, may impact our consolidated results of operations or financial condition and/or affect our borrowers’ willingness or capacity to make payments on their loans. These factors include: unemployment levels, housing markets, energy costs and interest rates; events such as natural disasters, acts of war, terrorism, catastrophes, major medical expenses, divorce or death that affect our borrowers; and the quality of the collateral underlying our receivables. If we experience an economic downturn or if the U.S. economy is unable to continue or sustain its recovery from the most recent economic downturn, or if we become affected by other events beyond our control, we may experience a significant reduction in revenues, earnings and cash flows, difficulties accessing capital and a deterioration in the value of our investments. We may also become exposed to increased credit risk from our customers and third parties who have obligations to us.

Moreover, a substantial majority of our customers are subprime or non-prime borrowers. Accordingly, such borrowers have historically been, and may in the future become, more likely to be affected, or more severely affected, by adverse macroeconomic conditions. If our borrowers default under a finance receivable held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral, if any, and the outstanding principal and accrued but unpaid interest of the finance receivable, which could adversely affect our cash flow from operations. In addition, foreclosure of a real estate loan (part of our legacy real estate portfolio) is an expensive and lengthy process that can negatively affect our anticipated return on the foreclosed loan. The cost to service our loans may also increase without a corresponding increase in our finance charge income.

If aspects of our business, including the quality of our finance receivables portfolio or our borrowers, are significantly affected by economic changes or any other conditions in the future, we cannot be certain that our policies and procedures for underwriting, processing and servicing loans will adequately adapt to such changes. If we fail to adapt to changing economic conditions or other factors, or if such changes affect our borrowers’ willingness or capacity to repay their loans, our results of operations, financial condition and liquidity would be materially adversely affected.

As part of our growth strategy, we have committed to building our consumer lending business. If we are unable to successfully implement our growth strategy, our results of operations, financial condition and liquidity may be materially adversely affected.

We believe that our future success depends on our ability to implement our growth strategy, the key feature of which has been to shift our primary focus to originating consumer loans as well as acquiring portfolios of consumer loans, such as our SpringCastle Portfolio that we recently acquired through our Springleaf Acquisitions division. In connection with this revised focus, we have also recently expanded into internet lending through our iLoan division.

We may not be able to implement our new strategy successfully, and our success depends on a number of factors, including, but not limited to, our ability to:

—

address the risks associated with our new focus on personal loan receivables, including, but not limited to consumer demand for finance receivables, and changes in economic conditions and interest rates;

—

address the risks associated with the new centralized method of originating and servicing our internet loans through iLoan, which represents a departure from our traditional high-touch branch-based servicing function and includes the potential for higher default and delinquency rates;

—	integrate, and develop the expertise required to capitalize on, our iLoan internet lending division;

—

comply with regulations in connection with doing business and offering loan products over the internet, including various state and federal e-signature rules mandating that certain disclosures be made and certain steps be followed in order to obtain and authenticate e-signatures, with which we have limited experience; and

—	successfully source, underwrite and integrate new acquisitions of loan portfolios and of other businesses.

In order for us to realize the benefits associated with our new focus on originating and servicing consumer loans and grow our business, we must implement our strategic objectives in a timely and cost-effective manner as well as anticipate and address any risks to which we may become subject. If we are not able to do so, or if we do not do so in a timely manner, our results of operations, financial condition and liquidity could be negatively affected which would have a material adverse effect on business.

We recently ceased real estate lending and the purchase of retail finance contracts and are in the process of liquidating these portfolios, which subjects us to certain risks which if we do not manage could adversely affect our results of operations, financial condition and liquidity.

In connection with our plan for strategic growth and new focus on consumer lending, we engaged in a number of restructuring initiatives, including but not limited to, ceasing real estate lending, ceasing purchasing retail sales contracts and revolving retail accounts from the sale of consumer goods and services by retail merchants, closing certain of our branches and reducing our work force.

Since terminating our real estate lending business, which historically accounted for in excess of 50% of the interest income of our business, and ceasing retail sales purchases, we have begun the multi-year process of liquidating these legacy portfolios. However, notwithstanding our decision to exit real estate lending and retail sales and the liquidating status of these portfolios, the continuation or worsening of volatility in residential real estate values could nonetheless continue to adversely affect our business and results of operations because as of June 30, 2013 we owned $9.9 billion in UPB of real estate loans. Similarly, due to the fact that we are no longer able to offer our legacy real estate lending customers the same range of loan restructuring alternatives in delinquency situations that we may historically have extended to them, such customers may be less able, and less likely, to repay their loans.

We may be unable to efficiently manage our restructuring and the liquidation of our legacy portfolios. In particular, we may not achieve the cost-savings and operational synergies expected as a result of closing certain of our branches and reducing personnel. Similarly, we may be unable to originate or acquire new consumer loans via our branches and over the internet at a level that is sufficient to offset the impact that liquidating our real estate and retail sales portfolios may have on our financial condition. If we fail to realize the anticipated benefits of the restructuring of our business and associated liquidation of our legacy portfolios, we may experience an adverse effect on our results of operations, financial condition and liquidity.

There are risks associated with the acquisition of large loan portfolios, such as the SpringCastle Portfolio, including the possibility of increased delinquencies and losses, difficulties with integrating the loans into our servicing platform and disruption to our ongoing business, which could have a material adverse effect on our results of operations, financial condition and liquidity.

On April 1, 2013, we acquired the SpringCastle Portfolio, a $3.9 billion consumer loan portfolio consisting of over 415,000 unsecured loans and loans secured by subordinate residential real estate mortgages (which we service as unsecured loans due to the fact that the liens are subordinated to superior ranking security interests). We acquired the portfolio from HSBC through a newly-formed joint venture in which we own a 47% equity interest. In the future, we may acquire additional large portfolios of finance receivables either through the direct purchase of such assets or the purchase of the equity of a company with such a portfolio. Since we will not have originated or serviced the loans we acquire, including the SpringCastle Portfolio, we may not be aware of legal or other deficiencies related to origination or servicing, and our review of the portfolio prior to purchase may not uncover those deficiencies. Further, we may have limited recourse against the seller of the portfolio.

The ability to integrate and service the SpringCastle Portfolio successfully will depend in large part on the success of our development and integration of expanded servicing capabilities, including additional personnel, with our current operations. Similar integration issues are likely to occur with future large portfolio acquisitions. We may fail to realize some or all of the anticipated benefits of the transaction if the integration process takes longer, or is more costly, than expected. Our failure to meet the challenges involved in successfully integrating the SpringCastle Portfolio with our current business or otherwise to realize any of the anticipated benefits of the transaction, could impair our operations. In addition, we anticipate that integration will be a complex, time-consuming and expensive process that, without proper planning and effective and timely implementation, could significantly disrupt our business.

Potential difficulties we may encounter during the integration process with the SpringCastle Portfolio or future acquisitions include, but are not limited to, the following:

—	the integration of the portfolio into our information technology platforms and servicing systems;

—	the quality of servicing during any interim servicing period after we purchase the portfolio but before we assume servicing obligations from the seller or its agents;

—	the disruption to our ongoing businesses and distraction of our management teams from ongoing business concerns;

—	incomplete or inaccurate files and records;

—	the retention of existing customers;

—	the creation of uniform standards, controls, procedures, policies and information systems;

—	the occurrence of unanticipated expenses; and

—	potential unknown liabilities associated with the transactions, including legal liability related to origination and servicing prior to the acquisition.

For example, it is possible that the SpringCastle Portfolio data we acquire upon assuming the direct servicing obligations for the loans may not transfer from the HSBC platform to our systems properly. This may result in data being lost, key information not being locatable on our systems, or the complete failure of the transfer. In addition, in some cases loan files and other information related to the SpringCastle Portfolio (including servicing records) are incomplete or inaccurate. If our employees are unable to access customer information easily, or if we are unable to produce originals or copies of documents or accurate information about the loans, collections could be affected significantly, and we may not be able to enforce our right to collect in some cases. Similarly, collections could be affected by any changes to our collections practices, the restructuring of any key servicing functions, transfer of files and other changes that occur as a result of the transfer of servicing obligations from HSBC to us.

The anticipated benefits and synergies from the acquisition and servicing of the SpringCastle Portfolio assume, and our future acquisitions will assume, a successful integration, and are or will be based on projections, which are inherently uncertain, as well as other assumptions. Even if integration is successful, anticipated benefits and synergies may not be achieved.

There are risks associated with our ability to expand our centralized loan servicing capabilities through the acquisition and integration of the servicing facility in London, Kentucky which could have a material adverse effect on our results of operations, financial condition and liquidity.

A key part of our efforts to expand our centralized loan servicing capacity will depend in large part on the success of management’s efforts to integrate the acquisition of a servicing facility in London, Kentucky that we are acquiring from a subsidiary of HSBC (the “Kentucky Facility”) and its personnel with our current operations following the completion of the transaction. We may fail to realize some or all of the anticipated benefits of the transaction if the integration process takes longer, or is more costly, than expected. Our failure to meet the challenges involved in successfully integrating the Kentucky Facility with our current business or otherwise to realize any of the anticipated benefits of the transaction, including additional revenue opportunities, could impair our operations and our ability to support additional servicing requirements from acquisitions including our acquisition of the SpringCastle Portfolio. In addition, we anticipate that integration will be a complex, time-consuming and expensive process that, without proper planning and effective and timely implementation, could significantly disrupt our business. Potential difficulties we may encounter during the integration process may include, but are not limited to, the following:

—	the integration of the personnel with certain of our management teams, strategies, operations, products and services;

—	the integration of the physical facilities with our information technology platforms and servicing systems;

—	the disruption to our ongoing businesses and distraction of our management teams from ongoing business concerns; and

—

the retention of key employees, especially former employees of the seller who are familiar with the portfolio and systems, along with the integration of corporate cultures and maintenance of employee morale.

If our estimates of finance receivable losses are not adequate to absorb actual losses, our provision for finance receivable losses would increase, which would adversely affect our results of operations.

We maintain an allowance for finance receivable losses. To estimate the appropriate level of allowance for finance receivable losses, we consider known and relevant internal and external factors that affect finance receivable collectability, including the total amount of finance receivables outstanding, historical finance receivable charge-offs, our current collection patterns, and economic trends. Our methodology for establishing our allowance for finance receivable losses is based on the guidance in Accounting Standards Codification (ASC) 450 and, in part, on our historic loss experience. If customer behavior changes as a result of economic conditions and if we are unable to predict how the unemployment rate, housing foreclosures, and general economic uncertainty may affect our allowance for finance receivable losses, our provision may be inadequate. Our allowance for finance receivable losses is an estimate, and if actual finance receivable losses are materially greater than our allowance for finance receivable losses, our results of operations could be adversely affected. Neither state regulators nor federal regulators regulate our allowance for finance receivable losses. Additional information regarding our allowance for finance receivable losses is included in the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Allowance for Finance Receivable Losses.”

Our risk management efforts may not be effective.

We could incur substantial losses and our business operations could be disrupted if we are unable to effectively identify, manage, monitor, and mitigate financial risks, such as credit risk, interest rate risk, prepayment risk, liquidity risk, and other market-related risks, as well as operational risks related to our business, assets and liabilities. To the extent our models used to assess the creditworthiness of potential borrowers do not adequately identify potential risks, the valuations produced would not adequately represent the risk profile of the borrower and could result in a riskier finance receivable profile than originally identified. Our risk management policies, procedures, and techniques, including our scoring technology, may not be sufficient to identify all of the risks we are exposed to, mitigate the risks we have identified or identify additional risks to which we may become subject in the future.

Our branch loan approval process is decentralized, which may result in variability of loan structures, and could adversely affect our results of operations, financial condition and liquidity.

Our branch finance receivable origination system is decentralized. We train our employees individually on-site in the branch to make loans that conform to our underwriting standards. Such training includes critical aspects of state and federal regulatory compliance, cash handling, account management and customer relations. Subject to approval by district managers and/or directors of operations in certain cases, our branch officers have the authority to approve and structure loans within broadly written underwriting guidelines rather than having all loan terms approved centrally. As a result, there may be variability in finance receivable structure (e.g., whether or not collateral is taken for the loan) and loan portfolios among branch offices or regions, even when underwriting policies are followed. Moreover, we cannot be certain that every loan is made in accordance with our underwriting standards and rules and we have in the past experienced some instances of loans extended that varied from our underwriting standards. The nature of our approval process could adversely affect our operating results and variances in underwriting standards and lack of supervision could expose us to greater delinquencies and charge-offs than we have historically experienced, which could adversely affect our results of operations, financial condition and liquidity.

Changes in market conditions, including rising interest rates, could adversely affect the rate at which our borrowers prepay their loans and the value of our finance receivables portfolio, as well as increase our financing cost, which could negatively affect our results of operations, financial condition and liquidity.

Changing market conditions, including but not limited to, changes in interest rates, the availability of credit, changes in housing prices, the relative economic vitality of the area in which our borrowers and their assets are located, changes in tax laws, other opportunities for investment available to our customers, homeowner mobility, and other economic, social, geographic, demographic, and legal factors beyond our control, may affect the rates at which our borrowers prepay their loans. Generally, in situations where prepayment rates have slowed, the weighted-average life of our finance receivables has increased. However, the current challenging economic conditions and recent significant declines in home values (and the resulting loss of homeowner equity) has limited many homeowners’ ability to refinance mortgage loans and reduced repayment rates for real estate loans, even in the current low interest rate environment. Any increase in interest rates may further slow the rate of prepayment for our finance receivables, which could adversely affect our liquidity by reducing the cash flows from, and the value of, the finance receivables we hold for sale or utilize as collateral in our secured funding transactions.

Moreover, the vast majority of our finance receivables are fixed-rate finance receivables, which generally decline in value if interest rates increase. As such, if changing market conditions cause interest rates to increase substantially, the value of our fixed-rate finance receivables could decline. In addition, rising interests rates will increase our cost of capital. Accordingly, any increase in interest rates could negatively affect our results of operations, financial condition and liquidity.

We may be required to indemnify, or repurchase finance receivables from, purchasers of finance receivables that we have sold or securitized, or which we will sell or securitize in the future, if our finance receivables fail to meet certain criteria or characteristics or under other circumstances, which could adversely affect our results of operations, financial condition and liquidity.

We have securitized a large part of our legacy real estate portfolio and have started to securitize our consumer portfolio. In addition, we have sold finance receivables from time to time. The documents governing our finance receivable sales and securitizations contain provisions that require us to indemnify the purchasers of securitized finance receivables, or to repurchase the affected finance receivables, under certain circumstances. While our sale and securitization documents vary, they generally contain customary provisions that may require us to repurchase finance receivables if:

—	our representations and warranties concerning finance receivable quality and circumstances are inaccurate, including representations concerning the licensing of a mortgage broker;

—	there is borrower fraud or if a payment default occurs on a finance receivable shortly after its origination;

—	we fail to comply, at the individual finance receivable level or otherwise, with regulatory requirements; and

—	in limited instances, an individual finance receivable reaches certain defined finance delinquency limits.

As a result of the current market environment, we believe that many purchasers of real estate loans (including through securitizations) are particularly aware of the conditions under which originators must indemnify purchasers or repurchase finance receivables, and would benefit from enforcing any repurchase remedies that they may have. At its extreme, our exposure to repurchases or our indemnification obligations under our representations and warranties could include the current unpaid balance of all finance receivables that we have sold or securitized and which are not subject to settlement agreements with purchasers.

The risk of loss on the finance receivables that we have securitized is recognized in our allowance for finance receivable losses since all of our securitizations are recorded on-balance sheet. If we are required to indemnify purchasers or repurchase finance receivables that we sell that result in losses that exceed our reserve for sales recourse, or recognize losses on securitized finance receivables that exceed our recorded allowance for finance receivable losses associated with our securitizations, this could adversely affect our results of operations, financial condition and liquidity.

Our insurance operations are subject to a number of risks and uncertainties, including claims, catastrophic events, underwriting risks and dependence on a sole distribution channel.

Insurance claims and policyholder liabilities are difficult to predict and may exceed the related reserves set aside for claims (losses) and associated expenses for claims adjudication (loss adjustment expenses). Additionally, events such as hurricanes, tornados, earthquakes, pandemic disease, cyber security breaches and other types of catastrophes, and prolonged economic downturns, could adversely affect our financial condition or results of operations. Other risks relating to our insurance operations include changes to laws and regulations applicable to us, as well as changes to the regulatory environment. Examples include changes to laws or regulations affecting capital and reserve requirements; frequency and type of regulatory monitoring and reporting; consumer privacy, use of customer data and data security; benefits or loss ratio requirements;

insurance producer licensing or appointment requirements; and required disclosures to consumers; and collateral protection insurance (i.e., insurance that our lender companies purchase, at the customer’s expense, on the customer’s loan collateral for the periods of time the borrower fails to adequately, as required by his loan, insure that collateral). Because our customer does not affirmatively consent to collateral protection insurance at the time it is purchased and hence, directly agree to the amount charged for it, regulators may in the future prohibit our insurance company from providing this insurance to our lending operations. Moreover, our insurance companies are dependent on our lending operations for the sole source of business and product distribution. If our lending operations discontinue offering insurance products, including as a result of regulatory requirements, our insurance operations would have no method of distribution for their products.

We are a party to various lawsuits and proceedings which, if resolved in a manner adverse to us, could materially adversely affect our results of operations, financial condition and liquidity.

We are a party to various legal proceedings, including certain purported class action claims, arising in the ordinary course of our business. Some of these proceedings are pending in jurisdictions that permit damage awards disproportionate to the actual economic damages alleged to have been incurred. The continued occurrences of large damage awards in general in the United States, including large punitive damage awards in certain jurisdictions that bear little or no relation to actual economic damages incurred by plaintiffs, create the potential for an unpredictable result in any given proceeding. A large judgment that is adverse to us could cause our reputation to suffer, encourage additional lawsuits against us and have a material adverse effect on our results of operations, financial condition and liquidity.

If we lose the services of any of our key management personnel, our business could suffer.

Our future success significantly depends on the continued service and performance of our key management personnel. Competition for these employees is intense and we may not be able to attract and retain key personnel. We do not maintain any “key man” or other related insurance. The loss of the service of members of our senior management or key team members, or the inability to attract additional qualified personnel as needed, could materially harm our business.

Employee misconduct could harm us by subjecting us to monetary loss, significant legal liability, regulatory scrutiny and reputational harm.

Our reputation is critical to maintaining and developing relationships with our existing and potential customers and third parties with whom we do business. There is a risk that our employees could engage in misconduct that adversely affects our business. For example, if an employee were to engage—or be accused of engaging—in illegal or suspicious activities including fraud or theft, we could suffer direct losses from the activity, and in addition we could be subject to regulatory sanctions and suffer serious harm to our reputation, financial condition, customer relationships, and ability to attract future customers. Employee misconduct could prompt regulators to allege or to determine based upon such misconduct that we have not established adequate supervisory systems and procedures to inform employees of applicable rules or to detect and deter violations of such rules. It is not always possible to deter employee misconduct, and the precautions we take to detect and prevent misconduct may not be effective in all cases. Misconduct by our employees, or even unsubstantiated allegations of misconduct, could result in a material adverse effect on our reputation and our business.

Security breaches in our information systems, in the information systems of third parties or in our branches or our internet lending platform could adversely affect our reputation and could subject us to significant costs and regulatory penalties.

Our operations rely heavily on the secure processing, storage and transmission of confidential customer and other information in our computer systems and networks. Each branch office, as well as our iLoan division, is part of an electronic information network that is designed to permit us to originate and track finance receivables and collections, and perform several other tasks that are part of our everyday operations. Our computer systems, software, and networks may be vulnerable to breaches, unauthorized access, misuse, computer viruses, or other malicious code that could result in disruption to our business, or the loss or theft of confidential information, including customer information. Any failure, interruption, or breach in our cyber security, including any failure of our back-up systems or maintain adequate security surrounding customer information, could result in reputational harm, disruption in the management of our customer relationships, or the inability to originate, process and service our finance receivable products. Further, any of these cyber security and operational risks could result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to lawsuits by customers for identity theft or other damages resulting from the misuse of their personal information and possible financial liability, any of which could have a material adverse effect on our results of operations, financial condition and liquidity. In addition, regulators may impose penalties or require remedial action if they identify weaknesses in our security systems, and we may be required to incur significant costs to increase our cyber security to address any vulnerabilities that may be discovered or to remediate the harm caused by any security breaches. As part of our business, we may share confidential customer information and proprietary information with clients, vendors, service providers, and business partners. The information systems of these third parties may be vulnerable to security breaches and we may not be able to ensure that these third parties have appropriate security controls in place to protect the information we share with them. If our confidential information is intercepted, stolen, misused, or mishandled while in possession of a third party, it could result in reputational harm to us, loss of customer business, and additional regulatory scrutiny, and it could expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on our results of operations, financial condition and liquidity. Although we have insurance that is intended to cover certain losses from such events, there can be no assurance that such insurance will be adequate or available.

Our branch offices have physical customer records necessary for day-to-day operations that contain extensive confidential information about our customers, including financial and personally identifiable information. We also retain physical records in various storage locations outside of our branch offices. The loss or theft of customer information and data from our branch offices or other storage locations could subject us to additional regulatory scrutiny and penalties, and could expose us to civil litigation and possible financial liability, which could have a material adverse effect on our results of operations, financial condition and liquidity. In addition, if we cannot locate original documents (or copies, in some cases), we may not be able to collect on the finance receivables for which we do not have documents.

We may not be able to make technological improvements as quickly as some of our competitors, which could harm our ability to compete with our competitors and adversely affect our results of operations, financial condition and liquidity.

The financial services industry is undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial and lending institutions to better serve customers and reduce costs. Our future success and, in particular, the success of our iLoan division, will depend, in part, upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience, as well as to create additional efficiencies in our operations. We may not be able to effectively implement new technology-driven products and services as quickly as some of our competitors or be successful in marketing these products and services to our customers. Failure to successfully keep pace with technological change affecting the financial services industry could harm our ability to compete with our competitors and adversely affect our results of operations, financial condition and liquidity.

We could face environmental liability and costs for damage caused by hazardous waste (including the cost of cleaning up contaminated property) if we foreclose upon or otherwise take title to real estate pledged as collateral.

If a real estate loan goes into default, we start foreclosure proceedings in appropriate circumstances, which could result in our taking title to the mortgaged real estate. We also consider alternatives to foreclosure, such as “short sales,” where we do not take title to mortgaged real estate. There is a risk that toxic or hazardous substances could be found on property after we take title. In addition, we own certain properties through which we operate our business, such as the buildings at our headquarters, and we will own the Kentucky Facility. As the owner of any property where hazardous waste is present, we could be held liable for clean-up and remediation costs, as well as damages for any personal injuries or property damage caused by the condition of the property. We may also be responsible for these costs if we are in the chain of title for the property, even if we were not responsible for the contamination and even if the contamination is not discovered until after we have sold the property. Costs related to these activities and damages could be substantial. Although we have policies and procedures in place to investigate properties for potential hazardous substances before taking title to properties, these reviews may not always uncover potential environmental hazards.

We are not able to track the default status of the senior lien loans for our second mortgages if we are not the holder of the senior loan.

Second mortgages constituted 6% of our real estate loans as of June 30, 2013. In instances where we hold the second mortgage, either we or another creditor holds the first mortgage on the property, and our second mortgage is subordinate in right of payment to the first mortgage holder’s right to receive payment. If we are not the holder of the related first mortgage, we are not able to track the default status of a first mortgage for our second mortgages. In such instances, the value of our second mortgage may be lower than our records indicate and the provisions we maintain for finance receivable losses associated with such second mortgages may be inadequate.

The financial condition of counterparties, including other financial institutions, could adversely affect our results of operations, financial condition and liquidity.

We have entered into, and may in the future enter into, derivative transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment banks, mutual and hedge funds, and other institutional clients. Many of these transactions expose us to credit risk in the event of a default by the counterparty or client, which can be exacerbated during periods of market illiquidity. During such periods, our credit risk may be further increased when any collateral held by us cannot be realized upon or is liquidated at prices that are not sufficient to recover the full amount of our exposure.

We may be required to take impairment charges for intangible assets related to the Fortress Acquisition.

As a result of the application of push-down accounting, we recorded intangible assets related to the Fortress Acquisition, which had a carrying value of $26.3 million as of June 30, 2013. As a result of our future quarterly reviews and evaluation of our intangible assets for potential impairment, we may be required to take an impairment charge to the extent that the carrying values of our intangible assets exceed their fair value. Also, if we sell a business for less than the carrying value of the assets sold, including intangible assets attributable to that business, we may be required to take an impairment charge on all or part of the intangible assets attributable to that business.

We have recognized impairments on several of the intangible assets related to the Fortress Acquisition. We cannot give assurances that we will not have to recognize additional material impairment charges in the future. See Notes 10 and 25 of the Notes to Consolidated Financial Statements for the year ended December 31, 2012 included elsewhere in this prospectus for further information on the impairments of our intangible assets.

Risks Related to our Industry and Regulation

We operate in a highly competitive market, and we cannot ensure that the competitive pressures we face will not have a material adverse effect on our results of operations, financial condition and liquidity.

The consumer finance industry is highly competitive. Our profitability depends, in large part, on our ability to originate finance receivables. We compete with other consumer finance companies as well as other types of financial institutions that offer similar products and services in originating finance receivables. Some of these competitors may have greater financial, technical and marketing resources than we possess. Some competitors may also have a lower cost of funds and access to funding sources that may not be available to us. While banks and credit card companies have decreased their lending to non-prime customers in recent years, there is no assurance that such lenders will not resume those lending activities. Further, because of increased regulatory pressure on payday lenders, many of those lenders are starting to make more traditional installment consumer loans in order to reduce regulatory scrutiny of their practices, which could increase competition in markets in which we operate. In addition, in July 2013, the Dodd-Frank Wall Street Reform and Consumer Protection Act’s (the “Dodd-Frank Act”) three-year moratorium on banks affiliated with non-financial businesses expired. When the Dodd-Frank Act was enacted in 2010, a moratorium was imposed that prohibited the Federal Deposit Insurance Corporation (the “FDIC”) from approving deposit insurance for certain banks controlled by non-financial commercial enterprises. The expiration of the moratorium could result in an increase of traditionally non-financial enterprises entering the banking space, which could increase the number of our competitors. There can be no assurance that the competitive pressures we face will not have a material adverse effect on our results of operations, financial condition and liquidity.

Our businesses are subject to extensive regulation in the jurisdictions in which we conduct our business.

Our businesses are subject to numerous federal, state and local laws and regulations, and various state authorities regulate and supervise our insurance operations. The laws under which a substantial amount of our consumer and real estate businesses are conducted generally: provide for state licensing of lenders and, in some cases, licensing of employees involved in real estate loan modifications; impose limits on the term of a finance receivable, amounts, interest rates and charges on the finance receivables; regulate whether and under what circumstances insurance and other ancillary products may be offered to consumers in connection with a lending transaction; and provide for other consumer protections. We are also subject to extensive servicing regulations which we must comply with when servicing our legacy real estate loans and which we will have to comply with when we assume the direct servicing obligations for the loans in the SpringCastle Portfolio. The extent of state regulation of our insurance business varies by product and by jurisdiction, but relates primarily to the following: licensing; conduct of business; periodic examination of the affairs of insurers; form and content of required financial reports; standards of solvency; limitations on dividend payments and other related party transactions; types of products offered; approval of policy forms and premium rates; permissible investments; deposits of securities for the benefit of policyholders; reserve requirements for unearned premiums, losses and other purposes; and claims processing.

All of our operations are subject to regular examination by state and federal regulators, and as a whole, our entities are subject to several hundred regulatory examinations in a given year. These examinations may result in requirements to change our policies or practices, and in some cases, we are required to pay monetary fines or make reimbursements to customers. Many state regulators and some federal regulators have indicated an intention to pool their resources in order to conduct examinations of licensed entities, including us, at the same time (referred to as a “multi-state” examination). This could result in more in-depth examinations, which could be more costly and lead to more significant enforcement actions.

We believe that we maintain all material licenses and permits required for our current operations and are in substantial compliance with all applicable federal, state and local regulations, but we may not be able to maintain all requisite licenses and permits, and the failure to satisfy those and other regulatory requirements could have a material adverse effect on our operations. In addition, changes in laws or regulations applicable to us could adversely affect our ability to operate or the manner in which we conduct business.

A material failure to comply with applicable laws and regulations could result in regulatory actions, lawsuits and damage to our reputation, which could have a material adverse effect on our results of operations, financial condition and liquidity.

For more information with respect to the regulatory framework affecting our businesses, see “Business—Regulation” included elsewhere in this prospectus.

We purchase and sell finance receivables, including charged off receivables and receivables where the borrower is in default. This practice could subject us to heightened regulatory scrutiny, which may expose us to legal action, cause us to incur losses and/or limit or impede our collection activity.

As part of our business model, we purchase and sell finance receivables and plan to expand this practice in the future. Although the borrowers for some of these finance receivables are current on their payments, other borrowers may be in default (including in bankruptcy) or the debt may have been charged off as uncollectible. The CFPB and other regulators have recently significantly increased their scrutiny of the purchase and sale of debt, and collections practices undertaken by purchasers of debt, especially delinquent and charged off debt. The CFPB has criticized sellers of debt for not maintaining sufficient documentation to support and verify the validity or amount of the debt. It has also criticized debt collectors for, among other things, their collection tactics, attempting to collect debts that no longer are valid, misrepresenting the amount of the debt and not having sufficient documentation to verify the validity or amount of the debt. Our purchases or sales of receivables could expose us to lawsuits or fines by regulators if we do not have sufficient documentation to support and verify the validity and amount of the finance receivables underlying these transactions, or if we or purchasers of our finance receivables use collection methods that are viewed as unfair or abusive. In addition, our collections could suffer and we may incur additional expenses if we are required to change collection practices or stop collecting on certain debts as a result of a lawsuit or action on the part of regulators.

The enactment of the Dodd-Frank Act and the creation of the CFPB may significantly increase our regulatory costs and burdens.

On July 21, 2010, the President of the United States signed the Dodd-Frank Act into law, which, among other things, provided for the creation of the CFPB. This law, and the regulations already promulgated and to be promulgated under it, are likely to affect our operations in terms of increased oversight of financial services products by the CFPB, and the imposition of restrictions on the allowable terms for certain consumer credit transactions. The CFPB has significant authority to implement and enforce federal consumer finance laws, including the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act and new requirements for financial services products provided for in the Dodd-Frank Act, as well as the authority to identify and prohibit unfair, deceptive, or abusive acts and practices. In addition, the Dodd-Frank Act provides the CFPB with broad supervisory, examination and enforcement authority over various consumer financial products and services, including the ability to require reimbursements and other payments to customers for alleged legal violations, and to impose significant penalties, as well as injunctive relief that prohibits lenders from engaging in allegedly unlawful practices. The Dodd-Frank Act and accompanying regulations are being phased in over time, and while some regulations have been promulgated, many others have not yet been proposed or finalized. We cannot predict the terms of all of the final regulations, their intended consequences or how such regulations will affect us or our industry.

The CFPB currently has supervisory authority over our real estate servicing activities, and likely will have supervisory authority over our consumer lending business. It also has the authority to bring enforcement actions for violations of laws over which it has jurisdiction regardless of whether it has supervisory authority for a given product or service. The CFPB recently finalized mortgage servicing regulations that become effective in January 2014 and will make it more difficult and expensive to service mortgages. In addition, the Dodd-Frank Act also gives the CFPB supervisory authority over entities that are designated as “larger participants” in certain financial services markets, including consumer installment loans and related products. The CFPB has not yet promulgated regulations that designate “larger participants” for consumer finance companies. If we are designated as a “larger participant” for this market, we also will be subject to supervision and examination by the CFPB with respect to our consumer loan business. We expect to be designated as a “larger participant.” The CFPB’s broad supervisory and enforcement powers could affect our business and operations significantly in terms of increased operating and regulatory compliance costs, and limits on the types of products we offer and the manner in which they are offered, among other things.

The Dodd-Frank Act also may adversely affect the securitization market because it requires, among other things, that a securitizer generally retain not less than 5% of the credit risk for certain types of securitized assets that are transferred, sold, or conveyed through issuance of asset-backed securities (“ABS”). Moreover, the SEC has proposed significant changes to Regulation AB, which, if adopted in their present form, could result in sweeping changes to the commercial and residential mortgage loan securitization markets, as well as to the market for the re-securitization of mortgage-backed securities. The SEC also has proposed rules that would require issuers and underwriters to make any third-party due diligence reports on ABS publicly available. These changes could result in additional costs or limit our ability to securitize loans.

For more information with respect to the regulatory framework affecting our businesses, see “Business—Regulation” included elsewhere in this prospectus.

Potential changes to the Investment Company Act could affect our method of doing business.

The SEC recently solicited public comment on a wide range of issues relating to certain existing provisions of the Investment Company Act of 1940, as amended (the “Investment Company Act”), including the nature of real estate or real estate related assets that qualify for purposes of certain exemptions. There can be no assurance that the laws and regulations governing the Investment Company Act status of real estate or real estate related assets or SEC guidance regarding Investment Company Act exemptions for real estate assets will not change in a manner that adversely affects our operations.

Real estate loan servicing and loan modifications have come under increasing scrutiny from government officials and others, which could make servicing our legacy real estate portfolio more costly and difficult.

Real estate loan servicers have recently come under increasing scrutiny. In addition, some states and municipalities have passed laws that impose additional duties on foreclosing lenders and real estate loan servicers, such as mandatory mediation or extensive requirements for maintenance of vacant properties, which, in some cases, begin even before a lender has taken title to property. These additional requirements can delay foreclosures, make it uneconomical to foreclose on mortgaged real estate or result in significant additional costs, which could materially adversely affect the value of our portfolio.

The U.S. Government has implemented a number of federal programs designed to assist homeowners, including the Home Affordable Modification Program (“HAMP”), which provides homeowners with assistance in avoiding residential real estate loan foreclosures. In third quarter 2009, our subsidiary, MorEquity, Inc. (“MorEquity”) entered into a Commitment to Purchase Financial Instrument and Servicer Participation Agreement with the Federal National Mortgage Association as financial agent for the United States Department of the Treasury, which provides for participation in HAMP. On February 1, 2011, MorEquity entered into subservicing agreements for the servicing of its real estate loans with Nationstar Mortgage LLC (“Nationstar”). Loans subserviced by Nationstar and servicers for certain securitized loans that are eligible for modification pursuant to HAMP guidelines are subject to HAMP. We also have implemented proprietary real estate loan modification programs in order to help customers in our branch segment remain current on their loans and avoid foreclosure. HAMP, our proprietary loan modification programs and other existing or future legislative or regulatory actions, including possible amendments to the bankruptcy laws, which result in the modification of outstanding real estate loans, may adversely affect the value of, and the returns on, our existing portfolio and the assets we acquire in the future.

Risks Related to our Indebtedness

An inability to access adequate sources of liquidity may adversely affect our ability to fund operational requirements and satisfy financial obligations.

Our ability to access capital and credit was significantly affected by the substantial disruption in the U.S. credit markets and the associated credit rating downgrades on our debt. In addition, the risk of volatility surrounding the global economic system and uncertainty surrounding regulatory reforms such as the Dodd-Frank Act continue to create uncertainty around access to the capital markets. Historically, we funded our operations and repaid our debt and other obligations using funds collected from our finance receivable portfolio and new debt issuances. Although market conditions have improved recently, for a number of years following the economic downturn and disruption in the credit markets, our traditional borrowing sources, including our ability to cost effectively issue large amounts of unsecured debt in the capital markets, particularly issuances of commercial paper, have generally not been available to us. Instead we have primarily raised capital through securitization transactions and, although there can be no assurances that we will be able to complete additional securitizations, we currently expect our near-term sources of capital markets funding to continue to derive from securitization transactions.

If we are unable to complete additional securitization transactions on a timely basis or upon terms acceptable to us or otherwise access adequate sources of liquidity, our ability to fund our own operational requirements and satisfy financial obligations may be adversely affected.

Our indebtedness is significant, which could affect our ability to meet our obligations under our debt instruments and could materially and adversely affect our business and ability to react to changes in the economy or our industry.

We currently have a significant amount of indebtedness. As of June 30, 2013, we had $13.5 billion of indebtedness outstanding (including securitizations and secured indebtedness). Interest expense on our indebtedness was $1.1 billion in 2012. There can be no assurance that we will be able to repay or refinance our debt in the future.

The amount of indebtedness could have important consequences, including the following:

—

it may require us to dedicate a significant portion of our cash flow from operations to the payment of the principal of, and interest on, our indebtedness, which reduces the funds available for other purposes, including finance receivable originations;

—	it could limit our ability to withstand competitive pressures and reduce our flexibility in responding to changing regulatory, business and economic conditions;

—

it may limit our ability to incur additional borrowings or securitizations for working capital, capital expenditures, business development, debt service requirements, acquisitions or general corporate or other purposes, or to refinance our indebtedness;

—	it may require us to seek to change the maturity, interest rate and other terms of our existing debt;

—	it may cause a further downgrade of our debt and long-term corporate ratings; and

—	it may cause us to be more vulnerable to periods of negative or slow growth in the general economy or in our business.

In addition, meeting our anticipated liquidity requirements is contingent upon our continued compliance with our existing debt agreements. An event of default or declaration of acceleration under one of our existing debt agreements could also result in an event of default and declaration of acceleration under certain of our other existing debt agreements. Such an acceleration of our debt would have a material adverse effect on our liquidity and our ability to continue as a going concern. Furthermore, our existing debt agreements do not restrict us from incurring significant additional indebtedness. If our debt obligations increase, whether due to the increased cost of existing indebtedness or the incurrence of additional indebtedness, the consequences described above could be magnified.

Our secured term loan and certain of our outstanding notes contain covenants that restrict our operations and may inhibit our ability to grow our business and increase revenues.

Springleaf Financial Funding Company (“SFFC”), a subsidiary of SFC, is the borrower under our senior secured term loan facility (the “Secured Term Loan”). SFC and most of its consumer finance operating subsidiaries guarantee the Secured Term Loan. The Secured Term Loan contains restrictions, covenants, and representations and warranties that apply to SFC and certain of its subsidiaries. If SFC, SFFC or any subsidiary guarantor fails to comply with any of these covenants or breaches these representations or warranties, such noncompliance would constitute a default under the Secured Term Loan (subject to applicable cure periods), and the lenders could elect to declare all amounts outstanding under the agreements related thereto to be immediately due and payable and enforce their respective interests against collateral pledged under such agreements.

The covenants and restrictions in the Secured Term Loan generally restrict certain of SFC’s subsidiaries’ ability to, among other things:

—	incur or guarantee additional debt;

—	make certain investments or acquisitions;

—	transfer or sell assets;

—	make distributions on common stock;

—	engage in mergers or consolidations;

—	create or incur liens;

—	enter into transactions with affiliates; and

—	make certain amendments to organizational documents or documents relating to intercompany secured loans.

In certain cases (e.g., the restriction on incurring liens), the restrictions also apply to SFC. They do not generally apply to us or SFI and its subsidiaries (other than SFC and SFC’s consumer finance operating subsidiaries who guarantee the loans). In addition, the Secured Term Loan generally restricts the ability of SFC and SFFC to engage in mergers or consolidations. Certain of SFC’s indentures and notes also contain a covenant that limits SFC’s and its subsidiaries’ ability to create or incur liens.

The restrictions described above may interfere with our ability to obtain new or additional financing or may affect the manner in which we structure such new or additional financing or engage in other business activities, which may significantly limit or harm our results of operations, financial condition and liquidity. A default and resulting acceleration of obligations could also result in an event of default and declaration of acceleration under certain of our other existing debt agreements. Such an acceleration of our debt would have a material adverse effect on our liquidity and our ability to continue as a going concern. A default could also significantly limit our alternatives to refinance both the debt under which the default occurred and other indebtedness. This limitation may significantly restrict our financing options during times of either market distress or our financial distress, which are precisely the times when having financing options is most important.

The assessment of our liquidity is based upon significant judgments or estimates that could prove to be materially incorrect.

In assessing our current financial position and developing operating plans for the future, management has made significant judgments and estimates with respect to our liquidity, including but not limited to:

—	our ability to generate sufficient cash to service all of our outstanding debt;

—	our continued ability to access debt and securitization markets and other sources of funding on favorable terms;

—

our ability to complete on favorable terms, as needed, additional borrowings, securitizations, finance receivable portfolio sales, or other transactions to support liquidity, and the costs associated with these funding sources, including sales at less than carrying value and limits on the types of assets that can be securitized or sold, which would affect profitability;

—	the potential for downgrade of our debt by rating agencies, which would have a negative impact on our cost of, and access to, capital;

—	our ability to comply with our debt covenants, including the borrowing base for the Secured Term Loan;

—

the amount of cash expected to be received from our finance receivable portfolio through collections (including prepayments) and receipt of finance charges, which could be materially different than our estimates;

—	the potential for declining financial flexibility and reduced income should we use more of our assets for securitizations and finance receivable portfolio sales; and

—	the potential for reduced income due to the possible deterioration of the credit quality of our finance receivable portfolios.

Additionally, there are numerous risks to our financial results, liquidity, and capital raising and debt refinancing plans that are not quantified in our current liquidity forecasts. These risks include, but are not limited, to the following:

—	the liquidation and related losses within our real estate portfolio could be substantial and result in reduced cash receipts;

—	our inability to grow our personal loan portfolio with adequate profitability to fund operations, loan losses, and other expenses;

—	our inability to monetize assets including, but not limited to, our access to debt and securitization markets;

—

the effect of federal, state and local laws, regulations, or regulatory policies and practices, including the Dodd-Frank Act (which, among other things, established the CFPB with broad authority to regulate and examine financial institutions), on our ability to conduct business or the manner in which we conduct business, such as licensing requirements, pricing limitations or restrictions on the method of offering products, as well as changes that may result from increased regulatory scrutiny of the sub-prime lending industry;

—

the potential for increasing costs and difficulty in servicing our loan portfolio, especially our liquidating real estate loan portfolio (including costs and delays associated with foreclosure on real estate collateral), as a result of heightened nationwide regulatory scrutiny of loan servicing and foreclosure practices in the industry generally, and related costs that could be passed on to us in connection with the subservicing of our real estate loans that were originated or acquired centrally;

—

potential liability relating to real estate and personal loans which we have sold or may sell in the future, or relating to securitized loans, if it is determined that there was a non-curable breach of a warranty made in connection with the transaction;

—	the potential for additional unforeseen cash demands or accelerations of obligations;

—	reduced income due to loan modifications where the borrower’s interest rate is reduced, principal payments are deferred, or other concessions are made;

—	the potential for declines in bond and equity markets; and

—	the potential effect on us if the capital levels of our regulated and unregulated subsidiaries prove inadequate to support current business plans.

We intend to support our liquidity position by managing originations (including our decision to cease real estate loan originations effective January 1, 2012) and purchases of finance receivables (including our decision to no longer purchase retail sales finance receivables after January 15, 2013) and maintaining disciplined underwriting standards and pricing on such finance receivables. We intend to support operations and repay indebtedness with one or more of the following activities, among others: finance receivable collections, cash on hand, additional debt financings (particularly new securitizations and possible new issuances and/or debt refinancing transactions), finance receivable portfolio sales, or a combination of the foregoing. There can be no assurance that we will be successful in undertaking any of these activities to support our operations and repay our obligations.

However, the actual outcome of one or more of our plans could be materially different than expected or one or more of our significant judgments or estimates about the potential effects of these risks and uncertainties could prove to be materially incorrect. In the event of such an occurrence, if third-party financing is not available, our liquidity could be substantially and materially affected, and as a result, substantial doubt could exist about our ability to continue as a going concern.

Current ratings could adversely affect our ability to raise capital in the debt markets at attractive rates, which could negatively affect our results of operations, financial condition and liquidity.

Each of Standard & Poor’s Rating Services (“S&P”), Moody’s Investors Service, Inc. (“Moody’s”), and Fitch, Inc. (“Fitch”) rates SFC’s debt. SFC’s long term corporate credit rating is currently rated B- with a stable outlook by S&P, B- with a stable outlook by Fitch and Caa1 with a positive outlook by Moody’s. Currently, no other Springleaf entity has a corporate debt rating, though they may be rated in the future. Ratings reflect the rating agencies’ opinions of a company’s financial strength, operating performance, strategic position and ability to meet its obligations. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

If SFC’s current ratings continue in effect or our ratings are downgraded, it will likely increase the interest rate that we would have to pay to raise money in the capital markets, making it more expensive for us to borrow money and adversely impacting our access to capital. As a result, our ratings could negatively impact our results of operations, financial condition and liquidity.

Our securitizations may expose us to financing and other risks, and there can be no assurance that we will be able to access the securitization market in the future, which may require us to seek more costly financing.

We have securitized, and may in the future securitize, certain of our finance receivables to generate cash to originate or purchase new finance receivables or pay our outstanding indebtedness. In each such transaction, we convey a pool of finance receivables to a special purpose entity (“SPE”), which, in turn, conveys the finance receivables to a trust (the issuing entity). Concurrently, the trust issued non-recourse notes or certificates pursuant to the terms of an indenture or pooling and servicing agreement, respectively, which then are transferred to the SPE in exchange for the finance receivables. The securities issued by the trust are secured by the pool of finance receivables. In exchange for the transfer of finance receivables to the issuing entity, we receive the cash proceeds from the sale of the trust securities, all residual interests, if any, in the cash flows from the finance receivables after payment of the trust securities, and a 100% beneficial interest in the issuing entity. As a result of the challenging credit and liquidity conditions, the value of the subordinated securities we retain in our securitizations might be reduced or, in some cases, eliminated.

The more limited securitization markets since 2007 have impaired our ability to complete securitizations. Although we were able to complete a securitization during the third quarter of 2011, three during 2012 and five so far during 2013, the securitization market remains constrained, and we can give no assurances that we will be able to complete additional securitizations. In addition, since the onset of the recent financial crisis, we have only completed two securitizations of personal loan receivables, and we may face challenges executing future personal loan securitizations in the future.

Rating agencies may also affect our ability to execute a securitization transaction, or increase the costs we expect to incur from executing securitization transactions, not only by deciding not to issue ratings for our securitization transactions, but also by altering the criteria and process they follow in issuing ratings. Rating agencies could alter their ratings processes or criteria after we have accumulated finance receivables for securitization in a manner that effectively reduces the value of those finance receivables by increasing our financing costs or otherwise requiring that we incur additional costs to comply with those processes and criteria. We have no ability to control or predict what actions the rating agencies may take.

Further, other matters, such as (i) accounting standards applicable to securitization transactions and (ii) capital and leverage requirements applicable to banks and other regulated financial institutions holding residential mortgage-backed securities or other asset-backed securities, could result in decreased investor demand for securities issued through our securitization transactions, or increased competition from other institutions that undertake securitization transactions. In addition, compliance with certain regulatory requirements, including the Dodd Frank Act and the Investment Company Act, may affect the type of securitizations that we are able to complete.

If it is not possible or economical for us to securitize our finance receivables in the future, we would need to seek alternative financing to support our operations and to meet our existing debt obligations, which may be less efficient and more expensive than raising capital via securitizations and may have a material adverse effect on our results of operations, financial condition and liquidity.

Risks Related to Our Organization and Structure

If the ownership of our common stock continues to be highly concentrated, it may prevent you and other minority stockholders from influencing significant corporate decisions and may result in conflicts of interest.

Immediately following the completion of this offering, the Initial Stockholder, which is primarily owned by a private equity fund managed by an affiliate of Fortress, will own approximately         % of our outstanding common stock or          % if the underwriters’ overallotment option is fully exercised. As a result, the Initial Stockholder will own shares sufficient for the majority vote over all matters requiring a stockholder vote, including: the election of directors; mergers, consolidations and acquisitions; the sale of all or substantially all of our assets and other decisions affecting our capital structure; the amendment of our certificate of incorporation and our bylaws; and our winding up and dissolution. This concentration of ownership may delay, deter or prevent acts that would be favored by our other stockholders. The interests of the Initial Stockholder may not always coincide with our interests or the interests of our other stockholders. This concentration of ownership may also have the effect of delaying, preventing or deterring a change in control of us. Also, the Initial Stockholder may seek to cause us to take courses of action that, in its judgment, could enhance its investment in us, but which might involve risks to our other stockholders or adversely affect us or our other stockholders, including investors in this offering. As a result, the market price of our common stock could decline or stockholders might not receive a premium over the then-current market price of our common stock upon a change in control. In addition, this concentration of share ownership may adversely affect the trading price of our common stock because investors may perceive disadvantages in owning shares in a company with significant stockholders. See “Principal Stockholder” and “Description of Capital Stock—Anti-Takeover Effects of Delaware Law, Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.”

We are a holding company with no operations and will rely on our operating subsidiaries to provide us with funds necessary to meet our financial obligations and to pay dividends.

We are a holding company with no material direct operations. Our principal assets are the equity interests we directly or indirectly hold in our operating subsidiaries, which own our operating assets. As a result, we will be dependent on loans, dividends and other payments from our subsidiaries to generate the funds necessary to meet our financial obligations and to pay dividends on our common stock. Our subsidiaries are legally distinct from us and may be prohibited or restricted from paying dividends or otherwise making funds available to us under certain conditions. For example, our insurance subsidiaries are subject to regulations that limit their ability to pay dividends or make loans or advances to us, principally to protect policyholders, and certain of our debt agreements limit the ability of certain of our subsidiaries to pay dividends. See “Description of Indebtedness.” If we are unable to obtain funds from our subsidiaries, we may be unable to, or our board may exercise its discretion not to, pay dividends.

We do not anticipate paying any dividends on our common stock in the foreseeable future.

We have no plans to pay regular dividends on our common stock, and we anticipate that a significant amount of any free cash flow generated from our operations will be utilized to redeem or prepay outstanding indebtedness, including debt under our Secured Term Loan and accordingly would not be available for dividends. Any declaration and payment of future dividends to holders of our common stock will be at the sole discretion of our board of directors and will depend on many factors, including our financial condition, earnings, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that our board of directors deems relevant. Until such time that we pay a dividend, our investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

Certain provisions of a stockholders agreement we expect to enter into with our Initial Stockholder (the “Stockholders Agreement”), our amended and restated certificate of incorporation and our amended and restated bylaws could hinder, delay or prevent a change in control of us, which could adversely affect the price of our common stock.

Certain provisions of the Stockholders Agreement, our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors or the Initial Stockholder. These provisions provide for:

—	a classified board of directors with staggered three-year terms;

—

removal of directors only for cause and only with the affirmative vote of at least     % of the voting interest of stockholders entitled to vote (provided, however, that for so long as the Initial Stockholder and certain other affiliates of Fortress and permitted transferees beneficially own at least     % of our issued and outstanding common stock, directors may be removed with or without cause with the affirmative vote of a majority of the voting interest of stockholders entitled to vote);

—

provisions in our amended and restated certificate of incorporation and amended and restated bylaws prevent stockholders from calling special meetings of our stockholders (provided, however, that for so long as the Initial Stockholder and certain other affiliates of Fortress and permitted transferees beneficially own, directly or indirectly, at least     % of our issued and outstanding common stock, any stockholders that collectively beneficially own at least     % of our issued and outstanding common stock may call special meetings of our stockholders);

—	advance notice requirements by stockholders with respect to director nominations and actions to be taken at annual meetings;

—

certain rights to the the Initial Stockholder and certain other affiliates of Fortress and permitted transferees with respect to the designation of directors for nomination and election to our board of directors, including the ability to appoint a majority of the members of our board of directors, plus one director, for so long as the the Initial Stockholder and certain other affiliates of Fortress and permitted transferees continue to beneficially own, directly or indirectly at least     % of our issued and outstanding common stock. See “Certain Relationships and Related Party Transactions—Stockholders Agreement”;

—

no provision in our amended and restated certificate of incorporation or amended and restated bylaws for cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all the directors standing for election;

—

our amended and restated certificate of incorporation and our amended and restated bylaws only permit action by our stockholders outside a meeting by unanimous written consent, provided, however, that for so long as the the Initial Stockholder and certain other affiliates of Fortress and permitted transferees beneficially own, directly or indirectly, at least     % of our issued and outstanding common stock, our stockholders may act without a meeting by written consent of a majority of our stockholders; and

—

under our amended and restated certificate of incorporation, our board of directors has authority to cause the issuance of preferred stock from time to time in one or more series and to establish the terms, preferences and rights of any such series of preferred stock, all without approval of our stockholders. Nothing in our amended and restated certificate of incorporation precludes future issuances without stockholder approval of the authorized but unissued shares of our common stock.

In addition, these provisions may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt that is opposed by our Initial Stockholder, our management or our board of directors. Public stockholders who might desire to participate in these types of transactions may not have an opportunity to do so, even if the transaction is favorable to stockholders. These anti-takeover provisions could substantially impede the ability of public stockholders to benefit from a change in control or change our management and board of directors and, as a result, may adversely affect the market price of our common stock and your ability to realize any potential change of control premium. See “Description of Capital Stock—Anti-Takeover Effects of Delaware Law, Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.”

Certain of our stockholders have the right to engage or invest in the same or similar businesses as us.

Fortress and its affiliates, including the Initial Stockholder, engage in other investments and business activities in addition to their ownership of us. Under our amended and restated certificate of incorporation, Fortress and its affiliates, including the Initial Stockholder, have the right, and have no duty to abstain from exercising such right, to engage or invest in the same or similar businesses as us, do business with any of our clients, customers or vendors or employ or otherwise engage any of our officers, directors or employees. If Fortress and its affiliates, including the Initial Stockholder, or any of their officers, directors or employees acquire knowledge of a potential transaction that could be a corporate opportunity, they have no duty, to the fullest extent permitted by law, to offer such corporate opportunity to us, our stockholders or our affiliates.

In the event that any of our directors and officers who is also a director, officer or employee of any of Fortress and its affiliates, including the Initial Stockholder, acquires knowledge of a corporate opportunity or is offered a corporate opportunity, provided that this knowledge was not acquired solely in such person’s capacity as our director or officer and such person acts in good faith to the fullest extent permitted by law, then even if Fortress or its affiliates, including the Initial Stockholder, pursues or acquires the corporate opportunity or if Fortress or its affiliates, including the Initial Stockholder, do not present the corporate opportunity to us such person is deemed to have fully satisfied such person’s fiduciary duties owed to us and is not liable to us. See “Certain Relationships and Related Party Transactions—Stockholders Agreement.”

Insurance laws and regulations may delay or impede purchases of our common stock.

The insurance laws and regulations of the jurisdiction in which our are insurance subsidiaries are domiciled generally provide that no person may acquire control, directly or indirectly, of a domiciled insurer, unless the person has provided required information to, and the acquisition is approved or not disapproved by, the applicable Department of Insurance. Generally, any person acquiring beneficial ownership of 10% or more of our voting securities would be presumed to have acquired indirect control of our insurance subsidiaries unless the applicable Department of Insurance, upon application, determines otherwise. Certain purchasers of our common stock could be subject to similar approvals which could significantly delay or otherwise impede their ability to complete such purchase.

Risks Related to this Offering

An active trading market for our common stock may never develop or be sustained.

Although we intend to apply to have our common stock approved for listing on the NYSE, an active trading market for our common stock may not develop on that exchange or elsewhere or, if developed, that market may not be sustained. Accordingly, if an active trading market for our common stock does not develop or is not maintained, the liquidity of our common stock, your ability to sell your shares of common stock when desired and the prices that you may obtain for your shares of common stock will be adversely affected.

The market price and trading volume of our common stock may be volatile, which could result in rapid and substantial losses for our stockholders.

Even if an active trading market develops, the market price of our common stock may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. The initial public offering price of our common stock will be determined by negotiation between us and the representatives of the underwriters based on a number of factors and may not be indicative of prices that will prevail in the open market following completion of this offering. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above your purchase price, if at all. The market price of our common stock may fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

—	variations in our quarterly or annual operating results;

—	changes in our earnings estimates (if provided) or differences between our actual financial and operating results and those expected by investors and analysts;

—	the contents of published research reports about us or our industry or the failure of securities analysts to cover our common stock after this offering;

—	additions to, or departures of, key management personnel;

—	any increased indebtedness we may incur in the future;

—	announcements by us or others and developments affecting us;

—	actions by institutional stockholders;

—	litigation and governmental investigations;

—	changes in market valuations of similar companies;

—	speculation or reports by the press or investment community with respect to us or our industry in general;

—	increases in market interest rates that may lead purchasers of our shares to demand a higher yield;

—	announcements by us or our competitors of significant contracts, acquisitions, dispositions, strategic relationships, joint ventures or capital commitments; and

—	general market, political and economic conditions, including any such conditions and local conditions in the markets in which our borrowers are located.

These broad market and industry factors may decrease the market price of our common stock, regardless of our actual operating performance. The stock market in general has from time to time experienced extreme price and volume fluctuations, including in recent months. In addition, in the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Future offerings of debt or equity securities by us may adversely affect the market price of our common stock.

In the future, we may attempt to obtain financing or to further increase our capital resources by issuing additional shares of our common stock or offering debt or other equity securities, including commercial paper, medium-term notes, senior or subordinated notes, debt securities convertible into equity or shares of preferred stock. In particular, we intend to continue to seek opportunities to acquire consumer finance portfolios and/or businesses that engage in consumer finance loan servicing and/or consumer finance loan originations. Future acquisitions could require substantial additional capital in excess of cash from operations. We would expect to finance the capital required for acquisitions through a combination of additional issuances of equity, corporate indebtedness, asset-backed acquisition financing and/or cash from operations.

Issuing additional shares of our common stock or other equity securities or securities convertible into equity may dilute the economic and voting rights of our existing stockholders or reduce the market price of our common stock or both. Upon liquidation, holders of such debt securities and preferred shares, if issued, and lenders with respect to other borrowings would receive a distribution of our available assets prior to the holders of our common stock. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing or nature of our future offerings. Thus, holders of our common stock bear the risk that our future offerings may reduce the market price of our common stock and dilute their stockholdings in us. See “Description of Capital Stock.”

The market price of our common stock could be negatively affected by sales of substantial amounts of our common stock in the public markets.

After this offering, there will be                 shares of common stock outstanding, or                 shares outstanding if the underwriters exercise their overallotment option in full. Of our issued and outstanding shares, all the common stock sold in this offering will be freely transferable, except for any shares held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities

Act”). Following completion of the offering, approximately     % of our outstanding common stock (or     % if the underwriters exercise their overallotment option in full) will be held by the Initial Stockholder and can be resold into the public markets in the future in accordance with the requirements of Rule 144. See “Shares Eligible For Future Sale.”

We and our executive officers, directors and the Initial Stockholder (who will hold in the aggregate approximately     % of our outstanding common stock immediately after the completion of this offering or     % if the underwriters exercise their overallotment option in full) have agreed with the underwriters that, subject to certain exceptions, for a period of         days after the date of this prospectus, we and they will not directly or indirectly offer, pledge, sell, contract to sell, sell any option or contract to purchase or otherwise dispose of any common stock or any securities convertible into or exercisable or exchangeable for common stock, or in any manner transfer all or a portion of the economic consequences associated with the ownership of common stock, or cause a registration statement covering any common stock to be filed, without the prior written consent of                     . See “Underwriting.”

Pursuant to the Stockholders Agreement, the Initial Stockholder and certain of its affiliates and permitted third party transferees have the right, in certain circumstances, to require us to register their approximately shares of our common stock under the Securities Act for sale into the public markets. Upon the effectiveness of such a registration statement, all shares covered by the registration statement will be freely transferable. See “Certain Relationships and Related Party Transactions—Stockholders Agreement.”

The market price of our common stock may decline significantly when the restrictions on resale by our existing stockholders lapse. A decline in the price of our common stock might impede our ability to raise capital through the issuance of additional common stock or other equity securities.

The future issuance of additional common stock in connection with our incentive plans, acquisitions or otherwise will dilute all other stockholdings.

After this offering, assuming the underwriters exercise their overallotment option in full, we will have an aggregate of                 shares of common stock authorized but unissued and not reserved for issuance under our incentive plans. We may issue all of these shares of common stock without any action or approval by our stockholders, subject to certain exceptions. We also intend to continue to evaluate acquisition opportunities and may issue common stock in connection with these acquisitions. Any common stock issued in connection with our incentive plans, acquisitions, the exercise of outstanding stock options or otherwise would dilute the percentage ownership held by the investors who purchase common stock in this offering.

Investors in this offering will suffer immediate and substantial dilution.

The initial public offering price of our common stock will be substantially higher than the as adjusted net tangible book value per share issued and outstanding immediately after this offering. Our net tangible book value per share as of June 30, 2013 was approximately $         and represents the amount of book value of our total tangible assets minus the book value of our total liabilities, after giving effect to the         for 1 stock split, divided by the number of our shares of common stock then issued and outstanding. Investors who purchase common stock in this offering will pay a price per share that substantially exceeds the net tangible book value per share of common stock. If you purchase shares of our common stock in this offering, you will experience immediate and substantial dilution of $         in the net tangible book value per share, based upon the initial public offering price of $         per share (the midpoint of the estimated initial public offering price range set forth on the cover of this prospectus). Investors that purchase common stock in this offering will have purchased     % of the shares issued and outstanding immediately after the offering, but will have paid     % of the total consideration for those shares.

We will have broad discretion in the use of a significant part of the net proceeds from this offering and may not use them effectively.

Our management currently intends to use the net proceeds from this offering in the manner described in “Use of Proceeds” and will have broad discretion in the application of a significant part of the net proceeds from this offering. The failure by our management to apply these funds effectively could affect our ability to operate and grow our business.

As a public company, we will incur additional costs and face increased demands on our management.

Although our subsidiary, SFC, is an existing reporting company for the purposes of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), and is already subject to extensive regulation, SHI, as a newly public company with shares listed on a U.S. exchange, will need to comply with an extensive body of regulations that did not apply to us previously, including certain provisions of the Sarbanes Oxley Act of 2002 (the “Sarbanes-Oxley Act”), regulations of the SEC and requirements of the NYSE. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. For example, as a result of becoming a public company, we intend to add independent directors and create additional board committees. In addition, we may incur additional costs associated with our public company reporting requirements and maintaining directors’ and officers’ liability insurance. We are currently evaluating and monitoring developments with respect to these rules, which may impose additional costs on us and materially affect our results of operations, financial condition and liquidity.

We will be required by Section 404 of the Sarbanes-Oxley Act to evaluate the effectiveness of our internal controls by the end of our fiscal year ending December 31, 2014, and the outcome of that effort may adversely affect our results of operations, financial condition and liquidity.

As a U.S.-listed public company, we will be required to comply with Section 404 of the Sarbanes-Oxley Act by December 31, 2014. Section 404 will require that we evaluate our internal control over financial reporting to enable management to report on, and our independent auditors to audit as of the end of our fiscal year ended December 31, 2014, the effectiveness of those controls. Our subsidiary, SFC, is already required to comply with Section 404, however we need to undertake a separate review of our internal controls and procedures. While we have begun the process of evaluating our internal controls, we are in the early phases of our review and will not complete our review until after this offering is completed. The outcome of our review may adversely affect our results of operations, financial condition and liquidity. During the course of our review, we may identify control deficiencies of varying degrees of severity, and we may incur significant costs to remediate those deficiencies or otherwise improve our internal controls. As a public company, we will be required to report control deficiencies that constitute a “material weakness” in our internal control over financial reporting. We would also be required to obtain an audit report from our independent auditors regarding the effectiveness of our internal controls over financial reporting. If we fail to implement the requirements of Section 404 in a timely manner, we may be subject to sanctions or investigation by regulatory authorities, including the SEC or the NYSE. Furthermore, if we discover a material weakness or our auditor does not provide an unqualified audit report, our share price could decline and our ability to raise capital could be impaired.

FORWARD-LOOKING STATEMENTS

Some of the information contained in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus may contain forward-looking statements that reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “target,” “projects,” “contemplates” or the negative version of those words or other comparable words. Any forward-looking statements contained in this prospectus are based upon our historical performance and on our current plans, estimates and expectations in light of information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us, Fortress, the Initial Stockholder, the underwriters or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to:

—

changes in general economic conditions, including the interest rate environment in which we conduct business and the financial markets through which we can access capital and also invest cash flows from the Insurance segment;

—	levels of unemployment and personal bankruptcies;

—	shifts in residential real estate values;

—	shifts in collateral values, delinquencies, or credit losses;

—	natural or accidental events such as earthquakes, hurricanes, tornadoes, fires, or floods affecting our customers, collateral, or branches or other operating facilities;

—	war, acts of terrorism, riots, civil disruption, pandemics, or other events disrupting business or commerce;

—	our ability to successfully realize the benefits of the SpringCastle Portfolio as a result of integration difficulties and other challenges;

—	the potential liabilities and increased regulatory scrutiny associated with the SpringCastle Portfolio;

—	our ability to successfully integrate the intended acquisition of the Kentucky Facility and its personnel;

—	changes in the rate at which we can collect or potentially sell our finance receivables portfolios;

—	the effectiveness of our credit risk scoring models in assessing the risk of customer unwillingness or lack of capacity to repay;

—	changes in our ability to attract and retain employees or key executives to support our businesses;

—

changes in the competitive environment in which we operate, including the demand for our products, customer responsiveness to our distribution channels, and the strength and ability of our competitors to operate independently or to enter into business combinations that result in a more attractive range of customer products or provide greater financial resources;

—	changes in federal, state and local laws, regulations, or regulatory policies and practices, including the Dodd-Frank Act (which, among other things, established the CFPB, which has broad authority to regulate and examine financial institutions), that affect our ability to conduct business or the manner in which we conduct business, such as licensing requirements, pricing limitations or restrictions on the method of offering products, as well as changes that may result from increased regulatory scrutiny of the sub-prime lending industry;

—

the potential for increased costs and difficulty in servicing our legacy real estate loan portfolio (including costs and delays associated with foreclosure on real estate collateral), as a result of heightened nationwide regulatory scrutiny of loan servicing and foreclosure practices in the industry generally, and related costs that could be passed on to us in connection with the subservicing of our real estate loans that were originated or acquired centrally;

—

potential liability relating to real estate and personal loans which we have sold or may sell in the future, or relating to securitized loans, if it is determined that there was a non-curable breach of a warranty made in connection with such transactions;

—	the costs and effects of any litigation or governmental inquiries or investigations involving us, particularly those that are determined adversely to us;

—	our continued ability to access the capital markets or the sufficiency of our current sources of funds to satisfy our cash flow requirements;

—	our ability to comply with our debt covenants, including the borrowing base for the Secured Term Loan;

—	our ability to generate sufficient cash to service all of our indebtedness;

—

our substantial indebtedness, which could prevent us from meeting our obligations under our debt instruments and limit our ability to react to changes in the economy or our industry, or our ability to incur additional borrowings;

—	the potential for downgrade of our debt by rating agencies, which would have a negative impact on our cost of, and access to, capital;

—	the impacts of our securitizations and borrowings;

—	our ability to maintain sufficient capital levels in our regulated and unregulated subsidiaries;

—	changes in accounting standards or tax policies and practices and the application of such new policies and practices to the manner in which we conduct business; and

—	other risks described in the “Risk Factors” section of this prospectus.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We do not undertake any obligation to publicly update or review any forward-looking statement except as required by law, whether as a result of new information, future developments or otherwise.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. You should specifically consider the factors identified in this prospectus that could cause actual results to differ before making an investment decision to purchase our common stock. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

USE OF PROCEEDS

The net proceeds to us from the sale of the                 shares of common stock offered hereby are estimated to be approximately $             million, assuming an initial public offering price of $         per share (the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus) and after deducting the offering expenses payable by us. We intend to use the net proceeds from this offering to repay $             million of our senior secured term loan facility, as well as other general corporate purposes, including originations of new personal loans and potential portfolio acquisitions, and to satisfy working capital obligations. Although we regularly consider potential portfolio acquisition opportunities, we are not currently engaged in any discussions or negotiations regarding any potential material portfolio acquisitions.

The maturity date of our senior secured term loan facility is May 10, 2017. The interest rate of the outstanding borrowings under our senior secured term loan facility was              % at             , 2013.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2013:

—	on an actual basis; and

—

on an as adjusted basis to give effect to the sale of              shares of common stock by us in this offering, at an assumed initial public offering price of $         per share, the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, after deducting the underwriting discount and estimated offering expenses payable by us.

This table should be read in conjunction with “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited condensed consolidated financial statements and related notes included elsewhere in this prospectus.

	As of June 30, 2013
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$646,372	$

Long-term debt
Secured term loan	2,042,370
Securitization debt:
Real estate	3,528,440		3,528,440
Consumer	823,003		823,003
SpringCastle Portfolio	2,018,486		2,018,486
Retail notes	413,434		413,434
Medium-term notes	4,064,927		4,064,927
Euro denominated notes	408,195		408,195
Junior subordinated debt	171,558		171,558

Total debt	$13,470,413	$

Equity
Common Stock, authorized shares, shares issued and outstanding (actual), shares issued and outstanding (as adjusted)(1)	1,000
Additional paid-in capital	147,454
Accumulated other comprehensive income	23,406
Retained Earnings	1,066,356

Springleaf shareholder’s equity	1,238,216
Non-controlling interests	485,510		485,510

Total equity	1,723,726

Total capitalization	$15,194,139	$

(1)	Giving effect to the -for-1 stock split

DILUTION

If you invest in our common stock, your ownership interest will be diluted to the extent of the difference between the initial public offering price in this offering per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock upon consummation of this offering. Net tangible book value per share represents the book value of our total tangible assets less the book value of our total liabilities divided by the number of shares of common stock then issued and outstanding.

Our net tangible book value as of June 30, 2013 was approximately $            , or approximately $         per share based on the             shares of common stock issued and outstanding as of such date after giving effect to the          for 1 stock split of our common stock. After giving effect to our sale of common stock in this offering at the initial public offering price of $         per share (the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus), and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2013 would have been $            , or $         per share (assuming no exercise of the underwriters’ overallotment option). This represents an immediate and substantial dilution of $         per share to new investors purchasing common stock in this offering. The following table illustrates this dilution per share:

Assumed initial public offering price per share	$—
Net tangible book value per share as of June 30, 2013	$—
Increase in net tangible book value per share attributable to this offering	—

Pro forma as adjusted net tangible book value per share after giving effect to this offering	—

Dilution per share to new investors in this offering	$—

A $1.00 increase (decrease) in the assumed initial public offering price of $         per share (the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus) would increase (decrease) our net tangible book value by $            , the pro forma as adjusted net tangible book value per share after this offering by $         per share and the dilution to new investors in this offering by $         per share, assuming the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The following table summarizes, on a pro forma basis as of June 30, 2013, the differences between the number of shares of common stock purchased from us, the total price and the average price per share paid by existing stockholders and by the new investors in this offering, before deducting the underwriting discounts and commissions and estimated offering expenses payable by us, at an assumed initial public offering price of $         per share (the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus).

	Shares Purchased			Total Consideration			Average Price per Share
	Number	Percent		Amount	Percent
	(in thousands)			(in thousands)
Existing Stockholders			%			%	$
New Investors

Total		100%		$	100%

A $1.00 increase (decrease) in the assumed initial offering price would increase (decrease) total consideration paid by new investors and average price per share paid by new investors by $         and $1.00 per share, respectively. An increase (decrease) of 1.0 million in the number of shares offered by us would increase (decrease) total consideration paid by new investors and average price per share paid by new investors by $         and $         per share, respectively.

If the underwriters’ overallotment option is fully exercised, the pro forma as adjusted net tangible book value per share after this offering as of June 30, 2013 would be approximately $         per share and the dilution to new investors per share after this offering would be $         per share.

DIVIDEND POLICY

We do not currently anticipate paying dividends on our common stock. Any declaration and payment of future dividends to holders of our common stock will be at the discretion of our board of directors and will depend on many factors, including our financial condition, earnings, cash flows, capital requirements, level of indebtedness, statutory and contractual restrictions applicable to the payment of dividends and other considerations that our board of directors deems relevant.

Because we are a holding company and have no direct operations, we will only be able to pay dividends from our available cash on hand and any funds we receive from our subsidiaries. Our insurance subsidiaries are subject to regulations that limit their ability to pay dividends or make loans or advances to us, principally to protect policyholders, and certain of our debt agreements limit the ability of certain of our subsidiaries to pay dividends. See “Description of Indebtedness.” Under Delaware law, dividends may be payable only out of surplus, which is calculated as our net assets less our liabilities and our capital, or, if we have no surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables summarize the consolidated financial information of SFI. SHI is a newly-formed Delaware corporation that has not, to date, conducted any activities other than those incident to its formation and the preparation of this registration statement, which have been deemed immaterial and therefore are not presented in the summary historical consolidated financial data. Upon completion of the Restructuring, SHI will own 100% of the equity interests in SFI. The selected consolidated statement of operations data for the eleven months ended November 30, 2010, for the one month ended December 31, 2010 and for the years ended December 31, 2011 and 2012 and the selected consolidated balance sheet data as of December 31, 2011 and 2012 have been derived from our audited financial statements included elsewhere in this prospectus. The selected consolidated statement of operations data for the years ended December 31, 2008 and 2009 and the consolidated balance sheet data as of December 31, 2008, 2009 and 2010 have been derived from our audited financial statements not included in this prospectus. The summary consolidated statement of operations data for the six months ended June 30, 2012 and 2013 and the summary consolidated balance sheet data as of June 30, 2013 have been derived from our unaudited financial statements included elsewhere in this prospectus.

The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of our management, include all adjustments necessary for a fair presentation of the information set forth herein. Operating results for the six months ended June 30, 2013 are not necessarily indicative of the results that may be expected for the year ending December 31, 2013 or for any future period. Results for the six months ended June 30, 2013 include the SpringCastle Portfolio, which we acquired on April 1, 2013 through a newly-formed joint venture in which we own a 47% equity interest and consolidate in our financial statements. The selected financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and related notes included elsewhere in this prospectus.

As a result of the Fortress Acquisition, a new basis of accounting was established and, for accounting purposes, the Predecessor Company was terminated and a Successor Company was created. This distinction is made throughout this prospectus through the inclusion of a vertical black line between the Successor Company and the Predecessor Company columns. Due to the nature of the Fortress Acquisition, we revalued our assets and liabilities based on their fair values at the date of the Fortress Acquisition in accordance with push-down accounting, which resulted in a $1.5 billion bargain purchase gain for the one month ended December 31, 2010. Push-down accounting also affected and continues to affect, among other things, the carrying amount of our finance receivables and long-term debt, our finance charges on our finance receivables and related yields, our interest expense, our allowance for finance receivable losses, and our net charge-off and charge-off ratio. In general, on a quarterly basis, we accrete or amortize the valuation adjustment recorded in connection with the Fortress Acquisition, or record adjustments based on current expected cash flows as compared to expected cash flows at the time of the Fortress Acquisition, in each case, as described in more detail in the footnotes to the tables below and in the Notes to Consolidated Financial Statements for the year ended December 31, 2012 included elsewhere in this prospectus.

The financial information for 2010 includes the financial information of the Successor Company for the one month ended December 31, 2010 and of the Predecessor Company for the eleven months ended November 30, 2010. These separate periods are presented to reflect the new accounting basis established for our Company as of November 30, 2010.

As a result of the application of push-down accounting, the assets and liabilities of the Successor Company are not comparable to those of the Predecessor Company, and the income statement items for the one month ended December 31, 2010 and the years ended December 31, 2011 and 2012 would not have been the same as those reported if push-down accounting had not been applied. In addition, key ratios of the Successor Company are not comparable to those of the Predecessor Company, and are not comparable to other institutions due to the new accounting basis established.

The pro forma share information in this table includes the effect of a          -for-1 stock split to be effected immediately prior to the pricing of the offering.

	Successor Company					Predecessor Company
	Six Months Ended June 30,		Year Ended December 31,		One Month Ended December 31, 2010	Eleven Months Ended November 30, 2010	Year Ended December 31,
	2013	2012	2012	2011			2009	2008
	(in thousands except per share data)
Statement of Operations Data:
Interest income	$993,634	$864,313	$1,706,292	$1,885,547	$181,329	$1,688,720	$2,133,968	$2,631,868
Interest expense	468,926	560,273	1,068,391	1,268,047	118,693	996,469	1,091,163	1,254,094

Net interest income	524,708	304,040	637,901	617,500	62,636	692,251	1,042,805	1,377,774
Provision for finance receivable losses	182,938	136,939	338,219	332,848	38,767	444,349	1,275,546	1,080,968

Net interest income after provision for finance receivable losses	341,770	167,101	299,682	284,652	23,869	247,902	(232,741)	296,806
Other revenues	95,126	47,892	94,203	138,159	31,812	224,422	126,986	149,157
Other expenses	310,369	356,480	700,741	746,016	61,976	737,052	803,435	1,396,656
Bargain purchase gain	—	—	—	—	1,469,182	—	—	—

Income (loss) before provision for (benefit from) income taxes	126,527	(141,487)	(306,856)	(323,205)	1,462,887	(264,728)	(909,190)	(950,693)
Provision for (benefit from) income taxes	27,708	(48,481)	(88,222)	(99,049)	(1,388)	(250,697)	(431,515)	394,959

Net income (loss)	98,819	(93,006)	(218,634)	(224,156)	1,464,275	(14,031)	(477,675)	(1,345,652)

Less: Net income (loss) attributable to non-controlling interests	53,948	—	—	—	—	—	—	—

Net income (loss) attributable to Springleaf	$44,871	$(93,006)	$(218,634)	$(224,156)	$1,464,275	$(14,031)	$(477,675)	$(1,345,652)

Share Data:
Number of shares outstanding
Basic and diluted	2,000,000	2,000,000	2,000,000	2,000,000	2,000,000	2,000,000	2,000,000	2,000,000
Earnings (loss) per share
Basic and diluted	$22.44	$(46.50)	$(109.32)	$(112.08)	$732.14	$(7.02)	$(238.84)	$(672.83)

Pro forma Share Data(1):
Number of shares outstanding
Basic and diluted
Earnings (loss) per share
Basic and diluted

	Successor Company				Predecessor Company
	June 30, 2013	December 31,			December 31,
		2012	2011	2010	2009	2008
			(in thousands)
Balance Sheet Data:
Net finance receivables, net of allowance	$14,056,498	$11,633,366	$13,098,754	$14,352,518	$17,306,700	$23,458,949
Cash and cash equivalents	646,372	1,554,348	689,586	1,397,563	1,311,842	916,318
Total assets	16,042,293	14,673,515	15,494,888	18,260,950	22,787,386	26,547,375
Long-term debt*	13,470,413	12,596,577	13,070,393	15,168,034	17,743,343	20,980,980
Total liabilities	14,318,567	13,473,388	14,131,984	16,650,652	20,870,733	24,908,044
Springleaf shareholder’s equity	1,238,216	1,200,127	1,362,904	1,610,298	1,916,653	1,639,331
Non-controlling interests	485,510	—	—	—	—	—
Total equity	1,723,726	1,200,127	1,362,904	1,610,298	1,916,653	1,639,331

*	Long-term debt comprises the following:

	Successor Company				Predecessor Company
	June 30, 2013	December 31,			December 31,
		2012	2011	2010	2009	2008
			(in thousands)
Long-term debt:
Secured term loan	$2,042,370	$3,765,249	$3,768,257	$3,033,185	$—	$—
Securitization debt:
Real estate	3,528,440	3,120,599	1,385,847	1,526,770	1,168,379	333,709
Consumer	823,003	—	—	—	—	—
SpringCastle Portfolio	2,018,486	—	—	—	—	—

Total securitization debt	6,369,929	3,120,599	1,385,847	1,526,770	1,168,379	333,709
Credit facility	—	—	—	—	2,125,000	2,125,000
SFI credit agreements	—	—	—	—	—	165,000
Retail notes	413,434	522,416	587,219	815,437	1,150,216	1,321,453
Medium-term notes	4,064,927	4,162,674	5,999,325	7,850,175	10,179,972	14,024,078
Euro denominated notes	408,195	854,093	1,158,223	1,770,965	2,770,429	2,662,464

Total unsecured senior debt	4,886,556	5,539,183	7,744,767	10,436,577	16,225,617	20,297,995
Junior subordinated debt (hybrid debt)	171,558	171,546	171,522	171,502	349,347	349,276

Total	$13,470,413	$12,596,577	$13,070,393	$15,168,034	$17,743,343	$20,980,980

	Successor Company					Predecessor Company
	Six Months Ended June 30,		Year Ended December 31,		One Month Ended December 31, 2010	Eleven Months Ended November 30, 2010	Year Ended December 31,
	2013	2012	2012	2011			2009	2008
				(in thousands)
Other Financial Data:
Cash flows from operating activities	$118,888	$163,976	$215,898	$180,606	$(110,808)	$383,554	$554,755	$842,466
Cash flows from investing activities	(2,249,594)	657,350	1,433,964	1,540,673	140,994	3,198,343	3,286,282	(237,678)
Cash flows from financing activities	1,224,248	(92,163)	(788,049)	(2,430,367)	(122,712)	(3,402,963)	(3,445,480)	(1,776,866)

Notes:

(1)	Pro forma Share Data gives retroactive effect to the contemplated -for-1 stock split to be effected immediately prior to the pricing of the offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

SHI is a newly-formed Delaware corporation that has not, to date, conducted any activities other than those incident to its formation and the preparation of this registration statement. Upon the completion of the Restructuring, SHI will own 100% of the equity interests of SFI. Unless the context suggests otherwise, references in this section to “Springleaf,” the “Company,” “we,” “us,” and “our” refer to SFI and its consolidated subsidiaries prior to the consummation of the Restructuring, and to SHI and its consolidated subsidiaries after the consummation of the Restructuring. The following discussion and analysis of our financial condition and results of operations should be read together with our financial statements and related notes and other financial information appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risk, uncertainties and assumptions. See “Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of many factors, including those discussed in “Risk Factors” and elsewhere in this prospectus.

Overview

Springleaf is a leading consumer finance company providing responsible loan products to customers through our nationwide branch network and iLoan, our internet lending division. We have a nearly 100-year track record of high quality origination, underwriting and servicing of personal loans primarily to non-prime consumers. We leverage our knowledge of consumer behavior and sophisticated proprietary analytics and tools to price and manage risk. We originate consumer loans through our network of 834 branch offices in 26 states and on a centralized basis as part of our iLoan division. Through two insurance subsidiaries, we write credit and non-credit insurance policies covering our customers and the property pledged as collateral for our loans. We also pursue strategic acquisitions of loan portfolios. As part of this strategy, we recently acquired from HSBC a $3.9 billion consumer loan portfolio through a joint venture in which we own a 47% equity interest. We expect to achieve a meaningful return on our investment in the portfolio, which we refer to as the SpringCastle Portfolio, as well as a stable servicing fee income stream.

We have the proven ability to finance our businesses from a diversified source of capital and funding, including cash flow from operations and financings in the capital markets in the form of personal loan and mortgage loan securitizations. Earlier this year we demonstrated the ability to attract capital markets funding for our core personal loans by completing two securitizations of personal loans, a first for our industry in 15 years. We expect to continue to expand this program that locks in our funding for loan originations for multiple years. Over the last several years we have also demonstrated the ability to replace maturing unsecured debt with lower-cost, non-recourse securitization debt backed by our legacy real estate loan portfolio. We further expanded our available financing alternatives in May 2013 by re-entering the unsecured debt market, our first unsecured note issuance in six years. We also have significant unencumbered assets to support future corporate lines of credit that will give us added financial flexibility.

As of June 30, 2013, we had four business segments: Consumer, Insurance, Portfolio Acquisitions and Real Estate. For a discussion of our segments see “—Segment Overview” below.

Our Products and Services

We provide secured and unsecured loans and related insurance products to individuals.

Personal Loans

We offer personal loans through our branch offices and over the internet through our iLoan division to customers who generally need timely access to cash. Our personal loans are typically non-revolving with a fixed-rate and a fixed, original term of two to four years. At June 30, 2013, we had over 786,000 personal loans, representing $2.9 billion in net finance receivables, of which $1.3 billion, or 45%, was secured by collateral consisting of titled personal property, $1.2 billion, or 40%, was secured by consumer household goods or other items of personal property, and the remainder was unsecured.

Insurance Products

In connection with our personal loan business we offer our customers credit insurance (life insurance, accident and health insurance, and involuntary unemployment insurance), non-credit insurance, and ancillary products, such as warranty protection. Credit insurance and non-credit insurance products are provided by our subsidiaries, Merit Life Insurance Co. (“Merit”) and Yosemite Insurance Company (“Yosemite”).

In addition, in April 2013, through our Springleaf Acquisitions division, we acquired from HSBC the SpringCastle Portfolio, a $3.9 billion consumer loan portfolio consisting of more than 415,000 loans, at a purchase price of $3.0 billion. We acquired the portfolio through a newly-formed joint venture in which we own a 47% equity interest and which we consolidate in our financial statements. The portfolio includes primarily unsecured personal loans as well as loans secured with subordinate residential real estate mortgages. Because the subordinate residential real estate mortgages are primarily revolving loans secured by junior liens with little, if any, underlying real estate value, we believe these loans exhibit characteristics and performance more closely resembling unsecured personal loans. The junior lien loans are therefore characteristically distinct from our legacy real estate portfolio, which is comprised generally of fixed rate loans secured by first lien mortgages. Accordingly, we intend to service these loans as personal loans which is consistent with the manner in which they were serviced by HSBC. We assumed the direct servicing obligations for these loans in September, 2013 and earn a servicing fee from the joint venture.

We ceased real estate lending in January 2012, and ceased purchasing retail sales contracts and revolving retail accounts in January 2013. We are currently in the process of liquidating these legacy portfolios. Until the liquidation is complete, we will continue to report these products as legacy businesses. As of June 30, 2013, our real estate loans and our retail sales contracts had $8.5 billion and $140.8 million in net finance receivables, respectively.

How We Assess Our Business Performance

Our net profit and the return on our investment required to generate net profit are the primary metrics by which we assess our business performance. Accordingly, we closely monitor the primary drivers of net profit which consist of the following:

Net Interest Income

We track the spread between the interest income earned on our loans and the interest expense incurred on our debt, and continually monitor the components of our yield and our cost of funds.

Net Credit Losses

The credit quality of our loans is driven by our long-standing underwriting philosophy, which takes into account the prospective customer’s household budget, and his or her willingness and capacity to repay the proposed loan. The profitability of our loan portfolio is directly connected to net credit losses; therefore, we closely analyze credit performance. We also monitor recovery rates because of their contribution to the reduction in the severity of our charge offs. Additionally, because delinquencies are an early indicator of future net credit losses, we analyze delinquency trends, adjusting for seasonality, to determine whether or not our loans are performing in line with our original estimates.

Operating Expenses

We assess our operational efficiency using various metrics and conduct extensive analysis to determine whether fluctuations in cost and expense levels indicate operational trends that need to be addressed. As a result of the restructuring of our business in 2012, we believe our operating expenses will be reduced significantly in 2013 compared to 2011, before considering the impact from the acquisition of the SpringCastle Portfolio. These reductions in operating expenses will be achieved primarily through reduced salaries and benefits from the reduction in our workforce and decreased occupancy and other related operating expenses due to the reduction in the number of branch offices during 2012, which are described elsewhere in this prospectus. Our operating expense analysis also includes a review of origination and servicing costs to assist us in managing overall profitability.

Because loan volume and portfolio size determine the magnitude of the impact of each of the above factors on our earnings, we also closely monitor origination volume and annual percentage rate (“APR”).

Recent Developments

iLoan Division

Our extensive network of branches and expert personnel is complemented by our internet lending division, known as iLoan. Formed at the beginning of this year, the iLoan division allows us to reach customers located outside our branch footprint and to more effectively process applications from customers within our branch footprint who prefer the convenience of online transactions.

We have recently expanded our efforts related to our iLoan division using e-signature and automated clearinghouse (“ACH”) funding capabilities. As of June 30, 2013, the iLoan division was lending in 20 states. We intend to expand our capabilities into another 26 states by the end of this year.

SpringCastle Portfolio

On April 1, 2013, as part of our focus on our consumer lending business, we acquired from HSBC the SpringCastle Portfolio, a $3.9 billion consumer loan portfolio consisting of more than 415,000 loans, at a purchase price of $3.0 billion. The portfolio includes primarily unsecured personal loans as well as loans secured with subordinate residential real estate mortgages. Because the subordinate residential real estate mortgages are primarily revolving loans secured by junior liens with little, if any, underlying real estate value, we believe these loans exhibit characteristics and performance more closely resembling unsecured personal loans. The junior lien loans are therefore characteristically distinct from our legacy real estate portfolio, which is comprised generally of fixed rate loans secured by first lien mortgages. Accordingly, we intend to service these loans as personal loans which is consistent with the manner in which they were serviced by HSBC.

Our Springleaf Acquisitions division effected the purchase of the SpringCastle Portfolio through a three-way joint venture with an entity controlled by Newcastle Investment Corp. (“Newcastle”), which is managed by an affiliate of Fortress, and with an affiliate of Blackstone Tactical Opportunities Advisors L.L.C. (“Blackstone”). We own a 47% equity interest in the joint venture.

Springleaf Servicing Solutions

We have expanded our personal loan servicing capabilities to include centralized servicing of acquired loan portfolios, such as the SpringCastle Portfolio, as well as our internet-originated loans.

In September 2013, our Springleaf Servicing Solutions division assumed direct servicing of the SpringCastle Portfolio for which we earn a fee from the joint venture. We believe this servicing capability, in addition to efforts to expand our organic centralized servicing capabilities will enable us to further improve efficiencies in our servicing operations, improve our ability to make future acquisitions of loan portfolios and attract fee-based servicing opportunities.

Consumer Loan Securitizations

Earlier this year we demonstrated the ability to attract capital markets funding for our personal loan business by completing two securitizations of personal loans, a first for our industry in 15 years. The first was a securitization closed in February 2013 that includes a two-year revolving period. This successful transaction was followed in June 2013 with a three-year revolving personal loan securitization. We expect to continue to expand this program that locks in our funding for loan originations for multiple years. Over the last several years we have also demonstrated the ability to replace maturing unsecured debt with lower-cost, non-recourse securitization debt backed by our personal loan and legacy real estate loan portfolios.

SFC’s Offering of Senior Notes

A key component of our strategy is issuing new debt on attractive terms to raise funds for our operations. On May 29, 2013, SFC issued $300 million aggregate principal amount of 6.00% senior notes due 2020 (the “6.00% Senior Notes”). The size of the offering was increased from an original $250 million, and we believe the demand for this debt instrument is indicative of our strong capital structure and access to diverse sources of liquidity.

Outlook

Assuming the U.S. economy continues to experience slow to moderate growth, we expect to maintain the favorable performance of our personal loans achieved during 2012 and the first half of 2013. We believe the strong credit quality of our personal loan portfolio is the result of our disciplined underwriting practices and ongoing collection efforts. We also continue to see growth in the volume of personal loan originations driven by several factors:

—

Declining competition from banks, thrifts and credit unions as these institutions have retreated from the non-prime market in the face of regulatory scrutiny and in the aftermath of the housing crisis. This reduction in competition has occurred concurrently with the exit of subprime credit card providers from the industry. As a result of the reduced lending of these competitors, access to credit has fallen substantially for the non-prime segment of customers, which, in turn, has increased our potential customer base.

—	Slow but sustained economic growth.

—

Migration of customer activity from traditional channels such as direct mail to online channels (served by our iLoan division) where we are well suited to capture volume due to our scale, technology and deployment of advanced analytics.

—	Our renewed focus on our personal loan business as we have discontinued real estate and other product originations both in our branches and in centralized lending.

We anticipate the credit quality ratios in our real estate loan portfolio will remain under pressure as the portfolio continues to liquidate, however, performance may improve as a result of strengthening home prices as well as increased centralization of real estate loan servicing and the application of analytics to more effectively target portfolio management and collections strategies.

Results of Operations

Consolidated Results

See table below for our consolidated operating results. A further discussion of our operating results for each of our segments is provided under “—Segment Results.”

	Successor Company					Predecessor Company
	Six Months Ended June 30,		Year Ended December 31,		One Month Ended December 31, 2010	Eleven Months Ended November 30, 2010
	2013	2012	2012	2011
	(in thousands)
Interest income:
Finance charges	$993,634	$861,919	$1,703,552	$1,885,547	$181,329	$1,668,302
Finance receivables held for sale originated as held for investment	—	2,394	2,740	—	—	20,418

Total interest income	993,634	864,313	1,706,292	1,885,547	181,329	1,688,720
Interest expense	468,926	560,273	1,068,391	1,268,047	118,693	996,469

Net interest income	524,708	304,040	637,901	617,500	62,636	692,251
Provision for finance receivable losses	182,938	136,939	338,219	332,848	38,767	444,349

Net interest income after provision for finance receivable losses	341,770	167,101	299,682	284,652	23,869	247,902

Other revenues:
Insurance	68,867	61,323	126,423	120,190	11,269	113,604
Investment	20,931	18,167	32,550	35,694	431	37,789
Other	5,328	(31,598)	(64,770)	(17,725)	20,112	73,029

Total other revenues	95,126	47,892	94,203	138,159	31,812	224,422

Other expenses:
Operating expenses:
Salaries and benefits	157,290	162,992	320,164	359,724	31,168	390,255
Other operating expenses	121,979	142,835	296,395	345,178	26,223	303,221
Restructuring expenses	—	23,503	23,503	—	—	—
Insurance losses and loss adjustment expenses	31,100	27,150	60,679	41,114	4,585	43,576

Total other expenses	310,369	356,480	700,741	746,016	61,976	737,052

Bargain purchase gain	—	—	—	—	1,469,182	—

Income (loss) before provision for (benefit from) income taxes	126,527	(141,487)	(306,856)	(323,205)	1,462,887	(264,728)
Provision for (benefit from) income taxes	27,708	(48,481)	(88,222)	(99,049)	(1,388)	(250,697)

Net income (loss)	98,819	(93,006)	(218,634)	(224,156)	1,464,275	(14,031)
Less: Net income attributable to non-controlling interests	53,948	—	—	—	—	—

Net income (loss) attributable to Springleaf	$44,871	$(93,006)	$(218,634)	$(224,156)	$1,464,275	$(14,031)

Comparison of Consolidated Results for Six Months Ended June 30, 2013 and 2012

Finance charges for the six months ended June 30, 2013 when compared to the same period in 2012 increased due to the net of the following:

2013 Compared to 2012 Six Months Ended
(in thousands)
Decrease in average net receivables	$(71,959)
Increase in yield	40,318
Change in number of days (due to 2012 leap year)	(3,522)
SpringCastle finance charges in 2013	166,878

Total	$131,715

Average net receivables (excluding SpringCastle Portfolio) decreased for the six months ended June 30, 2013 when compared to the same period in 2012 primarily due to our liquidating real estate loan and retail sales finance portfolios as well as the impact of our branch office closings during 2012, partially offset by higher personal loan average net receivables resulting from our new focus on personal loans.

Yield increased for the six months ended June 30, 2013 when compared to the same period in 2012 primarily due to our continued focus on personal loans, which have higher yields. These increases were partially offset by the increase in Troubled Debt Restructuring (“TDR”) finance receivables (which result in reduced finance charges reflecting the reductions to the interest rates on these TDR finance receivables) and the diminishing impact on yield from the effects of push-down accounting over time.

The acquisition of the SpringCastle Portfolio favorably impacted our finance charge revenues.

Interest expense decreased for the six months ended June 30, 2013 when compared to the same period in 2012 due to the following:

2013 Compared to 2012 Six Months Ended
(in thousands)
Decrease in average debt	$(44,924)
Decrease in weighted average interest rate	(71,014)
SpringCastle interest expense in 2013	24,591

Total	$(91,347)

Average debt decreased for the six months ended June 30, 2013 when compared to the same period in 2012 primarily due to debt repurchases and repayments of $2.3 billion during the last half of 2012 and $3.3 billion during the first half of 2013. These decreases were partially offset by six securitization transactions completed during the past 12 months, including the securitization of the SpringCastle Portfolio. The weighted average interest rate on our debt decreased for the six months ended June 30, 2013 when compared to the same period in 2012 primarily due to debt repurchases and repayments during the last half of 2012 and the first half of 2013, which resulted in lower accretion of net discount applied to long-term debt. The lower weighted average interest rate also reflected the completion of the securitization transactions described above, which generally have lower interest rates.

Provision for finance receivable losses increased $46.0 million for the six months ended June 30, 2013 when compared to the same period in 2012. This was primarily due to the additional allowance requirements of $56.1 million recorded in the six months ended June 30, 2013 on our real estate loans deemed to be TDR finance receivables subsequent to the Fortress Acquisition, growth in our personal loans in 2013 and additional provision from the SpringCastle Portfolio. These increases were partially offset by $41.2 million of recoveries on charged-off finance receivables resulting from a sale of these finance receivables to an unrelated third party in June 2013 as well as favorable personal and real estate loan delinquency trends. We expect to continue to sell charged-off finance receivables within our portfolios from time to time. If we were to sell additional charged-off finance receivables in a given period, we would recognize a decrease to our provision for finance receivables losses and improve our liquidity. The allowance for finance receivables losses was eliminated with the application of push-down accounting as the allowance for finance receivables losses was incorporated in the new fair value basis of the finance receivables as of the Fortress Acquisition date.

Other revenues increased $36.9 million for the six months ended June 30, 2013 when compared to the same period in 2012 primarily due to $29.2 million in favorable variances in write downs and net gains (losses) on sales of real estate owned properties primarily due to a decrease in the number of real estate owned properties and partially due to a change in our assumptions with respect to estimating the net realizable value of real estate owned effective December 31, 2012. The change in our assumptions resulted from our valuation assessment of real estate owned in comparison to realization experience. The increase in other revenues also reflected foreign exchange transaction gains during the six months ended June 30, 2013 and lower net losses on debt repurchases and repayments.

Salaries and benefits decreased $5.7 million for the six months ended June 30, 2013 when compared to the same period in 2012 primarily due to having fewer employees in 2013 as a result of the restructuring activities during the first half of 2012 and lower pension expenses primarily due to the pension plan freeze effective December 31, 2012.

Other operating expenses decreased $20.9 million for the six months ended June 30, 2013 when compared to the same period in 2012 primarily due to lower occupancy costs as a result of fewer branch offices in 2013, lower real estate expenses, and additional expenses recorded in 2012 for refunds to customers of our United Kingdom subsidiary relating to payment protection insurance, partially offset by servicing fee expenses charged by HSBC to service the SpringCastle Portfolio pursuant to an interim servicing agreement, and higher advertising expenses due to increased mailings and promotions.

As part of a strategic effort to streamline operations and reduce expenses and focus on consumer lending, we initiated the following restructuring activities during the first half of 2012: we ceased originating real estate loans in the United States and the United Kingdom effective January 1, 2012; we also ceased branch-based personal lending and retail sales financing in 14 states where we did not have a significant presence; we consolidated certain branch operations in 26 states and closed 231 branch offices in various states; and in August 2012, we sold our entire UK finance receivable portfolio as well as our UK mortgage brokerage business. As a result of these restructuring activities, we reduced our workforce by 820 employees, which meaningfully reduced our ongoing labor expenses and incurred a pretax charge of $23.5 million during the first half of 2012.

Provision for income taxes totaled $27.7 million for the six months ended June 30, 2013 compared to our benefit from income taxes of $48.5 million for the same period in 2012. Our effective tax rate was 21.9% for the six months ended June 30, 2013. The effective tax rate differed from the federal statutory rate for the six months ended June 30, 2013 primarily due to the effect of the non-controlling interest in our joint venture, which decreased the effective tax rate by 14.9%.

Comparison of Consolidated Results for 2012 and 2011

Finance charges decreased in 2012 when compared to 2011 due to the net of the following:

2012 Compared to 2011 Year Ended December 31, 2012
(in thousands)
Decrease in average net receivables	$(168,839)
Decrease in yield	(17,092)
Increase in number of days in 2012	3,936

Total	$(181,995)

Average net receivables decreased in 2012 when compared to 2011 primarily due to our liquidating real estate loan portfolio as well as the impact of our branch office closings during 2012, which were partially offset by an increase in personal loans average net receivables.

Yield decreased in 2012 when compared to 2011 primarily due to the increase in TDR finance receivables and the diminishing impact on yield from the effects of push-down accounting over time. This decrease was partially offset by a higher proportion of personal loans in our finance receivable portfolio, which have higher yields. The decrease in yield in 2012 also reflected lower finance charges resulting from an out-of-period adjustment recorded in the second quarter of 2013, which decreased finance charges by $13.9 million ($11.5 million of which related to 2011). The adjustment related to the correction of capitalized interest on purchased credit impaired finance receivables serviced by a third party.

Interest expense decreased in 2012 when compared to 2011 due to the following:

2012 Compared to 2011 Year Ended December 31, 2012
(in thousands)
Decrease in average debt	$(127,048)
Decrease in weighted average interest rate	(72,608)

Total	$(199,656)

Average debt decreased in 2012 when compared to 2011 primarily due to the repayment or repurchase of $3.1 billion of debt at maturity in 2012. The weighted average interest rate on our debt decreased in 2012, when compared to 2011, primarily due to debt repurchases in 2012 resulting in lower accretion of net discount applied to long-term debt from the effects of push-down accounting and the completion of three securitization transactions.

Provision for finance receivable losses increased $5.4 million in 2012 when compared to 2011. While our overall net finance receivables declined by 10.3% and our delinquency and charge-off trends improved in 2012 when compared to 2011, we increased our allowance for finance receivable losses (through the provision for finance receivable losses) by $108.1 million. The increase in the allowance for finance receivable losses during 2012 reflected the additional allowance requirements on our real estate loans deemed to be TDR finance receivables, and on our finance receivables originated, in each case subsequent to the Fortress Acquisition. Finance receivables were revalued at the time of the Fortress Acquisition at fair value, resulting in no allowance reserved.

Other revenues decreased $47.0 million in 2012 when compared to 2011 primarily due to unfavorable variances in foreign exchange gains (losses) on Euro denominated debt and related derivative adjustments and net loss on repurchases of debt in 2012, partially offset by foreign exchange transaction gains in 2012.

Salaries and benefits decreased $39.6 million in 2012 when compared to 2011 primarily due to having fewer employees in 2012 as a result of the restructuring activities during the first half of 2012.

Other operating expenses decreased $48.8 million in 2012 when compared to 2011 primarily due to fewer branch offices in 2012, lower amortization of other intangible assets resulting from the write off of our United Kingdom subsidiary’s trade names and customer relationship intangible assets in fourth quarter 2011 and our United Kingdom subsidiary’s customer lists intangible assets in third quarter 2012. These decreases were partially offset by additional expenses recorded in 2012 for refunds to our United Kingdom subsidiary’s customers relating to payment protection insurance.

We recorded restructuring expenses of $23.5 million during the first half of 2012 in connection with our restructuring activities in 2012.

Comparison of Consolidated Results for 2011 and Eleven Months Ended November 30, 2010

Finance charges increased in 2011 when compared to the eleven months ended November 30, 2010 due to the net of the following:

2011 Compared to 2010 Year Ended December 31, 2011*
(in thousands)
Increase in yield	$461,067
Decrease in average net receivables	(365,815)
Increase in number of days	121,993

Total	$217,245

*	Total change for the year ended December 31, 2011 (Successor Company) is compared to eleven months ended November 30, 2010 (Predecessor Company).

Yield increased in 2011 when compared to the eleven months ended November 30, 2010 primarily due to the impact of valuation discount accretion resulting from the push-down accounting adjustments, which increased yield by 352 basis points in 2011. Average net receivables decreased in 2011 when compared to the eleven months ended November 30, 2010 reflecting the impact of push-down accounting adjustments, which decreased average net receivables by $2.1 billion in 2011 and our tighter underwriting guidelines and liquidity management efforts.

Interest expense increased in 2011 when compared to the eleven months ended November 30, 2010 due to the net of the following:

2011 Compared to 2010 Year Ended December 31, 2011*
(in thousands)
Decrease in average debt	$(190,065)
Increase in weighted average interest rate	356,291
Increase in number of days	105,352

Total	$271,578

*	Total change for the year ended December 31, 2011 (Successor Company) is compared to eleven months ended November 30, 2010 (Predecessor Company).

The weighted average interest rate on our debt increased in 2011 when compared to the eleven months ended November 30, 2010 primarily due to the impact of valuation discount accretion resulting from the push-down accounting adjustments, which increased our interest rate by 284 basis points in 2011. Average debt decreased in 2011 when compared to the eleven months ended November 30, 2010 primarily due to liquidity management efforts and the impact of push-down accounting adjustments, which decreased average debt by $1.2 billion in 2011.

Provision for finance receivable losses decreased $111.5 million in 2011 when compared to eleven months ended November 30, 2010. The 2011 provision for finance receivable losses reflected the requirements for allowance for finance receivable losses under the application of push-down accounting as of the Fortress Acquisition date compared to the historical accounting basis for the eleven months ended November 30, 2010. The two bases of accounting are not comparable. The 2011 provision for finance receivable losses primarily reflected the establishment of new allowance requirements for newly originated finance receivables and for additional allowance requirements for real estate loans deemed to be TDR finance receivables after the Fortress Acquisition date. The allowance for finance receivables losses was eliminated with the application of push-down accounting as the allowance was incorporated in the new fair value basis of the finance receivables as of the Fortress Acquisition. The provision for finance receivable losses for the eleven months ended November 30, 2010 reflected an overall reduction of allowance for finance receivables of 9.7%, compared to a reduction in our net finance receivables of 10.1%, as well as improved charge-off trends for the period.

Other revenues decreased $90.8 million in 2011 when compared to the eleven months ended November 30, 2010 primarily due to an unfavorable variance in foreign exchange gains on Euro denominated debt and higher write-downs on real estate owned and net losses on sales of real estate owned reflecting the fragile U.S. residential real estate market.

Salaries and benefits decreased $30.5 million in 2011 when compared to the eleven months ended November 30, 2010 primarily due to lower medical claims and premiums paid by the Company in 2011 and fewer employees, which was partially offset by the additional month in the 2011 period.

Other operating expenses increased $42.0 million in 2011 when compared to the eleven months ended November 30, 2010 primarily due to the additional month in the 2011 period, the impact of push-down accounting adjustments (including the amortization of other intangible assets), higher professional services expenses, and higher advertising expenses, partially offset by lower legal accruals and lower administrative expenses allocated from our former indirect parent.

Reconciliation of Income (Loss) before Provision for (Benefit from) Income Taxes on Push-Down Accounting Basis to Historical Accounting Basis

Due to the nature of the Fortress Acquisition, we revalued our assets and liabilities based on their fair values at November 30, 2010, the date of the Fortress Acquisition, in accordance with business combination accounting standards, or push-down accounting, which resulted in a $1.5 billion bargain purchase gain for the one month ended December 31, 2010. Push-down accounting affected and continues to affect, among other things, the carrying amount of our finance receivables and long-term debt, our finance charges on our finance receivables and related yields, our interest expense, our allowance for finance receivable losses, and our net charge-offs and charge-off ratio. In general, on a quarterly basis, we accrete or amortize the valuation adjustments recorded in connection with the Fortress Acquisition, or record adjustments based on current expected cash flows as compared to expected cash flows at the time of the Fortress Acquisition, in each case, as described in more detail in the footnotes to the table below and in the Notes to Consolidated Financial Statements for the year ended December 31, 2012 included elsewhere in this prospectus. In addition, push-down accounting resulted in the elimination of accretion or amortization of discounts, premiums, and other deferred costs on our finance receivables and long-term debt prior to the Fortress Acquisition. The reconciliations of income (loss) before provision for (benefit from) income taxes on a push-down accounting basis to our historical accounting basis (which is a basis of accounting other than GAAP that we believe provides a consistent basis for both management and other interested third parties to better understand our operating results) were as follows:

	Successor Company					Predecessor Company
	Six Months Ended June 30,		Year Ended December 31,		One Month Ended December 31, 2010	Eleven Months Ended November 30, 2010
	2013	2012	2012	2011
	(in thousands)
Income (loss) before provision for (benefit from) income taxes—push-down accounting basis	$126,527	$(141,487)	$(306,856)	$(323,205)	$1,462,887	$(264,728)
Interest income adjustments(a)	(103,532)	(94,590)	(197,981)	(261,490)	(36,663)	—
Interest expense adjustments(b)	70,187	125,238	220,969	339,022	28,809	—
Provision for finance receivable losses adjustments(c)	7,250	22,023	185,859	79,287	(1,488)	—
Repurchases and repayments of long-term debt adjustments(d)	(21,316)	10,967	39,411	—	—	—
Amortization of other intangible assets(e)	2,718	5,555	13,618	41,085	3,797	—
Bargain purchase gain	—	—	—	—	(1,469,182)	—
Other(f)	2,466	(969)	(8,407)	(38,752)	(11,906)	—

Income (loss) before provision for (benefit from) income taxes—historical accounting basis	$84,300	$(73,263)	$(53,387)	$(164,053)	$(23,746)	$(264,728)

(a)	Interest income adjustments consist of: (1) the accretion of the net discount applied to non-credit impaired net finance receivables to revalue the non-credit impaired net finance receivables to their fair value at the date of the Fortress Acquisition using the interest method over the remaining life of the related net finance receivables; (2) the difference in finance charges earned on our pools of purchased credit impaired net finance receivables resulting from the Fortress Acquisition under a level rate of return over the expected lives of the underlying pools of purchased credit impaired finance receivables, net of the finance charges earned on these finance receivables under historical accounting basis; and (3) the elimination of the accretion or amortization of historical unearned points and fees, deferred origination costs, premiums, and discounts.

Components of interest income adjustments consisted of:

	Successor Company					Predecessor Company
	Six Months Ended June 30,		Year Ended December 31,		One Month Ended December 31, 2010	Eleven Months Ended November 30, 2010
	2013	2012	2012	2011
	(in thousands)
Accretion of net discount applied to non-credit impaired net finance receivables	$(83,374)	$(93,294)	$(173,174)	$(230,123)	$(36,982)	$—
Purchased credit impaired finance receivables finance charges	(28,518)	(10,702)	(41,567)	(54,450)	(2,630)	—
Elimination of accretion or amortization of historical unearned points and fees, deferred origination costs, premiums, and discounts	8,360	9,406	16,760	23,083	2,949	—

Total	$(103,532)	$(94,590)	$(197,981)	$(261,490)	$(36,663)	$—

(b)	Interest expense adjustments consist of: (1) the accretion of the net discount applied to long-term debt to revalue the debt securities to their fair value at the date of the Fortress Acquisition using the interest method over the remaining life of the related debt securities; and (2) the elimination of the accretion or amortization of historical discounts, premiums, commissions, and fees.

Components of interest expense adjustments were as follows:

	Successor Company					Predecessor Company
	Six Months Ended June 30,		Year Ended December 31,		One Month Ended December 31, 2010	Eleven Months Ended November 30, 2010
	2013	2012	2012	2011
	(in thousands)
Accretion of net discount applied to long-term debt	$92,748	$153,381	$278,634	$387,152	$34,773	$—
Elimination of accretion or amortization of historical discounts, premiums, commissions, and fees	(22,561)	(28,143)	(57,665)	(48,130)	(5,964)	—

Total	$70,187	$125,238	$220,969	$339,022	$28,809	$—

(c)	Provision for finance receivable losses consists of the allowance for finance receivable losses adjustments and net charge-offs quantified in the table below. Allowance for finance receivable losses adjustments reflects the net difference between our allowance adjustment requirements calculated under our historical accounting basis, net of adjustments required under push-down accounting basis. Net charge-offs reflects the net charge off of loans at a higher carrying value under historical accounting basis versus the discounted basis to their fair value at date of the Fortress Acquisition under push-down accounting basis.

Components of provision for finance receivable losses adjustments were as follows:

	Successor Company					Predecessor Company
	Six Months Ended June 30,		Year Ended December 31,		One Month Ended December 31, 2010	Eleven Months Ended November 30, 2010
	2013	2012	2012	2011
	(in thousands)
Allowance for finance receivable losses adjustments	$41,573	$74,862	$282,679	$255,213	$22,195	$—
Net charge-offs	(34,323)	(52,839)	(96,820)	(175,926)	(23,683)	—

Total	$7,250	$22,023	$185,859	$79,287	$(1,488)	$—

(d)	Repurchases and repayments of long-term debt adjustments reflect the impact on acceleration of the accretion of the net discount or amortization of the net premium applied to long-term debt.

(e)	Amortization of other intangible assets reflects the amortization over the remaining estimated life of intangible assets established at the date of the Fortress Acquisition as a result of the application of push-down accounting.

(f)	“Other” items reflects less significant differences between historical accounting basis and push-down accounting basis relating to various items such as the elimination of deferred charges, adjustments to the basis of other real estate assets, fair value adjustments to fixed assets, adjustments to insurance claims and policyholder liabilities, and various other differences all as of the date of the Fortress Acquisition.

As of June 30, 2013, $711.9 million and $830.5 million of un-accreted push-down basis remained for net finance receivables, less allowance and long-term debt, respectively.

Segment Overview

As of June 30, 2013, our segments include: Consumer, Insurance, Portfolio Acquisitions, and Real Estate. Management considers Consumer, Insurance, and Portfolio Acquisitions to be our Core Consumer Operations and Real Estate as our Non-Core Portfolio.

Our segments are managed as follows:

Core Consumer Operations

—

Consumer.    We originate and service personal loans (secured and unsecured) through two business divisions: branch operations and our iLoan division. Branch operations primarily conducts business in 26 states, which are our core operating states. The iLoan division processes and underwrites loan applications that we receive through an internet portal. If the applicant is located near an existing branch, our iLoan division makes the credit decision regarding the application and then refers the customer to a nearby branch for closing, funding and servicing. If the applicant is not located near a branch, our iLoan division originates the loan.

—

Insurance.    We offer credit insurance (life, accident and health insurance, and involuntary unemployment insurance), non-credit insurance, and ancillary products, such as warranty protection. We also require credit-related property and casualty insurance, when needed, to protect our interest in the property pledged as collateral.

—

Portfolio Acquisitions.    We acquired the SpringCastle Portfolio, a $3.9 billion consumer loan portfolio consisting of over 415,000 unsecured loans and loans secured by subordinate residential real estate mortgages (which we service as unsecured loans due to the fact that the liens are subordinated to superior ranking security interests). This Springleaf Portfolio was acquired from HSBC through a newly-formed joint venture in which we own a 47% equity interest and which we consolidate in our financial statements. The loans in the SpringCastle Portfolio vary in form and substance from our typical branch serviced loans and are in a liquidating status with no anticipation of significant renewal activity. We assumed the direct servicing obligations for the loans in the SpringCastle Portfolio in September 2013, at which time we changed the name of this segment to “Acquisitions and Servicing.” Future strategic portfolio or business acquisitions will also be a part of this segment.

Non-Core Portfolio

—

Real Estate.    We service and hold real estate loans secured by first or second mortgages on residential real estate. Real estate loans previously originated through our branch offices are either serviced by our branch personnel or by our centralized servicing operation. Real estate loans previously acquired or originated through centralized distribution channels are serviced by one of our indirect wholly owned subsidiaries, MorEquity, all of which are subserviced by Nationstar, except for certain securitized real estate loans, which are serviced and subserviced by third parties. Investment funds managed by affiliates of Fortress indirectly own a majority interest in Nationstar. As a result of the cessation of real estate lending effective January 1, 2012, all of our real estate loans are in a liquidating status.

The remaining components (which we refer to as “Other”) consist of our non-core and non-originating legacy operations, which are isolated by geographic market and/or distribution channel from our Core Consumer Operations and our Non-Core Portfolio. These operations include our legacy operations in 14 states where we have also ceased branch-based personal lending as a result of our restructuring activities during the first half of 2012, our liquidating retail sales finance portfolio (including our retail sales finance accounts from our dedicated auto finance operation), our lending operations in Puerto Rico and the U.S. Virgin Islands, and the operations of our United Kingdom subsidiary.

Due to the nature of the Fortress Acquisition, we applied push-down accounting. However, we report the operating results of our Core Consumer Operations, Non-Core Portfolio and Other using the same accounting basis that we employed prior to the Fortress Acquisition, which we refer to as “historical accounting basis,” to provide a consistent basis for both management and other interested third parties to better understand the operating results of these segments. The historical accounting basis (which is a basis of accounting other than GAAP) also provides better comparability of the operating results of these segments to our competitors and other companies in the financial services industry. The historical accounting basis is not applicable to the Portfolio Acquisitions segment since this segment resulted from the acquisition of the SpringCastle Portfolio on April 1, 2013 and therefore, was not affected by the Fortress Acquisition.
We allocate revenues and expenses to each segment using the following methodologies:

Finance charges	Directly correlated with a specific segment.
Interest expense	Disaggregated into three categories based on the underlying debt that the expense pertains to: (1) securitizations, (2) Secured Term Loan, and (3) unsecured debt. Securitizations and the Secured Term Loan are allocated to the segments whose finance receivables serve as the collateral securing each of the respective debt instruments. The unsecured debt is allocated to the segments based on the remaining balance of debt by segment.
Provision for finance receivable losses	Directly correlated with a specific segment except for allocations to “other,” which are based on the remaining delinquent accounts as a percentage of total delinquent accounts.
Insurance revenues	Directly correlated with a specific segment.
Investment revenues	Directly correlated with a specific segment.
Other revenues	Directly correlated with a specific segment except for gains and losses on foreign currency exchange, debt repurchases and repayments, and derivatives. These items are allocated to the segments based on the interest expense allocation of unsecured debt.
Salary and benefits	Directly correlated with a specific segment. Other salaries and benefits not directly correlated with a specific segment are allocated to each of the segments based on services provided.
Other operating expenses	Directly correlated with a specific segment. Other operating expenses not directly correlated with a specific segment are allocated to each of the segments based on services provided.
Insurance losses and loss adjustment expenses	Directly correlated with a specific segment.

Segment Results

The following section discusses the pretax operating results of our segments:

Core Consumer Operations

Pretax operating results for Consumer and Insurance (which are reported on a historical accounting basis), and Portfolio Acquisitions are presented in the table below on an aggregate basis:

	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2012	2011	2010
	(in thousands)
Interest income:
Finance charges	$497,965	$280,231	$585,041	$534,861	$548,875
Finance receivables held for sale originated as held for investment	—	—	—	—	8,947

Total interest income	497,965	280,231	585,041	534,861	557,822
Interest expense	97,460	66,589	141,440	125,268	142,908

Net interest income	400,505	213,642	443,601	409,593	414,914
Provision for finance receivable losses	31,811	28,838	90,598	8,607	113,612

Net interest income after provision for finance receivable losses	368,694	184,804	353,003	400,986	301,302

Other revenues:
Insurance	68,848	61,332	126,423	120,456	124,813
Investments	22,746	20,250	39,314	45,172	40,654
Other	6,125	3,648	16,398	(6,641)	1,610

Total other revenues	97,719	85,230	182,135	158,987	167,077

Other expenses:
Operating expenses:
Salaries and benefits	131,113	130,061	258,828	273,602	306,398
Other operating expenses	86,582	70,456	120,492	154,636	163,812
Restructuring expenses	—	15,863	15,863	—	—
Insurance losses and loss adjustment expenses	31,524	27,716	62,092	44,361	48,268

Total other expenses	249,219	244,096	457,275	472,599	518,478

Pretax operating income (loss)	217,194	25,938	77,863	87,374	(50,099)
Pretax operating income attributable to non-controlling interests	53,948	—	—	—	—

Pretax operating income attributable to Springleaf	$163,246	$25,938	$77,863	$87,374	$(50,099)

Selected financial statistics for Consumer (which are reported on a historical accounting basis) and Portfolio Acquisitions were as follows:

	At or for the Six Months Ended June 30,		At or for the Year Ended December 31,
	2013	2012	2012	2011	2010
	(in thousands)
Consumer
Net finance receivables	$2,807,908	$2,419,140	$2,544,614	$2,413,881	$2,389,374
Number of accounts	755,977	687,290	729,140	690,509	674,557
Average net receivables	$2,609,480	$2,366,662	$2,426,968	$2,337,210	$2,527,999
Yield	25.49%	23.75%	24.10%	22.88%	21.70%
Gross charge-off ratio(a)	5.50%	4.39%	4.63%	5.09%	7.26%
Recovery ratio(b)	(3.22)%	(1.06)%	(0.99)%	(1.14)%	(1.12)%
Net charge-off ratio(a) (b)	2.28%	3.33%	3.64%	3.95%	6.14%
Delinquency ratio	1.92%	2.43%	2.75%	2.98%	3.67%
Origination volume	$1,559,864	$1,140,234	$2,465,110	$2,258,235	$1,886,093
Number of accounts	371,306	292,328	652,111	604,844	522,817

Portfolio Acquisitions
Net finance receivables	$2,817,578	N/A	N/A	N/A	N/A
Number of accounts	394,309	N/A	N/A	N/A	N/A
Average net receivables	$2,865,605	N/A	N/A	N/A	N/A
Yield	23.31%	N/A	N/A	N/A	N/A
Net charge-off ratio	2.48%	N/A	N/A	N/A	N/A
Delinquency ratio	4.70%	N/A	N/A	N/A	N/A

(a)	Reflects $14.5 million of additional charge-offs recorded in March 2013 (on a historical accounting basis) related to our change in charge-off policy for personal loans effective March 31, 2013. Excluding these additional charge-offs, our Consumer segment gross charge-off ratio would have been 4.39% for the six months ended June 30, 2013.

(b)	Reflects $25.4 million of recoveries on charged-off personal loans resulting from a sale of our charged-off finance receivables in June 2013. Excluding these recoveries, our Consumer segment recovery ratio would have been (1.28)% for the six months ended June 30, 2013. Excluding the impacts of the $14.5 million of additional charge-offs and the $25.4 million of recoveries on charged-off personal loans, our Consumer segment net charge-off ratio would have been 3.11% for the six months ended June 30, 2013.

Comparison of Pretax Operating Results for Six Months Ended June 30, 2013 and 2012

	Six Months Ended June 30,
	2013	2012
	(in thousands)
Finance charges—Consumer	$331,087	$280,231
Finance charges—Portfolio Acquisitions	166,878	—

Total	$497,965	$280,231

Finance charges—Consumer increased $50.9 million for the six months ended June 30, 2013 when compared to the same period in 2012 primarily due to increases in yield and average net receivables. Yield increased for the six months ended June 30, 2013 when compared to the same period in 2012 primarily due to pricing of new personal loans at higher state specific rates with concentrations in states with more favorable returns as a result of the restructuring activities during the first half of 2012. Average net receivables increased for the six months ended June 30, 2013 when compared to the same period in 2012 due to increased originations on personal loans.

Finance charges—Portfolio Acquisitions resulted from the purchase of the SpringCastle Portfolio on April 1, 2013.

	Six Months Ended June 30,
	2013	2012
	(in thousands)
Interest expense—Consumer	$72,869	$66,589
Interest expense—Portfolio Acquisitions	24,591	—

Total	$97,460	$66,589

Interest expense—Consumer increased $6.3 million for the six months ended June 30, 2013 when compared to the same period in 2012 primarily due to higher secured debt interest expense allocated to Consumer reflecting the higher proportion of personal loans allocated to our secured term loan and consumer loan securitizations.

Interest expense—Portfolio Acquisitions resulted from the securitization of the SpringCastle Portfolio on April 1, 2013.

	Six Months Ended June 30,
	2013	2012
	(in thousands)
Provision for finance receivable losses—Consumer	$14,014	$28,838
Provision for finance receivable losses—Portfolio Acquisitions	17,797	—

Total	$31,811	$28,838

Provision for finance receivable losses—Consumer decreased $14.8 million for the six months ended June 30, 2013 when compared to the same period in 2012 primarily due to $25.4 million of recoveries on charged-off personal loans resulting from the sale of these loans in June 2013 and improving delinquency trends, partially offset by higher increases to our allowance for finance receivable losses reflecting our personal loans originated in the 2013 period.

Insurance revenues increased $7.5 million for the six months ended June 30, 2013 when compared to the same period in 2012 primarily due to increases in non-credit and credit earned premiums reflecting higher originations of personal loans in 2013.

Investment revenues for Insurance increased $2.5 million for the six months ended June 30, 2013 when compared to the same period in 2012 primarily due to favorable variances in net realized gains (losses) on investment securities, partially offset by decreases in average invested assets and average invested asset yield.

Other revenues for Portfolio Acquisitions for the six months ended June 30, 2013 include servicing fee revenues of $2.4 million for the fees charged by Portfolio Acquisitions for servicing the SpringCastle Portfolio beginning on April 1, 2013, the acquisition date. These fees are eliminated in Springleaf’s consolidated operating results with the servicing fee expenses, which are included in other operating expenses.

	Six Months Ended June 30,
	2013	2012
	(in thousands)
Salaries and benefits—Consumer	$121,759	$124,291
Salaries and benefits—Insurance	6,943	5,770
Salaries and benefits—Portfolio Acquisitions	2,411	—

Total	$131,113	$130,061

Salaries and benefits for Consumer and Insurance decreased $1.4 million for the six months ended June 30, 2013 when compared to the same period in 2012 primarily due to lower pension expenses reflecting the pension plan freeze effective December 31, 2012 and fewer employees in 2013 as a result of the restructuring activities during the first half of 2012, partially offset by higher headquarter salaries allocated to Core Consumer Operations. We also allocated $2.4 million of headquarter salaries and benefits to Portfolio Acquisitions.

	Six Months Ended June 30,
	2013	2012
	(in thousands)
Other operating expenses—Consumer	$57,188	$64,318
Other operating expenses—Insurance	4,878	6,138
Other operating expenses—Portfolio Acquisitions	22,136	—

Total	$84,202	$70,456

Other operating expenses for Consumer and Insurance decreased $8.4 million for the six months ended June 30, 2013 when compared to the same period in 2012 primarily due to lower legal accruals, partially offset by higher advertising expenses. We also allocated $1.7 million of headquarter expenses to Portfolio Acquisitions.

We recorded restructuring expenses of $15.9 million for the six months ended June 30, 2012 in connection with our branch office closings and workforce reductions in 2012.

Insurance losses and loss adjustment expenses for Insurance increased $3.8 million for the six months ended June 30, 2013 when compared to the same period in 2012 primarily due to an unfavorable variance in change in benefit reserves resulting from higher levels of insurance in force.

Comparison of Pretax Operating Results for 2012 and 2011

Finance charges for Consumer increased $50.2 million in 2012 when compared to 2011 primarily due to increases in yield and average net receivables. Average net receivables increased in 2012 when compared to 2011 due to higher personal loan average net receivables from increased originations on personal loans.

Interest expense for Consumer increased $16.2 million in 2012 when compared to 2011 primarily due to higher unsecured debt interest expense allocated to Consumer reflecting the higher proportion of personal loans allocated to our unsecured debt. Consumer did not have any interest expense allocations from securitizations since personal loans were not previously utilized in our securitization transactions.

Provision for finance receivable losses for Consumer increased $82.0 million in 2012 when compared to 2011 primarily due to increasing the allowance for finance receivables losses in 2012 as opposed to recording an allowance reduction in 2011. As discussed under “—Critical Accounting Estimates—Allowance for Finance Receivable Losses,” effective September 30, 2011, we switched from a migration analysis to a roll rate-based model for purposes of computing our allowance for finance receivables losses for our personal loans. While the delinquency and charge-off trends of our personal loans improved in 2012 over 2011, we increased our allowance for finance receivable losses during 2012 due to a 5.4% growth in these finance receivables during 2012.

Insurance revenues increased $6.0 million in 2012 when compared to 2011 primarily due to increases in credit earned premiums reflecting higher originations of personal loans in 2012, partially offset by a decrease in premiums assumed under reinsurance agreements.

Investment revenues for Insurance decreased $5.9 million in 2012 when compared to 2011 primarily due to decreases in average invested assets and average invested asset yield, partially offset by a favorable variance in net realized gains (losses) on investment securities.

Other revenues for Consumer and Insurance increased $23.0 million in 2012 when compared to 2011 primarily due to foreign exchange transaction gains in 2012, curtailment gain in 2012 as a result of our pension plan freeze, and net gain on repurchases of debt in 2012, partially offset by unfavorable variances in foreign exchange gains (losses) on Euro denominated debt and related derivative adjustments.

Salaries and benefits for Consumer and Insurance decreased $14.8 million in 2012 when compared to 2011 primarily due to having fewer employees in 2012 as a result of the restructuring activities during the first half of 2012.

Other operating expenses for Consumer and Insurance decreased $34.1 million in 2012 when compared to 2011 primarily due to fewer branch offices in 2012.

We recorded restructuring expenses of $15.9 million during the first half of 2012 in connection with our restructuring activities in 2012.

Insurance losses and loss adjustment expenses increased $17.7 million in 2012 when compared to 2011 primarily due to an unfavorable variance in change in benefit reserves. In the second quarter of 2011, we recorded an out-of-period adjustment related to prior periods, which decreased change in benefit reserves by $14.2 million for 2011. This adjustment related to the correction of a benefit reserve error related to a closed block of annuities.

Comparison of Pretax Operating Results for 2011 and 2010

Finance charges for Consumer decreased $14.0 million in 2011 when compared to 2010 primarily due to a decrease in average net receivables, which was partially offset by an increase in yield. Average net receivables decreased in 2011 when compared to 2010 reflecting our tighter underwriting guidelines and liquidity management efforts.

Interest expense for Consumer decreased $17.6 million in 2011 when compared to 2010 primarily due to lower Secured Term Loan interest expense allocated to Consumer reflecting the lower proportion of personal loans allocated to the Secured Term Loan.

Provision for finance receivable losses for Consumer decreased $105.0 million in 2011 when compared to 2010 primarily due to lower required allowance for finance receivables losses. As described above, we switched from a migration analysis to a roll rate-based model for purposes of computing our allowance for finance receivables losses for our personal loans. There was no requirement for further increase to our allowance for finance receivables losses under the new roll rate analysis and after consideration of the improved delinquency and charge-off trends of our personal loans in 2011 when compared to 2010.

Insurance revenues decreased $4.4 million in 2011 when compared to 2010 primarily due to decreases in credit earned premiums reflecting lower finance receivable originations in prior years.

Investment revenues for Insurance increased $4.5 million in 2011 when compared to 2010 primarily due to lower net realized losses on investment securities, partially offset by a decrease in average invested asset yield.

Other revenues for Consumer and Insurance decreased $8.3 million in 2011 when compared to 2010 primarily due to unfavorable variances in foreign exchange gains (losses) on Euro denominated debt and related derivative adjustments.

Salaries and benefits for Consumer and Insurance decreased $32.8 million in 2011 when compared to 2010 primarily due to lower medical claims and premiums paid by the Company in 2011 and fewer employees.

Other operating expenses for Consumer and Insurance decreased $9.2 million in 2011 when compared to 2010 primarily due to lower legal accruals and lower administrative expenses allocated from our former indirect parent, partially offset by higher professional services expenses and higher advertising expenses.

Insurance losses and loss adjustment expenses decreased $3.9 million in 2011 when compared to 2010 primarily due to lower claims incurred in 2011.

Non-Core Portfolio

Pretax operating results of Real Estate (which are reported on a historical accounting basis) were as follows:

	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2012	2011	2010
	(in thousands)
Interest income:
Finance charges	$364,508	$426,730	$820,439	$939,053	$1,054,871
Finance receivables held for sale originated as held for investment	—	2,390	2,734	—	11,471

Total interest income	364,508	429,120	823,173	939,053	1,066,342
Interest expense	292,438	348,352	672,271	755,138	869,257

Net interest income	72,070	80,768	150,902	183,915	197,085
Provision for finance receivable losses	149,624	81,545	51,130	249,268	315,018

Net interest income after provision for finance receivable losses	(77,554)	(777)	99,772	(65,353)	(117,933)
Other revenues	(19,141)	(28,814)	(61,297)	(62,066)	50,196
Other expenses:
Operating expenses:
Salaries and benefits	13,097	14,793	29,680	31,310	51,204
Other operating expenses	27,968	44,836	72,037	98,474	112,040
Restructuring expenses	—	818	818	—	—

Total other expenses	41,065	60,447	102,535	129,784	163,244

Pretax operating loss	$(137,760)	$(90,038)	$(64,060)	$(257,203)	$(230,981)

Selected financial statistics for Real Estate (which are reported on a historical accounting basis) were as follows:

	At or for the Six Months Ended June 30,		At or for the Year Ended December 31,
	2013	2012	2012	2011	2010
	(in thousands)
Real estate
Net finance receivables	$9,926,268	$11,169,433	$10,552,557	$11,857,850	$13,326,540
Number of accounts	126,942	143,157	135,151	151,731	168,025
Average net receivables	$10,245,790	$11,510,840	$11,183,176	$12,596,103	$13,974,060
Yield	7.17%	7.46%	7.34%	7.49%	7.20%
Loss Ratio*	2.13%	2.80%	2.73%	3.22%	3.39%
Delinquency ratio	7.47%	7.59%	7.78%	8.03%	7.23%

*	Reflects $9.9 million of recoveries on charged-off real estate loans resulting from a sale of our charged-off finance receivables in June 2013. Excluding these recoveries, our real estate segment loss ratio would have been 2.32% for the six months ended June 30, 2013.

Comparison of Pretax Operating Results for Six Months Ended June 30, 2013 and 2012

Finance charges decreased $62.2 million for the six months ended June 30, 2013 when compared to the same period in 2012 primarily due to decreases in average net receivables and yield. Average net receivables decreased for the six months ended June 30, 2013 when compared to the same period in 2012 primarily due to the cessation of new originations of real estate loans as of January 1, 2012 and the continued liquidation of the portfolio. Yield decreased for the six months ended June 30, 2013 when compared to the same period in 2012 primarily due to the increase in TDR finance receivables (which result in reduced finance charges reflecting the reductions to the interest rates on these TDR finance receivables).

Interest expense decreased $55.9 million for the six months ended June 30, 2013 when compared to the same period in 2012 primarily due to lower unsecured debt interest expense allocated to Real Estate. The lower proportion of real estate loans allocated to our unsecured debt reflected Real Estate’s utilization of three real estate loan securitization transactions since June 30, 2012.

Provision for finance receivable losses increased $68.1 million for the six months ended June 30, 2013 when compared to the same period in 2012 primarily due to the additional allowance requirements of $56.1 million recorded in the six months ended June 30, 2013 on our real estate loans deemed to be TDR finance receivables subsequent to the Fortress Acquisition. This increase was partially offset by $9.9 million of recoveries on charged-off real estate loans resulting from the sale of these loans in June 2013, continued liquidation of the real estate portfolio, and improving delinquency trends.

Other revenues increased $9.7 million for the six months ended June 30, 2013 when compared to the same period in 2012 primarily due to lower write-downs and net gains (losses) on sales of real estate owned due to a change in our assumptions with respect to estimating the initial fair value of real estate owned effective December 31, 2012 and foreign exchange transaction gains for the six months ended June 30, 2013. These increases were partially offset by net losses on repurchases and repayments of debt during the six months ended June 30, 2013 compared to net gains on repurchases of debt during the same 2012 period.

Other operating expenses decreased $16.9 million for the six months ended June 30, 2013 when compared to the same period in 2012 primarily due to lower real estate related expenses on real estate owned.

We recorded restructuring expenses of $0.8 million for the six months ended June 30, 2012 in connection with our restructuring activities in 2012.

Comparison of Pretax Operating Results for 2012 and 2011

Finance charges decreased $118.6 million in 2012 when compared to 2011 primarily due to decreases in average net receivables and yield. Average net receivables decreased in 2012 when compared to 2011 primarily due to the cessation of new originations of real estate loans as of January 1, 2012.

Interest expense decreased $82.9 million in 2012 when compared to 2011 primarily due to lower unsecured debt interest expense allocated to Real Estate. The lower proportion of real estate loans allocated to our unsecured debt reflected Real Estate’s utilization of three securitization transactions in 2012 that have lower cost of funds.

Provision for finance receivable losses decreased $198.1 million in 2012 when compared to 2011 due to lower required allowance for finance receivable losses in response to the 11.0% decline in our real estate loans during 2012 and the improved delinquency and charge-off trends of these finance receivables. We switched from a migration analysis to a roll rate-based model for purposes of computing our allowance for finance receivables losses for our real estate loans. There was no requirement for further increase to our allowance for finance receivable losses under the new roll rate analysis and after consideration of the improved delinquency and charge-off trends of our real estate loans in 2012 when compared to 2011 and the decline in these finance receivables during 2012.

Other operating expenses decreased $26.4 million in 2012 when compared to 2011 primarily due to fewer branch offices in 2012 and lower real estate expenses.

Comparison of Pretax Operating Results for 2011 and 2010

Finance charges decreased $115.8 million in 2011 when compared to 2010 primarily due to a decrease in average net receivables, partially offset by an increase in yield. Average net receivables decreased in 2011 when compared to 2010 primarily due to our tighter underwriting guidelines and liquidity management efforts.

Interest expense decreased $114.1 million in 2011 when compared to 2010 primarily due to lower unsecured debt interest expense allocated to Real Estate reflecting the lower proportion of real estate loans allocated to our unsecured debt. This decrease was partially offset by higher Secured Term Loan interest expense allocated to Real Estate reflecting the higher proportion of real estate loans pledged as collateral to the Secured Term Loan.

Provision for finance receivable losses decreased $65.8 million in 2011 when compared to 2010 primarily due to lower required allowance for finance receivable losses in response to the 11.0% decline in our real estate loans during 2011.

Other revenues decreased $112.3 million in 2011 when compared to 2010 primarily due to unfavorable variances in foreign exchange gains (losses) on Euro denominated debt and related derivative adjustments and higher write-downs on real estate owned and net losses on sales of real estate owned.

Salaries and benefits decreased $19.9 million in 2011 when compared to 2010 primarily due to lower medical claims and premiums paid by the Company in 2011 and fewer employees.

Other operating expenses decreased $13.6 million in 2011 when compared to 2010 primarily due to lower professional services expenses, lower administrative expenses allocated from our former indirect parent, and lower real estate expenses.

Other

“Other” consists of our other non-originating legacy operations, which are isolated by geographic market and/or distribution channel from our prospective Core Consumer Operations and our Non-Core Portfolio. These operations include our legacy operations in 14 states where we have also ceased branch-based personal lending and retail sales financing as a result of our restructuring activities during the first half of 2012, our liquidating retail sales finance portfolio (including our retail sales finance accounts from our dedicated auto finance operation), our lending operations in Puerto Rico and the U.S. Virgin Islands, and the operations of our United Kingdom subsidiary.

Pretax operating results of the Other components (which are reported on a historical accounting basis) were as follows:

	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2012	2011	2010
	(in thousands)
Interest income:
Finance charges	$27,629	$60,372	$100,097	$150,143	$209,222
Interest expense	8,841	20,094	33,711	48,619	74,188

Net interest income	18,788	40,278	66,386	101,524	135,034
Provision for finance receivable losses	(5,747)	4,533	10,632	(4,314)	55,974

Net interest income after provision for finance receivable losses	24,535	35,745	55,754	105,838	79,060

Other revenues:
Insurance	40	61	108	111	109
Investments	1,396	2,536	4,758	1,161	2
Other	(424)	2,434	5,324	10,828	28,025

Total other revenues	1,012	5,031	10,190	12,100	28,136

Other expenses:
Operating expenses:
Salaries and benefits	13,187	18,397	32,186	55,186	63,861
Other operating expenses	7,494	24,720	94,126	56,976	50,729
Restructuring expenses	—	6,822	6,822	—	—

Total other expenses	20,681	49,939	133,134	112,162	114,590

Pretax operating income (loss)	$4,866	$(9,163)	$(67,190)	$5,776	$(7,394)

Net finance receivables of the Other components (which are reported on a historical accounting basis) were as follows:

	June 30,		December 31,
	2013	2012	2012	2011	2010
	(in thousands)
Other
Net finance receivables:
Personal loans	$89,706	$189,952	$122,417	$310,514	$340,526
Real estate loans	8,053	120,104	8,570	130,248	129,436
Retail sales finance	146,683	295,503	217,092	390,528	538,366

Total	$244,442	$605,559	$348,079	$831,290	$1,008,328

Credit Quality

Our customers encompass a wide range of borrowers. In the consumer finance industry, they are described as prime or near-prime at one extreme and non-prime or sub-prime at the other. Our customers’ incomes are generally near the national median but our customers may vary from national norms as to their debt-to-income ratios, employment and residency stability, and/or credit repayment histories. In general, our customers have lower credit quality and require significant levels of servicing.

As a result of the Fortress Acquisition, we applied push-down accounting and adjusted the carrying value of our finance receivables (the “FA Loans”) to their fair value on November 30, 2010. For purchased finance receivables, such as the SpringCastle Portfolio (“SCP Loans”), we also record these loans at fair value on the day of purchase.

Carrying value of finance receivables includes accrued finance charges, unamortized deferred origination costs and unamortized net premiums and discounts on purchased finance receivables. We record an allowance for loan losses to cover expected losses on our finance receivables.

For both the FA and SCP Loans, we segregate between those considered to be performing (“FA Performing “ and “SCP Performing,” respectively) and those for which it was determined it was probable that we would be unable to collect all contractually required payments (“FA Credit Impaired Loans” and “SCP Credit Impaired Loans,” respectively). For the FA Performing Loans and the SCP Performing Loans, we accrete the purchase discount to contractual cash flows over the remaining life of the loan to finance charges. For the FA Credit Impaired Loans and SCP Credit Impaired Loans, we record the expected credit loss at purchase and recognize finance charges on the expected effective yield.

	June 30, 2013	December 31,
		2012	2011
	(in thousands)
Personal Loans
FA Performing Loans at Fortress Acquisition	$227,659	$336,141	$821,992
Originated after Fortress Acquisition	2,660,092	2,313,591	1,863,047
Allowance for finance receivable losses	(60,250)	(66,580)	(39,522)

Personal loans, less allowance for finance receivable losses	2,827,501	2,583,152	2,645,517
SpringCastle Portfolio
SCP Performing Loans	2,140,412	N/A	N/A
SCP Credit Impaired Loans	677,166	N/A	N/A
Allowance for finance receivable losses	—	N/A	N/A

SpringCastle Portfolio, less allowance for finance receivable losses	2,817,578	N/A	N/A
Real Estate Loans
FA Performing Loans at Fortress Acquisition	7,015,858	7,463,046	8,365,947
FA Credit Impaired Loans at Fortress Acquisition	1,354,180	1,398,767	1,539,701
Originated after Fortress Acquisition*	86,060	93,552	210,164
Allowance for finance receivable losses	(184,585)	(111,248)	(31,471)

Real estate loans, less allowance for finance receivable losses	8,271,513	8,844,117	10,084,341
Retail Sales Finance
FA Performing Loans at Fortress Acquisition	88,550	126,558	254,201
Originated after Fortress Acquisition	52,276	81,799	115,702
Allowance for finance receivable losses	(920)	(2,260)	(1,007)

Retail sales finance, less allowance for finance receivable losses	139,906	206,097	368,896

Total net finance receivables, less allowance	$14,056,498	$11,633,366	$13,098,754

Allowance for finance receivable losses as a percentage of finance receivables
Personal loans	2.09%	2.51%	1.47%
SpringCastle Portfolio	0.00%	N/A	N/A
Real estate loans	2.18%	1.24%	0.31%
Retail sales finance	0.65%	1.08%	0.27%

*	Real estate loan originations in 2012 and 2013 were from advances on home equity lines of credit.

We consider delinquency status of a finance receivable as our primary credit quality indicator and consider finance receivables 60 days or more past due as delinquent and consider the likelihood of collection to decrease at such time.

The following is a summary of net finance receivables by days delinquent.

	Personal Loans	SpringCastle Portfolio	Real Estate Loans	Retail Sales Finance	Total
	(in thousands)
June 30, 2013
Net finance receivables:
60-89 days past due	$21,522	$49,888	$88,306	$1,547	$161,263
90-119 days past due	14,982	37,551	63,400	1,142	117,075
120-149 days past due	11,451	23,207	48,453	702	83,813
150-179 days past due	9,883	20,386	38,897	519	69,685
180 days or more past due	1,168	1,468	365,422	130	368,188

Total delinquent finance receivables	59,006	132,500	604,478	4,040	800,024
Current	2,789,924	2,597,446	7,677,398	133,510	13,198,278
30-59 days past due	38,821	87,632	174,222	3,276	303,951

Total	$2,887,751	$2,817,578	$8,456,098	$140,826	$14,302,253

December 31, 2012
Net finance receivables:
60-89 days past due	$21,683	N/A	$99,956	$2,107	$123,746
90-119 days past due	17,538	N/A	73,803	1,416	92,757
120-149 days past due	14,050	N/A	58,364	1,171	73,585
150-179 days past due	9,613	N/A	45,648	743	56,004
180 days or more past due	12,107	N/A	386,024	331	398,462

Total delinquent finance receivables	74,991	N/A	663,795	5,768	744,554
Current	2,534,960	N/A	8,094,459	197,392	10,826,811
30-59 days past due	39,781	N/A	197,111	5,197	242,089

Total	$2,649,732	N/A	$8,955,365	$208,357	$11,813,454

December 31, 2011
Net finance receivables:
60-89 days past due	$20,790	N/A	$118,659	$4,169	$143,618
90-119 days past due	16,332	N/A	89,760	3,543	109,635
120-149 days past due	12,975	N/A	74,585	2,750	90,310
150-179 days past due	9,246	N/A	60,783	1,716	71,745
180 days or more past due	11,601	N/A	401,326	883	413,810

Total delinquent finance receivables	70,944	N/A	745,113	13,061	829,118
Current	2,580,966	N/A	9,191,439	349,685	12,122,090
30-59 days past due	33,129	N/A	179,260	7,157	219,546

Total	$2,685,039	N/A	$10,115,812	$369,903	$13,170,754

Troubled Debt Restructuring

We make modifications to our real estate loans to assist borrowers in avoiding foreclosure. When we modify a real estate loan’s contractual terms for economic or other reasons related to the borrower’s financial difficulties and grant a concession that we would not otherwise consider, we classify that loan as a TDR finance receivable.

Summary of TDR finance receivables is as follows:

	June 30, 2013	December 31
		2012	2011
	(in thousands)
TDR net finance receivables	$1,143,437	$812,969	$298,509
Allowance for TDR finance receivable losses	$148,365	$92,290	$29,360
Allowance as a percentage of TDR net finance receivables	12.98%	11.35%	9.84%
Number of TDR accounts	11,846	7,681	2,440

Net finance receivables that were modified as TDR finance receivables within the previous 12 months and for which there was a default during the period were as follows:

	Six Month Ended June 30,		Year Ended December 31
	2013	2012	2012	2011
	(in thousands)
Number of TDR accounts	419	282	590	184
TDR net finance receivables	$33,689	$35,002	$66,041	$20,086

We may make modifications to a loan in our newly acquired SpringCastle Portfolio to assist borrowers in avoiding default and to mitigate the risk of loss. When we modify a loan’s contractual terms for economic or other reasons related to the borrower’s financial difficulties and grant a concession that we would not otherwise consider, we classify that loan as a TDR finance receivable. We restructure finance receivables only if we believe the customer has the ability to pay under the restructured terms for the foreseeable future. There were no SpringCastle Portfolio TDR accounts as of the April 1, 2013 acquisition date as any account deemed as a TDR under our policy was categorized as a purchased credit impaired finance receivables. The amount of SpringCastle Portfolio loans that has been classified as a TDR finance receivable subsequent to the acquisition date is less than $15,000 and has not yet reached a significant level for detailed disclosure.

Liquidity and Capital Resources

We have historically financed the majority of our operating liquidity and capital needs through a combination of cash flows from operations, securitization debt, unsecured debt and borrowings under the Secured Term Loan. In the future, we plan to finance our operating liquidity and capital needs through a combination of cash flows from operations, securitization debt, unsecured debt, other corporate debt facilities and equity.

As a holding company, all of the funds generated from our operations are earned by our operating subsidiaries. Our operating subsidiaries’ primary cash needs relate to funding our lending activities, our debt service obligations, our operating expenses and, to a lesser extent, expenditures relating to upgrading and monitoring our technology platform, risk systems and branch locations.

At June 30, 2013, we had $646.4 million of cash and cash equivalents and during the six months ended June 30, 2013 we generated a net income of $98.8 million. Our net cash outflow from operating and investing activities totaled $2.1 billion for the six months ended June 30, 2013 as a result of the purchase of the SpringCastle Portfolio. At June 30, 2013, our remaining principal and interest payments for 2013 on our existing debt (excluding securitizations) totaled $706.9 million. Additionally, we have $244.0 million of debt maturities and interest payments (excluding securitizations) due in the first half of 2014. As of June 30, 2013, we had $1.1 billion UPB of unencumbered personal loans and $1.6 billion UPB of unencumbered real estate loans.

Our insurance subsidiaries maintain reserves as liabilities on the balance sheet to cover future claims for certain insurance products. Claims reserves totaled $74.4 million as of June 30, 2013.

Based on our estimates and taking into account the risks and uncertainties of our plans, we believe that we will have adequate liquidity to finance and operate our businesses and repay our obligations as they become due for at least the next twelve months.

To reduce the risk associated with unfavorable changes in interest rates on our debt not offset by favorable changes in yield of our finance receivables, we monitor the anticipated cash flows of our assets and liabilities, principally our finance receivables and debt. We have funded finance receivables with a combination of fixed-rate and floating-rate debt and equity and have based the mix of fixed-rate and floating-rate debt issuances, in part, on the nature of the finance receivables being supported. We have also employed interest rate swap agreements to adjust our fixed/floating mix of total debt. Including the impact of interest rate swap agreements that effectively fix floating-rate debt or float fixed-rate debt, our floating-rate debt represented 17% of our borrowings at June 30, 2013, compared to 31% at December 31, 2012 and 2011 (on a historical accounting basis). We no longer have any interest rate swap agreements, as we terminated our remaining cross currency interest rate swap agreement on August 5, 2013. Adjustable-rate net finance receivables represented 5% of our real estate loans at June 30, 2013, compared to 5% at December 31, 2012 and 2011 (on a historical accounting basis).

Liquidity

Operating Activities

Cash from operations decreased $45.1 million for the six months ended June 30, 2013 when compared to the same period in 2012 primarily due to servicing fee expenses charged by HSBC to service the SpringCastle Portfolio and perform collection services, pursuant to an interim servicing agreement, higher advertising expenses, and legal settlement costs paid in the six months ended June 30, 2013, partially offset by lower salaries and benefits and occupancy expenses reflecting fewer employees and branch offices in 2013 as a result of the restructuring activities during the first half of 2012. The decrease in benefit costs also reflected lower pension expenses primarily due to the pension plan freeze effective December 31, 2012.

Cash from operations increased $35.3 million in 2012 when compared to 2011 primarily due to lower salaries and benefits and other operating expenses reflecting fewer employees and branch offices in 2012 due to the restructuring activities during the first half of 2012, as well as higher net interest income.

Cash from operations decreased $202.9 million in 2011 when compared to the eleven months ended November 30, 2010 primarily due to lower net interest income.

Investing Activities

Net cash provided by (used for) investing activities decreased $2.9 billion for the six months ended June 30, 2013 when compared to the same period in 2012 primarily due to the purchase of the SpringCastle Portfolio.

Cash from investing activities decreased $106.7 million in 2012 when compared to 2011 primarily due to the settlement of a note receivable from AIG in 2011 and restrictions on cash due to the completion of three securitization transactions during 2012 and the modification of the Secured Term Loan in 2011 combined with an increase in proceeds from net sales of investment securities and sales of finance receivables held for sale in 2012.

Cash from investing activities decreased $1.7 billion in 2011 when compared to the eleven months ended November 30, 2010 primarily due to the repayment of a demand promissory note receivable from AIG in the first quarter of 2010.

Financing Activities

Net cash provided by (used for) financing activities increased $1.3 billion for the six months ended June 30, 2013 primarily due to higher net repayments of long-term debt, partially offset by four securitization transactions and an unsecured offering of Senior Notes in the 2013 period.

Net cash used for financing activities decreased $1.6 billion in 2012 when compared to 2011 primarily due to higher amounts of long-term debt repayments in 2011.

Net cash used for financing activities decreased $972.6 million in 2011 when compared to the eleven months ended November 30, 2010 primarily due to less net repayments of short-term and long-term debt in 2011 compared to the eleven months ended November 30, 2010.

Liquidity Risks and Strategies

We currently have a significant amount of indebtedness in relation to our equity. SFC’s credit ratings are non-investment grade, which have a significant impact on our cost of, and access to, capital. This, in turn, negatively affects our ability to manage our liquidity, and our ability and cost to refinance our indebtedness.

There are numerous risks to our financial results, liquidity, capital raising and debt refinancing plans, some of which may not be quantified in our current liquidity forecasts. These risks include, but are not limited, to our inability to grow our personal loan portfolio with adequate profitability; the effect of federal, state and local laws, regulations, or regulatory policies and practices; the liquidation and related losses within our real estate portfolio could be substantial and result in reduced cash receipts; potential liability relating to real estate and personal loans which we have sold or may sell in the future, or relating to securitized loans; and the potential for disruptions in bond and equity markets.

The principal factors that could decrease our liquidity are customer delinquencies and defaults, a decline in customer prepayments, and a prolonged inability to adequately access capital market funding. We intend to support our liquidity position by utilizing the following strategies:

—	managing purchases of finance receivables and maintaining disciplined underwriting standards and pricing for loans we originate or purchase;

—	pursuing additional debt financings (including new securitizations and new unsecured debt issuances, debt refinancing transactions and standby funding facilities), or a combination of the foregoing;

—

purchasing portions of our outstanding indebtedness through open market or privately negotiated transactions with third parties or pursuant to one or more tender or exchange offers or otherwise, upon such terms and at such prices, as well as with such consideration, as we or our affiliates may determine; and

—	obtaining secured revolving credit facilities to allow us to use excess cash to pay down higher cost debt.

However, it is possible that the actual outcome of one or more of our plans could be materially different than expected or that one or more of our significant judgments or estimates could prove to be materially incorrect.

Our Insurance Subsidiaries

State law restricts the amounts our insurance subsidiaries, Merit Life Insurance Co. and Yosemite Insurance Company, may pay as dividends without prior notice to, or in some cases approval from, the Indiana Department of Insurance. The maximum amount of dividends that can be paid without prior approval in a 12 month period, measured retrospectively from the date of payment, is the greater of 10% of policyholders’ surplus as of the prior year-end, or the net gain from operations as of the prior year-end. Our insurance subsidiaries paid $150.0 million of dividends in the second quarter of 2012 upon receiving prior approval and paid $45.0 million of dividends in the second quarter of 2011 that did not require prior approval. On July 19, 2013, our insurance subsidiaries paid an additional $150.0 million of dividends upon receiving prior approval.

Our Debt Agreements

The debt agreements to which SFC and its subsidiaries are a party include customary terms and conditions, including covenants and representations and warranties. These agreements also contain certain restrictions, including restrictions on the ability to create senior liens on property and assets in connection with any new debt financings and restrictions on the intercompany transfer of funds from certain subsidiaries to SFC or SFI, except for those funds needed for debt payments and operating expenses. SFC subsidiaries that borrow funds through the Secured Term Loan are also required to pledge eligible finance receivables to support their borrowing under the Secured Term Loan.

With the exception of SFC’s hybrid debt, none of our debt agreements require SFI or any of its subsidiaries to meet or maintain any specific financial targets or ratios, except the requirement to maintain a certain level of pledged finance receivables under the Secured Term Loan.

Under our debt agreements, certain events, including non-payment of principal or interest, bankruptcy or insolvency, or a breach of a covenant or a representation or warranty may constitute an event of default and trigger an acceleration of payments. In some cases, an event of default or acceleration of payments under one debt agreement may constitute a cross-default under other debt agreements resulting in an acceleration of payments under the other agreements.

As of June 30, 2013, we were in compliance with all of the covenants under our debt agreements.

Structured Financings

We have the proven ability to finance our businesses from a diversified source of capital and funding, including financings in the capital markets in the form of personal loan and mortgage loan securitizations. Our recent securitizations have served to replace secured and unsecured debt in our capital structure with more favorable non-recourse funding. In addition, securitizations are an attractive source of funding due to the cost efficiency of the market and the large and deep investor base for such products. Securitizations also allow us to limit our exposure to risk upon an event of default as investors generally have no recourse other than to the pool of finance receivables underlying the securitization and may not look to, or draw upon, our assets, or the assets of our affiliates, in order to satisfy their claims. Furthermore, the term structure of a securitization locks in fixed rate funding for the life of the underlying fixed rate assets, and the matching amortization of the assets and liabilities provides committed funding for the collateralized loans throughout their terms. Our overall funding costs are favorably impacted by our increased usage of securitizations as we typically execute these transactions at interest rates significantly below those of our maturing secured and unsecured debt. Our consumer loan securitizations completed in 2013 also offer us the added advantage of having either a two or three year revolving period during which we are able to contribute additional assets into the securitization to replace maturing loans. This feature provides us with an incremental source of liquidity for our consumer loans.

Due to prevailing market rates, we did not engage in securitizations during the period from 2008 to July of 2009, but we began issuing asset- and mortgage-backed securities again in July of 2009. We completed one securitization in each year of 2009, 2010 and 2011 and three in 2012. In 2013, we have completed five securitizations to date, including two securitizations of personal loans, which represent the first such securitizations in our industry in 15 years. Since 2009, we have issued over $9.2 billion in mortgage-backed securities (“MBS”) and ABS and we expect to continue to expand our securitization program.

We execute private securitizations under Rule 144A of the Securities Act. As of June 30, 2013, our structured financings consisted of the following:

	Initial Note Amounts Issued*	Current Note Amounts Outstanding	Initial Collateral Balance	Current Collateral Balance	Initial Weighted Average Interest Rate	Collateral Type	Revolving Period
	(in thousands)
Mortgage Securitization
AGFMT 2006-1	$457,061	$126,931	$473,570	$148,458	5.7500%	Mortgage loans	N/A
AGFMT 2009-1	1,179,513	334,913	1,965,856	1,158,740	4.5625%	Mortgage loans	N/A
AGFMT 2010-1	716,897	345,877	1,002,653	659,093	5.3000%	Mortgage loans	N/A
SLFMT 2011-1	365,441	276,523	496,861	404,592	4.8266%	Mortgage loans	N/A
SLFMT 2012-1	394,611	315,323	473,009	416,080	3.7447%	Mortgage loans	N/A
SLFMT 2012-2	770,806	662,392	970,034	896,927	3.3384%	Mortgage loans	N/A
SLFMT 2012-3	794,854	710,757	1,030,568	977,610	2.7190%	Mortgage loans	N/A
SLFMT 2013-1	782,489	748,639	1,021,846	997,067	3.0317%	Mortgage loans	N/A
Consumer Securitization
SLFMT 2013-A	567,880	567,880	662,247	662,251	2.8880%	Personal loans	2 years
SLFMT 2013-B	256,170	256,170	441,989	441,989	4.0627%	Personal loans	3 years

Total Mortgage and Consumer Securitizations	6,285,722	4,345,405	8,538,633	6,762,807
SpringCastle Securitization
SCFT 2013-1	2,200,000	2,039,476	3,934,955	3,849,878	3.7862%	Personal and junior mortgage loans	N/A

Total secured structured financings	$8,485,722	$6,384,881	$12,473,588	$10,612,685

*	Represents securities sold at time of issuance or at a later date. Does not include retained bonds.

We have completed five securitizations year-to-date (including a mortgage securitization effected in July 2013) and currently have 12 securitizations outstanding in the market with a cumulative balance of $7.0 billion. Our securitizations generally have several classes of notes, with principal paid sequentially based on seniority and any excess spread distributed to the residual holder. We generally retain the lowest bond class and the residual, with a cumulative balance of $4.1 billion at June 30, 2013. We use the proceeds from securitization transactions to repay borrowings outstanding under our Secured Term Loan, originate and acquire new loans, and for general corporate purposes. We have the right to exercise clean-up call options on our securitizations when the collateralization pool balance reaches its defined option trigger level which could range from 10% to 25% of its original balance or in some cases at specified times, for example, three years following the date of issuance.

Secured Term Loan

SFFC, a wholly owned subsidiary of SFC, is party to a six-year Secured Term Loan pursuant to a credit agreement among SFFC, SFC, the Subsidiary Guarantors and a syndicate of lenders, various agents, and Bank of America, N.A, as administrative agent.

On April 11, 2013, SFFC made a mandatory prepayment, without penalty or premium, of $714.9 million of outstanding principal (plus accrued interest) on the Secured Term Loan. On each of May 15, 2013 and May 30, 2013, SFFC made additional prepayments, without penalty or premium of $500.0 million of outstanding principal (plus accrued interest) on the secured term loan. At June 30, 2013, the outstanding principal amount of the Secured Term Loan was $2.0 billion. On July 29, 2013, SFFC made a prepayment, without penalty or premium of $235.1 million of outstanding principal (plus accrued interest) on the secured term loan. Following the prepayment, the outstanding principal amount of the secured term loan totaled $1.8 billion.

Hybrid Debt

In January 2007, SFC issued $350.0 million aggregate principal amount of 60-year junior subordinated debentures. The debentures underlie the trust preferred securities sold by a trust sponsored by SFC. SFC can redeem the debentures at par beginning in January 2017.

Under our hybrid debt, SFC, upon the occurrence of a mandatory trigger event, is required to defer interest payments to the junior subordinated debt holders and not make dividend payments to SFI unless SFC obtains non-debt capital funding in an amount equal to all accrued and unpaid interest on the hybrid debt otherwise payable on the next interest payment date and pays such amount to the junior subordinated debt holders. A mandatory trigger event occurs if SFC’s (1) tangible equity to tangible managed assets is less than 5.5% or (2) average fixed charge ratio is not more than 1.10x for the trailing four quarters.

Based upon SFC’s financial results for the twelve months ended March 31, 2013, a mandatory trigger event occurred with respect to the payment due in July 2013 as the average fixed charge ratio was 0.76x (while the tangible equity to tangible managed assets ratio was 8.69%). On July 10, 2013, SFC issued one share of SFC common stock to SFI for $10.5 million to satisfy the July 2013 interest payments required by SFC’s hybrid debt.

For a more detailed description of all of our debt agreements (other than our securitizations), see “Description of Indebtedness.”

Contractual Obligations as of June 30, 2013

	2013	2014-2015	2016-2017	2018+	Securitizations(a)	Total
	(in thousands)
Principal maturities on long-term debt:
Secured term loan	$—	$—	$2,035,063	$—	$—	$2,035,063
Securitization debt:
Real estate	—	—	—	—	3,521,355	3,521,355
Consumer	—	—	—	—	824,050	824,050
SpringCastle Portfolio	—	—	—	—	2,039,476	2,039,476
Retail notes	39,319	403,316	—	—	—	442,635
Medium-term notes	—	750,000	3,675,000	300,000		4,725,000
Euro denominated notes	416,636	—	—		—	416,636
Junior subordinated debt	—	—	—	350,000	—	350,000

Total principal maturities	455,955	1,153,316	5,710,063	650,000	6,384,881	14,354,215
Interest payments on debt(a)(b)	250,994	905,077	705,941	391,962	1,018,201	3,272,175
Operating leases(c)	13,935	39,368	17,216	4,111	—	74,630

Total	$720,884	$2,097,761	$6,433,220	$1,046,073	$7,403,082	$17,701,020

(a)	On-balance sheet securitizations are not included in maturities by period due to their variable monthly payments.

(b)	Future interest payments on floating-rate debt are estimated based upon floating rates in effect at June 30, 2013.

(c)	Operating leases include annual rental commitments for leased office space, automobiles, and data processing and related equipment.

Off-Balance Sheet Arrangements

We have no material off-balance sheet arrangements as defined by SEC rules. We had no off-balance sheet exposure to losses associated with unconsolidated VIEs at June 30, 2013 or December 31, 2012 or 2011.

Critical Accounting Policies and Estimates

We consider the following policies to be our most critical accounting policies because they involve critical accounting estimates and a significant degree of management judgment:

—	allowance for finance receivable losses;

—	purchased credit impaired finance receivables;

—	TDR finance receivables;

—	push-down accounting; and

—	fair value measurements.

We believe the amount of the allowance for finance receivable losses is the most significant estimate we make. See “—Allowance for Finance Receivable Losses” below for further discussion of the models and assumptions used to assess the adequacy of the allowance for finance receivable losses.

Allowance for Finance Receivable Losses

Effective September 30, 2012, we base our allowance for finance receivable losses primarily on historical loss experience using a roll rate-based model applied to our retail sales finance and real estate loan portfolios. Effective September 30, 2011, we switched from the migration analysis to the roll rate-based model for our personal loans. These changes in methodology were considered changes in estimates in accordance with ASC 250-10-45-17 and incorporated prospectively into our calculation of allowance for loan loss beginning with the quarters ended September 30, 2011 and 2012. As of September 30, 2011, we recorded an allowance for finance receivable losses for our personal loans using the roll-rate based model that resulted in an allowance that was $6.3 million lower than the equivalent number produced using migration analysis. As of September 30, 2012, we recorded an allowance for finance receivable losses for our retail and real estate loans that was $1.9 million higher than the equivalent number produced using migration analysis. We do not expect this change to result in a material change to the allowance for finance receivable losses going forward. We adopted the roll rate-based model as follows:

In our roll rate-based model, our finance receivable types are stratified by delinquency stages (i.e., current, 1-29 days past due, 30-59 days past due, etc.) and projected forward in one-month increments using historical roll rates. In each month of the simulation, losses on our finance receivable types are captured, and the ending delinquency stratification serves as the beginning point of the next iteration. No new volume is assumed. This process is repeated until the number of iterations equals the loss emergence period (the interval of time between the event which causes a borrower to default on a finance receivable and our recording of the charge-off) for our finance receivable types. As delinquency is a primary input into our roll rate-based model, we inherently consider nonaccrual loans in our estimate of the allowance for finance receivable losses.

Management exercises its judgment, based on quantitative analyses, qualitative factors, and experience in the consumer finance industry, when determining the amount of the allowance for finance receivable losses. We adjust the amounts determined by the roll rate-based model for management’s estimate of the effects of model imprecision, any changes to underwriting criteria, portfolio seasoning, and current economic conditions, including levels of unemployment and personal bankruptcies. We charge or credit this adjustment to expense through the provision for finance receivable losses.

We based our allowance for finance receivable losses primarily on historical loss experience using migration analysis prior to September 30, 2012 for our retail sales finance and real estate loan portfolios and prior to September 30, 2011 for our personal loans. Our migration analysis utilized a rolling 12 months of historical data that was updated quarterly for our real estate loan and retail sales finance receivable portfolios. The primary inputs for our migration analysis were (1) the related historical finance receivable balances, (2) the historical delinquency, charge-off, recovery and repayment amounts, and (3) the related finance receivable balances in each stage of delinquency (i.e., current, greater than 30 days past due, greater than 60 days past due, etc.). The primary assumptions used in our migration analysis were the weighting of historical data and our estimate of the loss emergence period for the portfolio.

Management considers the performance of our junior-lien real estate loans portfolio when estimating the allowance for finance receivable losses at the time we evaluate our real estate loan portfolio for impairments. However, we are not able to track the default status of the first lien position for our junior lien loans if we are not the holders of the first lien position. We attempt to mitigate the risk resulting from the inability to track this information by utilizing our roll rate-based model. Our roll rate-based model incorporates the historical performance of our real estate portfolio (including junior lien loans) and its output will therefore be impacted by any actual delinquency and charge-offs from junior lien loans.

Seasonality

Our personal loan volume is generally highest during the month of November, primarily due to marketing around the holidays. Demand for our personal loans is usually lower in January and February after the holiday season and preceding tax season. Delinquencies on our personal loans tend to peak in the second and third quarters and higher net charge-offs on these loans usually occur at year end. These seasonal trends contribute to fluctuations in our operating results and cash needs throughout the year.

Glossary of Terms

Average debt	Average of debt for each day in the period
Average net receivables	Average of net finance receivables at the beginning and end of each month in the period
Charge-off ratio	Annualized net charge-offs as a percentage of the average of net finance receivables at the beginning of each month in the period
Delinquency ratio	UPB of 60 days or more past due (greater than three payments unpaid) as a percentage UPB
Gross charge-off ratio	Annualized gross charge-offs as a percentage of the average of net finance receivables at the beginning of each month in the period
Hybrid debt	Capital securities classified as debt for accounting purposes but due to their terms are afforded, at least in part, equity capital treatment in the calculation of effective leverage by rating agencies
Loss ratio	Annualized net charge-offs, net writedowns on real estate owned, net gain (loss) on sales of real estate owned, and operating expenses related to real estate owned as a percentage of the average of real estate loans at the beginning of each month in the period
Net interest income	Total interest income less total interest expense
Recovery ratio	Annualized recoveries on net charge-offs as a percentage of the average of net finance receivables at the beginning of each month in the period.
Tangible equity	Total equity less accumulated other comprehensive income or loss
Weighted average interest rate	Annualized interest expense as a percentage of average debt
Yield	Annualized finance charges as a percentage of average net receivables

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The fair values of certain of our assets and liabilities are sensitive to changes in market interest rates. The impact of changes in interest rates would be reduced by the fact that increases (decreases) in fair values of assets would be partially offset by corresponding changes in fair values of liabilities. In aggregate, the estimated impact of an immediate and sustained 100 basis point increase or decrease in interest rates on the fair values of our interest rate-sensitive financial instruments would not be material to our financial position.

The estimated increases (decreases) in fair values of interest rate-sensitive financial instruments were as follows:

	June 30,		December 31,
	2013		2012			2011
	+100 bp	-100 bp	+100 bp	-100 bp		+100 bp	-100 bp
	(in thousands)
Assets
Net finance receivables, less allowance for finance receivable losses	$(492,208)	$532,795	$(457,090)	$452,130		$(486,086)	$534,104
Fixed-maturity investment securities	(20,457)	17,742	(21,255)	N/M	*	(18,865)	13,899
Cross currency interest rate derivatives	524	(868)	515	(862)		(3,907)	8,089
Liabilities
Long-term debt	(383,268)	236,690	(305,775)	120,263		(238,340)	88,047

*	Not meaningful since front end treasury rates were well below 100 basis points at December 31, 2012.

We derived the changes in fair values by modeling estimated cash flows of certain of our assets and liabilities. We adjusted the cash flows to reflect changes in prepayments and calls, but did not consider loan originations, debt issuances, or new investment purchases.

We do not enter into interest rate-sensitive financial instruments for trading or speculative purposes.

Readers should exercise care in drawing conclusions based on the above analysis. While these changes in fair values provide a measure of interest rate sensitivity, they do not represent our expectations about the impact of interest rate changes on our financial results. This analysis is also based on our exposure at a particular point in time and incorporates numerous assumptions and estimates. It also assumes an immediate change in interest rates, without regard to the impact of certain business decisions or initiatives that we would likely undertake to mitigate or eliminate some or all of the adverse effects of the modeled scenarios.

BUSINESS

Business Overview

Springleaf is a leading consumer finance company providing responsible loan products to customers through our nationwide branch network and through iLoan, our internet lending division. We have a nearly 100-year track record of high quality origination, underwriting and servicing of personal loans, primarily to non-prime consumers. Our deep understanding of local markets and customers, together with our proprietary underwriting process and data analytics, allow us to price, manage and monitor risk effectively through changing economic conditions. With an experienced management team, a strong balance sheet, proven access to the capital markets and strong demand for consumer credit, we believe we are well positioned for future growth.

We staff each of our 834 branch offices with local, well-trained personnel who have significant experience in the industry and with Springleaf. Our business model revolves around an effective origination, underwriting and servicing process that leverages each branch office’s local presence in these communities along with the personal relationships developed with our customers. Credit quality is also driven by our long-standing underwriting philosophy, which takes into account each prospective customer’s household budget, and his or her willingness and capacity to repay the loan. Our extensive network of branches and expert personnel is complemented by our internet lending division, known as iLoan. Formed at the beginning of this year, our iLoan division allows us to reach customers located outside our branch footprint and to more effectively process applications from customers within our branch footprint who prefer the convenience of online transactions.

In connection with our personal loan business, our two captive insurance subsidiaries offer our customers credit and non-credit insurance policies covering our customers and the property pledged as collateral for our personal loans.

In addition, we pursue strategic acquisitions of loan portfolios through our Springleaf Acquisitions division, which we service through our centralized servicing operation. As part of this strategy, we recently acquired, through a joint venture in which we own a 47% equity interest, a $3.9 billion consumer loan portfolio from HSBC, which we refer to as the “SpringCastle Portfolio.” Through the acquisition of the SpringCastle Portfolio and other similar acquisitions, we expect to achieve a meaningful return on our investment as well as receive a stable servicing fee income stream. We also intend to pursue fee-based opportunities in servicing loans for others through Springleaf Servicing Solutions, our centralized servicing division.

Industry and Market Overview

We operate in the consumer finance industry serving the large and growing population of consumers who have limited access to credit from banks, credit card companies and other lenders. According to Experian PLC, as of June 30, 2013, the U.S. consumer finance industry has grown to approximately $2.9 trillion of outstanding borrowings in the form of personal loans, vehicle loans and leases, credit cards, home equity lines of credit and student loans. According to the Federal Deposit Insurance Corporation, there were approximately 51 million adults living in under-banked households in the United States in 2011. Furthermore, difficult economic conditions in recent years have resulted in an increase in the number of non-prime consumers in the United States.

This industry’s traditional lenders have recently undergone fundamental changes, forcing many to retrench and in some cases to exit the market altogether. Tightened credit requirements imposed by banks, credit card companies, and other traditional lenders that began during the recession of 2008-2009 have further reduced the supply of consumer credit for non-prime borrowers. In addition, we believe that recent regulatory developments create a dis-incentive for these lenders to resume or support these lending activities. As a result, while the number of non-prime consumers in the United States has grown in recent years, the supply of consumer credit to this demographic has contracted. We believe this large and growing number of potential customers in our target market, combined with the decline in available consumer credit, provides an attractive market opportunity for our business model.

Installment lending to non-prime consumers is one of the most highly fragmented sectors of the consumer finance industry. We believe that installment loans made by competitors that we track are presently provided through approximately 5,000 individually-licensed finance company branches in the United States. We are one of the few remaining national participants in the consumer installment lending industry still servicing this large and growing population of non-prime customers. Our iLoan division, combined with the capabilities resident in our national branch system, provides an effective nationwide platform to efficiently and responsibly address this growing market of consumers. We believe we are, therefore, well-positioned to capitalize on the significant growth and expansion opportunity created by the large supply-demand imbalance within our industry.

Competitive Strengths

—

Extensive Branch Network.    We believe that our branch network is a major competitive advantage and distinguishes us from our competitors. We operate one of the largest consumer finance branch networks in the United States, serving our customers through 834 branches in 26 states. Our branch network is the foundation of our relationship-driven business model and is the product of decades of thoughtful market identification and profitability analysis. It provides us with a proven distribution channel for our personal loan and insurance products, allowing us to provide same-day fulfillment to approved customers and giving us a distinct competitive advantage over many industry participants who do not have—and cannot replicate without significant investment—a similar nationwide footprint.

—

High Quality Underwriting Supported by Proprietary Analytics.    Our branch managers have on average 12 years of experience with us and, together with their branch staff, have substantial local market knowledge and experience to complement their long-term relationships with millions of our current and former customers. We believe the loyalty and tenure of our employees have allowed us to build a consistent and deeply-engrained underwriting culture that produces consistently well-underwritten loans. In addition, we support and leverage the knowledge that our employees have accumulated about our customers through our proprietary technology, data analytics and decisioning tools, which enhance the quality of our lending and servicing processes. Since the decentralized branch network introduces the potential for greater variation in the application of the Company’s underwriting guidelines, we place district and regional managers in the field to review branch loan underwriting decisions to minimize variations among branches and reduce the potential for heightened delinquencies and charge-offs.

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High-Touch Relationship-Based Servicing.    Our extensive branch network enables high-touch, relationship-based loan servicing, which we believe is a major component of superior loan performance. Our branch office employees typically live and work in the communities they serve and are often on a first-name basis with our customers. We believe that this high-touch, relationship-based servicing model distinguishes us from our competitors and allows us to react more quickly and efficiently in the event a borrower shows signs of financial or other distress.

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Industry-Leading Loan Performance.    We believe that we have historically experienced lower default and delinquency rates than the non-prime consumer finance industry as a whole. This superior level of loan performance has been achieved through the consistent application of time-tested underwriting standards, leveraging the relationships between our branch employees and our customers, and fostering a business owner mindset among our branch managers. In addition, we utilize highly effective, internally developed proprietary risk scoring models and monitoring systems. These models and systems have been developed using performance and customer data from our long history of lending to millions of consumers.

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Proven Access to Diversified Funding Sources.    We have the proven ability to finance our businesses from a diversified source of capital and funding, including cash flow from operations and financings in the capital markets in the form of personal loan and mortgage loan securitizations. Earlier this year we demonstrated the ability to attract capital markets funding for our personal loan business by completing two securitizations, a first for our industry in 15 years. We expect to continue to expand this securitization program that locks in our funding for loan originations for multiple years. Over the last several years, we have also demonstrated the ability to replace maturing unsecured debt with lower-cost, non-recourse securitization debt backed by our legacy real estate loan portfolio. We further expanded our available financing alternatives in May 2013 by re-entering the unsecured debt market, our first unsecured note issuance in six years. In addition, we have significant unencumbered assets to support future corporate lines of credit giving us added financial flexibility. Finally, we have one of the largest equity capital bases of any U.S. consumer finance company not affiliated with a bank or an auto or equipment manufacturer, which positions us well to continue the growth in our business and to make appropriate investments in technology, compliance and data analytics.

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Experienced Management Team.    Our management team consists of highly talented individuals with significant experience in the consumer finance industry. Their industry experience and complementary backgrounds have enabled us to grow revenue from our Core Consumer Operations by 63% during the first half of 2013 compared to the same period in 2012. Our Chief Executive Officer, Jay Levine, has 29 years of experience in the finance industry, and our senior management team has on average over 25 years of experience across the financial services and consumer finance industries.

Our Strategy

The retreat of banks and other consumer finance companies from the non-prime consumer lending industry positions us as one of the few remaining large independent consumer finance companies able to capitalize on those opportunities. We intend to grow our consumer loan portfolio, expand our products and channels and develop additional portfolio acquisition and servicing fee opportunities. Our growth strategy centers around three broad initiatives:

Drive Revenue Growth through our Extensive Branch Network.    We intend to continue increasing same-store revenues by capitalizing on opportunities to offer our existing customers new products as their credit needs evolve and by refining our existing marketing programs and actively developing new marketing channels, particularly online search and social media. We will continue to expand “turn-down” programs with higher credit-tier lenders to refer to us certain applicants who do not meet the requirements of their underwriting programs, and we will continue growing our successful merchant referral program under which we provide an incentive to retailers for referring customers to us for loans to purchase goods or services.

Drive Revenue Increases through New Channels and Acquisitions.    Through the introduction of new channels and portfolio acquisitions, we seek to grow our loan originations and revenue.

—

Internet Lending.    In 2013, we expanded our business model and began originating personal loans on a centralized basis through iLoan, our internet lending division, which allows us to reach customers outside of our current geographic footprint. In addition to reaching new customers, the internet channel allows us to more effectively serve customers who are accustomed to the convenience of online transactions. Once fully developed, we expect iLoan to be able to provide internet lending access on a 24/7 basis in 46 states.

—	Portfolio Acquisitions. To build our consumer loan portfolio beyond our branch and internet businesses, we formed Springleaf Acquisitions, a separate division focused on the strategic acquisition of consumer loan portfolios that meet our investment return thresholds. We have a broad range of relationships with institutional sellers, Wall Street intermediaries and financial sponsors, including Fortress, through which we receive numerous requests to review potential acquisition opportunities. We expect to make additional acquisitions similar to our recent acquisition of the $3.9 billion SpringCastle Portfolio.

Pursue Fee Income Opportunities.    Our centralized servicing operation, known as Springleaf Servicing Solutions, gives us a dynamic platform covering all 50 states with which to pursue additional fee opportunities servicing the loans of others. We believe we are among a few platforms with nation-wide coverage offering third-party fee-based servicing for consumer loans. With the increasing cost of regulatory compliance in the consumer finance sector, we expect smaller third-party servicers will be challenged to make the necessary investments in technology and compliance. Finally, by combining the capital commitment capability of Springleaf Acquisitions with the servicing capability of Springleaf Servicing Solutions, we are able to offer third parties a greater alignment of interests. We expect, therefore, to be able to leverage our recent SpringCastle Portfolio acquisition into additional servicing fee opportunities.

Business Operations

Consumer

We originate and service secured and unsecured personal loans and offer voluntary credit insurance and related products through our branches and our iLoan division. Personal loan origination and servicing, along with our insurance products, forms the core of our operations. Our branch operations and our iLoan division have over 3,350 employees and 834 branch offices in 26 states. In addition, our centralized support operation, is located in Evansville, Indiana and provides back office support to branch operations and iLoan division.

Our iLoan division allows us to reach customers located outside our branch footprint and to more effectively process applications for customers within our branch footprint who prefer the convenience of online transactions. We believe this provides us a significant opportunity to grow our customer base, loan portfolio and finance charges. If a customer applies online and is located near an existing branch, we request, though do not require, that the customer visit the branch to meet with one of our employees, who will close and fund the loans. Loans closed in a branch office are serviced by that branch. This approach provides the branches with an additional source of customers who are located close to a branch, but who prefer the convenience of applying online or during hours when the branches are not open. We also believe that this approach will enable us to leverage our branch network to offer additional products and services, including insurance products, and to help maintain the credit quality of the loans we source online.

As an additional revenue initiative, we have established a merchant referral program under which merchants refer their customers to us and we originate a loan directly to the merchant’s customers to facilitate a retail purchase. We believe this approach allows us to apply our proprietary underwriting standards to these loans rather than relying on the merchant’s underwriting standards. In addition, it gives us direct access to the customer, which gives our branches the opportunity to build a relationship with the customer that could lead to opportunities to offer additional products and services, including insurance products. Our branch employees are actively soliciting new relationships with merchants in their communities, and we believe that this referral program provides us with a significant opportunity to grow our customer base and increase our finance receivables revenue.

Insurance

We market our insurance products to eligible finance receivable customers through both our branch operations and our iLoan division. This allows us to benefit from the customer base underlying our consumer loan business, which significantly reduces the marketing expenses that are typically borne by insurance companies. In addition, the overhead costs of our consumer and insurance businesses are shared.

Our insurance business is conducted through our subsidiaries, Merit and Yosemite. Merit is a life and health insurance company that writes credit life, credit accident and health, and non-credit insurance and is licensed in 46 states, the District of Columbia, and the U.S. Virgin Islands. Yosemite is a property and casualty insurance company that writes credit-related property and casualty and credit involuntary unemployment insurance and is licensed in 46 states.

We write the following types of credit insurance policies covering our customers and the property pledged as collateral through products that we offer to our customers:

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Credit life insurance.    Insures the life of the borrower in an amount typically equal to the unpaid balance of the finance receivable and provides for payment to the lender of the finance receivable in the event of the borrower’s death.

—	Credit accident and health insurance. Provides scheduled monthly loan payments to lender during borrower’s disability due to illness or injury.

—	Credit involuntary unemployment insurance. Provides scheduled monthly loan payments to the lender during borrower’s involuntary unemployment.

—	Credit-related property and casualty insurance. Written to protect the value of property pledged as collateral for the finance receivable.

A borrower’s purchase of credit life, credit accident and health, credit-related property and casualty, or credit involuntary unemployment insurance is voluntary, with the exception of lender placed property damage coverage for property pledged as collateral. Non-credit insurance policies are primarily traditional level term life policies. The purchase of this coverage is also voluntary.

We also offer ancillary products. The ancillary products we offer are home security and auto security membership plans and home appliance service contracts of unaffiliated companies. We have no risk of loss on these membership plans, and these plans are not considered insurance products. The unaffiliated companies providing these membership plans and service contracts are responsible for any required reimbursement to the customer on these products.

Portfolio Acquisitions

An important part of our strategy is acquiring portfolios of consumer loans to grow our existing portfolio. Our Springleaf Acquisitions division established earlier this year is focused on making these acquisitions.

In April 2013, we completed the acquisition of the SpringCastle Portfolio. We acquired the SpringCastle Portfolio from HSBC through a joint venture with an affiliate of Fortress and an affiliate of Blackstone for a purchase price of $3.0 billion. As of April 1, 2013, the portfolio consisted of over 415,000 loans with a UPB of $3.9 billion. The portfolio includes primarily unsecured personal loans as well as loans secured with subordinate residential real estate mortgages. Because the subordinate residential real estate mortgages are primarily revolving loans secured by junior liens with little, if any, underlying real estate value, we believe these loans exhibit characteristics and performance more closely resembling unsecured personal loans. The junior lien loans are therefore characteristically distinct from our legacy real estate portfolio, which is comprised generally of fixed rate loans secured by first lien mortgages. Accordingly, we intend to service these loans as personal loans which is consistent with the manner in which they were serviced by HSBC. We own a 47% equity interest in the joint venture.

Products and Services

Our personal loan portfolio comprises stable, high yielding assets that have performed well through difficult market conditions. Our personal loans are typically fully amortizing, fixed rate, non-revolving loans frequently secured by titled personal property, consumer goods or other personal property. The following is an illustrative profile of our personal loans and the collateral that secures them, where applicable:

(1)	Represents our average origination balance for the six months ended June 30, 2013.

(2)	Represents our average coupon for the six months ended June 30, 2013.

(3)	Demographic data is for the year ended December 31, 2012.

Customer Development

Our extensive branch network helps solicit new prospects by facilitating our “high-touch” servicing approach for personal loans due to the geographical proximity that typically exists between our branch offices and our customers. Our customers often develop a relationship with their local office representatives, which we believe not only improves the credit performance of our personal loans but also leads to additional lending opportunities.

The following map depicts the locations of our branch network at June 30, 2013:

«	Headquarters, Evansville, IN.

We also solicit new prospects, as well as current and former customers, through a variety of direct mail offers. Our data warehouse is a central, proprietary source of information regarding current and former customers. We use this information to tailor offers to specific customers. In addition to internal data, we purchase lists of new potential personal loan borrowers from major list vendors based on predetermined selection criteria. Mail solicitations include invitations to apply for personal loans and pre-qualified offers of guaranteed personal loan credit.

E-commerce provides another significant source of new customers. We use search engine optimization, banner advertisements and email campaigns to attract new customers through the internet. We also have entered into agreements with other internet loan originators to purchase leads for potential customers seeking loans. In January 2013, our iLoan division started processing loan applications received through our website. To facilitate our online lending products, we have implemented e-signature capabilities for customers in 14 states and plan to expand this capability into the remaining states. Customers who are approved for loans through our iLoan division also have the added convenience of receiving the loan funds through an ACH direct deposit into their bank accounts. These loans are serviced by our centralized servicing operation.

In addition, we believe our merchant referral program will be an important customer development resource.

Credit Risk

We use credit risk scoring models at the time of the credit application to assess the applicant’s expected willingness and capacity to repay. We develop these models using numerous factors, including past customer credit repayment experience and application data, and periodically revalidate these models based on recent portfolio performance. Our underwriting process in the branches and for loan applications received through our website that are not automatically approved also includes the development of a budget (net of taxes and monthly expenses) for the applicant. We may obtain a security interest in either titled non-real estate property or other household goods.

Our customers are typically considered non-prime or sub-prime (less creditworthy) and require significantly higher levels of servicing than prime or near-prime customers. As a result, we charge these customers higher interest rates to compensate us for the related credit risks and servicing.

Account Servicing

The account servicing and collection processing for our personal loans are generally handled at the branch office where the personal loans were originated, or in our centralized service centers for loans originated by the iLoan division. All servicing and collection activity is conducted and documented on the Customer Lending and Solicitation System (“CLASS”), a proprietary system which logs and maintains, within our centralized information systems, a permanent record of all transactions and notations made with respect to the servicing and/or collection of a personal loan and is also used to assess a personal loan application. CLASS permits all levels of branch office management to review on a daily basis the individual and collective performance of all branch offices for which they are responsible.

Centralized Support

We continually seek to identify functions that could be more effective if centralized to achieve reduced costs or free our lending specialists to service our customers and market our products. Our centralized operational functions support the following:

—	mail and telephone solicitations;

—	payment processing;

—	servicing of seriously delinquent real estate loans and certain personal loans;

—	foreclosure and real estate owned processing;

—	real estate escrow accounts;

—	collateral protection insurance tracking; and

—	charge-off recovery operations.

Operational Controls

We control and monitor our businesses through a variety of methods including the following:

—	Our operational policies and procedures standardize various aspects of lending and collections.

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Our branch finance receivable systems control amounts, rates, terms, and fees of our customers’ accounts; create loan documents specific to the state in which the branch office operates or to the customer’s location if the loan is made electronically through our iLoan division; and control cash receipts and disbursements.

—	Our headquarters accounting personnel reconcile bank accounts, investigate discrepancies, and resolve differences.

—	Our credit risk management system reports allow us to track individual branch office performance and to monitor lending and collection activities.

—	Our executive information system is available to headquarters and field operations management to review the status of activity through the close of business of the prior day.

—	Our branch office field operations management structure is designed to control a large, decentralized organization with succeeding levels of supervision staffed with more experienced personnel.

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Our field operations compensation plan aligns the operating activities and goals with corporate strategies by basing the incentive portion of field personnel compensation on profitability and credit quality.

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Our compliance department assesses our compliance with federal and state laws and regulations, as well as our compliance with our internal policies and procedures; manages our regulatory examination process; and maintains our consumer complaint resolution and reporting process.

—	Our internal audit department audits our business for adherence to operational policy and procedure and compliance with federal and state laws and regulations.

Regulation

Consumer, Real Estate and Portfolio Acquisitions

Federal Laws

Various federal laws and regulations govern loan origination, servicing and collections , including:

—	the Dodd-Frank Act;

—	the Equal Credit Opportunity Act (prohibits discrimination against creditworthy applicants) and the CFPB’s Regulation B, which implements that Act;

—	the Fair Credit Reporting Act (governs the accuracy and use of credit bureau reports);

—	the Truth in Lending Act (governs disclosure of applicable charges and other finance receivable terms) and the CFPB’s Regulation Z, which implements that Act;

—	the Fair Debt Collection Practices Act;

—	the Gramm-Leach-Bliley Act (governs the handling of personal financial information) and the CFPB Regulation P, which implements that Act;

—	The Servicemembers Civil Relief Act, which can impose limitations on the servicer’s ability to collect on a loan originated with an obligor who is on active duty status and up to 9 months thereafter;

—	the Real Estate Settlement Procedures Act and the CFPB’s Regulation X (both of which regulate the making and servicing of certain loans secured by real estate);

—	The Federal Trade Commission’s Consumer Claims and Defenses Rule, also known as the “Holder-in Due Course Rule; and

—	the Federal Trade Commission Act.

Dodd-Frank Act

On July 21, 2010, the President of the United States signed into law the Dodd-Frank Act. This law, and the regulations promulgated under it, are likely to affect our operations in terms of increased oversight of financial services products by the CFPB and the imposition of restrictions on the terms of certain loans. The CFPB has significant authority to implement and enforce Federal consumer finance laws, including the new protections established in the Dodd-Frank Act, as well as the authority to identify and prohibit unfair, deceptive, and abusive acts and practices. In addition, under the Dodd-Frank Act, securitizations of loan portfolios are subject to certain restrictions and additional requirements, including requirements that the originator retain a portion of the credit risk of the securities sold and the reporting of buyback requests from investors. Many of these regulations will be phased in over the next year or a longer period.

The Dodd-Frank Act gave the CFPB broad powers to supervise financial services entities and enforce consumer protection laws. Currently, the CFPB only has supervisory authority over us with respect to mortgage servicing and mortgage origination, which allows the CFPB to conduct an examination of our mortgage servicing practices and our prior mortgage origination practices. The Dodd-Frank Act also gives the CFPB supervisory authority over entities that are designated as “larger participants” in certain financial services markets, including consumer installment loans and related products. The CFPB has not yet promulgated regulations that designate “larger participants” for consumer finance companies. If we are designated as a “larger participant” for this market, we also will be subject to supervision and examination by the CFPB with respect to our consumer loan business. We expect to be designated as a “larger participant.” In addition to its supervision and examination authority, the CFPB is authorized to conduct investigations to determine whether any person is engaging in, or has engaged in, conduct that violates federal consumer financial protection laws, and to initiate enforcement actions for such violations, regardless of its direct supervisory authority. Investigations may be conducted jointly with other regulators. We have not been notified of any planned examinations or enforcement actions by the CFPB.

State Laws

Various state laws and regulations also govern our Consumer and Real Estate segments. Many states have laws and regulations that are similar to the federal laws referred to above, but the degree and nature of such laws and regulations vary from state to state. While federal law preempts state law in the event of certain conflicts, compliance with state laws and regulations is still required in the absence of conflicts.

These additional state laws and regulations, under which we conduct a substantial amount of our business, generally:

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provide for state licensing and periodic examination of lenders and loan originators, including state laws adopted or amended to comply with licensing requirements of the federal SAFE Act (which, in some states, requires licensing of individuals who perform real estate loan modifications);

—	require the filing of reports with regulators;

—	impose maximum term, amount, interest rate, and other charge limitations;

—	regulate whether and under what circumstances we may offer insurance and other ancillary products in connection with a lending transaction; and

—	provide for additional consumer protections.

There is a clear trend of increased state regulation, as well as more detailed reporting, more detailed examinations, and coordination of examinations among the states.

Insurance

State authorities regulate and supervise our insurance segment. The extent of such regulation varies by product and by state, but relates primarily to the following:

—	licensing;

—	conduct of business, including marketing and sales practices;

—	periodic financial and market conduct examination of the affairs of insurers;

—	form and content of required financial reports;

—	standards of solvency;

—	limitations on the payment of dividends and other affiliate transactions;

—	types of products offered;

—	approval of policy forms and premium rates;

—	permissible investments;

—	reserve requirements for unearned premiums, losses, and other purposes; and

—	claims processing.

Every jurisdiction in which we operate regulates credit insurance premium rates and premium refund calculations.

Segment Information

As of June 30, 2013, our segments included: Consumer, Insurance, Portfolio Acquisitions and Real Estate. See Note 24 of the Notes to Consolidated Financial Statements for the year ended December 31, 2012 and Note 17 of the Notes to Unaudited Condensed Consolidated Financial Statements for the six months ended June 30, 2013, in each case, included elsewhere in this prospectus for certain financial information regarding our operating segments.

Legal Proceedings

In the ordinary course of conducting our business, we may become involved in various legal actions and other claims. Litigation is subject to many uncertainties, the outcome of individual litigated matters is not predictable with assurance, and it is reasonably possible that some of these matters may be decided unfavorably to the Company. It is the opinion of management that the ultimate liability, if any, with respect to our current litigation outstanding will not have a material adverse effect on the our financial position, results of operations or cash flows.

Properties

We generally conduct branch office operations, branch office administration, other operations, and operational support in leased premises. Lease terms generally range from three to five years. Since January 2013, we have leased an additional executive office in Connecticut under a lease that expires in 2015, an administrative office in Delaware under a lease that expires in 2020, and an operational support facility in Texas that expires in 2017.

Our investment in real estate and tangible property is not significant in relation to our total assets due to the nature of our business. As of June 30, 2013, our subsidiaries owned two branch offices in Riverside and Barstow, California, one branch office in Isabela, Puerto Rico, one branch office in Terre Haute, Indiana, and six buildings in Evansville, Indiana. The Evansville buildings house our administrative offices and our centralized services and support operations for our Consumer, Insurance, Portfolio Acquisitions and Real Estate segments.

Our United Kingdom subsidiary currently leases one facility under a lease that expires in 2018. This subsidiary also leases land on which it owns an office facility in Tamworth, England under a 999 year land lease that expires in 3001.

Competition

We operate primarily in the consumer installment lending industry focusing on the non-prime customer. Along with OneMain Financial, we are the only remaining national participant of size in the consumer installment lending industry serving the large and growing population of non-prime customers. We define national consumer installment lenders to be companies with over 500 branches and with personal loan receivables in excess of $2 billion. In addition to our direct competitor, we also compete with other consumer finance and internet lending companies, as well as other types of financial institutions within our geographic footprint and over the Internet, including community banks and credit unions, that offer similar products and services. We believe that competition between consumer installment lenders occurs primarily on the basis of price, flexibility of loan terms offered, and the quality of customer service provided.

We believe that we possess several competitive strengths that position us to capitalize on the significant growth and expansion opportunity created by the large supply-demand imbalance within our industry, and to compete effectively with other lenders in our industry. The capabilities resident in our national branch system provide us with a proven distribution channel for our personal loan and insurance products, allowing us to provide same-day fulfillment to approved customers and giving us a distinct competitive advantage over many industry participants who do not have—and cannot replicate without significant investment—a similar nationwide footprint. Our iLoan division also enhances our nationwide footprint by allowing us to serve customers that reside outside of our branch footprint. We utilize a rigorous underwriting process that is supported by proprietary technology, data analytics and decisioning tools, which we have developed through significant investment and which enhance the quality of our lending and servicing processes. In addition, our high-touch relationship-based servicing model is a major contributor to our superior loan performance, and distinguishes us from our competitors.

Employees

As of June 30, 2013, we had over 4,500 employees. None of our employees are represented by a union.

MANAGEMENT

Executive Directors and Officers

The following table sets forth the name, age and position of individuals who will serve as directors and executive officers of SHI. Each of the individuals listed below serves as a director or officer of SFI and SFC and will be named to the same position at SHI in connection with our initial public offering.

Name	Age	Position
Jay N. Levine	51	President, Chief Executive Officer, and Director
John C. Anderson	55	Executive Vice President, Capital Markets
Bradford D. Borchers	50	Executive Vice President
David P. Hogan	44	Senior Vice President and Chief Risk and Analytics Officer
Minchung (Macrina) Kgil	38	Senior Vice President and Chief Financial Officer
Scott D. McKinlay	61	Senior Vice President and General Counsel
Wesley R. Edens	51	Chairman of the Board of Directors
Roy A. Guthrie	60	Director
Douglas L. Jacobs	65	Director
Anahaita N. Kotval	46	Director
Randal A. Nardone	57	Director
Peter M. Smith	45	Director

Jay N. Levine, age 51

President, Chief Executive Officer, and Director

Mr. Levine has served as President, Chief Executive Officer, and Director of Springleaf since October 1, 2011. Mr. Levine served as President and Chief Executive Officer and as a director of Capmark Financial Group Inc. (“Capmark”) (a commercial real estate finance company) from December 2008 until February 2011. On October 25, 2009, Capmark and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Capmark and certain of its debtor subsidiaries emerged from bankruptcy on September 30, 2011.

From 2000 to 2008, Mr. Levine served as President, Chief Executive Officer (Co-CEO from March 2000 until January 2007), and a member of the board of directors of Royal Bank of Scotland Global Banking & Markets, North America (a banking and financial services company) and Chief Executive Officer of predecessor entity, RBS Greenwich Capital (a financial services company) with responsibility for the company’s institutional business in the United States. Previously, Mr. Levine was co-head of the Mortgage and Asset Backed Departments at RBS Greenwich Capital. Mr. Levine’s extensive experience in the financial industry and his previous experience as an executive officer and director of financial services companies allow him to provide the Board with a broad perspective of our industry.

John C. Anderson, age 55

Executive Vice President, Capital Markets

Mr. Anderson has served as Executive Vice President, Capital Markets of Springleaf since October 2011. Prior to joining the Company, Mr. Anderson was Managing Director in the Asset Backed and Principal Finance Department of Royal Bank of Scotland (“RBS”) in Stamford, Connecticut, including predecessor entities Greenwich Capital Markets Inc. and RBS Greenwich Capital, where he spent the previous 20 years.

Bradford D. Borchers, age 50

Executive Vice President

Mr. Borchers has been Executive Vice President of Branch Operations since April 2008. Mr. Borchers started as a management trainee with Springleaf in 1983 and has held positions of increasing responsibility over the intervening 30 years. Before being promoted to Executive Vice President, Mr. Borchers was a Senior Director of Operations for Springleaf from 2004 to 2008. Mr. Borchers also served as a director of Springleaf from April 2008 until December 2012.

David P. Hogan, age 44

Senior Vice President and Chief Risk and Analytics Officer

Mr. Hogan has served as Senior Vice President and Chief Risk and Analytics Officer of Springleaf since August 2012. Prior to joining Springleaf, Mr. Hogan served as Head of New Customer Acquisition Decision Management for Citicards (the credit card issuing division of Citibank) from March 2012 until August 2012. From August 2010 until March 2012, he served as Head of Payments Strategy and Analytics of PNC Financial (a regional banking corporation). Prior to that, Mr. Hogan served as Chief Risk Officer Small Business Cards and Head of Portfolio Risk Management at JP Morgan Chase’s Card Services’ division from January 2008 until August 2010.

Minchung (Macrina) Kgil, age 38

Senior Vice President and Chief Financial Officer

Ms. Kgil has served as Senior Vice President and Chief Financial Officer of Springleaf since January 1, 2013. She served as Vice President and Group Controller of Springleaf from October 1, 2012 until December 31, 2012. Prior to joining Springleaf, Ms. Kgil was Vice President at Fortress (a global investment management firm) from January 2008 until September 30, 2012. Prior to that, she was employed by PricewaterhouseCoopers LLP from 2000 until 2007.

Scott D. McKinlay, age 61

Senior Vice President and General Counsel

Mr. McKinlay has served as Senior Vice President and General Counsel of Springleaf since December 2012. Prior to joining Springleaf, Mr. McKinlay served as the General Counsel of McKinlay General Counsel (a legal services boutique) from August 2008 until November 2012. Prior to that, he served as Chief Legal Officer and Senior Vice President of Corporate Development of E-Loan, Inc. (an Internet lending company) from March 2004 until November 2008. From March 2000 to March 2004, Mr. McKinlay was the General Counsel of Command Audio Corporation (an intellectual property and broadcasting company) and Chief Operating Officer of InPro Biotechnology, Inc. (a diagnostic testing company), two Silicon Valley start-up companies. From March 1991 to February 2000, he worked for First Nationwide Bank, initially as Vice President and Associate General Counsel (March 1991 to September 1993) and later as Senior Vice President and General Counsel (October 1993 to February 2000). Mr. McKinlay has also served as a Director of Tri-Valley Bank (a California community bank) since June 2011.

Wesley R. Edens, age 51

Chairman of the Board and Director

Mr. Edens was elected to the board on November 30, 2010 and elected as Chairman of the board on September 13, 2011. He is the founding principal and Co-Chairman of the board of directors of Fortress (a global investment management firm) and has been a principal and the Chairman of the Management Committee of Fortress since co-founding Fortress in May 1998. Investment funds managed by affiliates of Fortress indirectly own 84% of the voting interests in the Company prior to this offering. Previously, Mr. Edens served as Chief Executive Officer of Fortress from inception to August 2009. Mr. Edens has primary investment oversight of Fortress’s private equity and publicly traded alternative businesses. He is the Chairman of the board of directors of each of Eurocastle Investment Limited (a closed-end investment company), GateHouse Media, Inc. (a publisher of print and online media), Mapeley Limited (a real estate investor and asset manager), Nationstar Mortgage Holdings, Inc. (a residential mortgage loan originator and servicer), New Residential Investment Corp. (a real estate investment trust focused on investing in, and managing, investments related to residential real estate) and Newcastle Investment Corp. (a real estate investment and finance company). He is a director of GAGFAH S.A. (a residential property owner and manager), Brookdale Senior Living Inc. (an operator of senior living communities), and Penn National Gaming Inc. (an owner and operator in the gaming and racing industry). Mr. Edens was Chief Executive Officer of Global Signal Inc. from February 2004 to April 2006 and Chairman of the board of directors of that company from October 2002 to January 2007. Mr. Edens serves as Chairman, Chief Executive Officer and Trustee of Fortress Investment Trust II (a registered investment company that de-registered with the SEC in January 2011). Mr. Edens previously served on the boards of the following publicly traded company and registered investment companies: Crown Castle Investment Corp. (merged with Global Signal Inc.) from January 2007 to July 2007; Fortress Brookdale Investment Fund LLC, from August 13, 2000 (deregistered with the SEC in March 2009); Fortress Pinnacle Investment Fund, from July 24, 2002 (deregistered with the SEC in March 2008); and RIC Coinvestment Fund LP, from May 10, 2006 (deregistered with the SEC in June 2009) and RailAmerica Inc. from October 2009 (deregistered with the SEC in December 2012).

Prior to forming Fortress, Mr. Edens was a partner and managing director of BlackRock Financial Management Inc. (an investment management firm), where he headed BlackRock Asset Investors, a private equity fund. In addition, Mr. Edens was formerly a partner and managing director of Lehman Brothers (a financial services firm).

Mr. Edens brings strong leadership, extensive business and managerial experience, and a tremendous knowledge of the financial services industry to the Board. In addition, Mr. Edens brings his broad strategic vision to the Company and the Board. Further, his experience on the boards of other public companies, including serving as chairman of the board of certain of such companies, provides the Board with insights into how boards at other companies address issues similar to those faced by us.

Roy A. Guthrie, age 60

Director

Mr. Guthrie was elected as an independent director in December 2012 and a member of the Audit Committee in April 2013. He also serves as a member of the Compliance Committee. Mr. Guthrie served as Executive Vice President and Chief Financial Officer of Discover Financial Services from 2005 through April 2011. He retired from Discover Financial Services in January 2012. Mr. Guthrie also served as a director of Discover Bank, a subsidiary of Discover Financial Services, from 2006 through the end of 2011. Discover Financial Services is a direct banking and payment services company and is a publicly held bank holding company that is listed on the New York Stock Exchange. Discover Financial Services offers credit cards, student loans, personal loans and deposit products through its subsidiary, Discover Bank. Prior to joining Discover Financial Services, Mr. Guthrie was President and Chief Executive Officer of CitiFinancial International, LTD, a Consumer Finance Business of Citigroup, from 2000 to 2004. In addition, Mr. Guthrie served on Citigroup’s Management Committee during this period of time. Mr. Guthrie also served as the President and Chief Executive Officer of CitiCapital from 2000 to 2001. Mr. Guthrie served as Chief Financial Officer of Associates First Capital Corporation from 1996 to 2000, while it was a public company, and served as a member of its board of directors from 1998 to 2000. Prior to this, Mr. Guthrie served in various positions at Associates First Capital Corporation, including serving as its Corporate Controller from 1989 to 1996.

He has also served as a director and member of the audit committee of Bluestem Brands, Inc. (a direct marketing company) since November 2010, a director and member of the audit committee of Garrison Capital LLC (a private capital finance company) since June 2011, a director and member of the audit committee of Nationstar Mortgage, Inc. (a national mortgage lender and servicer) since February 2012, a director and member of the audit committee of Dell Bank International (a wholly owned indirect subsidiary of Dell, Inc., a computer manufacturer and technology company) since September 2012, and a director and member of the audit committee of Lifelock, Inc. (an identity theft protection company) since October 2012. Mr. Guthrie also served as a director of Student Loan Corporation from December 2010 until January 2012 and as a director of Enova International, Inc. from January 2012 until July 2012.

We believe Mr. Guthrie should serve on our board of directors due to his experience as a Chief Financial Officer of two publicly traded companies, his vast experience with and knowledge of the consumer finance industry, his experience and background in finance and accounting and his experience as a director and executive officer of publicly traded companies.

Douglas L. Jacobs, age 65

Director

Mr. Jacobs was elected to the board as a director on November 30, 2010. He is also the Chairman of the Audit Committee and a member of the Compliance Committee. Mr. Jacobs is also a director of Fortress (a global investment management firm), where he chairs the Audit Committee and is a member of the Compensation Committee. Investment funds managed by affiliates of Fortress indirectly own 84% of the voting interests in the Company prior to this offering. He is also a director of Clear Channel Outdoor (an international outdoor advertising company), where he chairs the Audit Committee and is a member of the Compensation Committee; Doral Financial Corporation (a financial services company), where he is Chairman of the Risk Policy Committee and a member of the Dividend Committee; and New Residential Investment Corp. (a real estate investment trust primarily focused on investing in residential real estate related assets), where he chairs the Audit Committee. He also serves as a director, Treasurer, and Chairman of the Finance Committee of Care New England (a health care system). From November 2004 to mid-2008, Mr. Jacobs was also a director of ACA Capital Holdings, Inc. (a financial guaranty company), where he was Chairman of the Audit Committee and a member of the Compensation and Risk Management Committees. Mr. Jacobs was a director and Chairman of the Audit Committee for Global Signal Inc. from February 2004 until January 2007, and also was a director of Hanover Capital Mortgage Holdings, Inc. (a mortgage REIT) from 2003 until 2007. From 1988 to 2003, Mr. Jacobs was an Executive Vice President and Treasurer at FleetBoston Financial Group (a financial services firm), managing the company’s funding, securitization, capital, and asset and liability management activities in addition to its securities, derivatives, and mortgage loan portfolios. Prior to joining FleetBoston, Mr. Jacobs was active in a variety of positions at Citicorp (a global banking institution) for over 17 years, culminating in his role as Division Executive of the Mortgage Finance Group.

As a result of his past experiences, Mr. Jacobs has finance and management expertise and experience serving on public company boards and committees, which provide him with the qualifications and skills to serve as a director and the Board has determined that Mr. Jacobs is an “audit committee financial expert” for purposes of membership on SFC’s Audit Committee.

Anahaita N. Kotval, age 46

Director

Ms. Kotval has served as a director and Chairman of the Compliance Committee since December 2012. Since November 2011, Ms. Kotval has served as Chief Operating Officer and General Counsel of Inspirica, Inc. (a nonprofit organization providing residential, case management, counseling, job training, and job and housing placement services for homeless individuals and families). Prior to joining Inspirica, Ms. Kotval served in various positions with RBS Securities Inc. (formerly Greenwich Capital Markets, Inc.), a U.S. broker-dealer and affiliate of the RBS, including serving as its General Counsel from 2007 until October 2011, Deputy General Counsel from 2004 until 2007 and Associate General Counsel from 1998 until 2004. Prior to RBS, Ms. Kotval spent 5 years in the Enforcement Division of the SEC’s New York Regional Office. Ms. Kotval brings extensive management, legal and regulatory compliance expertise to the Board.

Randal A. Nardone, age 57

Director

Mr. Nardone was elected to the board on November 30, 2010. Mr. Nardone is a principal and has been a member of the board of directors of Fortress (a global investment management firm) since November 2006, and a member of the Management Committee of Fortress since 1998. Effective August 1, 2013, Mr. Nardone became the Chief Executive Officer of Fortress; he had served as interim Chief Executive Officer of Fortress since December 21, 2011. Investment funds managed by affiliates of Fortress indirectly own 84% of the voting interests in the Company prior to this offering.

Prior to co-founding Fortress in 1998, Mr. Nardone was a managing director of UBS (a financial services firm) from May 1997 to May 1998. Before joining UBS in 1997, Mr. Nardone was a principal of BlackRock Financial Management, Inc. (an investment management firm), and prior to joining BlackRock, Mr. Nardone was a partner and a member of the executive committee at the law firm of Thacher Proffitt & Wood.

Mr. Nardone is also a director of Alea Group Holdings (Bermuda) Ltd. (an insurance company), GAGFAH S.A. (a residential property owner and manager) and Eurocastle Investment Limited (a closed-end investment company).

Mr. Nardone received a BA in English and Biology from the University of Connecticut and a J.D. from Boston University School of Law. His legal background and expertise in finance provides the Company with an additional perspective on key legal and financial matters, which makes him well qualified to be a director.

Peter M. Smith, age 45

Director

Mr. Smith was elected to the board on November 30, 2010. Mr. Smith is a managing director in the Private Equity business at Fortress (a global investment management firm) and is also a member of its Management Committee. At Fortress, Mr. Smith has been a senior team member focused on acquisitions and ongoing management of various finance company investments. Investment funds managed by affiliates of Fortress indirectly own 84% of the voting interests in the Company prior to this offering. Prior to joining Fortress in May 1998, Mr. Smith worked at UBS (a financial services firm) and, before that, at BlackRock Financial Management Inc. (an investment management firm) from 1996 to 1998. Mr. Smith worked at CRIIMI MAE Inc. (a commercial mortgage company) during 1996.

Mr. Smith received a BBA in Finance from Radford University and an MBA in Finance from George Washington University. He brings extensive acquisition, management and financing experience in the financial services sector, which makes him qualified to be a director.

Board of Directors

In connection with this Offering, we will adopt an amended and restated certificate of incorporation and bylaws. Our amended and restated certificate of incorporation will provide that our board shall consist of not less than three and not more than eleven directors as the board of directors may from time to time determine. Our board of directors will be divided into three classes that are, as nearly as possible, of equal size. Each class of directors will be elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting. The initial terms of the Class I, Class II and Class III directors will expire in 2014, 2015 and 2016, respectively. Messrs.             and             will each serve as a Class I director, Messrs.             and             will each serve as a Class II director and Messrs.             and             will each serve as a Class III director. All officers serve at the discretion of the board of directors.

Under the stockholders agreement (the “Stockholders Agreement”), we expect to enter into with our Initial Stockholder, we will be required to take all reasonable actions within our control (including nominating as directors the individuals designated by our Initial Stockholder that otherwise meet our reasonable standards for board nominations), subject to applicable regulatory and listing requirements (including the director independence requirements of the NYSE), so that up to a majority and, in some circumstances, a majority plus one, depending upon the size of the board (depending upon the level of ownership of the Initial Stockholder and certain other affiliates of Fortress and permitted transferees) of the members of our board of directors are individuals designated by our Initial Stockholder. Upon completion of this offering, and in accordance with our Stockholders Agreement, our board of directors will consist             of directors,             of whom will be “independent,” as defined under the rules of the NYSE. Our board of directors has determined that Messrs.             and             will be our independent directors.

Our amended and restated certificate of incorporation will not provide for cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors standing for election, and the holders of the remaining shares will not be able to elect any directors, subject to our obligations under our Stockholders Agreement discussed in the previous paragraph.

Committees of the Board of Directors

Upon completion of this offering, we will establish the following committees of our board of directors.

Audit Committee

The audit committee:

—

reviews the audit plans and findings of our independent registered public accounting firm and our internal audit and risk review staff, as well as the results of regulatory examinations, and tracks management’s corrective action plans where necessary;

—	reviews our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;

—	reviews our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters; and

—

has the sole discretion to appoint annually our independent registered public accounting firm, evaluate its independence and performance and set clear hiring policies for employees or former employees of the independent registered public accounting firm.

The members of the audit committee are Messrs.             (Chair),             , and             . Upon effectiveness of the registration statement, each member of the committee will be “independent,” as defined under the rules of the NYSE and Rule 10A-3 of the Exchange Act. Our board of directors has determined that each director appointed to the audit committee is financially literate, and the board has determined that Mr.             is our audit committee financial expert.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee:

—

reviews the performance of our board of directors and makes recommendations to the board regarding the selection of candidates, qualification and competency requirements for service on the board and the suitability of proposed nominees as directors;

—	advises the board with respect to the corporate governance principles applicable to us;

—	oversees the evaluation of the board and management;

—	reviews and approves in advance any related party transaction, other than those that are pre-approved pursuant to pre-approval guidelines or rules established by the committee; and

—	recommends guidelines or rules to cover specific categories of transactions.

The members of the nominating and corporate governance committee are Messrs.             (Chair),             and             . Each member of our nominating and corporate governance committee is independent, as defined under the rules of the NYSE.

Compensation Committee

The compensation committee:

—	reviews and recommends to the board the salaries, benefits and equity incentive grants, consultants, officers, directors and other individuals we compensate;

—

reviews and approves corporate goals and objectives relevant to Chief Executive Officer compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives, and determines the Chief Executive Officer’s compensation based on that evaluation; and

—	oversees our compensation and employee benefit plans.

The members of the compensation committee are Messrs.             (Chair),             and             . Each member of our compensation committee is independent, as defined under the rules of the NYSE. The “independent” directors that are appointed to the compensation committee are also “non-employee” directors as defined in Rule 16b-3(b)(3) under the Exchange Act and “outside” directors within the meaning of Section 162(m)(4)(c)(i) of the Code.

Compliance Committee

The Compliance Committee:

—	oversees our overall program to ensure compliance with applicable laws and regulations; and

—

monitors our efforts to implement compliance programs, policies, and procedures that are designed to be responsive to compliance and regulatory requirements, risks facing us, and our internal policies.

The members of the compensation committee are Messrs.             (Chair),             and             .

Code of Ethics

We will adopt a Code of Business Conduct and Ethics, which will be posted on “About Us—Investor Information—Corporate Governance” of our website at www.SpringleafFinancial.com, that applies to all employees and each of our directors and officers, including our principal executive officer and principal financial officer. The purpose of the Code of Business Conduct and Ethics will be to promote, among other things, honest and ethical conduct, full, fair, accurate, timely and understandable disclosure in public communications and reports and documents that we file with, or submit to, the SEC, compliance with applicable governmental laws, rules and regulations, accountability for adherence to the code and the reporting of violations thereof.

We will also adopt a Code of Ethics for Principal Executive and Senior Financial Officers that is applicable to our Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer and Controller. The Code of Ethics for Principal Executive and Senior Financial Officers will be posted on “About Us—Investor Information—Corporate Governance” of our website at www.SpringleafFinancial.com. We intend to post any amendments to the Code of Ethics for Principal Executive and Senior Financial Officers and any waivers that are required to be disclosed on our website.

Compensation Discussion and Analysis

Executive Summary

The Company is committed to compensation practices that allow it to attract and retain capable and experienced professionals and motivate them to achieve the Company’s short-term and long-term business results.

This section discusses the compensation awarded to, earned by, or paid to Jay N. Levine, Donald R. Breivogel, Jr., John C. Anderson, Bradford D. Borchers, and Robert A. Cole for 2012. We refer to these five executive officers as the “named executives.” Messrs. Breivogel and Cole separated from employment effective as of December 31, 2012.

As described above in “Prospectus Summary,” SHI is a newly-formed entity that has not conducted any activities to date, other than those incident to its formation and the preparation of this registration statement. As a result, the compensation awarded to, earned by, or paid to the named executives for 2012 was provided by, and determined in accordance with policies and practices developed by, SFI and SFC. Accordingly, references to “our” compensation policies and practices in this section with respect to named executive officer compensation for 2012 refer to compensation policies and practices initially developed by SFI and SFC.

Organizational Overview.    Executive compensation decisions have been made in the context of the results achieved by our named executives in maintaining the underlying operating performance of our business as the organization is realigned and the capital structure stabilized.

Objectives and Design of Compensation Framework

In 2012, our compensation philosophy focused on the following strategies, which are designed to advance our short- and long-term goals:

—	stabilizing capital structure;

—	realigning branch footprint to better match target markets;

—	exiting non-core businesses; and

—	executing an expense initiative to reduce overall expenses.

Compensation decisions are based upon evaluation as to how the executive’s performance contributed to our attainment of the established strategies.

Executive Compensation Program Elements

Compensation for Mr. Levine.    On December 19, 2012, the Compensation Committee of the Board of SFC set the annual base salary for Jay Levine, as the President and Chief Executive Officer, at $400,000, effective retroactive to December 10, 2012 (the beginning of the then-current pay period). The Compensation Committee also approved a lump sum payment of $476,923 to Mr. Levine (which was paid later in December 2012), as compensation for services provided by Mr. Levine from October 1, 2011 through December 9, 2012, calculated based on the prospective annual base salary set by the Compensation Committee. Prior to December 2012, Mr. Levine had not received a base salary.

Compensation for the Other Named Executives.    The following chart sets forth various compensation elements under the executive compensation program for 2012 for the named executives other than Mr. Levine, each of which is described in detail in this Compensation Discussion and Analysis, and the purpose of each element.

Executive Compensation Elements—Named Executives

Program Element	Purpose
Cash Salary	— Provides base pay levels that are competitive with market practices in order to attract, motivate and retain top executive talent.
Annual Bonuses

—     Provides annual incentive opportunities that are competitive with market practices in order to attract, motivate and retain top executive talent.

—     Provides a form of compensation tied to achieving our short and long-term objectives.

—     Aligns interests of executives with those of our stakeholders.

Compensation Elements for Other Named Executives

In 2012, the Chief Executive Officer determined each compensation element for Messrs. Breivogel, Anderson, Borchers, and Cole based on the executive’s level of responsibility, historical compensation and contribution to our performance, and for incentive compensation, a subjective assessment of performance. Below is a description of each element of compensation awarded to these named executives, as well as the amounts earned by or paid to them in 2012.

Cash Salary.    Cash salary provides a constant stream of pay that is intended to be competitive with market practices in order to attract, motivate and retain executive talent. The cash salary levels for Messrs. Breivogel, Borchers, and Cole were not increased for 2012. On December 19, 2012, the Compensation Committee of the Board of SFC approved the annual base salary for John Anderson at $350,000 effective retroactive to December 10, 2012 (the beginning of the then-current pay period). The Compensation Committee of the Board of SFC also approved a lump sum payment of $417,308 to Mr. Anderson (which was paid later in December 2012), as compensation for services provided by Mr. Anderson from October 1, 2011 through December 9, 2012, calculated based on the annual base salary approved by the Compensation Committee. Prior to December 2012, Mr. Anderson had not received a base salary.

Annual Bonuses.    Typically, in the first quarter of each fiscal year, the Chief Executive Officer makes a recommendation to the Compensation Committee of the Board of SFC regarding bonus awards for the other named executives for their performance during the prior fiscal year. The Compensation Committee evaluates the recommendation of the Chief Executive Officer, approves bonus awards, if any, with any modifications it deems appropriate, and makes a recommendation to SFC’s Board of Directors regarding the bonus awards. SFC’s Board of Directors makes the final determination regarding bonus awards to the other named executives. The decision regarding bonuses generally is based on performance against established goals for the year and ranking among peers within the Company, and weighed against guidelines provided by SFC’s Human Resources Department. No such bonuses were paid to the named executives for 2012.

Long-Term Incentive Compensation.    No long-term incentive program was in place for 2012.

Other Compensation Elements Available to Named Executives

Termination Benefits and Policies.    During 2012, Messrs. Breivogel and Cole were participants in the Springleaf Finance, Inc. Executive Severance Plan (“ESP”). This plan was adopted by SFI in March 2011, effective as of November 30, 2010. This plan is maintained for participants previously eligible for severance benefits under the predecessor AIG plan. No additional plan participants have been approved since its adoption.

The ESP provides for severance payments and benefits if a participating executive is terminated other than by reason of death, disability, resignation by the executive without “Good Reason” (as defined in the ESP), or termination for “Cause” (as defined in the ESP).

If a participating executive is terminated without Cause or resigns for Good Reason, the executive is eligible to receive an amount ranging from one-twelfth to 100% of the sum of his annual base salary and three-year-average of annual cash bonuses, which is based on the executive’s seniority or length of service. Any unvested long-term incentive awards would continue to vest during the severance period and are forfeited if not vested or settled as of the end of the severance period. Each participant is also eligible to receive continued health and group life insurance benefits on the same terms as active employees during the severance period. Any severance payments that would otherwise be payable under the ESP will be offset by any amounts resulting from the participant’s subsequent employment by another employer. The executive is required to sign a severance and release agreement in order to be eligible for severance benefits and must comply with the terms of such agreement in order to continue receiving benefits. Effective upon the cessation of their employment on December 31, 2012, Messrs. Breivogel and Cole began receiving payments and benefits under the ESP formula outlined above.

The remaining named executives were eligible to participate in our generally applicable severance plan, which applies to all employees. This practice provides for severance based upon an employee’s length of service and current salary.

Welfare and Other Indirect Benefits.    Each of the named executives participates in the same health and welfare benefit plans and fringe benefit programs generally available to all other employees.

Retirement Benefits.    We currently have one active defined contribution plan for eligible employees at the named executives’ level, a 401(k) plan which is tax-qualified. We match a percentage of participants’ contributions to the 401(k) plan depending on the participant’s length of service. The match for each of the named executives in 2012 was $4,500 for Messrs. Breivogel, Borchers, and Cole and $1,700 for Messrs. Levine and Anderson.

Our defined benefit plans include a tax-qualified pension plan and an Excess Retirement Income Plan (a “restoration” plan). Each of these plans provides for a yearly benefit based on years of service and average final salary. These plans and their benefits are described in greater detail in “—Pension Benefits.” As of December 31, 2012, the Retirement Plan, a tax-qualified defined benefit pension plan, as well as the Excess Retirement Income Plan, were frozen with respect to both salary and service levels to prevent future increases in the benefit liabilities established under the plan. The Company continues to have liability to fund the plan’s trust to the extent the assets in the trust are less than liabilities for benefits.

Process for 2012 Compensation Decisions

Role of the Compensation Committee.    In accordance with its charter, the role of the Compensation Committee of the SFC Board of Directors in respect of 2012 named executive officer compensation was to evaluate the 2012 performance of the Chief Executive Officer in light of the goals and objectives of the applicable executive compensation plans, and determine and approve the Chief Executive Officer’s compensation level based on this evaluation. The Committee also made recommendations to the SFC Board of Directors regarding the compensation of the other named executives based on the recommendation of the Chief Executive Officer.

Role of the Chief Executive Officer.    The 2012 compensation of the named executives other than the Chief Executive Officer was recommended by the Chief Executive Officer and is then reviewed and approved by the Compensation Committee of the SFC Board of Directors, with such modifications as the Committee deems appropriate, and recommended to the SFC Board of Directors 2012 Executive Compensation

2012 Executive Compensation

The following tables contain compensation information with respect to the named executives for 2012. As described above in “Compensation Discussion and Analysis—Executive Summary,” SHI is a newly formed entity and therefore the 2012 compensation presented below in respect of the named executives was determined in accordance with policies and practices developed by SFI and SFC in respect of services that the named executives provided to SHI’s subsidiaries, including SFI and SFC. Under applicable SEC rules, the named executives include the Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers who were serving as executive officers on December 31, 2012.

2012 Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(6)	All Other Compensation(7)	Total
Jay N. Levine(8) President and Chief Executive Officer	2012	$400,000	$—	$—	$—	$—	$29,351	$94,008	$523,359
Donald R. Breivogel, Jr.(9) Senior Vice President and Chief Financial Officer	2012	$326,204	$82,500	$—	$—	$—	$150,319	$4,500	$563,523
John C. Anderson(10) Executive Vice President, Capital Markets	2012	$350,000	$—	$—	$—	$—	$25,429	$82,469	$457,898
Bradford D. Borchers Executive Vice President	2012	$300,000	$120,000	$—	$—	$—	$184,502	$4,500	$609,002
Robert A. Cole(11) Senior Vice President	2012	$316,200	$147,500	$—	$—	$—	$155,784	$4,500	$623,984

(1)	The amounts in this column reflect cash base salary.

(2)	The amounts reported in this column represent the previously disclosed discretionary cash award paid in August 2012 to the executives who remained actively employed at the time of payment and who otherwise met the eligibility requirements. The amount for Mr. Cole also includes an additional bonus ($65,000) paid in December 2012.

(3)	No stock awards were made in 2012.

(4)	No option awards were made in 2012.

(5)	No Non-Equity Incentive Plan awards were made in 2012.

(6)	The amounts in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column reflect the actuarial increase in the present value of each individual’s pension benefits under all applicable defined benefit pension plans, determined using the same interest rate and mortality assumptions as those used for financial statement reporting purposes. There were no above-market earnings on deferred compensation under the non-qualified deferred compensation programs. The pension benefit of the named executives was frozen effective December 31, 2012.

(7)	“All Other Compensation” for 2012 includes 401(k) employer matching contributions of $4,500 for Messrs. Breivogel, Borchers, and Cole and $1,700 for Messrs. Levine and Anderson.

(8)	On December 19, 2012, the Compensation Committee of the Board of SFC set the annual base salary for Jay Levine at $400,000, effective retroactive to December 10, 2012 (the beginning of the then-current pay period). In addition, the Compensation Committee of the Board of SFC also approved a lump sum payment of $476,923.08 to Mr. Levine (which was paid later in December 2012), as compensation for services provided by Mr. Levine from October 1, 2011 through December 9, 2012, calculated based on the prospective annual base salary set by the Compensation Committee, $400,000 of which is reported as Mr. Levine’s base salary in 2012 and $92,308 of which is reported as “All Other Compensation” and represents compensation for services provided by Mr. Levine for the period from October 1, 2011 through December 31, 2011. Prior to December 2012, Mr. Levine had not received a base salary.

(9)	Effective December 31, 2012, Mr. Breivogel ceased to be an employee of the Company. Ms. Kgil assumed the role of Chief Financial Officer on January 1, 2013.

(10)	On December 19, 2012, the Compensation Committee of the Board of SFC set the annual base salary for John Anderson at $350,000, effective retroactive to December 10, 2012 (the beginning of the then-current pay period). In addition, the Compensation Committee of the Board of SFC also approved a lump sum payment to Mr. Anderson (which was paid later in December 2012), as compensation for services provided by Mr. Anderson from October 1, 2011 through December 9, 2012, calculated based on the prospective annual base salary set by the Compensation Committee of the Board of SFC, $350,000 of which is reported as Mr. Anderson’s base salary in 2012 and $80,769 of which is reported as “All Other Compensation” and represents compensation for services provided by Mr. Anderson for the period from October 1, 2011 through December 31, 2011. Prior to December 2012, Mr. Anderson had not received a base salary.

(11)	Effective December 31, 2012, Mr. Cole ceased to be an employee of the Company.

2012 Grants of Plan-Based Awards

No plan-based awards were granted in 2012.

Exercises and Holdings of Previously Awarded Equity

Outstanding Equity Awards at December 31, 2012.    There were no outstanding equity awards at December 31, 2012.

Vesting of Stock-Based Awards During 2012

The equity-based awards shown below that vested in January 2012 were awards under various AIG stock incentive plans that were granted to our named executives by AIG before its sale of its majority interest in SFI to FCFI Acquisition LLC (“FCFI”). All equity-based awards relate to shares of AIG Common Stock pursuant to awards outstanding under AIG stock incentive plans.

The following table sets forth the amounts notionally realized in accordance with SEC rules by each named executive as a result of the exercise, settlement or vesting of stock-based awards in 2012.

	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Jay N. Levine	—	$—	—	$—
Donald R. Breivogel, Jr.	—	$—	101	$2,431
John C. Anderson	—	$—	—	$—
Bradford D. Borchers	—	$—	—	$—
Robert A. Cole	—	$—	101	$2,431

(1)	No option awards were settled in 2012.

(2)	Represents the following stock-based awards held by Messrs. Breivogel and Cole that vested in 2012: (i) 33 RSUs vested in January 2012 under the AIG Partners Plan for the January 1, 2006—December 31, 2007 performance period and (ii) 68 time-vested RSUs granted in 2007 under the AIG Deferred Compensation Profit Participation Plan that vested in January 2012.

Pension Benefits

Eligible employees of the Company may participate in the tax-qualified and nonqualified defined benefit retirement plans maintained by SFI. These retirement plans provide retirement benefits for eligible employees whose length of service allows them to vest in and receive these benefits. Eligible employees who are citizens of the United States or non-citizens working in the United States had been covered under the AIG Retirement Plan, a U.S. tax-qualified defined benefit retirement plan, through December 31, 2010. On January 1, 2011, SFI created the Retirement Plan and assumed the obligations under the AIG Retirement Plan with respect to our employees, vested terminated participants, and retirees. Participants whose formula benefit is restricted from being fully paid from the tax-qualified retirement plan due to IRS limits on compensation are eligible to participate in the Excess Retirement Income Plan.

The Retirement Plan, a tax-qualified defined benefit pension plan, was frozen effective December 31, 2012. No additional participants are allowed entry into the plan and no additional benefits will accrue for any existing participants of the plan as a result of this pension freeze. A corresponding freeze of future accruals of benefits under the Excess Retirement Income Plan was also implemented at the end of 2012. At the time the pension was frozen, the Board also approved modification of the pension plan allowing for individuals terminated from employment prior to July 31, 2012 and not currently receiving a plan benefit, a one-time option to elect a payment of the present value of their Retirement Plan benefit in the form of a lump sum.

The Retirement Plan and Excess Retirement Income Plan formulas range from 0.925 percent to 1.425 percent times average final compensation for each year of credited service accrued from April 1, 1985 to December 31, 2012, up to 44 years, and 1.25 percent to 1.75 percent times average final compensation of a participant for each year of credited service accrued prior to April 1, 1985, up to 40 years. For participants who retire after the normal retirement age of 65, the retirement benefit is actuarially increased to reflect the later benefit commencement date.

For purposes of both the Retirement Plan and the Excess Retirement Income Plan, average final compensation is the average annual pensionable salary of a participant during those three consecutive years in the last ten years of credited service, prior to the pension plan being frozen, that afford the highest such average. Final average compensation does not include amounts attributable to overtime pay, supplemental cash incentive payments, annual cash bonuses or long-term incentive awards, except for the branch operations incentive plan.

Early retirement benefits.    The Retirement Plan and the Excess Retirement Income Plan provide for reduced early retirement benefits. These benefits are available to participants who have reached age 55 and have ten or more years of credited service. The Excess Retirement Income Plan provides reduced early retirement benefits to participants who have reached age 60 with five or more years of service, or who have reached age 55 with ten or more years of credited service, unless otherwise determined.

In the case of early retirement, participants in the Retirement Plan and the Excess Retirement Income Plan will receive the plan formula benefit projected to normal retirement at age 65 (using average final salary as of the date of early retirement), but prorated based on years of actual service but no later than December 31, 2012 due to the plan freeze, then reduced by three, four, or five percent (depending on age and years of service at retirement) for each year that retirement precedes age 65. Participants in the Retirement Plan with at least ten years of continuous service have a vested reduced retirement allowance pursuant to which, in the case of termination of employment prior to reaching age 55, such participants may elect to receive a reduced early retirement benefit commencing at any date between age 55 and age 65. Participants in the Retirement Plan and the Excess Retirement Income Plan cannot choose to receive a lump sum payment upon normal or early retirement. Mr. Cole was the only named executive who met the qualifying criteria for early retirement in 2012.

Death and disability benefits. Each of the Retirement Plan and the Excess Retirement Income Plan also provides for death and disability benefits. The Retirement Plan and the Excess Retirement Income Plan generally provide a death benefit to active participants who die before age 65 equal to 50 percent of the benefit the participant would have received if he or she had terminated employment on the date of death, survived until his or her earliest retirement date and elected a 50 percent joint and survivor annuity.

Under the Retirement Plan and the Excess Retirement Income Plan, participants continued to accrue credited service through December 31, 2012 while receiving payments under SFI’s sponsored long-term disability plan or during periods of unpaid medical leave before reaching age 65 if they had at least ten years of service when they become disabled. Participants who had less than ten years of credited service when they become disabled continued to accrue credited service for a maximum of three additional years but no later than December 31, 2012.

As with other retirement benefits, in the case of death and disability benefits, the formula benefit under the Excess Retirement Income Plan is reduced by amounts payable under the Retirement Plan.

2012 pension benefits.    The following table details the accumulated benefits for the named executives under the Retirement Plan and the Excess Retirement Income Plan. These plans were frozen effective December 31, 2012. No additional participants will be allowed entry into the plans and no additional creditable service will be awarded after December 31, 2012. In accordance with SEC rules, the accumulated benefits are presented as if they were payable upon the named executive’s normal retirement at age 65. None of the named executives has been granted extra years of credited service under the defined benefit plans described above.

Name	Plan Name		Number of Years Credited Service	Present Value of Accumulated Benefit(1)	Payments During 2012
Jay N. Levine	Retirement Plan		0.750	$23,280	$—
	Excess Retirement Income Plan		0.750	6,071	—

		Total		$29,351	$—
Donald R. Breivogel, Jr.	Retirement Plan		24.000	$556,747	$—
	Excess Retirement Income Plan		24.000	224,340	—

		Total		$781,087	$—
John C. Anderson	Retirement Plan		0.667	$25,429	$—
	Excess Retirement Income Plan		0.667	—	—

		Total		$25,429	$—
Bradford D. Borchers	Retirement Plan		28.000	$603,240	$—
	Excess Retirement Income Plan		28.000	129,233	—

		Total		$732,473	$—
Robert A. Cole	Retirement Plan		23.750	$789,054	$—
	Excess Retirement Income Plan		23.750	280,645	—

		Total		$1,069,699	$—

(1)	The actuarial present values of the accumulated benefits are based on service and earnings as of December 31, 2012 (the pension plan measurement date for purposes of our financial statement reporting).

Assumptions used in the calculation of the present value of accumulated benefits were discount rates of 3.99% for the Springleaf Retirement Plan and 3.41% for the Excess Retirement Income Plan; 2013 Pension Protection Act static annuitant mortality tables, post retirement only; and normal retirement age, or current age if older.

Potential Payments and Benefits on Termination

Messrs. Breivogel and Cole were participants in AIG’s Executive Severance Plan (“AIG-ESP”) on December 31, 2010. When SFI adopted its own ESP following its separation from AIG, it carried forward the prior plan’s participants. Messrs. Anderson, Borchers, and Levine were not participants because they were not eligible under the AIG-ESP. They would be entitled to receive severance under our employee severance plan, which is available generally to all employees and which does not discriminate in favor of executive officers.

Under the ESP, eligible named executives will receive payments or benefits if their employment is terminated by us without “Cause,” or if the named executive resigns with “Good Reason,” as defined in the ESP. “Cause” generally means the participant’s failure to perform his or her duties, misconduct, material violation of applicable codes of conduct, or conviction of or plea of guilty or no contest to a felony or lesser crime involving fraud or dishonesty. “Good Reason” generally means a material reduction in duties, responsibilities, titles, offices, base pay, or annual target bonus opportunity.

Effective with their separation of employment on December 31, 2012, Messrs. Breivogel and Cole began receiving the following severance benefits: the sum of his annual base salary and three-year-average of annual cash bonuses. The cash severance is payable over the 12 month severance period in accordance with normal payroll practices. Any unvested long-term incentive awards continue to vest during the severance period and are forfeited if not vested or settled as of the end of the severance period. Each participant is also eligible to receive continued health and group life insurance benefits on the same terms as active employees during the severance period. Any severance payments that would otherwise be payable under the ESP will be offset by any amounts resulting from the participant’s subsequent employment by another employer. In order to receive the severance benefits provided under the ESP, the participant must generally execute a release of claims and comply with the terms of such agreement in order to continue receiving benefits.

The following table shows the payments and benefits that the named executives would have been eligible to receive from us if their employment had been terminated as of December 31, 2012. For Messrs. Breivogel and Cole, the table shows their actual entitlements resulting from their separation from employment effective December 31, 2012. For Messrs. Levine, Anderson, and Borchers, the table reflects benefits generally available to all salaried employees including severance and medical and life insurance benefits. Additional information about benefits upon termination is provided in “—Pension Benefits” above.

Name	Severance(1)	Medical and Life Insurance(2)	Pension Plan Credit(3)	Unvested Stock Awards(4)	Total
Jay N. Levine
Resignation	$—	$—	$—	$—	$—
Involuntary Termination (without cause)	53,846	42	—	—	53,888
Death	—	—	—	—	—
Disability	—	—	—	—	—
Retirement	—	—	—	—	—
Change in Control	—	—	—	—	—
Donald R. Breivogel, Jr.
Resignation	$—	$—	$722,823	$—	$722,823
Involuntary Termination (without cause)	454,537	13,646	722,823	—	1,191,006
Death	—	—	327,257	—	327,257
Disability	—	—	781,087	—	781,087
Retirement	—	—	722,823	—	722,823
Change in Control	—	—	—	—	—
John C. Anderson
Resignation	$—	$—	$—	$—	$—
Involuntary Termination (without cause)	47,115	1,990	—	—	49,105
Death	—	—	—	—	—
Disability	—	—	—	—	—
Retirement	—	—	—	—	—
Change in Control	—	—	—	—	—
Brad D. Borchers
Resignation	$—	$—	$680,820	$—	$680,820
Involuntary Termination (without cause)	190,385	8,882	680,820	—	880,087
Death	—	—	336,711	—	336,711
Disability	—	—	732,473	—	732,473
Retirement	—	—	680,820	—	680,820
Change in Control	—	—	—	—	—
Robert A. Cole
Resignation	$—	$—	$1,113,002	$—	$1,113,002
Involuntary Termination (without cause)	426,200	9,637	1,108,434	—	1,544,271
Death	—	—	558,619	—	558,619
Disability	—	—	1,069,699	—	1,069,699
Retirement	—	—	1,113,002	—	1,113,002
Change in Control	—	—	—	—	—

(1)

Messrs. Breivogel and Cole both separated from the organization effective December 31, 2012, making them eligible for the amounts indicated in the table. Messrs. Anderson, Borchers, and Levine are not eligible to participate in the ESP. The benefits shown for these executives are those that would have been provided under our generally applicable severance plan.

(2)	The amounts reported represent the cost to us of continued health and group life insurance benefits provided for under the ESP or our employee severance plan, as applicable. If eligible for retiree medical and life insurance benefits, these named executives are covered under our retiree medical plan provisions under the same terms as any other employee with similar seniority.

(3)	The amounts in this column for termination due to permanent disability represent the increase in the present value, if any, of the named executive’s accumulated pension benefits, representing additional years of credited service that would accrue during participation in SFI’s long-term disability plan. The amount shown for all of the termination events is the increase above the accumulated value of pension benefits shown in the 2012 Pension Benefits Table, calculated using the same assumptions.

The present value, if any, for involuntary termination by us reflects additional service under the qualified pension plan through December 31, 2012, the date the pension plan was frozen. For an involuntary termination by us without cause where the executive is entitled to a benefit reflecting service during the severance period, the pension plan credit assumes that the qualified plan benefit will be payable at the end of the severance period or when first eligible to retire, if later.

Death benefits under SFI’s pension plans generally are no more than half of normal retirement benefits and would result in a loss of value on a present value basis for all of the named executives who participate in the pension plans. All termination benefits, except disability benefits, are assumed to commence at the earliest permissible retirement date. Disability benefits are assumed to commence at age 65.

For information on pension benefits generally, see “—Pension Benefits.”

(4)	As of December 31, 2012, there were no unvested stock awards.

Compensation of Directors

The total 2012 compensation of our non-employee directors is shown in the following table. Non-employee directors are eligible for an annual fee of $75,000. We do not separately compensate our directors who also are employed by us or who are otherwise affiliated with us, including Messrs. Edens, Nardone, and Smith. Mr. Jacobs, as the sole member and chairman of the Audit Committee, received an additional annual fee of $10,000. Mr. Guthrie and Ms. Kotval, each of whom joined the Board on December 19, 2012, received $18,750 for 2012. Ms. Givens resigned from the Board effective as of December 19, 2012. Mr. Keller ceased being a director upon his death on August 18, 2012, and received $18,750 for each board meeting held prior to his death, plus the $75,000 annual fee.

Name	Fees Earned or Paid in Cash
Wesley R. Edens	$—
Susan Givens	—
Roy Guthrie	18,750
Douglas L. Jacobs	85,000
Alpheus E. Keller II	131,250
Anahaita Kotval	18,750
Randal A. Nardone	—
Peter M. Smith	—

Compensation Committee Interlocks and Insider Participation

Prior to the Fortress Acquisition, we did not have a separately-designated standing Compensation Committee; therefore, compensation decisions regarding our Chief Executive Officer were made by AIG, and compensation decisions regarding other executive officers and directors were made by our Chief Executive Officer, with input from managers. Subsequent to the Fortress Acquisition and prior to the establishment of a Compensation Committee of the Board of Directors, compensation decisions regarding our Chief Executive Officer and directors were made by principals of Fortress, including by our director Wesley R. Edens, and compensation decisions regarding our other executive officers were made by our Chief Executive Officer. All of the compensation decisions regarding our executive officers, other than the Chief Executive Officer, and directors for 2011 and 2012 were approved by the Compensation Committee and the Board of Directors.

Messrs. Edens and Nardone are also employed by Fortress, which has engaged in related party transactions with us. For more information about these transactions, see “Certain Relationships and Related Party Transactions.”

None of our executive officers currently serves as a member of the board of directors or as a member of a compensation committee of any other company that has an executive officer serving as a member of the Board or the Compensation Committee.

PRINCIPAL STOCKHOLDER

Prior to this offering, all of the ownership interests in SHI were owned by the Initial Stockholder.

The following table sets forth information regarding the ownership of our common stock. Other than the Initial Stockholder and its direct and indirect equity holders, we are not aware of any person, or group of affiliated persons, who beneficially owns more than five percent of our outstanding common stock. Except as described in footnote (1) to the table below, none of our officers and directors beneficially own any shares of our common stock. The percentage of beneficial ownership of our common stock before this offering is based on shares of common stock issued and outstanding as of             2013 (as adjusted to reflect the -for-1 stock split). The percentage of beneficial ownership of our common stock after this offering is based on             shares of common stock issued and outstanding (as adjusted to reflect the -for-1 stock split). The table assumes that the underwriters will not exercise their over-allotment option.

Name	Number of Shares Beneficially Owned Prior to the Offering	Percentage Before the Offering	Percentage After Giving Effect to the Offering
Initial Stockholder(1)		100%

(1)	FCFI owns 85% of the voting interest in the Initial Stockholder. Fortress Investment Fund V (Fund A) L.P., Fortress Investment Fund V (Fund B) L.P., Fortress Investment Fund V (Fund C) L.P., Fortress Investment Fund V (Fund D), L.P., Fortress Investment Fund V (Fund E) L.P., Fortress Investment Fund V (Fund F) L.P. and Fortress Investment Fund V (Fund G) L.P. (collectively, the “Fund V Funds”) collectively own 100% of FCFI. FIG LLC is the investment manager of each of the Fund V Funds. Fortress Operating Entity I LP (“FOE I”) is the 100% owner of FIG LLC. FIG Corp. is the general partner of FOE I. FIG Corp. is a wholly owned subsidiary of Fortress. As of June 30, 2013, Mr. Edens owns 14.98% of Fortress (Class A and B shares), and Mr. Nardone owns 10.91% of Fortress (Class A and B shares). By virtue of their ownership interest in Fortress and certain of its affiliates, Mr. Edens and Mr. Nardone may be deemed to own the shares listed as beneficially owned by FCFI. Mr. Edens and Mr. Nardone each disclaim beneficial ownership of such shares except to the extent of his pecuniary interest therein. AIG Capital Corporation (“ACC”) owns 15% of the voting interest in the Initial Stockholder. ACC is wholly owned by AIG. The address of ACC and AIG is c/o American International Group, Inc., 180 Maiden Lane, New York, New York 10038.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Under SEC rules, a related person is an officer, director, nominee for director or beneficial holder of more than 5% of any class of our voting securities since the beginning of the last fiscal year or an immediate family member of any of the foregoing. We expect our officers and directors to review, approve and ratify transactions with related parties pursuant to the procedures outlined in a policy on related party transactions, which we will adopt prior to the completion of this offering. When considering potential transactions involving a related party that may require board approval, our officers will notify our Board of Directors in writing of the proposed transaction, provide a brief background of the transaction and schedule a meeting with the full Board of Directors to review the matter. At such meetings, our Chief Executive Officer, Chief Financial Officer and other members of management, as appropriate, will provide information to the Board of Directors regarding the proposed transaction, after which the Board of Directors and management discuss the transaction and the implications of engaging a related party as opposed to an unrelated third party. If the Board of Directors (or specified directors as required by applicable legal requirements) determines that the transaction is in the best interests of SHI, it will vote to approve SHI’s entering into the transaction with the applicable related party.

Prior to the adoption of the written policy, we did not adopt a formal policy for reviewing related party transactions that were required to be disclosed under the SEC rules. The board of SFI reviewed related party transactions as deemed appropriate by members of the board of SFI, on a case by case basis, based on the particular facts and circumstances of each transaction and as required by law.

Stockholders Agreement

General

Prior to the completion of this offering, we will enter into the Stockholders Agreement with the Initial Stockholder.

As discussed further below, the Stockholders Agreement will provide certain rights to the Initial Stockholder with respect to the designation of directors for nomination and election to our board of directors, as well as registration rights for certain of our securities beneficially owned, directly or indirectly, by the Initial Stockholders and Fortress and its affiliates.

Our Stockholders Agreement will provide that the parties thereto will use their respective reasonable efforts (including voting or causing to be voted all of our voting shares beneficially owned by each) so that no amendment is made to our amended and restated certificate of incorporation or amended and restated bylaws in effect as of the date of the Stockholders Agreement that would add restrictions to the transferability of our shares by the Initial Stockholder or its permitted transferees which are beyond those provided for in our amended and restated certificate of incorporation, amended and restated bylaws, the Stockholders Agreement or applicable securities laws, or that nullify the rights set out in the Stockholders Agreement of the Initial Stockholder or its permitted transferees unless such amendment is approved by the Initial Stockholder.

Designation and Election of Directors

Our Stockholders Agreement will provide that, for so long as the Stockholders Agreement is in effect, we and the Initial Stockholder shall take all reasonable actions within our respective control (including voting or causing to be voted all of the securities entitled to vote generally in the election of our directors held of record or beneficially owned by the Initial Stockholder or by Fortress or its affiliates, and, with respect to us, including in the slate of nominees recommended by the board those individuals designated by the Initial Stockholder) so as to elect to the board, and to cause to continue in office, not more than          directors (or such other number as the Initial Stockholder may agree in writing), of whom, at any given time:

—

a number of directors equal to a majority of the board of directors, plus one director, shall be individuals designated by the Initial Stockholder, for so long as the Initial Stockholder directly or indirectly beneficially owns, together with Fortress and its affiliates and permitted transferees, at least     % of our voting power, provided that if the board consists of          or fewer directors, then the Initial Stockholder shall have the right to designate a number of directors equal to a majority of the board;

—

a number equal to a majority of the board of directors, minus one director, shall be individuals designated by the Initial Stockholder, for so long as the Initial Stockholder directly or indirectly beneficially owns, together with Fortress and its affiliates and permitted transferees, less than     % but at least     % of our voting power, provided that if the board of directors consists of          or fewer directors, then the Initial Stockholder shall have the right to designate a number of directors equal to three directors;

—

a number of directors (rounded up to the nearest whole number) that would be required to maintain the Initial Stockholder’s proportional representation on the board of directors shall be individuals designated by the Initial Stockholder for so long as the Initial Stockholder directly or indirectly beneficially owns, together with Fortress and its affiliates and permitted transferees, less than     % but at least     % of our voting power, provided that if the board of directors consists of          or fewer directors, then the Initial Stockholder shall have the right to designate          directors; and

—

a number of directors (rounded up to the nearest whole number) that would be required to maintain the Initial Stockholder’s proportional representation on the board of directors shall be an individual designated by the Initial Stockholder for so long as the Initial Stockholder directly or indirectly beneficially owns, together with Fortress and its affiliates and permitted transferees, less than     % but at least     % of our voting power, provided that if the board of directors consists of          or fewer directors, then the Initial Stockholder shall have the right to designate          director.

In accordance with the Stockholders Agreement, the Initial Stockholder has designated            ,             ,             , and             for election to our board of directors.

Indemnification

The agreement will provide that we will indemnify the Initial Stockholder and its officers, directors, employees, agents and affiliates against losses arising out of third-party claims (including litigation matters and other claims) based on, arising out of or resulting from:

—	the ownership or the operation of our assets or properties, and the operation or conduct of our business, prior to or following this offering; and

—	any other activities we engage in.

In addition, we will agree to indemnify the Initial Stockholder and its officers, directors, employees, agents and affiliates against losses, including liabilities under the Securities Act and the Exchange Act, relating to misstatements in or omissions from the registration statement of which this prospectus forms a part and any other registration statement or report that we file, other than misstatements or omissions made in reliance on information relating to and furnished by the Initial Stockholder for use in the preparation of that registration statement or report, against which the Initial Stockholder will agree to indemnify us.

Registration Rights

Demand Rights.    Under our Stockholders Agreement, the Initial Stockholder will have, for so long as the Initial Stockholder directly or indirectly beneficially owns, together with Fortress and its affiliates, an amount of our common stock (whether owned at the time of this offering or subsequently acquired) equal to or greater than 1% of our shares of common stock issued and outstanding immediately after the consummation of this offering (a “Registrable Amount”), “demand” registration rights that allow the Initial Stockholder, for itself and for Fortress and its affiliates and permitted transferees, at any time after 180 days following the consummation of this offering, to request that we register under the Securities Act an amount equal to or greater than a Registrable Amount. The Initial Stockholder, for itself and for Fortress and its affiliates and permitted transferees, will be entitled to unlimited demand registrations so long as such persons, together, beneficially own a Registrable Amount. We will also not be required to effect any demand registration within one month of a “firm commitment” underwritten offering to which the requestor held “piggyback” rights, described below, and which included at least 50% of the shares of common stock requested by the requestor to be included. We will not be obligated to grant a request for a demand registration within three months of any other demand registration.

Piggyback Rights.    For so long as the Initial Stockholder beneficially owns, together with Fortress and its affiliates and permitted transferees, an amount of our common stock equal to or greater than 1% of our common stock issued and outstanding immediately after the consummation of this offering, the Initial Stockholder (and Fortress and its affiliates and permitted transferees) will also have “piggyback” registration rights that allow them to include the common stock that they own in any public offering of equity securities initiated by us (other than those public offerings pursuant to registration statements on Forms S-4 or S-8 or pursuant to an employee benefit plan arrangement) or by any of our other stockholders that have registration rights. These “piggyback” registration rights will be subject to proportional cutbacks based on the manner of the offering and the identity of the party initiating such offering.

Shelf Registration.    Under our Stockholders Agreement, we will grant to the Initial Stockholder or any of its respective permitted transferees, for so long as the Initial Stockholder, together with Fortress and its affiliates and permitted transferees, beneficially owns a Registrable Amount, the right to request a shelf registration on Form S-3 providing for offerings of our common stock to be made on a continuous basis until all shares covered by such registration have been sold, subject to our right to suspend the use of the shelf registration prospectuses for a reasonable period of time (not exceeding 60 days in succession or 90 days in the aggregate in any 12 month period) if we determine that certain disclosures required by the shelf registration statements would be detrimental to us or our stockholders. In addition, the Initial Stockholder, for itself and for Fortress and its affiliates and permitted transferees, may elect to participate in such shelf registrations within ten days after notice of the registration is given.

Indemnification; Expenses; Lock-ups.    Under our Stockholders Agreement, we will agree to indemnify the applicable selling stockholder and its officers, directors, employees, managers, members partners, agents and controlling persons against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which it sells shares of our common stock, unless such liability arose from the applicable selling stockholder’s misstatement or omission, and the applicable selling stockholder will agree to indemnify us against all losses caused by its misstatements or omissions. We will pay all registration and offering-related expenses incidental to our performance under the Stockholders Agreement, and the applicable selling stockholder will pay its portion of all underwriting discounts, commissions and transfer taxes, if any, relating to the sale of its shares of common stock under the Stockholders Agreement. We have agreed to enter into, and to cause our officers and directors to enter into, lock-up agreements in connection with any exercise of registration rights by the Initial Stockholder, for itself and for Fortress and its affiliates and permitted transferees.

Affiliates of Fortress or AIG

SpringCastle. On March 5, 2013, SCA, a newly-formed joint venture in which Springleaf Acquisition Corporation , a wholly owned subsidiary of SFI, and NRZ Consumer LLC, previously an indirect subsidiary of Newcastle, each held a 50% equity interest, entered into a definitive agreement to purchase the SpringCastle Portfolio from HSBC. On April 1, 2013, Blackstone, acquired a 23% equity interest in SCA, which reduced the equity interests of Springleaf Acquisition Corporation and Newcastle to 47% and 30%, respectively. On May 15, 2013, Newcastle distributed to its stockholders its investment in New Residential Investment Corp. and its subsidiaries, including NRZ Consumer LLC (the “Newcastle Affiliates”), which still retain their equity interest in SpringCastle America, LLC, SpringCastle Credit, LLC and SpringCastle Finance, LLC (each, a “Seller LLC” and collectively, the “Seller LLCs”). Newcastle and New Residential Investment Corp. are managed by an affiliate of Fortress.

The acquisition was completed on April 1, 2013 for an approximate purchase price of $3.0 billion (subject to final validation by the parties), at which time the portfolio consisted of over 415,000 loans with an estimated UPB of $3.9 billion. The portfolio includes primarily unsecured personal loans as well as loans secured with subordinate residential real estate mortgages. Because the subordinate residential real estate mortgages are primarily revolving loans secured by junior liens with little, if any, underlying real estate value, we believe these loans exhibit characteristics and performance more closely resembling unsecured personal loans. The junior lien loans are therefore characteristically distinct from our legacy real estate portfolio, which is comprised generally of fixed rate loans secured by first lien mortgages. Accordingly, we intend to service these loans as personal loans which is consistent with the manner in which they were serviced by HSBC.

Immediately prior to the completion of the SpringCastle Portfolio acquisition, SCA assigned its right to purchase the SpringCastle Portfolio to the Seller LLCs, which, in turn, immediately sold the SpringCastle Portfolio to the Co-issuer LLCs and a loan trustee in connection with the securitization of the SpringCastle Portfolio on April 1, 2013. See Note 8 of the Notes to Unaudited Condensed Consolidated Financial Statements for the quarter ended June 30, 2013, included elsewhere in this prospectus, for further information on the securitization transaction.

As of April 1, 2013, SpringCastle Holdings, LLC, a wholly owned subsidiary of Springleaf Acquisition Corporation, the Newcastle Affiliates and Blackstone held a 47%, 30% and 23% equity interest in each Seller LLC, respectively. SpringCastle America, LLC holds a 100% equity interest in SpringCastle America Funding, LLC, SC Credit holds a 100% equity interest in SC Credit Funding and SC Finance holds a 100% equity interest in SC Finance Funding.

On April 1, 2013, SFI entered into a servicing agreement with the Co-issuer LLCs and the loan trustee whereby SFI agreed to service the loans in the SpringCastle Portfolio effective on the servicing transfer date. In accordance with this agreement, we assumed the direct servicing obligations for the loans in September, 2013.

Secured Term Loan.    SFFC, an indirect wholly owned subsidiary, is party to a six-year secured term loan pursuant to a credit agreement among SFFC, SFC, the Subsidiary Guarantors, and a syndicate of lenders, various agents, and Bank of America, N.A, as administrative agent. Affiliates of Fortress and affiliates of AIG owned or managed lending positions in the syndicate of lenders totaling $46.1 million at June 30, 2013, $85.0 million at December 31, 2012 and $105.5 million at December 31, 2011.

Subservicing and Refinance Agreements.    Effective February 1, 2011, Nationstar began subservicing the real estate loans of the Owners, including certain securitized real estate loans. Investment funds managed by affiliates of Fortress indirectly own a majority interest in Nationstar.

The Owners paid Nationstar fees for its subservicing and to facilitate the repayment of our real estate loans through refinancings with other lenders as follows:

	Successor Company
	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2012	2011
	(in thousands)
Subservicing fees	$4,424	$5,145	$9,843	$9,910
Refinancing concessions	$265	$3,961	$4,420	$6,556

Investment Management Agreement.    Logan Circle provides investment management services for our investments. Logan Circle is a wholly owned subsidiary of Fortress. Costs and fees incurred for these investment management services totaled $0.6 million for the six months ended June 30, 2013, $0.6 million for the six months ended June 30, 2012, and $1.2 million for the year ended December 31, 2012.

Pension Plan.    At June 30, 2013 and December 31, 2012, we had no plan assets included in the AIG Retirement Plan, compared to $59.9 million at December 31, 2011. The transfer due from the AIG Retirement Plan to our tax-qualified defined benefit retirement plan was completed in April 2012.

Reinsurance Agreements.    Merit enters into reinsurance agreements with subsidiaries of AIG, for reinsurance of various group annuity, credit life, and credit accident and health insurance where Merit reinsures the risk of loss. The reserves for this business fluctuate over time and, in some instances, are subject to recapture by the insurer. Reserves on the books of Merit for reinsurance agreements with subsidiaries of AIG totaled $46.6 million at June 30, 2013, $46.8 million at December 31, 2012 and $49.7 million at December 31, 2011.

Derivatives.    At June 30, 2013 and December 31, 2012 and 2011, all of our derivative financial instruments were with AIG Financial Products Corp. (“AIGFP”), a subsidiary of AIG. In July 2012, SFI posted $60.0 million of cash collateral with AIGFP as security for SFC’s two remaining Euro swap positions with AIGFP and agreed to act as guarantor for the swap positions. In August 2012, one of the swap positions was terminated and the cash collateral was reduced by $20.0 million. On August 5, 2013, we terminated our remaining cross currency interest rate swap agreement with AIGFP, a subsidiary of AIG, and recorded a loss of $1.9 million in other revenues. The notional amount of this swap agreement totaled $416.6 million at August 5, 2013. As a result of this termination, AIGFP returned the cash collateral of $40.0 million to SFI.

DESCRIPTION OF INDEBTEDNESS

Credit Facility

On May 10, 2011, SFFC, an indirect wholly owned subsidiary, entered into, and fully borrowed, $3.8 billion of six-year senior secured term loans pursuant to a senior secured term loan facility, which we refer to as the “Secured Term Loan,” among SFFC, SFC, the Subsidiary Guarantors, a syndicate of lenders, various agents and Bank of America, N.A., as administrative agent and collateral agent. The Secured Term Loan refinanced in full SFFC’s existing $3.0 billion secured term loan facility scheduled to mature in April 2015. Upon receipt of additional lender commitments, the aggregate principal amount of the Secured Term Loan may be increased pursuant to one or more incremental facilities subject to satisfaction of certain conditions.

At June 30, 2013 and December 31, 2012, the outstanding principal amount of the Secured Term Loan totaled $2.0 billion and $3.8 billion, respectively.

The Secured Term Loan is guaranteed by SFC and by the Subsidiary Guarantors. In addition, certain operating subsidiaries of SFC that from time to time meet certain criteria will be required to become subsidiary guarantors. The Secured Term Loan is secured by a first priority pledge of the stock of SFFC that was limited at the transaction date, in accordance with SFC’s existing indenture, to approximately 10% of SFC’s consolidated net worth.

SFFC used the proceeds from the initial loan made under the Secured Term Loan to refinance its existing $3.0 billion secured term loan facility and to make new intercompany loans to the Subsidiary Guarantors. The intercompany loans are secured by a first priority security interest in eligible finance receivables, according to pre-determined eligibility requirements and in accordance with a borrowing base formula.

The maturity date of the initial loan made under the Secured Term Loan is May 10, 2017. With respect to Eurodollar rate loans, the initial loan under the Secured Term Loan will bear interest at a rate of LIBOR plus 4.25%, subject to a LIBOR floor of 1.25%. With respect to base rate loans, the initial loan under the Secured Term Loan will bear interest at a spread of 3.25% plus the highest of (i) the federal funds rate plus  1/2 of 1%, (ii) the rate of interest in effect for such day as publicly announced from time to time by the administrative agent as its “prime rate,” and (iii) one-month LIBOR plus 1.00%. Voluntary prepayments after May 10, 2013 are not subject to a prepayment premium.

The documents for the Secured Term Loan (collectively the “SFFC Facility Documents”), including the SFFC Amended and Restated Credit Agreement dated May 10, 2011, contain customary representations and warranties and affirmative and negative covenants that, among other things, restrict the ability of (i) SFC and its subsidiaries to create or incur certain liens, (ii) SFFC to merge or consolidate with other companies or transfer all or substantially all of its assets, (iii) SFFC and the Subsidiary Guarantors to create or incur liens, incur or guarantee additional indebtedness, make investments, transfer or sell assets, make restricted payments, engage in transactions with affiliates and make certain amendments to their organizational documents or the documents relating to the intercompany secured loans, and (iv) SFFC to engage in any business or consensual activity other than as specified in the SFFC Facility Documents. Certain of these restrictions limit the ability of SFFC, SFC and Subsidiary Guarantors to directly or indirectly make loans and distributions to and investments in SFI. These covenants are subject to a number of limitations and exceptions set forth in the SFFC Facility Documents.

The SFFC Facility Documents also provide for customary events of default, including: payment defaults; failure to comply with covenants; cross-defaults to material indebtedness; bankruptcy and insolvency; material judgments; invalidity of SFFC Facility Documents or with respect to the intercompany secured loans; and material ERISA events. In the case of an event of default arising from specified events of bankruptcy or insolvency, all outstanding obligations under the SFFC Facility Documents will become due and payable immediately without further action or notice. As is customary in such financings, the lenders may terminate their commitments, accelerate the repayment of amounts outstanding and exercise other remedies upon the occurrence of an event of default, subject, in certain instances, to the expiration of an applicable cure period.

Unsecured Indebtedness

6.00% Notes Indenture

On May 29, 2013, SFC issued $300 million in aggregate principal amount of 6.00% Senior Notes due 2020 under an indenture, dated as of May 29, 2013 (the “6.00% Notes Indenture”), between SFC and Wilmington Trust, National Association, as trustee.

The notes will mature on June 1, 2020 and bear interest at a rate of 6.00% per annum, payable semiannually in arrears on June 1 and December 1 of each year, beginning on December 1, 2013. The notes are SFC’s senior unsecured obligations and rank equally in right of payment to all of SFC’s other existing unsubordinated indebtedness. The notes are not guaranteed by any of SFC’s subsidiaries or other affiliates of SFC. The notes are effectively subordinated to all of SFC’s secured obligations to the extent of the value of the assets securing such obligations and structurally subordinated to any existing and future obligations of SFC’s subsidiaries with respect to claims against the assets of such subsidiaries.

The notes may be redeemed at any time and from time to time, at the option of SFC, in whole or in part at a “make-whole” redemption price specified in the 6.00% Notes Indenture. The notes will not have the benefit of any sinking fund.

The 6.00% Notes Indenture contains covenants that, among other things: (1) limit SFC’s ability to create liens on assets; and (2) restrict SFC’s ability to consolidate, merge or sell its assets. The 6.00% Notes Indenture also provides for customary events of default which, if any of them occurs, would permit or require the principal of and accrued interest on the notes to become or to be declared due and payable.

Senior Indenture

As of June 30, 2013, there was $4.9 billion aggregate principal amount of notes issued and outstanding under the senior indenture (the “Senior Indenture”), by and between SFC and Citibank, N.A., as trustee. The rate of interest of the notes issued and outstanding under the Senior Indenture ranged from 4.95% to 7.50% as of June 30, 2013, and the maturity of such outstanding notes ranged from 2013 to 2017. The outstanding notes are unsecured and rank senior to all of SFC’s existing and future subordinated indebtedness and equally with all of SFC’s existing and future unsecured indebtedness.

The covenants and events of default under the Senior Indenture are substantially the same as those in the 6.00% Notes Indenture.

Junior Subordinated Indenture

As of June 30, 2013, SFC had $350 million aggregate principal amount of 60-year junior subordinated debentures (the “debentures”) outstanding under an indenture dated January 22, 2007 (the “Junior Subordinated Indenture”), by and between SFC and Deutsche Bank Trust Company, as trustee. The debentures bear interest at 6.00% per year. SFC can redeem the debentures at par beginning in January 2017.

The Junior Subordinated Indenture restricts SFC’s ability to sell or convey all or substantially all of its assets, unless the transferee assumes SFC’s obligations and covenants under the Junior Subordinated Indenture. The Junior Subordinated Indenture provides for customary events of default, including: payment defaults; bankruptcy and insolvency; and upon admission by SFC in writing of its inability to pay its debts generally as they become due or that it has taken corporate action with regard to the commencement of voluntary bankruptcy or insolvency proceedings. In the case of an event of default arising from certain events of bankruptcy or insolvency, all outstanding debentures will become due and payable immediately without further action or notice. If any other event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding debentures may declare all the debentures to be due and payable immediately.

Further, pursuant to the terms of the Junior Subordinated Indenture, SFC, upon the occurrence of a mandatory trigger event, is required to defer interest payments to the holders of the debentures (and not make dividend payments to SFI) unless SFC obtains non-debt capital funding in an amount equal to all accrued and unpaid interest on the debentures otherwise payable on the next interest payment date and pays such amount to the holders of the debentures. A mandatory trigger event occurs if SFC’s (1) tangible equity to tangible managed assets is less than 5.5% or (2) average fixed charge ratio is not more than 1.10x for the trailing four quarters (where the fixed charge ratio equals earnings excluding income taxes, interest expense, extraordinary items, goodwill impairment, and any amounts related to discontinued operations, divided by the sum of interest expense and any preferred dividends).

Based upon SFC’s financial results for the twelve months ended March 31, 2013, a mandatory trigger event occurred under SFC’s hybrid debt with respect to the hybrid debt’s semi-annual payment due in July 2013 due to the average fixed charge ratio being 0.76x (while the tangible equity to tangible managed assets ratio was 8.69%). On July 10, 2013, SFC issued one share of SFC common stock to SFI for $10.5 million to satisfy the July 2013 interest payments required by the Junior Subordinated Indenture.

Euro Notes

As of June 30, 2013, SFC had $416.6 million aggregate principal amount of its 4.125% Notes due 2013 issued and outstanding under the Trust Deed, dated November 29, 2006 (the “November 2006 Trust Deed”), by and between SFC and Citicorp Trustee Company Limited, as trustee. The notes will mature on November 29, 2013 and bear interest at a rate of 4.125% per annum, payable annually on November 29. The notes are SFC’s senior unsecured obligations and rank equally in right of payment to all of SFC’s other existing unsubordinated indebtedness. The notes are not guaranteed by any of SFC’s subsidiaries or other affiliates of SFC. The notes are effectively subordinated to all of SFC’s secured obligations to the extent of the value of the assets securing such obligations and structurally subordinated to any existing and future obligations of SFC’s subsidiaries with respect to claims against the assets of such subsidiaries.

The notes are not redeemable with the exception of certain taxation reasons as specified in the November 2006 Trust Deed. The notes will not have the benefit of any sinking fund.

The November 2006 Trust Deed contains certain affirmative and negative covenants. The negative covenants limit SFC’s ability to create liens on assets. The November 2006 Trust Deed also provides for customary events of default, including: payment defaults; failure by SFC to comply with covenants or warranties; cross-defaults to SFC’s material indebtedness; and bankruptcy and insolvency.

DESCRIPTION OF CAPITAL STOCK

The following descriptions are summaries of the material terms of our amended and restated certificate of incorporation and amended and restated bylaws. These descriptions contain all information which we consider to be material, but may not contain all of the information that is important to you. To understand them fully, you should read our amended and restated certificate of incorporation and amended and restated bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

Please note that, with respect to any of our shares held in book-entry form through The Depository Trust Company or any other share depositary, the depositary or its nominee will be the sole registered and legal owner of those shares, and references in this prospectus to any “stockholder” or “holder” of those shares means only the depositary or its nominee. Persons who hold beneficial interests in our shares through a depositary will not be registered or legal owners of those shares and will not be recognized as such for any purpose. For example, only the depositary or its nominee will be entitled to vote the shares held through it, and any dividends or other distributions to be paid, and any notices to be given, in respect of those shares will be paid or given only to the depositary or its nominee. Owners of beneficial interests in those shares will have to look solely to the depositary with respect to any benefits of share ownership, and any rights they may have with respect to those shares will be governed by the rules of the depositary, which are subject to change from time to time. We have no responsibility for those rules or their application to any interests held through the depositary.

Under our amended and restated certificate of incorporation, our authorized capital stock consists of:

—	shares of common stock, par value $0.01 per share; and

—	preferred shares, par value $0.01 per share.

Upon completion of this offering, there will be outstanding             shares of common stock after giving effect to the              for 1 stock split, (which will be effective prior to the completion of this offering), and assuming no exercise of the underwriters’ overallotment option, and no outstanding shares of preferred stock.

The following is a description of the material terms of our amended and restated certificate of incorporation and amended and restated bylaws. We refer you to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been filed with the SEC as exhibits to our registration statement of which this prospectus forms a part.

Common Stock

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess the exclusive right to vote for the election of directors and for all other purposes. Our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors standing for election, and the holders of the remaining shares are not able to elect any directors.

Subject to any preference rights of holders of any preferred stock that we may issue in the future, holders of our common stock are entitled to receive dividends, if any, declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after the payment of liabilities, subject to any rights of holders of our preferred stock prior to distribution.

Holders of our common stock have no preemptive, subscription, redemption or conversion rights. Any shares of common stock sold under this prospectus will be validly issued, fully paid and nonassessable upon issuance against full payment of the purchase price for such shares.

Preferred Stock

Our board of directors has the authority, without action by our stockholders, to issue preferred stock and to fix voting powers for each class or series of preferred stock, and to provide that any class or series may be subject to redemption, entitled to receive dividends, entitled to rights upon dissolution, or convertible or exchangeable for shares of any other class or classes of capital stock. The rights with respect to a series or class of preferred stock may be greater than the rights attached to our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock on the rights of holders of our common stock until our board of directors determines the specific rights attached to that preferred stock. The effect of issuing preferred stock could include, among other things, one or more of the following:

—	restricting dividends in respect of our common stock;

—	diluting the voting power of our common stock or providing that holders of preferred stock have the right to vote on matters as a class;

—	impairing the liquidation rights of our common stock; or

—	delaying or preventing a change of control of us.

Regulations Concerning Change of Control

The states in which our insurance subsidiaries are domiciled and certain of the states in which we are licensed to originate loans have laws which require regulatory approval for the acquisition of “control” of regulated entities. Under some of these laws, there exists a presumption of “control” when an acquiring party acquires as little as 5% or more of the voting securities of a regulated entity or of a company which itself controls a regulated entity. Therefore, any person acquiring 5% or more of our common stock may need the prior approval of some state insurance and/or licensing regulators, or a determination from such regulators that “control” has not been acquired.

Stockholders Agreement

For a description of the Stockholders Agreement that we have entered into with the Initial Stockholder, see “Certain Relationships and Related Party Transactions—Stockholders Agreement.”

Anti-Takeover Effects of Delaware Law, Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

The following is a summary of certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Authorized but Unissued Shares

The authorized but unissued shares of our common stock and our preferred stock will be available for future issuance without obtaining stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of our common stock and preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.

Delaware Business Combination Statute

We are organized under Delaware law. Some provisions of Delaware law may delay or prevent a transaction that would cause a change in our control.

Our amended and restated certificate of incorporation provides that Section 203 of the Delaware General Corporation Law, as amended (the “DGCL”), an anti-takeover law, will not apply to us. In general, this statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction by which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of voting stock.

Other Provisions of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Our amended and restated certificate of incorporation provides for a staggered board of directors consisting of three classes of directors. Directors of each class are chosen for three-year terms upon the expiration of their current terms and each year one class of our directors will be elected by our stockholders. The terms of the first, second and third classes will expire in 2014, 2015, and 2016, respectively. We believe that classification of our board of directors will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors. Additionally, there is no cumulative voting in the election of directors. This classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our board of directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer, or prevent a tender offer or an attempt to change control of us, even though a tender offer or change in control might be believed by our stockholders to be in their best interest. In addition, our amended and restated certificate of incorporation and amended and restated bylaws provide that directors may be removed only for cause and only with the affirmative vote of at least     % of the voting interest of stockholders entitled to vote; provided, however, that for so long as the Initial Stockholder, together with Fortress and its affiliates and permitted transferees beneficially own, directly or indirectly, at least     % of our issued and outstanding common stock, directors may be removed with or without cause with the affirmative vote of a majority of the voting interest of stockholders entitled to vote. Pursuant to our amended and restated certificate of incorporation, shares of our preferred stock may be issued from time to time, and the board of directors is authorized to determine and alter all rights, preferences, privileges, qualifications, limitations and restrictions without limitation. See “—Preferred Stock.”

Ability of our Stockholders to Act

Our amended and restated certificate of incorporation and amended and restated bylaws do not permit our stockholders to call special stockholders meetings; provided, however, that for so long as the Initial Stockholder, together with Fortress and its affiliates and permitted transferees, beneficially own at least     % of our issued and outstanding common stock, any stockholders that collectively beneficially own at least     % of our issued and outstanding common stock may call special meetings of our stockholders. Written notice of any special meeting so called shall be given to each stockholder of record entitled to vote at such meeting not less than 10 or more than 60 days before the date of such meeting, unless otherwise required by law.

Under our amended and restated certificate of incorporation and amended and restated bylaws, any action required or permitted to be taken at a meeting of our stockholders may be taken without a meeting by written consent of a majority of our stockholders for so long as the Initial Stockholder, together with Fortress and its affiliates and permitted transferees, beneficially own, directly or indirectly, at least     % of our issued and outstanding common stock. After the Initial Stockholder, together with Fortress and its affiliates and permitted

transferees, beneficially own, directly or indirectly, less than     % of our issued and outstanding stock, only action by unanimous written consent of our stockholders can be taken without a meeting.

Our amended and restated bylaws provide that nominations of persons for election to our board of directors may be made at any annual meeting of our stockholders, or at any special meeting of our stockholders called for the purpose of electing directors, (a) by or at the direction of our board of directors or (b) by any of our stockholders. In addition to any other applicable requirements, for a nomination to be properly brought by a stockholder, such stockholder must have given timely notice thereof in proper written form to our Secretary of the Company. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices (a) in the case of an annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by a stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs; and (b) in the case of a special meeting of our stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

Our amended and restated bylaws provide that no business may be transacted at any annual meeting of our stockholders, other than business that is either (a) specified in the notice of meeting given by or at the direction of our board of directors, (b) otherwise properly brought before the annual meeting by or at the direction of our board of directors, or (c) otherwise properly brought by any of our stockholders. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to our Secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by a stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.
Forum Selection Clause

Unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or (iv) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and consented to the forum selection clause.

Limitations on Liability and Indemnification of Directors and Officers

Our amended and restated certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of a fiduciary duty as a director, except for the following (to the extent such exemption is not permitted under the DGCL, as amended from time to time):

—	any breach of the director’s duty of loyalty to us or our stockholders;

—	intentional misconduct or a knowing violation of law;

—	liability under Delaware corporate law for an unlawful payment of dividends or an unlawful stock purchase or redemption of stock; or

—	any transaction from which the director derives an improper personal benefit.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by law. We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

Prior to the completion of this offering, we intend to enter into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our amended and restated certificate of incorporation against (i) any and all expenses and liabilities, including judgments, fines, penalties and amounts paid in settlement of any claim with our approval and counsel fees and disbursements, (ii) any liability pursuant to a loan guarantee, or otherwise, for any of our indebtedness, and (iii) any liabilities incurred as a result of acting on our behalf (as a fiduciary or otherwise) in connection with an employee benefit plan. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of incorporation. These provisions and agreements may have the practical effect in some cases of eliminating our stockholders’ ability to collect monetary damages from our directors and executive officers.

Corporate Opportunity

Under our amended and restated certificate of incorporation, to the extent permitted by law:

—

Fortress and its affiliates, including the Initial Stockholder, have the right to and have no duty to abstain from, exercising such right to, engage or invest in the same or similar business as us, do business with any of our clients, customers or vendors or employ or otherwise engage any of our officers, directors or employees;

—

if Fortress or its affiliates, including the Initial Stockholder, or any of their officers, directors or employees acquire knowledge of a potential transaction that could be a corporate opportunity, they have no duty to offer such corporate opportunity to us, our stockholders or affiliates;

—	we have renounced any interest or expectancy in, or in being offered an opportunity to participate in, such corporate opportunities; and

—

in the event that any of our directors and officers who is also a director, officer, or employee of any of Fortress or its affiliates, including the Initial Stockholder, acquires knowledge of a corporate opportunity or is offered a corporate opportunity, provided that this knowledge was not acquired solely in such person’s capacity as our director or officer and such person acted in good faith, then such person is deemed to have fully satisfied such person’s fiduciary duty and is not liable to us if any of Fortress or its affiliates, including the Initial Stockholder, pursues or acquires such corporate opportunity or if such person did not present the corporate opportunity to us.

Transfer Agent

The registrar and transfer agent for our common stock is            .

Listing

Our common stock has been approved for listing on the NYSE under the symbol “             .”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock, and we cannot predict the effect, if any, that sales of shares or availability of any shares for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of common stock (including shares issued on the exercise of options, warrants or convertible securities, if any) or the perception that such sales could occur, could adversely affect the market price of our common stock and our ability to raise additional capital through a future sale of securities.

Upon completion of this offering, we will have             shares of common stock issued and outstanding (or a maximum of             shares if the underwriters exercise their overallotment option in full). All of the shares of our common stock sold in this offering (or             shares if the underwriters exercise their overallotment option in full) will be freely tradable without restriction or further registration under the Securities Act unless such shares are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act. Upon completion of this offering, approximately         % of our outstanding common stock will be held by the Initial Stockholder. These shares will be “restricted securities” as that phrase is defined in Rule 144. Subject to certain contractual restrictions, including the lock-up agreements described below, holders of restricted shares will be entitled to sell those shares in the public market if they qualify for an exemption from registration under Rule 144 or any other applicable exemption under the Securities Act. Subject to the lock-up agreements described below and the provisions of Rules 144 and 701, additional shares will be available for sale as set forth below.

Lock-Up Agreements

We and our executive officers, directors and the Initial Stockholder have agreed with the underwriters that, subject to certain exceptions, for a period of         days after the date of this prospectus, we and they will not directly or indirectly offer, pledge, sell, contract to sell, sell any option or contract to purchase or otherwise dispose of any common stock or any securities convertible into or exercisable or exchangeable for common stock, or in any manner transfer all or a portion of the economic consequences associated with the ownership of common stock, or cause a registration statement covering any common stock to be filed, without the prior written consent of             . See “Underwriting.”              may waive these restrictions at its discretion.

The 180-day restricted period described in the preceding paragraph will be automatically extended if (i) during the last 17 days of the         -day restricted period we issue an earnings release or announce material news or a material event relating to us occurs or (ii) prior to the expiration of the         -day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the         -day restricted period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event,             unless provides a written waiver of such extension.             has no present intent or arrangement to release any of the securities subject to these lock-up agreements. The release of any lock-up is considered on a case-by-case basis. Factors in deciding whether to release shares may include the length of time before the lock-up expires, the number of shares involved, the reason for the requested release, market conditions, the trading price of our common stock, historical trading volumes of our common stock and whether the person seeking the release is an officer, director or affiliate of the Company.

Rule 144

In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume of our common stock reported through the NYSE during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act, most of our employees, consultants or advisors who purchased shares from us in connection with a qualified compensatory stock plan or other written agreement are eligible to resell those shares 90 days after the date of this prospectus in reliance on Rule 144, but without compliance with the holding period or certain other restrictions contained in Rule 144.

Registration Rights

Pursuant to the Stockholders Agreement, the Initial Stockholder and certain of its affiliates and permitted third party transferees will have the right, in certain circumstances, to require us to register their shares of our common stock under the Securities Act for sale into the public markets at any time following the expiration of the 180-day lock-up period described above. The Initial Stockholder and certain of its affiliates and permitted third party transferees will also be entitled to piggyback registration rights with respect to any future registration statement that we file for an underwritten public offering of our securities. Upon the effectiveness of such a registration statement, all shares covered by the registration statement will be freely transferable. If these rights are exercised and the Initial Stockholder sells a large number of shares of common stock, the market price of our common stock could decline. See “Certain Relationships and Related Party Transactions—Stockholders Agreement” for a more detailed description of these registration rights.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF COMMON STOCK

The following is a summary of certain U.S. federal income tax considerations relevant to non-U.S. Holders (as defined below) of the ownership and disposition of our common stock. The following summary is based on current provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations and judicial and administrative authority, all of which are subject to change, possibly with retroactive effect. State, local, estate and foreign tax consequences are not summarized, nor are tax consequences to special classes of investors including, but not limited to, tax-exempt organizations, insurance companies, banks or other financial institutions, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, dealers in securities, persons liable for the alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons who have acquired our common stock as compensation or otherwise in connection with the performance of services, or persons that will hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction. Tax consequences may vary depending upon the particular status of an investor. The summary is limited to non-U.S. Holders who will hold our common stock as “capital assets” (generally, property held for investment). Each potential investor should consult its tax advisor as to the U.S. federal, state, local, foreign and any other tax consequences of the purchase, ownership and disposition of our common stock.

For purposes of this summary, the term “non-U.S. Holder” means a beneficial owner of our common stock that, for U.S. federal income tax purposes, is: (i) an individual who is classified as a non-resident of the United States, (ii) a foreign corporation, or (iii) a foreign estate or foreign trust.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are treated as a partner in a partnership holding our common stock, you should consult your tax advisor as to the particular U.S. federal income tax consequences applicable to you.

Distributions

Distributions with respect to our common stock will be treated as dividends to the extent paid from our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a return of capital to the extent of a holder’s adjusted tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock, subject to the tax treatment described below in “—Dispositions.”

Generally, distributions treated as dividends paid to a non-U.S. holder with respect to our common stock will be subject to a 30% U.S. withholding tax, or such lower rate as may be specified by an applicable income tax treaty. Distributions treated as dividends that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, are attributable to a U.S. permanent establishment of such non-U.S. holder) are generally subject to U.S. federal income tax on a net income basis and are exempt from the 30% withholding tax (assuming compliance with certain certification requirements). Any such effectively connected distributions received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a rate of 30% (or lower applicable treaty rate).

To claim the benefit of an applicable tax treaty or an exemption from withholding because the income is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, a non-U.S. holder generally will be required to provide a properly executed IRS Form W-8BEN (if the holder is claiming the benefits of an income tax treaty) or Form W-8ECI (for income effectively connected with a trade or business in the United States) or suitable form. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant tax treaty.

Dispositions

Subject to the discussion below concerning backup withholding, a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax with respect to gain realized on the sale, exchange or other disposition of our common stock unless (i) the gain is effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment of such non-U.S. holder) (ii) in the case of a non-U.S. holder that is a non-resident alien individual, such non-U.S. holder is present in the United States for 183 or more days in the taxable year of disposition, or (iii) we are or have been a “United States real property holding corporation” at any time within the shorter of the five-year period ending on the date of such sale, exchange, or other taxable disposition or the period that such non-U.S. holder held our common stock and either (a) our common stock was not regularly traded on an established securities market at any time during the calendar year in which the sale, exchange or other disposition occurs, or (b) such non-U.S. holder owns or owned (actually or constructively) more than five percent of our common stock at any time during the preceding five years.

In the case described above in (i), gain or loss on the disposition of our common stock will be recognized in an amount equal to the difference between the amount of cash and the fair market value of any other property received for the common stock and the non-U.S. holder’s basis in the common stock. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the common stock has been held for more than one year. In the case of a non-U.S. holder that is a foreign corporation, such gain may also be subject to an additional branch profits tax at a rate of 30% (or a lower applicable treaty rate). In the case described above in (ii), the non-U.S. holder generally will be subject to a flat income tax at a rate of 30% (or lower applicable treaty rate) on any capital gain recognized on the disposition of our common stock, which may be offset by certain U.S. source capital losses. With respect to the case described above in (iii), we have determined that we are not currently a United States real property holding corporation.

Information Reporting and Backup Withholding

Payment of dividends, and the tax withheld with respect thereto, is subject to information reporting requirements. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. Under the provisions of an applicable income tax treaty or agreement, copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides. U.S. backup withholding will generally apply on payment of dividends to non-U.S. holders unless such non-U.S. holders furnish to the payor a Form W-8BEN (or other applicable form), or otherwise establish an exemption and the payor does not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient.

Payment of the proceeds of a sale of our common stock within the United States or conducted through certain U.S.-related financial intermediaries is subject to information reporting and, depending on the circumstances, backup withholding, unless the non-U.S. holder, or beneficial owner thereof, as applicable, certifies that it is a non-U.S. holder on Form W-8BEN (or other applicable form), or otherwise establishes an exemption and the payor does not have actual knowledge or reason to know the holder is a U.S. person, as defined under the Code, that is not an exempt recipient.

Any amount withheld under the backup withholding rules from a payment to a non-U.S. holder is allowable as a credit against such non-U.S. holder’s U.S. federal income tax, which may entitle the non-U.S. holder to a refund, provided that the non-U.S. holder timely provides the required information to the IRS. Moreover, certain penalties may be imposed by the IRS on a non-U.S. holder who is required to furnish information but does not do so in the proper manner. Non-U.S. holders should consult their tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding.

Foreign Account Tax Compliance Act

Legislation enacted in 2010 and existing guidance issued thereunder will require, after June 30, 2014, withholding at a rate of 30% on dividends in respect of, and, after December 31, 2016, gross proceeds from the sale of, our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Treasury to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution to the extent such interests or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, our common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Internal Revenue Service. We will not pay any additional amounts to stockholders in respect of any amounts withheld. Stockholders are encouraged to consult their tax advisors regarding the possible implications of the legislation on their investment in our common stock.

UNDERWRITING

             are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of Common stock set forth opposite its name below.

Underwriter	Number of Shares

Total

The underwriting agreement provides that the underwriters’ obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement including:

—

the obligation to purchase all of the shares of common stock offered hereby (other than those shares of common stock covered by their option to purchase additional shares as described below), if any of the shares are purchased;

—	that the representations and warranties made by us to the underwriters are true;

—	that there is no material change in our business or the financial markets; and

—	that we deliver customary closing documents to the underwriters.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

There is no established trading market for shares of our common stock and a liquid trading market may not develop. It is also possible that the shares will not trade at or above the initial offering price following the offering.

The underwriters do not expect to sell more than         % of the shares in the aggregate to accounts over which they exercise discretionary authority.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $         per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $         per share to other dealers. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the underwriting discounts and expenses we will pay to the underwriters. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Without Option		With Option
	Per Share	Total	Per Share	Total
Public offering price	$	$	$	$
Underwriting discounts and commissions	$	$	$	$
Proceeds, before expenses, to us	$	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated at $         million and are payable by us.

Over-allotment Option

We have granted an option to the underwriters to purchase up to                      additional shares at the public offering price, less the underwriting discount. The underwriters may exercise this option for              days from the date of this prospectus solely to cover any over-allotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

Lock-Up Agreements

We, all of our directors and executive officers and the Initial Stockholder have agreed that, subject to certain exceptions, for         days after the date of this prospectus, without the prior written consent of             , we and they will not directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of our common stock (including, without limitation, shares of our common stock that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the SEC and shares of common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for our common stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock or (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of our common stock or securities convertible, exercisable or exchangeable into our common stock or any of our other securities.

The         -day restricted period described in the preceding paragraph will be extended if:

—	during the last 17 days of the restricted period referred to above, we issue an earnings release or material news or a material event relating to us occurs; or

—

prior to the expiration of the restricted period referred to above, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the restricted period beginning on the issuance of the earnings release or the announcement of the material news or occurrence of a material event, unless such extension is waived in writing by the representatives.

            , in its sole discretion, may release our common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release our common stock and other securities from the lock-up agreements,             will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of our common stock and other securities for which the release is being requested and market conditions at the time.

Listing

We intend to apply to list our shares of common stock on the under the symbol “             .” In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of shares to a minimum number of beneficial owners as required by that exchange.

Determination of Offering Price

Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations among us and the representatives of the underwriters. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

—	the valuation multiples of publicly traded companies that the representative believes to be comparable to us;

—	our financial information;

—	the history of, and the prospects for, our company and the industry in which we compete;

—	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

—	the present state of our development; and

—	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representative may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix, or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ over-allotment option described above. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. “Naked” short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative[s]; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or the representative(s) to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that

Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the has been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a nondiscretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of has been obtained to each such proposed offer or resale.

The company, the representative(s) and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares which are the subject of the offering contemplated by this prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorized financial adviser.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Notice to Prospective Investors in Japan

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law. The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”), and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

Skadden, Arps, Slate, Meagher & Flom LLP is representing us in connection with this offering. The underwriters have been represented by             .

EXPERTS

Springleaf Finance, Inc.

The financial statements of Springleaf Finance, Inc. as of December 31, 2012 and 2011 and for the years ended December 31, 2012 and 2011, the one month period ended December 31, 2010, and the eleven month period ended November 30, 2010 included in this Prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Springleaf Holdings, LLC

The balance sheet of Springleaf Holdings, LLC as of August 9, 2013 included in this Prospectus has been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

MARKET AND INDUSTRY DATA AND FORECASTS

Certain market and industry data included in this prospectus has been obtained from third party sources that we believe to be reliable. Market estimates are calculated by using independent industry publications, government publications, and third party forecasts in conjunction with our assumptions about our markets. We have not independently verified such third party information. While we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the headings “Special Note Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement, of which this prospectus is a part, on Form S-1 with the SEC relating to this offering. This prospectus does not contain all of the information in the registration statement and the exhibits included with the registration statement. References in this prospectus to any of our contracts, agreements or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contracts, agreements, or documents. You may read and copy the registration statement, the related exhibits and other material we file with the SEC at the SEC’s public reference room in Washington, D.C. at 100 F Street, Room 1580, N.E., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The website address is http://www.sec.gov.

Upon the effectiveness of the registration statement, we will be subject to the informational requirements of the Exchange Act, and, in accordance, with the Exchange Act, will file reports, proxy and information statements and other information with the SEC. Such annual, quarterly and special reports, proxy and information statements and other information can be inspected and copied at the locations set forth above. We intend to make this information available on the investors relations section of our website, www.SpringleafFinancial.com. Information on, or accessible through, our website is not part of this prospectus.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR

SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to provisions described elsewhere in the prospectus, the Company has been informed that, in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

CONTENTS

Page
Springleaf Finance, Inc.
Condensed Consolidated Balance Sheets as of June 30, 2013 and December 31, 2012 (Unaudited)	F-2
Condensed Consolidated Statements of Operations for the six months ended June 30, 2013 and 2012 (Unaudited)	F-3
Condensed Consolidated Statements of Comprehensive Income (Loss) for the six months ended June 30, 2013 and 2012 (Unaudited)	F-4
Condensed Consolidated Statements of Shareholder’s Equity for the six months ended June 30, 2013 and 2012 (Unaudited)	F-5
Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2013 and 2012 (Unaudited)	F-6
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-7

Reports of Independent Registered Public Accounting Firm	F-48
Consolidated Balance Sheets as of December 31, 2012 and 2011	F-50
Consolidated Statements of Operations for the years ended December 31, 2012 and 2011, the one month ended December 31, 2010 and the eleven months ended November 30, 2010	F-51
Consolidated Statements of Comprehensive Income (Loss) for the years ended December 31, 2012 and 2011, the one month ended December 31, 2010 and the eleven months ended November 30, 2010	F-52
Consolidated Statements of Shareholder’s Equity for the years ended December 31, 2012 and 2011, the one month ended December 31, 2010 and the eleven months ended November 30, 2010	F-53
Consolidated Statements of Cash Flows for the years ended December 31, 2012 and 2011, the one month ended December 31, 2010 and the eleven months ended November 30, 2010	F-54
Notes to Consolidated Financial Statements	F-56

Springleaf Holdings, LLC
Reports of Independent Registered Public Accounting Firm	F-143
Balance Sheet as of August 9, 2013	F-144
Notes to Balance Sheet	F-145

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30, 2013	December 31, 2012
	(dollars in thousands)
Assets
Cash and cash equivalents	$646,372	$1,554,348
Investment securities	557,378	888,577
Net finance receivables:
Personal loans (includes loans of consolidated VIEs of $1.1 billion in 2013 and $0 in 2012)	2,887,751	2,649,732
SpringCastle Portfolio (includes loans of consolidated VIEs of $2.8 billion in 2013)	2,817,578	—
Real estate loans (includes loans of consolidated VIEs of $4.7 billion in 2013 and $4.1 billion in 2012)	8,456,098	8,955,365
Retail sales finance	140,826	208,357

Net finance receivables	14,302,253	11,813,454
Allowance for finance receivable losses (includes allowance of consolidated VIEs of $45.7 million in 2013 and $14.5 million in 2012)	(245,755)	(180,088)

Net finance receivables, less allowance for finance receivable losses	14,056,498	11,633,366
Restricted cash (includes restricted cash of consolidated VIEs of $227.8 million in 2013 and $109.0 million in 2012)	279,858	157,844
Other assets	502,187	439,380

Total assets	$16,042,293	$14,673,515

Liabilities and Shareholder’s Equity
Long-term debt (includes debt of consolidated VIEs of $6.4 billion in 2013 and $3.1 billion in 2012)	$13,470,413	$12,596,577
Insurance claims and policyholder liabilities	377,547	365,238
Deferred and accrued taxes	244,210	283,762
Other liabilities	226,397	227,811

Total liabilities	14,318,567	13,473,388

Shareholder’s equity:
Common stock	1,000	1,000
Additional paid-in capital	147,454	147,454
Accumulated other comprehensive income	23,406	30,188
Retained earnings	1,066,356	1,021,485

Springleaf Finance, Inc. shareholder’s equity	1,238,216	1,200,127

Non-controlling interests	485,510	—

Total shareholder’s equity	1,723,726	1,200,127

Total liabilities and shareholder’s equity	$16,042,293	$14,673,515

See notes to condensed consolidated financial statements.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Six Months Ended June 30,
	2013	2012
	(dollars in thousands except earnings (loss) per share)
Interest income:
Finance charges	$993,634	$861,919
Finance receivables held for sale originated as held for investment	—	2,394

Total interest income	993,634	864,313
Interest expense	468,926	560,273

Net interest income	524,708	304,040
Provision for finance receivable losses	182,938	136,939

Net interest income after provision for finance receivable losses	341,770	167,101

Other revenues:
Insurance	68,867	61,323
Investment	20,931	18,167
Other	5,328	(31,598)

Total other revenues	95,126	47,892

Other expenses:
Operating expenses:
Salaries and benefits	157,290	162,992
Other operating expenses	121,979	142,835
Restructuring expenses	—	23,503
Insurance losses and loss adjustment expenses	31,100	27,150

Total other expenses	310,369	356,480

Income (loss) before provision for (benefit from) income taxes	126,527	(141,487)
Provision for (benefit from) income taxes	27,708	(48,481)

Net income (loss)	98,819	(93,006)

Less: Net income attributable to non-controlling interests	53,948	—

Net income (loss) attributable to Springleaf Finance, Inc.	$44,871	$(93,006)

Share Data:
Number of shares outstanding
Basic and diluted	2,000,000	2,000,000
Earnings (loss) per share
Basic and diluted	$22.44	$(46.50)

See notes to condensed consolidated financial statements.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

	Six Months Ended June 30,
	2013	2012
	(dollars in thousands)
Net income (loss)	$98,819	$(93,006)

Other comprehensive income (loss):
Net unrealized gains (losses) on:
Investment securities on which other-than-temporary impairments were taken	(118)	232
All other investment securities	(10,658)	12,387
Cash flow hedges	—	(16,987)
Retirement plan liabilities adjustments	—	20,937
Foreign currency translation adjustments	2,094	1,213
Income tax effect:
Net unrealized (gains) losses on:
Investment securities on which other-than-temporary impairments were taken	41	(81)
All other investment securities	3,730	(4,335)
Cash flow hedges	—	5,945
Retirement plan liabilities adjustments	—	(7,544)

Other comprehensive income (loss), net of tax, before reclassification adjustments	(4,911)	11,767

Reclassification adjustments included in net income (loss):
Net realized (gains) losses on investment securities	(2,719)	65
Cash flow hedges	(160)	12,670
Income tax effect:
Net realized gains (losses) on investment securities	952	(23)
Cash flow hedges	56	(4,435)

Reclassification adjustments included in net income (loss), net of tax	(1,871)	8,277

Other comprehensive income (loss), net of tax	(6,782)	20,044

Comprehensive income (loss)	$92,037	$(72,962)

See notes to condensed consolidated financial statements.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDER’S EQUITY (UNAUDITED)

	Springleaf Finance, Inc. Shareholder’s Equity
	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Springleaf Finance, Inc. Shareholder’s Equity	Non-controlling Interests	Total Shareholder’s Equity
	(dollars in thousands)
Balance, January 1, 2013	$1,000	$147,454	$30,188	$1,021,485	$1,200,127	$ —	$1,200,127
Changes in non-controlling interests:
Contributions from joint venture partners	—	—	—	—	—	438,081	438,081
Distributions declared to joint venture partners	—	—	—	—	—	(6,519)	(6,519)
Change in net unrealized gains (losses):
Investment securities	—	—	(8,772)	—	(8,772)	—	(8,772)
Cash flow hedges	—	—	(104)	—	(104)	—	(104)
Foreign currency translation adjustments	—	—	2,094	—	2,094	—	2,094
Net income	—	—	—	44,871	44,871	53,948	98,819

Balance, June 30, 2013	$1,000	$147,454	$23,406	$1,066,356	$1,238,216	$485,510	$1,723,726

Balance, January 1, 2012	$1,000	$147,456	$(25,671)	$1,240,119	$1,362,904	$ —	$1,362,904
Capital contributions from parent and other	—	1	—	—	1	—	1
Change in net unrealized gains (losses):
Investment securities	—	—	8,245	—	8,245	—	8,245
Cash flow hedges	—	—	(2,807)	—	(2,807)	—	(2,807)
Retirement plan liabilities adjustments	—	—	13,393	—	13,393	—	13,393
Foreign currency translation adjustments	—	—	1,213	—	1,213	—	1,213
Net loss	—	—	—	(93,006)	(93,006)	—	(93,006)

Balance, June 30, 2012	$1,000	$147,457	$(5,627)	$1,147,113	$1,289,943	$ —	$1,289,943

See notes to condensed consolidated financial statements.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended June 30,
	2013	2012
	(dollars in thousands)
Cash flows from operating activities
Net income (loss)	$98,819	$(93,006)
Reconciling adjustments:
Provision for finance receivable losses	182,938	136,939
Depreciation and amortization	(4,090)	97,523
Deferral of finance receivable origination costs	(27,880)	(21,396)
Deferred income tax benefit	(64,188)	(106,574)
Writedowns and net loss (gain) on sales of real estate owned	(664)	28,556
Writedowns on assets resulting from restructuring	—	5,246
Mark to market provision and net loss on sales of finance receivables held for sale originated as held for investment	—	1,963
Net loss (gain) on repurchases and repayments of debt	(6,613)	1,494
Net realized losses (gains) on investment securities	(2,719)	65
Change in other assets and other liabilities	(95,649)	42,929
Change in insurance claims and policyholder liabilities	12,309	(504)
Change in taxes receivable and payable	29,542	55,655
Change in accrued finance charges	2,417	9,778
Change in restricted cash	(3,565)	(8)
Other, net	(1,769)	5,316

Net cash provided by operating activities	118,888	163,976

Cash flows from investing activities
Finance receivables originated or purchased	(1,055,745)	(829,011)
Principal collections on finance receivables	1,518,096	1,385,089
Purchase of SpringCastle Portfolio	(2,978,992)	—
Sales and principal collections on finance receivables held for sale originated as held for investment	—	51,827
Investment securities purchased	(341,371)	(421,768)
Investment securities called, sold, and matured	659,485	372,296
Change in restricted cash	(118,842)	(4,143)
Proceeds from sale of real estate owned	68,614	106,359
Other, net	(839)	(3,299)

Net cash provided by (used for) investing activities	(2,249,594)	657,350

Cash flows from financing activities
Proceeds from issuance of long-term debt	4,133,788	640,451
Debt commissions on issuance of long-term debt	(47,054)	(4,012)
Repayment of long-term debt	(3,294,705)	(728,602)
Contributions from joint venture partners	438,081	—
Distributions to joint venture partners	(5,862)	—

Net cash provided by (used for) financing activities	1,224,248	(92,163)

Effect of exchange rate changes	(1,518)	(79)

(Decrease) increase in cash and cash equivalents	(907,976)	729,084
Cash and cash equivalents at beginning of period	1,554,348	689,586

Cash and cash equivalents at end of period	$646,372	$1,418,670

Supplemental non-cash activities
Transfer of finance receivables to real estate owned	$45,207	$95,743
Transfer of finance receivables held for investment to finance receivables held for sale (prior to deducting allowance for finance receivable losses)	—	80,108

See notes to condensed consolidated financial statements.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

June 30, 2013

1.  Business and Summary of Significant Accounting Policies

Springleaf Finance, Inc. (“SFI” or, collectively with its subsidiaries, whether directly or indirectly owned, “the Company,” “we,” “us,” or “our”) is a wholly-owned subsidiary of AGF Holding Inc. (“AGF Holding”). FCFI Acquisition LLC (“FCFI”), an affiliate of Fortress Investment Group LLC (“Fortress”), indirectly owns an 80% economic interest in SFI and American International Group, Inc. (“AIG”) indirectly owns a 20% economic interest in SFI.

SFI is a financial services holding company whose principal subsidiary is Springleaf Finance Corporation (“SFC”). SFC is also a financial services holding company with subsidiaries engaged in the consumer finance and credit insurance businesses.

ACQUISITION OF ASSETS BY SPRINGCASTLE

On March 5, 2013, SpringCastle Acquisition LLC (“SCA”), a newly formed joint venture in which one of our indirect wholly-owned subsidiaries, Springleaf Acquisition Corporation (“SAC”), and NRZ Consumer LLC, previously an indirect subsidiary of Newcastle Investment Corp. (“Newcastle”), each held a 50% equity interest (the “Joint Venture”), entered into a definitive agreement to purchase a portfolio of loans from HSBC Finance Corporation and certain of its affiliates (collectively, “HSBC”). On April 1, 2013, BTO Willow Holdings, L.P. (“Blackstone”), an affiliate of Blackstone Tactical Opportunities Advisors L.L.C., acquired a 23% equity interest in SCA, which reduced our equity interests and the equity interests of Newcastle to 47% and 30%, respectively.

The loan portfolio acquisition was completed on April 1, 2013 for a purchase price of $3.0 billion (subject to final validation by the parties), at which time the portfolio consisted of over 415,000 finance receivable accounts with an unpaid principal balance (“UPB”) of $3.9 billion. The portfolio included both unsecured loans and loans secured with subordinate residential real estate mortgages (which we service as unsecured loans due to the fact that the liens are subordinated to superior ranking security interests). The $3.0 billion purchase was funded with $2.2 billion of debt and the remainder was funded with equity contributed from each of the joint venture members, including $388.5 million of equity from SFI.

Immediately prior to the completion of the loan portfolio acquisition, SCA assigned its right to purchase the portfolio to SpringCastle America, LLC (“SC America”), SpringCastle Credit, LLC (“SC Credit”), and SpringCastle Finance, LLC (“SC Finance”) (each, a “Seller LLC” and collectively, the “Seller LLCs”), which, in turn, immediately sold their respective portion of the portfolio to SpringCastle America Funding, LLC (“SC America Funding”), SpringCastle Credit Funding, LLC (“SC Credit Funding”), and SpringCastle Finance Funding, LLC (“SC Finance Funding”) (each, a “Co-issuer LLC” and collectively, the “Co-issuer LLCs”) and a loan trustee in connection with the securitization of the loan portfolio on April 1, 2013.

As of April 1, 2013, SpringCastle Holdings, LLC, a wholly-owned subsidiary of SAC, certain affiliates of Newcastle (the “Newcastle Affiliates”) and Blackstone held a 47%, 30% and 23% equity interest in each Seller LLC, respectively. On May 15, 2013, Newcastle distributed to its stockholders its investment in the Newcastle Affiliates, which still retain their equity interest in the Seller LLCs. SC America holds a 100% equity interest in SC America Funding, SC Credit holds a 100% equity interest in SC Credit Funding and SC Finance holds a 100% equity interest in SC Finance Funding.

On April 1, 2013, SFI entered into a servicing agreement with the Co-issuer LLCs and the loan trustee whereby SFI agreed to service the loans in the loan portfolio effective on the servicing transfer date. In accordance with this agreement, we assumed the direct servicing obligations for the loans in September, 2013.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

1.  Business and Summary of Significant Accounting Policies (continued)

We have determined that our servicing agreement provides us with the power to direct the activities of Seller LLCs and Co-issuer LLCs that most significantly impact their economic performance. As such, we consider the Seller LLCs and Co-issuer LLCs to be variable interest entities (“VIEs”) because the equity investment in each lacks the characteristics of a controlling financial interest. Our decision-making rights as servicer, coupled with our significant indirect equity interest in the Seller LLCs and Co-issuer LLCs, provide us with a controlling financial interest in each, and thus the Seller LLCs and Co-issuer LLCs are included in our condensed consolidated financial statements. The equity (membership) interests in the Seller LLCs held by the Newcastle Affiliates and Blackstone, which represent an indirect residual interest in the loans owned by the Co-issuers, are reported as non-controlling interests in our financial statements.

PURCHASE OF SERVICING FACILITY

On March 5, 2013, one of our subsidiaries signed an agreement to acquire a servicing facility located in London, Kentucky from Renaissance Bankcard Services of Kentucky, Inc. (“Renaissance”), a subsidiary of HSBC. The price of the servicing facility is expected to be $2.5 million, subject to adjustments based on the number of employees of Renaissance we hire, which has not yet been determined. The purchase of this facility is expected to be in the third quarter of 2013.

BASIS OF PRESENTATION

We prepared our condensed consolidated financial statements using generally accepted accounting principles in the United States of America (“U.S. GAAP”). These statements are unaudited. The year-end condensed balance sheet data was derived from our audited financial statements, but does not include all disclosures required by U.S. GAAP. The statements include the accounts of SFI, its subsidiaries (all of which are wholly owned, except for the Seller LLCs and Co-issuer LLCs), and VIEs in which we hold a controlling financial interest as of the financial statement date.

We eliminated all material intercompany accounts and transactions. We made judgments, estimates, and assumptions that affect amounts reported in our condensed consolidated financial statements and disclosures of contingent assets and liabilities. In management’s opinion, the condensed consolidated financial statements include the normal, recurring adjustments necessary for a fair statement of results, and the out-of-period adjustments recorded in the first half of 2013 discussed below. Ultimate results could differ from our estimates. We evaluated the effects of and the need to disclose events that occurred subsequent to the balance sheet date through September 16, 2013. These statements should be read in conjunction with our audited consolidated financial statements and related notes for the years ended December 31, 2012 and 2011. To conform to the 2013 presentation, we reclassified certain items in the prior period.

In second quarter of 2013, we recorded an out-of-period adjustment, which increased provision for finance receivable losses by $2.7 million for the six months ended June 30, 2013. The adjustment related to the correction of the identification of certain bankrupt real estate loan accounts for consideration as troubled debt restructured (“TDR”) finance receivables. After evaluating the quantitative and qualitative aspects of this correction, management has determined that our previously issued consolidated interim and annual financial statements were not materially misstated and that the out-of-period adjustment is immaterial to our estimated full year results.

Due to the significance of the ownership interest acquired by FCFI (the “Fortress Acquisition”), the nature of the transaction, and at the direction of our acquirer, we applied push-down accounting to SFI as an acquired business. We revalued our assets and liabilities based on their fair values at the date of the Fortress Acquisition, November 30, 2010, in accordance with business combination accounting standards (“push-down accounting”).

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

1.  Business and Summary of Significant Accounting Policies (continued)

ACCOUNTING PRONOUNCEMENTS ADOPTED

Offsetting Assets and Liabilities

In December 2011, the Financial Accounting Standards Board (“FASB”) issued an accounting standards update (“ASU”), ASU 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities, which requires an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. In January 2013, the FASB issued ASU 2013-1, Clarifying the Scope of Disclosures About Offsetting Assets and Liabilities (Topic 210), which amended the effective date for ASU 2011-11 to be effective for annual periods beginning on or after January 1, 2013, and interim periods within those annual periods. The amendments were applied retrospectively for all prior periods presented. The adoption of this new standard did not have a material effect on our consolidated statements of financial condition, results of operations, or cash flows.

Comprehensive Income

In February 2013, the FASB issued ASU 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, to improve the reporting of reclassifications out of accumulated other comprehensive income or loss. The amendments require an entity to present (either on the face of the statement where net income is presented or in the notes) the effect of significant reclassifications out of accumulated other comprehensive income or loss on the respective line items in net income if the amount being reclassified is required under U.S. GAAP to be reclassified in its entirety to net income. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under U.S. GAAP that provide additional detail about those amounts. The amendments in this ASU became effective prospectively for the Company for reporting periods beginning after December 15, 2012. The adoption of this ASU did not have a material effect on our consolidated statements of financial condition, results of operations, or cash flows.

ACCOUNTING PRONOUNCEMENTS TO BE ADOPTED

Derivatives and Hedging

In July 2013, the FASB issued ASU 2013-10, Derivatives and Hedging (Topic 815), which permits the use of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) to be used as a benchmark interest rate for hedge accounting purposes. The amendments in this ASU became effective immediately and can be applied prospectively for qualifying new or redesignated hedging relationships entered into on or after July 17, 2013. The adoption of this ASU is not expected to have a material effect on our consolidated statements of financial condition, results of operations, or cash flows.

Income Taxes

In July 2013, the FASB issued ASU 2013-11, Income Taxes (Topic 740), which clarifies the presentation requirements of unrecognized tax benefits when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists at the reporting date. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2014 and should be applied prospectively. The adoption of this ASU is not expected to have a material effect on our consolidated statements of financial condition, results of operations, or cash flows.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

1.  Business and Summary of Significant Accounting Policies (continued)

CHANGES IN ACCOUNTING POLICIES

Beginning the period ended March 31, 2013, our servicing practice was updated for the charge-off policy for personal loans in an effort to more closely align the timing of charge-offs when the Company believes a particular loan is uncollectible. We charge off to the allowance for finance receivable losses, personal loans which are greater than 180 days contractually delinquent.

This change in policy was considered a change in estimate in accordance with ASC 250 and incorporated prospectively into our calculation of allowance for finance receivable losses beginning with the quarter ended March 31, 2013. We recorded $13.3 million in additional charge-offs in March 2013 as a result of this change.

2.  Finance Receivables

Our finance receivable types include personal loans, SpringCastle Portfolio, real estate loans, and retail sales finance as defined below:

—

Personal loans—are secured by consumer goods, automobiles, or other personal property or are unsecured, generally have maximum original terms of four years, and are usually fixed-rate, fixed-term loans.

—

SpringCastlePortfolio—are loans jointly acquired from HSBC on April 1, 2013 through a newly formed joint venture. These loans include over 415,000 unsecured loans and loans secured with subordinate residential real estate mortgages (which we service as unsecured loans due to the fact that the liens are subordinated to superior ranking security interests). The SpringCastle Portfolio includes both closed-end accounts and open-end lines of credit. These loans are in a liquidating status and vary in substance and form from our originated loans. We assumed the direct servicing obligations for these loans in September, 2013.

—

Real estate loans—are secured by first or second mortgages on residential real estate, generally have maximum original terms of 360 months, and are usually considered non-conforming. Real estate loans may be closed-end accounts or open-end home equity lines of credit and are primarily fixed-rate products. As of January 1, 2012, we ceased originating real estate loans.

—

Retail sales finance—includes retail sales contracts and revolving retail accounts. Retail sales contracts are closed-end accounts that represent a single purchase transaction. Revolving retail accounts are open-end accounts that can be used for financing repeated purchases from the same merchant. Retail sales contracts are secured by the personal property designated in the contract and generally have maximum original terms of 60 months. Revolving retail accounts are secured by the goods purchased and generally require minimum monthly payments based on the amount financed calculated after the most recent purchase or outstanding balances. In January 2013, we ceased purchasing retail sales contracts and revolving retail accounts.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

2.  Finance Receivables (continued)

Components of net finance receivables by type were as follows:

	Personal Loans	SpringCastle Portfolio		Real Estate Loans	Retail Sales Finance	Total
	(dollars in thousands)
June 30, 2013
Gross receivables (a)	$3,293,935	$2,798,461		$8,411,876	$155,591	$14,659,863
Unearned finance charges and points and fees	(481,533)	—		(3,013)	(16,177)	(500,723)
Accrued finance charges	40,541	19,117		46,924	1,412	107,994
Deferred origination costs	34,808	—		311	—	35,119

Total	$2,887,751	$2,817,578		$8,456,098	$140,826	$14,302,253

December 31, 2012
Gross receivables	$2,984,423	N/A	(b)	$8,909,523	$233,296	$12,127,242
Unearned finance charges and points and fees	(402,828)	N/A		(5,836)	(27,087)	(435,751)
Accrued finance charges	36,937	N/A		51,327	2,148	90,412
Deferred origination costs	31,200	N/A		351	—	31,551

Total	$2,649,732	N/A		$8,955,365	$208,357	$11,813,454

(a)	Gross receivables are defined below:

—

finance receivables purchased as a performing receivable—gross finance receivables equal the UPB for interest bearing accounts and the gross remaining contractual payments for precompute accounts plus the remaining unearned discount, net of premium established at the time of purchase to reflect the finance receivable balance at its fair value;

—

finance receivables originated subsequent to the Fortress Acquisition—gross finance receivables equals the UPB for interest bearing accounts and the gross remaining contractual payments for precompute accounts; and

—

purchased credit impaired finance receivables—gross finance receivables equals the remaining estimated cash flows less the current balance of accretable yield on the purchased credit impaired accounts.

(b)	Not applicable. The purchase of the SpringCastle Portfolio was completed on April 1, 2013.

Included in the table above are personal loans totaling $1.1 billion at June 30, 2013, $2.8 billion of SpringCastle Portfolio loans at June 30, 2013, and real estate loans totaling $4.7 billion at June 30, 2013 and $4.1 billion at December 31, 2012 associated with securitizations that remain on our balance sheet. The carrying amount of consolidated long-term debt associated with securitizations totaled $6.4 billion at June 30, 2013 and $3.1 billion at December 31, 2012. See Note 8 for further discussion regarding our securitization transactions. Also included in the table above are finance receivables totaling $3.0 billion at June 30, 2013 and $5.2 billion at December 31, 2012, which have been pledged as collateral for our secured term loan.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

2.  Finance Receivables (continued)

Unused credit lines extended to customers by the Company were as follows:

	June 30, 2013		December 31, 2012
	(dollars in thousands)
SpringCastle Portfolio	$345,617		$N/A	(a)
Real estate loans	90,383		86,437
Retail sales finance	—	(b)	78,071

Total	$436,000		$164,508

(a)	Not applicable. The purchase of the SpringCastle Portfolio was completed on April 1, 2013.

(b)	Reflects the cessation of purchases of revolving retail accounts effective January 16, 2013.

Unused lines of credit on our real estate loans can be suspended if one of the following occurs: the value of the real estate declines significantly below the property’s initial appraised value; we believe the borrower will be unable to fulfill the repayment obligations because of a material change in the borrower’s financial circumstances; the borrower’s equity position falls significantly; or any other material default. Unused lines of credit on home equity lines of credit can be terminated for delinquency. Unused lines of credit on the SpringCastle Portfolio can be terminated at our discretion.

CREDIT QUALITY INDICATORS

We consider the delinquency status and nonperforming status of the finance receivable as our credit quality indicators.

We accrue finance charges on revolving retail finance receivables up to the date of charge-off at 180 days past due. We had $0.6 million of revolving retail finance receivables that were more than 90 days past due at June 30, 2013, compared to $1.0 million at December 31, 2012. Our personal loans, SpringCastle Portfolio, and real estate loans do not have finance receivables that were more than 90 days past due and still accruing finance charges.

Delinquent Finance Receivables

We consider the delinquency status of the finance receivable as our primary credit quality indicator. We monitor delinquency trends to manage our exposure to credit risk. We consider finance receivables 60 days or more past due as delinquent.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

2.  Finance Receivables (continued)

Our delinquency by finance receivable type was as follows:

	Personal Loans	SpringCastle Portfolio		Real Estate Loans	Retail Sales Finance	Total
	(dollars in thousands)
June 30, 2013
Net finance receivables:
60-89 days past due	$21,522	$49,888		$88,306	$1,547	$161,263
90-119 days past due	14,982	37,551		63,400	1,142	117,075
120-149 days past due	11,451	23,207		48,453	702	83,813
150-179 days past due	9,883	20,386		38,897	519	69,685
180 days or more past due	1,168	1,468		365,422	130	368,188

Total delinquent finance receivables	59,006	132,500		604,478	4,040	800,024
Current	2,789,924	2,597,446		7,677,398	133,510	13,198,278
30-59 days past due	38,821	87,632		174,222	3,276	303,951

Total	$2,887,751	$2,817,578		$8,456,098	$140,826	$14,302,253

December 31, 2012
Net finance receivables:
60-89 days past due	$21,683	N/A	*	$99,956	$2,107	$123,746
90-119 days past due	17,538	N/A		73,803	1,416	92,757
120-149 days past due	14,050	N/A		58,364	1,171	73,585
150-179 days past due	9,613	N/A		45,648	743	56,004
180 days or more past due	12,107	N/A		386,024	331	398,462

Total delinquent finance receivables	74,991	N/A		663,795	5,768	744,554
Current	2,534,960	N/A		8,094,459	197,392	10,826,811
30-59 days past due	39,781	N/A		197,111	5,197	242,089

Total	$2,649,732	N/A		$8,955,365	$208,357	$11,813,454

*	Not applicable. The purchase of the SpringCastle Portfolio was completed on April 1, 2013.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

2.  Finance Receivables (continued)

Nonperforming Finance Receivables

We also monitor finance receivable performance trends to evaluate the potential risk of future credit losses. At 90 days or more past due, we consider our finance receivables to be nonperforming. Once the finance receivables are considered nonperforming, we consider them to be at increased risk for credit loss.

Our performing and nonperforming net finance receivables by type were as follows:

	Personal Loans	SpringCastle Portfolio		Real Estate Loans	Retail Sales Finance	Total
	(dollars in thousands)
June 30, 2013
Performing	$2,850,267	$2,734,966		$7,939,926	$138,333	$13,663,492
Nonperforming	37,484	82,612		516,172	2,493	638,761

Total	$2,887,751	$2,817,578		$8,456,098	$140,826	$14,302,253

December 31, 2012
Performing	$2,596,424	N/A	*	$8,391,526	$204,696	$11,192,646
Nonperforming	53,308	N/A		563,839	3,661	620,808

Total	$2,649,732	N/A		$8,955,365	$208,357	$11,813,454

*	Not applicable. The purchase of the SpringCastle Portfolio was completed on April 1, 2013.

PURCHASED CREDIT IMPAIRED FINANCE RECEIVABLES

As a result of the Fortress Acquisition, we applied push-down accounting and adjusted the carrying value of our finance receivables (the “FA Loans”) to their fair value on November 30, 2010. For purchased finance receivables, such as the SpringCastle Portfolio (“SCP Loans”), we also record these loans at fair value on the day of purchase.

We include the carrying amount (which initially was the fair value) of our purchased credit impaired finance receivables in net finance receivables, less allowance for finance receivable losses. Prepayments reduce the outstanding balance, contractual cash flows, and cash flows expected to be collected. Information regarding these purchased credit impaired finance receivables was as follows:

	SCP Loans		FA Loans	Total
	(dollars in thousands)
June 30, 2013
Carrying amount, net of allowance	$677,166		$1,318,960	$1,996,126
Outstanding balance	$1,009,379		$1,876,217	$2,885,596
Allowance for purchased credit impaired finance receivable losses	$—		$35,220	$35,220

December 31, 2012
Carrying amount, net of allowance	N/A	*	$1,381,409	$1,381,409
Outstanding balance	N/A		$1,968,817	$1,968,817
Allowance for purchased credit impaired finance receivable losses	N/A		$17,358	$17,358

*	Not applicable. The purchase of the SpringCastle Portfolio was completed on April 1, 2013.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

2.  Finance Receivables (continued)

The allowance for purchased credit impaired finance receivable losses at June 30, 2013 and December 31, 2012 reflected the net carrying value of these purchased credit impaired finance receivables being higher than the present value of the expected cash flows.

As part of the acquisition of the SpringCastle Portfolio, we determined that at April 1, 2013, acquired loans with an aggregated UPB of $1.2 billion, an expected undiscounted cash flows of $1.2 billion, and a fair value of $754.8 million, were credit impaired.

Changes in accretable yield for purchased credit impaired finance receivables were as follows:

	SCP Loans	FA Loans	Total
	(dollars in thousands)
Six Months Ended June 30, 2013
Balance at beginning of period	$—	$629,200	$629,200
Additions	437,604	—	437,604
Accretion	(28,303)	(65,392)	(93,695)
Reclassifications from nonaccretable difference(a)	—	301,834	301,834
Disposals	(2,064)	(16,489)	(18,553)

Balance at end of period	$407,237	$849,153	$1,256,390

Six Months Ended June 30, 2012
Balance at beginning of period	N/A (b)	$466,648	$466,648
Accretion	N/A	(62,321)	(62,321)
Disposals	N/A	(12,707)	(12,707)

Balance at end of period	N/A	$391,620	$391,620

(a)	Reclassifications from nonaccretable difference for the six months ended June 30, 2013 represent the increases in accretion resulting from higher estimated undiscounted cash flows.

(b)	Not applicable. The purchase of the SpringCastle Portfolio was completed on April 1, 2013.

TROUBLED DEBT RESTRUCTURED FINANCE RECEIVABLES

Information regarding TDR finance receivables were as follows:

Real Estate Loans
(dollars in thousands)
June 30, 2013
TDR gross finance receivables	$1,139,198
TDR net finance receivables	$1,143,437
Allowance for TDR finance receivable losses	$148,365

December 31, 2012
TDR gross finance receivables	$809,020
TDR net finance receivables	$812,969
Allowance for TDR finance receivable losses	$92,290

We have no commitments to lend additional funds on our TDR finance receivables.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

2.  Finance Receivables (continued)

TDR average net receivables and finance charges recognized on TDR finance receivables were as follows:

Real Estate Loans
(dollars in thousands)
Six Months Ended June 30, 2013
TDR average net receivables	$1,003,210
TDR finance charges recognized	$28,788

Six Months Ended June 30, 2012
TDR average net receivables	$382,143
TDR finance charges recognized	$9,898

Information regarding the financial effects of the TDR finance receivables was as follows:

Real Estate Loans
(dollars in thousands)
Six Months Ended June 30, 2013
Number of TDR accounts	4,309
Pre-modification TDR net finance receivables	$336,416
Post-modification TDR net finance receivables	$358,854

Six Months Ended June 30, 2012
Number of TDR accounts	1,976
Pre-modification TDR net finance receivables	$213,366
Post-modification TDR net finance receivables	$217,958

Net finance receivables that were modified as TDR finance receivables within the previous 12 months and for which there was a default during the period were as follows:

Real Estate Loans
(dollars in thousands)
Six Months Ended June 30, 2013
Number of TDR accounts	419
TDR net finance receivables*	$33,689

Six Months Ended June 30, 2012
Number of TDR accounts	282
TDR net finance receivables*	$35,002

*	Represents the corresponding balance of TDR net finance receivables at the end of the month in which they defaulted.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

3.  Allowance for Finance Receivable Losses

Changes in the allowance for finance receivable losses by finance receivable type were as follows:

	Personal Loans	SpringCastle Portfolio		Real Estate Loans	Retail Sales Finance	Consolidated Total
	(dollars in thousands)
Six Months Ended June 30, 2013
Balance at beginning of period	$66,580	$—		$111,248	$2,260	$180,088
Provision for finance receivable losses(a)	24,597	17,797		146,621	(6,077)	182,938
Charge-offs(b)	(73,634)	(17,797)		(87,570)	(5,306)	(184,307)
Recoveries(c)	42,707	—		14,286	10,043	67,036

Balance at end of period	$60,250	$—		$184,585	$920	$245,755

Six Months Ended June 30, 2012
Balance at beginning of period	$39,522	N/A	(d)	$31,471	$1,007	$72,000
Provision for finance receivable losses(a)	40,721	N/A		89,546	6,672	136,939
Charge-offs	(55,238)	N/A		(76,417)	(11,925)	(143,580)
Recoveries	17,533	N/A		4,451	5,631	27,615
Transfers to finance receivables held for sale(e)	(1,107)	N/A		—	(194)	(1,301)

Balance at end of period	$41,431	N/A		$49,051	$1,191	$91,673

(a)	Components of provision for finance receivable losses on our real estate loans were as follows:

Six Months Ended June 30,	2013	2012
	(dollars in thousands)
Real estate loans
Provision for finance receivable losses
Non-credit impaired finance receivables	$45,286	$50,494
Credit impaired finance receivables	39,516	19,624
TDR finance receivables	61,819	19,428

Total	$146,621	$89,546

(b)	Effective March 31, 2013, we charge off to the allowance for finance receivable losses for personal loans that are 180 days past due. Previously, we charged off to the allowance for finance receivable losses for personal loans on which payments received in the prior six months totaled less than 5% of the original loan amount. As a result of this change, we recorded $13.3 million of additional charge-offs in March 2013.

(c)	Recoveries during the six months ended June 30, 2013 included $41.2 million ($25.4 million of personal loan recoveries, $9.9 million of real estate loan recoveries, and $5.9 million of retail sales finance recoveries) resulting from a sale of previously charged-off finance receivables in June 2013.

(d)	Not applicable. The purchase of the SpringCastle Portfolio was completed on April 1, 2013.

(e)	During the six months ended June 30, 2012, we decreased the allowance for finance receivable losses as a result of the transfers of $77.8 million of finance receivables from finance receivables held for investment to finance receivables held for sale due to management’s intent to no longer hold these finance receivables for the foreseeable future.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

3.  Allowance for Finance Receivable Losses (continued)

Included in the allowance for finance receivable losses are allowances associated with securitizations totaling $45.7 million at June 30, 2013 and $14.5 million at December 31, 2012. See Note 8 for further discussion regarding our securitization transactions.

The carrying value charged off for purchased credit impaired loans was as follows:

	Six Months Ended June 30,
	2013	2012
	(dollars in thousands)
Charged off against provision for finance receivable losses:
SCP Loans	$17,173	$N/A
FA Loans gross charge-offs(b)	21,663	19,624

(a)	Not applicable. The purchase of the SpringCastle Portfolio was completed on April 1, 2013.

(b)	Represents additional impairment recognized, subsequent to the establishment of the pools of purchased credit impaired loans, related to loans that have been foreclosed and transferred to real estate owned status.

The allowance for finance receivable losses and net finance receivables by type and by impairment method were as follows:

	Personal Loans	SpringCastle Portfolio	Real Estate Loans	Retail Sales Finance	Total
	(dollars in thousands)
June 30, 2013
Allowance for finance receivable losses for finance receivables:
Collectively evaluated for impairment	$60,250	$—	$1,000	$920	$62,170
Acquired with deteriorated credit quality (purchased credit impaired finance receivables)	—	—	35,220	—	35,220
Individually evaluated for impairment (TDR finance receivables)	—	—	148,365	—	148,365

Total	$60,250	$—	$184,585	$920	$245,755

Finance receivables:
Collectively evaluated for impairment	$2,887,751	$2,140,412	$5,958,481	$140,826	$11,127,470
Purchased credit impaired finance receivables	—	677,166	1,354,180	—	2,031,346
TDR finance receivables	—	—	1,143,437	—	1,143,437

Total	$2,887,751	$2,817,578	$8,456,098	$140,826	$14,302,253

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

3.  Allowance for Finance Receivable Losses (continued)

	Personal Loans	SpringCastle Portfolio		Real Estate Loans	Retail Sales Finance	Total
	(dollars in thousands)
December 31, 2012
Allowance for finance receivable losses for finance receivables:
Collectively evaluated for impairment	$66,580	N/A	*	$1,600	$2,260	$70,440
Purchased credit impaired finance receivables	—	N/A		17,358	—	17,358
TDR finance receivables	—	N/A		92,290	—	92,290

Total	$66,580	N/A		$111,248	$2,260	$180,088

Finance receivables:
Collectively evaluated for impairment	$2,649,732	N/A	*	$6,743,629	$208,357	$9,601,718
Purchased credit impaired finance receivables	—	N/A		1,398,767	—	1,398,767
TDR finance receivables	—	N/A		812,969	—	812,969

Total	$2,649,732	N/A		$8,955,365	$208,357	$11,813,454

*	Not applicable. The purchase of the SpringCastle Portfolio was completed on April 1, 2013.

4.  Finance Receivables Held for Sale

During the first half of 2013, we did not have any transfer activity between finance receivables held for investment to finance receivables held for sale.

During the first quarter of 2012, we transferred $77.8 million of finance receivables from held for investment to held for sale due to management’s intent to no longer hold these finance receivables for the foreseeable future. We marked these loans to the lower of cost or fair value at the time of transfer and subsequently recorded additional losses in other revenues at the time of sale resulting in net losses for the six months ended June 30, 2012 of $2.0 million. During the six months ended June 30, 2012, we sold finance receivables held for sale totaling $48.1 million.

We repurchased 17 loans for $2.5 million during the six months ended June 30, 2013, compared to one loan repurchased for $0.1 million during the six months ended June 30, 2012. In each period, we repurchased the loans because such loans were reaching the defined delinquency limits or had breached the contractual representations and warranties under the loan sale agreements. At June 30, 2013, there were no material unresolved recourse requests.

The activity in our reserve for sales recourse obligations was as follows:

At or for the Six Months Ended June 30,	2013	2012
	(dollars in thousands)
Balance at beginning of period	$4,863	$1,648
Provision for recourse obligations	322	117
Recourse losses	(419)	—

Balance at end of period	$4,766	$1,765

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

5.  Investment Securities

Cost/amortized cost, unrealized gains and losses, and fair value of investment securities by type, which are classified as available-for-sale, were as follows:

	Cost/ Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
	(dollars in thousands)
June 30, 2013
Fixed maturity investment securities:
Bonds:
U.S. government and government sponsored entities	$35,051	$911	$(111)	$35,851
Obligations of states, municipalities, and political subdivisions	107,661	2,910	(25)	110,546
Corporate debt	222,745	6,030	(3,176)	225,599
Mortgage-backed, asset-backed, and collateralized:
Residential mortgage-backed securities (“RMBS”)	143,151	7,135	(1,361)	148,925
Commercial mortgage-backed securities (“CMBS”)	15,690	1,166	(207)	16,649
Collateralized debt obligations (“CDO”)/Asset-backed securities (“ABS”)	16,273	656	(52)	16,877

Total	540,571	18,808	(4,932)	554,447
Other long-term investments*	1,395	149	(66)	1,478
Common stocks	964	—	(12)	952

Total	$542,930	$18,957	$(5,010)	$556,877

December 31, 2012
Fixed maturity investment securities:
Bonds:
U.S. government and government sponsored entities	$50,717	$2,488	$—	$53,205
Obligations of states, municipalities, and political subdivisions	150,721	4,998	(249)	155,470
Corporate debt	365,342	11,051	(1,397)	374,996
Mortgage-backed, asset-backed, and collateralized:
RMBS	183,835	8,029	(71)	191,793
CMBS	40,388	1,245	(87)	41,546
CDO/ABS	67,123	1,466	(8)	68,581

Total	858,126	29,277	(1,812)	885,591
Other long-term investments*	1,404	—	(24)	1,380
Common stocks	974	30	(29)	975

Total	$860,504	$29,307	$(1,865)	$887,946

*	Excludes interest in a limited partnership that we account for using the equity method ($0.5 million at June 30, 2013 and $0.6 million at December 31, 2012).

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

5.  Investment Securities (continued)

As of June 30, 2013 and December 31, 2012, we had no investment securities with other-than-temporary impairments recognized in accumulated other comprehensive income or loss.

Fair value and unrealized losses on investment securities by type and length of time in a continuous unrealized loss position were as follows:

	Less Than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(dollars in thousands)
June 30, 2013
Bonds:
U.S. government and government sponsored entities	$15,743	$(111)	$—	$—	$15,743	$(111)
Obligations of states, municipalities, and political subdivisions	3,153	(25)	—	—	3,153	(25)
Corporate debt	61,645	(2,578)	17,447	(598)	79,092	(3,176)
RMBS	36,560	(1,360)	35	(1)	36,595	(1,361)
CMBS	8,654	(207)	—	—	8,654	(207)
CDO/ABS	5,686	(52)	—	—	5,686	(52)

Total	131,441	(4,333)	17,482	(599)	148,923	(4,932)
Other long-term investments	135	(66)	—	—	135	(66)
Common stocks	—	—	103	(12)	103	(12)

Total	$131,576	$(4,399)	$17,585	$(611)	$149,161	$(5,010)

December 31, 2012
Bonds:
U.S. government and government sponsored entities	$1,310	$—	$—	$—	$1,310	$—
Obligations of states, municipalities, and political subdivisions	1,570	(4)	9,646	(245)	11,216	(249)
Corporate debt	30,942	(527)	49,690	(870)	80,632	(1,397)
RMBS	32,047	(70)	46	(1)	32,093	(71)
CMBS	11,290	(52)	5,673	(35)	16,963	(87)
CDO/ABS	5,442	(8)	—	—	5,442	(8)

Total	82,601	(661)	65,055	(1,151)	147,656	(1,812)
Other long-term investments	178	(23)	8	(1)	186	(24)
Common stocks	—	—	85	(29)	85	(29)

Total	$82,779	$(684)	$65,148	$(1,181)	$147,927	$(1,865)

We continue to monitor unrealized loss positions for potential impairments. During the six months ended June 30, 2013, we recognized other-than-temporary impairments on RMBS totaling $26 thousand, which are recorded as an offset to investment revenues.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

5.  Investment Securities (continued)

Components of the other-than-temporary impairment charges on investment securities were as follows:

	Six Months Ended June 30,
	2013	2012
	(dollars in thousands)
Total other-than-temporary impairment losses	$(26)	$(652)
Portion of loss recognized in accumulated other comprehensive loss	—	—

Net impairment losses recognized in net income (loss)	$(26)	$(652)

Changes in the cumulative amount of credit losses (recognized in earnings) on other-than-temporarily impaired investment securities were as follows:

	Six Months Ended June 30,
	2013	2012
	(dollars in thousands)
Balance at beginning of period	$1,650	$3,725
Additions:
Due to other-than-temporary impairments:
Impairment previously recognized	26	652
Reductions:
Realized due to sales with no prior intention to sell	(153)	—

Balance at end of period	$1,523	$4,377

The fair values of investment securities sold or redeemed and the resulting realized gains, realized losses, and net realized gains were as follows:

	Six Months Ended June 30,
	2013	2012
	(dollars in thousands)
Fair value	$446,448	$210,391

Realized gains	$3,137	$940
Realized losses	(392)	(492)

Net realized gains	$2,745	$448

Contractual maturities of fixed-maturity investment securities at June 30, 2013 were as follows:

June 30, 2013	Fair Value	Amortized Cost
	(dollars in thousands)
Fixed maturities, excluding mortgage-backed securities:
Due in 1 year or less	$23,996	$23,937
Due after 1 year through 5 years	155,114	151,717
Due after 5 years through 10 years	139,603	139,118
Due after 10 years	53,283	50,685
Mortgage-backed, asset-backed, and collateralized securities	182,451	175,114

Total	$554,447	$540,571

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

5.  Investment Securities (continued)

Actual maturities may differ from contractual maturities since borrowers may have the right to call or prepay obligations. We may sell investment securities before maturity to achieve corporate requirements and investment strategies.

6.  Transactions with Affiliates of Fortress or AIG

SECURED TERM LOAN

Springleaf Financial Funding Company (“SFFC”), a wholly-owned subsidiary of SFC, is party to a six-year secured term loan pursuant to a credit agreement among SFFC, SFC, and most of the consumer finance operating subsidiaries of SFC (collectively, the “Subsidiary Guarantors”), and a syndicate of lenders, various agents, and Bank of America, N.A, as administrative agent. At June 30, 2013, the outstanding principal amount of the secured term loan totaled $2.0 billion, compared to $3.8 billion at December 31, 2012. Affiliates of Fortress and affiliates of AIG owned or managed lending positions in the syndicate of lenders totaling approximately $46.1 million at June 30, 2013 and $85.0 million at December 31, 2012.

SUBSERVICING AND REFINANCE AGREEMENTS

Effective February 1, 2011, Nationstar Mortgage LLC (“Nationstar”) began subservicing the real estate loans of MorEquity, Inc. (“MorEquity”), our indirect wholly-owned subsidiary, and two other indirect subsidiaries (collectively, the “Owners”), including certain securitized real estate loans. Investment funds managed by affiliates of Fortress indirectly own a majority interest in Nationstar.

The Owners paid Nationstar fees for its subservicing and to facilitate the repayment of our real estate loans through refinancings with other lenders as follows:

	Six Months Ended June 30,
	2013	2012
	(dollars in thousands)
Subservicing fees	$4,424	$5,145
Refinancing concessions	$265	$3,961

INVESTMENT MANAGEMENT AGREEMENT

Logan Circle Partners, L.P. (“Logan Circle”) provides investment management services for our investments. Logan Circle is a wholly-owned subsidiary of Fortress. Costs and fees incurred for these investment management services totaled $0.6 million for the six months ended June 30, 2013 and 2012.

REINSURANCE AGREEMENTS

Merit Life Insurance Co. (“Merit”), our indirect wholly-owned subsidiary, enters into reinsurance agreements with subsidiaries of AIG, for reinsurance of various group annuity, credit life, and credit accident and health insurance where Merit reinsures the risk of loss. The reserves for this business fluctuate over time and, in some instances, are subject to recapture by the insurer. Reserves recorded by Merit for reinsurance agreements with subsidiaries of AIG totaled $46.6 million at June 30, 2013 and $46.8 million at December 31, 2012.

DERIVATIVES

At June 30, 2013 and December 31, 2012, all of our derivative financial instruments were with AIG Financial Products Corp. (“AIGFP”), a subsidiary of AIG. In July 2012, SFI posted $60.0 million of cash collateral with AIGFP as security for SFC’s two remaining Euro swap positions with AIGFP and agreed to act as guarantor for the swap positions. In August 2012, one of the swap positions was terminated and the cash collateral was reduced by $20.0 million. Cash collateral with AIGFP totaled $40.0 million at June 30, 2013 and December 31, 2012.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

6.  Transactions with Affiliates of Fortress or AIG (continued)

JOINT VENTURE

Under the joint venture structure established in conjunction with the purchase of the SpringCastle Portfolio, certain affiliates of Newcastle own a 30% equity interest in SCA. Newcastle is managed by an affiliate of Fortress.

7.  Long-term Debt

Principal maturities of long-term debt (excluding projected securitization repayments by period) by type of debt at June 30, 2013 were as follows:

	Retail Notes		Medium Term Notes(a)		Euro Denominated Notes(b)	Secured Term Loan(c)	Securitizations		Junior Subordinated Debt (Hybrid Debt)	Total
	(dollars in thousands)
	4.95	% -	5 .40	% -			1.27	% -
Interest rates(d)	7.50%		6.90%		4.13%	5.50%	6.00%		6.00%
Third quarter 2013	$36,416		$—		$—	$—	$—		$—	$36,416
Fourth quarter 2013	2,903		—		416,636	—	—		—	419,539
First quarter 2014	1,115		—		—	—	—		—	1,115
Second quarter 2014	10,892		—		—	—	—		—	10,892
Remainder of 2014	344,055		—		—	—	—		—	344,055
2015	47,254		750,000		—	—	—		—	797,254
2016	—		375,000		—	—	—		—	375,000
2017	—		3,300,000		—	2,035,063	—		—	5,335,063
2018-2067	—		300,000		—	—	—		350,000	650,000
Securitizations(e)	—		—		—	—	6,384,881		—	6,384,881

Total principal maturities	$442,635		$4,725,000		$416,636	$2,035,063	$6,384,881		$350,000	$14,354,215

Total carrying amount	$413,434		$4,064,927		$408,195	$2,042,370	$6,369,929		$171,558	$13,470,413

(a)	Medium-term notes at June 30, 2013 included $300 million in aggregate principal amount of 6.00% Senior Notes due 2020.
(b)	Euro denominated note includes a €323.4 million note, shown here at the U.S. dollar equivalent at time of issuance.
(c)	Our secured term loan is issued by wholly-owned Company subsidiaries and guaranteed by SFC and the Subsidiary Guarantors.
(d)	The interest rates shown are the range of contractual rates in effect at June 30, 2013, which exclude the effect of the associated derivative instrument used in hedge accounting relationships, if applicable.
(e)	Securitizations are not included in above maturities by period due to their variable monthly repayments.

SFFC, our indirect wholly-owned subsidiary, is the borrower of the secured term loan that is guaranteed by SFC and by the Subsidiary Guarantors. In addition, our other operating subsidiaries that from time to time meet certain criteria will be required to become Subsidiary Guarantors. The secured term loan is secured by a first priority pledge of the stock of SFFC that was limited at the transaction date, in accordance with existing SFC debt agreements, to $167.9 million.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

7.  Long-term Debt (continued)

SFFC used the proceeds from the secured term loan to refinance its existing $3.0 billion secured term loan facility and to make new intercompany loans to the Subsidiary Guarantors. The intercompany loans are secured by a first priority security interest in eligible finance receivables, according to pre-determined eligibility requirements and in accordance with a borrowing base formula. The Subsidiary Guarantors used proceeds of the loans to pay down their intercompany loans from SFC. SFC used the payments from Subsidiary Guarantors to, among other things, repay debt and fund operations.

Immediately prior to the 2013-1 securitization transaction discussed in Note 8, the real estate loans to be securitized comprised a portion of the finance receivables pledged as collateral to support the outstanding principal amount under our secured term loan. Upon completion of the securitization transaction, these real estate loans were released from the collateral pledged to support our secured term loan and the Subsidiary Guarantors elected not to pledge new finance receivables as collateral to replace the real estate loans sold in the securitization transaction. The voluntary reduction of the collateral pledged required SFFC to make a mandatory prepayment of a portion of the outstanding principal (plus accrued interest). As a result, SFFC made a mandatory prepayment on April 11, 2013, without penalty or premium, of $714.9 million of outstanding principal (plus accrued interest).

On each of May 15, 2013 and May 30, 2013, SFFC made additional prepayments, without penalty or premium of $500.0 million of outstanding principal (plus accrued interest) on the secured term loan.

In connection with our liability management efforts, we or our affiliates from time to time have purchased, and may in the future purchase, portions of our outstanding indebtedness. Any such purchases may be made through open market or privately negotiated transactions with third parties or pursuant to one or more tender or exchange offers or otherwise, upon such terms and at such prices, as well as with such consideration as we or any such affiliates may determine. Our plans are dynamic and we may adjust our plans in response to changes in our expectations and changes in market conditions.

8.  Variable Interest Entities

As part of our overall funding strategy and as part of our efforts to support our liquidity from sources other than our traditional capital market sources, we have transferred certain finance receivables to VIEs for securitization transactions. Since these transactions involve securitization trusts required to be consolidated, the securitized assets and related liabilities are included in our financial statements and are accounted for as secured borrowings.

CONSOLIDATED VIEs

We evaluated the securitization trusts and determined that these entities are VIEs of which we are the primary beneficiary; therefore, we consolidate such entities. We are deemed to be the primary beneficiaries of these VIEs because we have the ability to direct the activities of each VIE that most significantly impact the entity’s economic performance and the obligation to absorb losses and the right to receive benefits that are potentially significant to the VIE. Such ability stems from SFI’s and/or its affiliates’ contractual right to service the securitized finance receivables. In instances where servicing is performed by parties other than SFI, this ability arises from SFI’s prescription of detailed servicing standards and procedures that the servicer must observe (and which can be modified only with our consent), and from our mandatory involvement in certain loan workouts and disposals of defaulted loans or related collateral. Our retained subordinated notes and residual interest trust certificates expose us to potentially significant losses and potentially significant returns.

The asset-backed and mortgage-backed securities issued by the securitization trusts are supported by the expected cash flows from the underlying securitized finance receivables. Cash inflows from these finance receivables are distributed to investors and service providers in accordance with each transaction’s contractual priority of payments (“waterfall”) and, as such, most of these inflows must be directed first to service and repay

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

8.  Variable Interest Entities (continued)

each trust’s senior notes or certificates held principally by third-party investors. After these senior obligations are extinguished, substantially all cash inflows will be directed to the subordinated notes until fully repaid and, thereafter, to the residual interest that we own in each trust. We retain interests in these securitization transactions, including senior and subordinated securities issued by the VIEs and residual interests. We retain credit risk in the securitizations because our retained interests include the most subordinated interest in the securitized assets, which are the first to absorb credit losses on the securitized assets. We expect that any credit losses in the pools of securitized assets will likely be limited to our subordinated and residual retained interests. We have no obligation to repurchase or replace qualified securitized assets that subsequently become delinquent or are otherwise in default.

The carrying amounts of consolidated VIE assets and liabilities associated with our securitization trusts were as follows:

	June 30, 2013	December 31, 2012
	(dollars in thousands)
Assets
Finance receivables	$8,610,277	$4,096,108
Allowance for finance receivable losses	45,746	14,502
Restricted cash	227,836	108,994
Liabilities
Long-term debt	$6,369,929	$3,120,599

2013 Securitization Transactions

2013-A Securitization.    On February 19, 2013, we completed a private securitization transaction in which an indirect wholly-owned special purpose vehicle sold $567.9 million of notes backed by personal loans held by Springleaf Funding Trust 2013-A (the “2013-A Trust”), at a 2.83% weighted average yield. We sold the asset-backed notes for $567.5 million, after the price discount but before expenses and a $6.6 million interest reserve requirement. We initially retained $36.4 million of the 2013-A Trust’s subordinate asset-backed notes.

SpringCastle Securitization.    As discussed in Note 1, in connection with our acquisition of an unsecured loan portfolio from HSBC, on April 1, 2013, the Co-issuer LLCs sold, in a private securitization transaction, $2.2 billion of Class A Notes backed by the acquired loans. The Class A Notes were acquired by initial purchasers for $2.2 billion, after the price discount but before expenses and a $10.0 million advance reserve requirement. The initial purchasers sold the Class A Notes to secondary investors at a 3.75% weighted average yield. The Co-issuer LLCs retained subordinate Class B Notes with a principal balance of $372.0 million.

2013-1 Securitization.    On April 10, 2013, we completed a private securitization transaction in which an indirect wholly-owned special purpose vehicle sold $782.5 million of notes backed by real estate loans held by Springleaf Mortgage Loan Trust 2013-1 (the “2013-1 Trust”), at a 2.85% weighted average yield. We sold the mortgage-backed notes for $782.4 million, after the price discount but before expenses. We initially retained $236.8 million of the 2013-1 Trust’s subordinate mortgage-backed notes.

2013-B Securitization.    On June 19, 2013, we completed a private securitization transaction in which an indirect wholly-owned special purpose vehicle sold $256.2 million of notes backed by personal loans held by Springleaf Funding Trust 2013-B (the “2013-B Trust”), at a 4.11% weighted average yield. We sold the asset-backed notes for $255.4 million, after the price discount but before expenses and a $4.4 million interest reserve requirement. We initially retained $114.0 million of the 2013-B Trust’s senior asset-backed notes and $29.8 million of the 2013-B Trust’s subordinate asset-backed notes.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

8.  Variable Interest Entities (continued)

Sales of Previously Retained Notes

During the second quarter of 2013, we sold the following previously retained mortgage-backed notes:

—	$20.0 million mortgage-backed notes from our 2012-2 securitization and subsequently recorded $20.7 million of additional debt; and

—	$7.5 million mortgage-backed notes from our 2012-3 securitization and subsequently recorded $7.8 million of additional debt.

VIE Interest Expense

Other than our retained subordinate and residual interests in the consolidated securitization trusts, we are under no obligation, either contractually or implicitly, to provide financial support to these entities. Consolidated interest expense related to these VIEs for the six months ended June 30, 2013 and 2012 totaled $117.4 million and $45.6 million, respectively.

UNCONSOLIDATED VIE

We have established a VIE that holds the junior subordinated debt. We are not the primary beneficiary, and we do not have a variable interest in this VIE. Therefore, we do not consolidate such entity. We had no off-balance sheet exposure to loss associated with this VIE at June 30, 2013 or December 31, 2012.

9.  Derivative Financial Instruments

Our principal borrowing subsidiary is SFC. SFC uses derivative financial instruments in managing the cost of its debt by mitigating its exposures to interest rate and currency risks in conjunction with specific long-term debt issuances and has used them in managing its return on finance receivables held for sale, but is neither a dealer nor a trader in derivative financial instruments. At June 30, 2013, SFC’s remaining derivative financial instrument (included in other assets) consisted of a cross currency interest rate swap agreement that matures in November 2013.

While SFC’s cross currency interest rate swap agreement mitigates economic exposure of related debt, it does not currently qualify as a cash flow or fair value hedge under U.S. GAAP.

The fair value of our remaining derivative instrument presented on a gross basis was as follows:

	June 30, 2013			December 31, 2012
	Notional Amount	Derivative Assets	Derivative Liabilities	Notional Amount	Derivative Assets	Derivative Liabilities
	(dollars in thousands)
Non-Designated Hedging Instruments
Cross currency interest rate	$416,636	$20,836	$—	$416,636	$26,699	$—

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

9.  Derivative Financial Instruments (continued)

The amount of gain (loss) for cash flow hedges recognized in accumulated other comprehensive income or loss, reclassified from accumulated other comprehensive income or loss into other revenues (effective portion) and interest expense (effective portion), and recognized in other revenues (ineffective portion) were as follows:

		From AOCI(L)(a) to			Recognized in Other Revenues
	AOCI(L)	Other Revenues	Interest Expense	Earnings(b)
	(dollars in thousands)
Six Months Ended June 30, 2013
Cross currency interest rate	$—	$—	$160	$160	$—
Six Months Ended June 30, 2012
Cross currency interest rate	$(16,987)	$(12,746)	$76	$(12,670)	$(426)

(a)	Accumulated other comprehensive income (loss).

(b)	Represents the total amounts reclassified from accumulated other comprehensive income or loss to other revenues and to interest expense for cash flow hedges as disclosed on our condensed consolidated statement of comprehensive income (loss).

We elected to discontinue hedge accounting prospectively on one of our cash flow hedges as of May 2012 and terminated this cross currency interest rate swap agreement in August 2012. We continued to report the gain related to the discontinued and terminated cash flow hedge in accumulated other comprehensive loss. In January 2013, we reclassified the remaining $0.2 million of deferred net gain on cash flow hedges from accumulated other comprehensive income or loss to earnings.

The amounts recognized in other revenues for non-designated hedging instruments were as follows:

	Six Months Ended June 30,
	2013	2012
	(dollars in thousands)
Non-Designated Hedging Instruments
Cross currency interest rate	$(4,362)	$(4,581)

Derivative adjustments included in other revenues consisted of the following:

	Six Months Ended June 30,
	2013	2012
	(dollars in thousands)
Mark to market losses	$(14,504)	$(27,323)
Net interest income	7,460	9,621
Credit valuation adjustment gains (losses)	39	(3,826)
Ineffectiveness losses	—	(426)
Other	—	741

Total	$(7,005)	$(21,213)

SFC is exposed to credit risk if counterparties to its swap agreement do not perform. SFC regularly monitors counterparty credit ratings throughout the term of the agreement. SFC’s exposure to market risk is limited to changes in the value of its swap agreement offset by changes in the value of the hedged debt.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

10.  Earnings Per Share

Number of shares outstanding and earnings (loss) per share were as follows:

	Six Months Ended June 30,
	2013	2012
Share Data:
Number of shares outstanding
Basic and diluted	2,000,000	2,000,000
Earnings (loss) per share
Basic and diluted	$22.44	$(46.50)

11.  Accumulated Other Comprehensive Income (Loss)

Changes in accumulated other comprehensive income (loss) were as follows:

	Unrealized Gains (Losses) Investment Securities	Unrealized Gains (Losses) Cash Flow Hedges	Retirement Plan Liabilities Adjustments	Foreign Currency Translation Adjustments	Total Accumulated Other Comprehensive Income (Loss)
	(dollars in thousands)
Six Months Ended June 30, 2013
Balance at beginning of period	$17,837	$104	$8,120	$4,127	$30,188
Other comprehensive income (loss) before reclassifications	(7,005)	—	—	2,094	(4,911)
Reclassification adjustments from accumulated other comprehensive income	(1,767)	(104)	—	—	(1,871)

Balance at end of period	$9,065	$—	$8,120	$6,221	$23,406

Six Months Ended June 30, 2012
Balance at beginning of period	$5,080	$4,318	$(35,221)	$152	$(25,671)
Other comprehensive income (loss) before reclassifications	8,203	(11,042)	13,393	1,213	11,767
Reclassification adjustments from accumulated other comprehensive income	42	8,235	—	—	8,277

Balance at end of period	$13,325	$1,511	$(21,828)	$1,365	$(5,627)

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

11.  Accumulated Other Comprehensive Income (Loss) (continued)

Reclassification adjustments from accumulated other comprehensive income (loss) to the applicable line item on our condensed consolidated statements of operations were as follows:

	Six Months Ended June 30,
	2013	2012
	(dollars in thousands)
Unrealized gains (losses) on investment securites:
Reclassification from accumulated other comprehensive income (loss) to investment revenues, before taxes	$2,719	$(65)
Income tax effect	(952)	23

Reclassification from accumulated other comprehensive income (loss) to investment revenues, net of taxes	1,767	(42)

Unrealized gains (losses) on cash flow hedges:
Reclassification from accumulated other comprehensive income (loss) to interest expense, before taxes	160	76
Reclassification from accumulated other comprehensive income (loss) to other revenues, before taxes	—	(12,746)
Income tax effect	(56)	4,435

Reclassification from accumulated other comprehensive income (loss) to interest expense and other revenues, net of taxes	104	(8,235)

Total	$1,871	$(8,277)

12.  Income Taxes

At June 30, 2013, we had a net deferred tax liability of $199.3 million, compared to $268.0 million at December 31, 2012. The decrease in the net deferred tax liability was primarily due to an improvement in the fair value of our finance receivables, which are marked to market value for tax basis. We had a partial valuation allowance on our state deferred tax assets, net of a deferred federal tax benefit of $19.0 million at June 30, 2013, compared to $19.1 million at December 31, 2012. We also had a valuation allowance against our United Kingdom operations of $19.9 million at June 30, 2013 and $19.6 million at December 31, 2012.

The effective tax rate for the six months ended June 30, 2013 was 21.9%. The effective tax rate differed from the federal statutory rate for the six months ended June 30, 2013 primarily due to the effect of the non-controlling interest in our joint venture, which decreased the effective tax rate by 14.9%.

13.  Restructuring

As part of a strategic effort to streamline operations and reduce expenses, we initiated the following restructuring activities during the first half of 2012:

—	ceased originating real estate loans in the United States and the United Kingdom;

—	ceased branch-based personal lending and retail sales financing in 14 states where we did not have a significant presence;

—	consolidated certain branch operations in 26 states; and

—	closed 231 branch offices.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

13.  Restructuring (continued)

As a result of these initiatives, during the first half of 2012 we reduced our workforce at our branch offices, at our Evansville, Indiana headquarters, and in the United Kingdom by 820 employees and incurred a pretax charge of $23.5 million.

Restructuring expenses and related asset impairment and other expenses by segment were as follows:

	Consumer	Insurance	Real Estate	Other	Consolidated Total
	(dollars in thousands)
Six Months Ended June 30, 2012
Restructuring expenses	$15,634	$229	$818	$6,822	$23,503

Changes in the restructuring liability were as follows:

	Severance Expenses	Contract Termination Expenses	Asset Writedowns	Other Exit Expenses*	Total Restructuring Expenses
	(dollars in thousands)
Six Months Ended June 30, 2013
Balance at beginning of period	$56	$365	$—	$—	$421
Amounts paid	(56)	(252)	—	—	(308)

Balance at end of period	$—	$113	$—	$—	$113

Six Months Ended June 30, 2012
Balance at beginning of period	$—	$—	$—	$—	$—
Amounts charged to expense	11,600	5,840	5,246	817	23,503
Amounts paid	(9,432)	(4,231)	—	(620)	(14,283)
Non-cash expenses	—	—	(5,246)	200	(5,046)

Balance at end of period	$2,168	$1,609	$—	$397	$4,174

*	Primarily includes removal expenses for branch furniture and signs and fees for outplacement services. Also includes the impairment of the market value adjustment on leased branch offices from the Fortress Acquisition.

We do not anticipate any additional future restructuring expenses to be incurred that can be reasonably estimated at June 30, 2013.

14.  Contingencies

LEGAL CONTINGENCIES

In the normal course of business, the Company has been named, from time to time, as a defendant in various legal actions, including arbitrations, class actions and other litigation arising in connection with its activities. Some of the actual or threatened legal actions include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. While we will continue to identify certain legal actions where we believe a material loss to be reasonably possible and reasonably estimable, there can be no assurance that material losses will not be incurred from claims that we have not yet been notified of or are not yet determined to be probable or reasonably possible and reasonably estimable.

We contest liability and/or the amount of damages, as appropriate, in each pending matter. Where available information indicates that it is probable that a liability had been incurred at the date of the consolidated

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

14.  Contingencies (continued)

financial statements and we can reasonably estimate the amount of that loss, we accrue the estimated loss by a charge to income. In many actions, however, it is inherently difficult to determine whether any loss is probable or even reasonably possible or to estimate the amount of any loss. In addition, even where loss is reasonably possible or an exposure to loss exists in excess of the liability already accrued with respect to a previously recognized loss contingency, it is not always possible to reasonably estimate the size of the possible loss or range of loss.

For certain legal actions, we cannot reasonably estimate such losses, particularly for actions that are in their early stages of development or where plaintiffs seek substantial or indeterminate damages. Numerous issues may need to be resolved, including through potentially lengthy discovery and determination of important factual matters, and by addressing novel or unsettled legal questions relevant to the actions in question, before a loss or additional loss or range of loss or additional loss can be reasonably estimated for any given action.

For certain other legal actions, we can estimate reasonably possible losses, additional losses, ranges of loss or ranges of additional loss in excess of amounts accrued, but do not believe, based on current knowledge and after consultation with counsel, that such losses will have a material adverse effect on our consolidated financial statements as a whole.

PAYMENT PROTECTION INSURANCE

Our United Kingdom subsidiary provides payments of compensation to its customers who have made claims concerning Payment Protection Insurance (“PPI”) policies sold in the normal course of business by insurance intermediaries. On April 20, 2011, the High Court in the United Kingdom handed down judgment supporting the Financial Services Authority (“FSA”) guidelines on the treatment of PPI complaints. In addition, the FSA issued a guidance consultation paper in March 2012 on the payment protection insurance customer contact letters. As a result, we have concluded that there are certain circumstances where customer contact and/or redress is appropriate. The total reserves related to the estimated PPI claims were $44.9 million at June 30, 2013 and $62.7 million at December 31, 2012. In 2012, our professional indemnity insurance claim was disputed, and in the fourth quarter of 2012, we reversed this claim based upon our assessment that the probability of the recovery of the claim no longer met the probability standard for recognition.

15.  Risks and Uncertainties Related to Liquidity and Capital Resources

We currently have a significant amount of indebtedness in relation to our equity. SFI’s and SFC’s credit ratings are non-investment grade, which have a significant impact on our cost of, and access to, capital. This, in turn, negatively affects our ability to manage our liquidity and our ability and cost to refinance our indebtedness.

There are numerous risks to our financial results, liquidity, and capital raising and debt refinancing plans, some of which may not be quantified in our current liquidity forecasts. These risks include, but are not limited, to the following:

—	our inability to grow our personal loan portfolio with adequate profitability;

—	the effect of federal, state and local laws, regulations, or regulatory policies and practices;

—	the liquidation and related losses within our real estate portfolio could be substantial and result in reduced cash receipts;

—	potential liability relating to real estate and personal loans which we have sold or may sell in the future, or relating to securitized loans;

—	our inability to monetize assets including, but not limited to, our access to debt and securitization markets; and

—	the potential for disruptions in bond and equity markets.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

15.  Risks and Uncertainties Related to Liquidity and Capital Resources (continued)

At June 30, 2013, we had $646.4 million of cash and cash equivalents and during the six months ended June 30, 2013 we generated net income of $98.8 million. Our net cash outflow from operating and investing activities totaled $2.1 billion for the six months ended June 30, 2013 as a result of the purchase of the SpringCastle Portfolio. At June 30, 2013, our remaining principal and interest payments for 2013 on our existing debt (excluding securitizations) totaled $706.9 million. Additionally, we have $244.0 million of debt maturities and interest payments (excluding securitizations) due in the first half of 2014. As of June 30, 2013, we had UPB of $1.1 billion of unencumbered personal loans and $1.6 billion of unencumbered real estate loans.

Based on our estimates and taking into account the risks and uncertainties of our plans, we believe that we will have adequate liquidity to finance and operate our businesses and repay our obligations as they become due for at least the next twelve months.

It is possible that the actual outcome of one or more of our plans could be materially different than we expect or that one or more of our significant judgments or estimates about the potential effects of these risks and uncertainties could prove to be materially incorrect and such actual results could materially adversely affect us.

16.  Benefit Plans

Effective December 31, 2012, the Springleaf Financial Services Retirement Plan (the “Retirement Plan”) and the CommoLoCo Retirement Plan (a defined benefit pension plan for our employees in Puerto Rico) were frozen. Our current and former employees will not lose any vested benefits in the Retirement Plan or the CommoLoCo Retirement Plan that accrued prior to January 1, 2013.

The following table presents the components of net periodic benefit cost with respect to our defined benefit pension plans and other postretirement benefit plans:

	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012
	(dollars in thousands)
Pension
Components of net periodic benefit cost:
Service cost	$—	$8,124
Interest cost	7,179	9,555
Expected return on assets	(7,748)	(10,371)
Amortization of net loss	24	273

Net periodic benefit cost	$(545)	$7,581

Postretirement
Components of net periodic benefit cost:
Service cost	$162	$158
Interest cost	128	143
Curtailment gain	—	(110)

Net periodic benefit cost	$290	$191

17.  Segment Information

During the fourth quarter of 2012, we redefined our segments to coincide with how our businesses are managed. Effective December 31, 2012, our three segments included: Consumer, Insurance, and Real Estate.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

17.  Segment Information (continued)

These segments evolved primarily from management’s redefined business strategy, including its decision to cease real estate lending effective January 1, 2012 and to shift its focus to personal loan products which we believe have significant prospects for growth and business development due to the strong demand in our target market of non-prime borrowers. Effective June 30, 2013, we added a fourth segment, Portfolio Acquisitions, as a result of our co-investment in the SpringCastle Portfolio. Management considers Consumer, Insurance, and Portfolio Acquisitions as our Core Consumer Operations and Real Estate as our Non-Core Portfolio.

Our segments are managed as follows:

Core Consumer Operations

—

Consumer—We originate and service personal loans (secured and unsecured) through two business divisions: branch operations and centralized internet. Branch operations primarily conducts business in 26 states, which are our core operating states. Centralized internet processes and underwrites loan applications that we receive through an internet portal. If the applicant is located near an existing branch (“in footprint”), our centralized internet lending division makes the credit decision regarding the application and then refers the customer to a nearby branch for closing, funding and servicing. If the applicant is not located near a branch (“out of footprint”), the centralized internet group originates the loan.

—

Insurance—We offer credit insurance (life insurance, accident and health insurance, and involuntary unemployment insurance), non-credit insurance, and ancillary products, such as warranty protection. We also require credit-related property and casualty insurance, when needed, to protect our interest in the property pledged as collateral.

—

Portfolio Acquisitions—We acquired a $3.9 billion consumer loan portfolio consisting of over 415,000 unsecured loans and loans secured by subordinate residential real estate mortgages (which we service as unsecured loans due to the fact that the liens are subordinated to superior ranking security interests). This loan portfolio was acquired from HSBC through a newly-formed joint venture in which we own a 47% equity interest and which we consolidate in our financial statements. The loans vary in form and substance from our typical branch serviced loans and are in a liquidating status with no anticipation of significant renewal activity. We assumed the direct servicing obligation for this loan portfolio in September, 2013.

Non-Core Portfolio

—

Real Estate—We service and hold real estate loans secured by first or second mortgages on residential real estate. Real estate loans previously originated through our branch offices are either serviced by our branch personnel or by our centralized servicing operation. Real estate loans previously acquired or originated through centralized distribution channels are serviced by one of our indirect wholly-owned subsidiaries, MorEquity, all of which are subserviced by Nationstar, except for certain securitized real estate loans, which are serviced and subserviced by third parties. Investment funds managed by affiliates of Fortress indirectly own a majority interest in Nationstar. As a result of the cessation of real estate lending effective January 1, 2012, all of our real estate loans are in a liquidating status.

The remaining components (which we refer to as “Other”) consist of our other non-core, non-originating legacy operations, which are isolated by geographic market and/or distribution channel from our Core Consumer Operations and our Non-Core Portfolio. These operations include our legacy operations in 14 states where we have also ceased branch-based personal lending as a result of our restructuring activities during the first half of 2012, our liquidating retail sales finance portfolio (including our retail sales finance accounts from our dedicated auto finance operation), our lending operations in Puerto Rico and the U.S. Virgin Islands, and the operations of our United Kingdom subsidiary.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

17.  Segment Information (continued)

Due to the nature of the Fortress Acquisition, we applied push-down accounting. However, we report the operating results of our Core Consumer Operations, Non-Core Portfolio, and Other using the same accounting basis that we employed prior to the Fortress Acquisition, which we refer to as “historical accounting basis,” to provide a consistent basis for both management and other interested third parties to better understand the operating results of these segments. The historical accounting basis (which is a basis of accounting other than GAAP) also provides better comparability of the operating results of these segments to our competitors and other companies in the financial services industry. The historical accounting basis is not applicable to the Portfolio Acquisitions segment since this segment resulted from the purchase of the SpringCastle Portfolio on April 1, 2013 and therefore, was not affected by the Fortress Acquisition.

The “Push-down Accounting Adjustments” column in the following tables consists of:

—	the accretion or amortization of the valuation adjustments on the applicable revalued assets and liabilities;

—	the difference in finance charges on our purchased credit impaired finance receivables compared to the finance charges on these finance receivables on a historical accounting basis;

—	the elimination of accretion or amortization of historical based discounts, premiums, and other deferred costs on our finance receivables and long-term debt; and

—	the reversal of the decreases to the allowance for finance receivable losses (on a historical accounting basis).

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

17.  Segment Information (continued)

The following tables present information about the Company’s segments as well as reconciliations to the condensed consolidated financial statement amounts. Due to the changes in the composition of our previously reported segments, we have restated the corresponding segment information for the prior period.

	Consumer	Insurance	Portfolio Acquisitions	Real Estate	Other	Eliminations	Push-down Accounting Adjustments	Consolidated Total
	(dollars in thousands)
At or for the Six Months Ended June 30, 2013
Interest income:
Finance charges	$331,087	$—	$166,878	$364,508	$27,629	$	$103,532	$993,634
Interest expense	72,869	—	24,591	292,438	8,841		70,187	468,926

Net interest income	258,218	—	142,287	72,070	18,788	—	33,345	524,708
Provision for finance receivable losses	14,014	—	17,797	149,624	(5,747)	—	7,250	182,938

Net interest income after provision for finance receivable losses	244,204	—	124,490	(77,554)	24,535	—	26,095	341,770

Other revenues:
Insurance	—	68,848	—	—	40	—	(21)	68,867
Investment	—	22,746	—	—	1,396	—	(3,211)	20,931
Intersegment—insurance commissions	28,210	(28,205)	—	58	(63)	—	—	—
Portfolio servicing fees from SpringCastle	—	—	2,380	—	—	(2,380)	—	—
Other	(712)	4,371	81	(19,199)	(361)	—	21,148	5,328

Total other revenues	27,498	67,760	2,461	(19,141)	1,012	(2,380)	17,916	95,126

Other expenses:
Operating expenses:
Salaries and benefits	121,759	6,943	2,411	13,097	13,187	—	(107)	157,290
Other operating expenses	57,188	4,878	22,136	27,968	7,494	—	2,315	121,979
Portfolio servicing fees to Springleaf	—	—	2,380	—	—	(2,380)	—	—
Insurance losses and loss adjustment expenses	—	31,524	—	—	—	—	(424)	31,100

Total other expenses	178,947	43,345	26,927	41,065	20,681	(2,380)	1,784	310,369

Income (loss) before provision for (benefit from) income taxes	92,755	24,415	100,024	(137,760)	4,866	—	42,227	126,527
Income (loss) before provision for (benefit from) income taxes attributable to non-controlling interests	—	—	53,948	—	—	—	—	53,948

Income (loss) before provision for (benefit from) income taxes attributable to Springleaf	$92,755	$24,415	$46,076	$(137,760)	$4,866	$—	$42,227	$72,579
Assets	$2,870,833	$1,040,502	$2,934,110	$9,161,141	$751,641	$—	$(715,934)	$16,042,293

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

17.  Segment Information (continued)

	Consumer	Insurance	Real Estate	Other	Push-down Accounting Adjustments	Consolidated Total
	(dollars in thousands)
At or for the Six Months Ended June 30, 2012
Interest income:
Finance charges	$280,231	$—	$426,730	$60,372	$94,586	$861,919
Finance receivables held for sale originated as held for investment	—	—	2,390	—	4	2,394

Total interest income	280,231	—	429,120	60,372	94,590	864,313
Interest expense	66,589	—	348,352	20,094	125,238	560,273

Net interest income	213,642	—	80,768	40,278	(30,648)	304,040
Provision for finance receivable losses	28,838	—	81,545	4,533	22,023	136,939

Net interest income after provision for finance receivable losses	184,804	—	(777)	35,745	(52,671)	167,101

Other revenues:
Insurance	—	61,332	—	61	(70)	61,323
Investment	—	20,250	—	2,536	(4,619)	18,167
Intersegment—insurance commissions	19,181	(19,498)	36	281	—	—
Other	2,335	1,630	(28,850)	2,153	(8,866)	(31,598)

Total other revenues	21,516	63,714	(28,814)	5,031	(13,555)	47,892

Other expenses:
Operating expenses:
Salaries and benefits	124,291	5,770	14,793	18,397	(259)	162,992
Other operating expenses	64,318	6,138	44,836	24,720	2,823	142,835
Restructuring expenses	15,634	229	818	6,822	—	23,503
Insurance losses and loss adjustment expenses	—	27,716	—	—	(566)	27,150

Total other expenses	204,243	39,853	60,447	49,939	1,998	356,480

Income (loss) before provision for (benefit from) income taxes	$2,077	$23,861	$(90,038)	$(9,163)	$(68,224)	$(141,487)
Assets	$2,496,750	$948,730	$10,288,738	$2,422,373	$(773,109)	$15,383,482

18.  Fair Value Measurements

The fair value of a financial instrument is the amount that would be received if an asset were to be sold or the amount that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. The degree of judgment used in measuring the fair value of financial instruments generally correlates with the level of pricing observability. Financial instruments with quoted prices in active markets generally have more pricing observability and less judgment is used in measuring fair value. Conversely, financial instruments traded in other-than-active markets or that do not have quoted prices have less observability and are measured at fair value using valuation models or other pricing techniques that require more judgment. An other-than-active market is one in which there are few transactions, the prices are not current, price quotations vary substantially either over time or among market makers, or little information is released publicly for the asset or liability being valued. Pricing observability is affected by a number of factors, including the type of financial

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

18.  Fair Value Measurements (continued)

instrument, whether the financial instrument is listed on an exchange or traded over-the-counter or is new to the market and not yet established, the characteristics specific to the transaction, and general market conditions.

Management is responsible for the determination of the value of the financial assets and financial liabilities and the supporting methodologies and assumptions. Third-party valuation service providers are employed to gather, analyze, and interpret market information and derive fair values based upon relevant methodologies and assumptions for individual instruments. When the valuation service providers are unable to obtain sufficient market observable information upon which to estimate the fair value for a particular security, fair value is determined either by requesting brokers who are knowledgeable about these securities to provide a quote, which is generally non-binding, or by employing widely accepted internal valuation models.

Valuation service providers typically obtain data about market transactions and other key valuation model inputs from multiple sources and, through the use of widely accepted internal valuation models, provide a single fair value measurement for individual securities for which a fair value has been requested. The inputs used by the valuation service providers include, but are not limited to, market prices from recently completed transactions and transactions of comparable securities, interest rate yield curves, credit spreads, currency rates, and other market-observable information as of the measurement date as well as the specific attributes of the security being valued, including its term, interest rate, credit rating, industry sector, and other issue or issuer-specific information. When market transactions or other market observable data is limited, the extent to which judgment is applied in determining fair value is greatly increased. We assess the reasonableness of individual security values received from valuation service providers through various analytical techniques. We conduct price reviews for all assets. Assets that fall outside a price change tolerance are sent to our third-party valuation provider for further review. In addition, we may validate the reasonableness of fair values by comparing information obtained from the valuation service providers to other third-party valuation sources for selected securities.

FAIR VALUE HIERARCHY

We measure and classify assets and liabilities in the consolidated balance sheets in a hierarchy for disclosure purposes consisting of three “Levels” based on the observability of inputs available in the market place used to measure the fair values. In general, we determine the fair value measurements classified as Level 1 based on inputs utilizing quoted prices in active markets for identical assets or liabilities that we have the ability to access. We generally obtain market price data from exchange or dealer markets. We do not adjust the quoted price for such instruments.

We determine the fair value measurements classified as Level 2 based on inputs utilizing other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability.

In certain cases, the inputs we use to measure the fair value of an asset may fall into different levels of the fair value hierarchy. In such cases, we determine the level in the fair value hierarchy within which the fair value measurement in its entirety falls based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

18.  Fair Value Measurements (continued)

The following table summarizes the fair values and carrying values of our financial instruments and indicates the fair value hierarchy based on the level of inputs we utilized to determine such fair values:

	Fair Value Measurements Using			Total Fair Value	Total Carrying Value
	Level 1	Level 2	Level 3
	(dollars in thousands)
June 30, 2013
Assets
Cash and cash equivalents	$646,372	$—	$—	$646,372	$646,372
Investment securities	102	532,650	24,626	557,378	557,378
Net finance receivables, less allowance for finance receivable losses	—	—	14,178,607	14,178,607	14,056,498
Restricted cash	279,858	—	—	279,858	279,858
Other assets:
Commercial mortgage loans	—	—	99,913	99,913	108,051
Cross currency interest rate derivative	—	20,836	—	20,836	20,836
Escrow advance receivable	—	—	18,893	18,893	18,893

Liabilities
Long-term debt	$—	$14,008,926	$—	$14,008,926	$13,470,413
December 31, 2012
Assets
Cash and cash equivalents	$1,554,348	$—	$—	$1,554,348	$1,554,348
Investment securities	255	855,307	33,015	888,577	888,577
Net finance receivables, less allowance for finance receivable losses	—	—	11,727,877	11,727,877	11,633,366
Restricted cash	157,844	—	—	157,844	157,844
Other assets
Commercial mortgage loans	—	—	99,933	99,933	110,398
Cross currency interest rate derivative	—	26,699	—	26,699	26,699
Escrow advance receivable	—	—	18,520	18,520	18,520
Liabilities
Long-term debt	$—	$13,067,253	$—	$13,067,253	$12,596,577

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

18.  Fair Value Measurements (continued)

FAIR VALUE MEASUREMENTS—RECURRING BASIS

The following table presents information about our assets and liabilities measured at fair value on a recurring basis and indicates the fair value hierarchy based on the levels of inputs we utilized to determine such fair value:

	Fair Value Measurements Using			Total Carried At Fair Value
	Level 1	Level 2	Level 3
	(dollars in thousands)
June 30, 2013
Assets
Cash and cash equivalents in mutual funds	$314,618	$—	$—	$314,618

Investment securities:
Bonds:
U.S. government and government sponsored entities	—	35,851	—	35,851
Obligations of states, municipalities, and political subdivisions	—	110,546	—	110,546
Corporate debt	—	212,485	13,114	225,599
RMBS	—	148,707	218	148,925
CMBS	—	16,647	2	16,649
CDO/ABS	—	8,414	8,463	16,877

Total	—	532,650	21,797	554,447
Other long-term investments(a)	—	—	1,478	1,478
Common stocks(b)	102	—	—	102

Total investment securities	102	532,650	23,275	556,027
Restricted cash in mutual funds	212,074	—	—	212,074
Other assets—cross currency interest rate derivative	—	20,836	—	20,836

Total	$526,794	$553,486	$23,275	$1,103,555

December 31, 2012

Assets
Cash and cash equivalents in mutual funds	$696,553	$—	$—	$696,553

Investment securities:
Bonds:
U.S. government and government sponsored entities	—	53,205	—	53,205
Obligations of states, municipalities, and political subdivisions	—	155,470	—	155,470
Corporate debt	—	361,579	13,417	374,996
RMBS	—	191,719	74	191,793
CMBS	—	39,779	1,767	41,546
CDO/ABS	—	53,555	15,026	68,581

Total	—	855,307	30,284	885,591
Other long-term investments(a)	—	—	1,380	1,380
Common stocks(b)	255	—	—	255

Total investment securities	255	855,307	31,664	887,226
Restricted cash in mutual funds	97,554	—	—	97,554
Other assets—cross currency interest rate derivative	—	26,699	—	26,699

Total	$794,362	$882,006	$31,664	$1,708,032

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

18.  Fair Value Measurements (continued)

(a)	Other long-term investments excludes our interest in a limited partnership of $0.5 million at June 30, 2013 and $0.6 million at December 31, 2012 that we account for using the equity method.

(b)	Common stocks excludes stocks not carried at fair value of $0.9 million at June 30, 2013 and $0.7 million at December 31, 2012.

We had no transfers between Level 1 and Level 2 during the six months ended June 30, 2013.

The following table presents changes in Level 3 assets and liabilities measured at fair value on a recurring basis for the six months ended June 30, 2013:

		Net gains (losses) included in:
	Balance at beginning of period	Other revenues	Other comprehensive income (loss)	Purchases, sales, issues, settlements (a)	Transfers into Level 3	Transfers out of Level 3	Balance at end of period
	(dollars in thousands)
Six Months Ended June 30, 2013
Investment securities:
Bonds:
Corporate debt	$13,417	$(109)	$287	$(481)	$—	$—	$13,114
RMBS	74	(35)	179	—	—	—	218
CMBS	1,767	(5)	1	(1,761)	—	—	2
CDO/ABS	15,026	630	(540)	(6,653)	—	—	8,463

Total	30,284	481	(73)	(8,895)	—	—	21,797
Other long-term investments(b)	1,380	2	107	(11)	—	—	1,478

Total investment securities	$31,664	$483	$34	$(8,906)	$—	$—	$23,275

(a)	The detail of purchases, sales, issues, and settlements for the six months ended June 30, 2013 is presented in the table below.

(b)	Other long-term investments excludes our interest in a limited partnership of $0.5 million at June 30, 2013 that we account for using the equity method.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

18.  Fair Value Measurements (continued)

The following table presents the detail of purchases, sales, issuances, and settlements of Level 3 assets and liabilities measured at fair value on a recurring basis for the six months ended June 30, 2013:

	Purchases	Sales	Issues	Settlements	Total
	(dollars in thousands)
Six Months Ended June 30, 2013
Investment securities:
Bonds:
Corporate debt	$—	$—	$—	$(481)	$(481)
CMBS	—	(1,453)	—	(308)	(1,761)
CDO/ABS	—	(1,633)	—	(5,020)	(6,653)

Total	—	(3,086)	—	(5,809)	(8,895)
Other long-term investments	—	—	—	(11)	(11)

Total investment securities	$—	$(3,086)	$—	$(5,820)	$(8,906)

The following table presents changes in Level 3 assets and liabilities measured at fair value on a recurring basis for the six months ended June 30, 2012:

		Net gains (losses) included in:
	Balance at beginning of period	Other revenues	Other comprehensive income (loss)	Purchases, sales, issues, settlements (a)	Transfers into Level 3	Transfers out of Level 3	Balance at end of period
	(dollars in thousands)
Six Months Ended June 30, 2012
Investment securities:
Bonds:
Corporate debt	$2,800	$3	$184	$(2,987)	$—	$—	$—
RMBS	1,914	36	192	(117)	—	—	2,025
CMBS	7,944	(11)	283	(352)	—	—	7,864
CDO/ABS	8,916	132	857	(209)	—	—	9,696

Total	21,574	160	1,516	(3,665)	—	—	19,585
Other long-term investments(b)	4,127	—	(484)	(936)	—	—	2,707
Common stocks	3	(5)	2	—	—	—	—

Total investment securities	$25,704	$155	$1,034	$(4,601)	$—	$—	$22,292

(a)	“Purchases, sales, issues, and settlements” column only consist of settlements. There were no purchases, sales, or issues of investment securities for the six months ended June 30, 2012.

(b)	Other long-term investments excludes our interest in a limited partnership of $1.3 million at June 30, 2012 that we account for using the equity method.

There were no unrealized gains or losses recognized in earnings on instruments held at June 30, 2013 or 2012.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

18.  Fair Value Measurements (continued)

We used observable and/or unobservable inputs to determine the fair value of positions that we have classified within the Level 3 category. As a result, the unrealized gains and losses for assets and liabilities within the Level 3 category presented in the Level 3 tables above may include changes in fair value that were attributable to both observable (e.g., changes in market interest rates) and unobservable (e.g., changes in unobservable long-dated volatilities) inputs.

The unobservable inputs and quantitative data used in our Level 3 valuations for our investment securities were developed and used in models created by our third-party valuation service providers, which values were used by us for fair value disclosure purposes without adjustment. We applied the third party exception which allows us to omit certain quantitative disclosures about unobservable inputs for other long-term investments. As a result, the weighted average ranges of the inputs for these investment securities are not applicable in the following table.

Quantitative information about Level 3 inputs for our assets measured at fair value on a recurring basis for which information about the unobservable inputs is reasonably available to us at June 30, 2013 and December 31, 2012 is as follows:

Range (Weighted Average)
	Valuation Technique(s)	Unobservable Input	June 30, 2013	December 31, 2012
Corporate debt	Discounted cash flows	Yield	2.69%-7.65% (4.46%)	2.74%-7.35% (4.45%)
Other long-term investments	Discounted cash flows and indicative valuations	Historical costs Nature of investment Local market conditions Comparables Operating performance Recent financing activity	N/A*	N/A*

*	Not applicable.

The fair values of the assets using significant unobservable inputs are sensitive and can be impacted by significant increases or decreases in any of those inputs. Level 3 broker-priced instruments (RMBS, CMBS, and CDO/ABS) are excluded from the table above because the unobservable inputs are not reasonably available to us.

Our RMBS, CMBS, and CDO/ABS securities have unobservable inputs that are reliant on and sensitive to the quality of their underlying collateral. The inputs, although not identical, have similar characteristics and interrelationships. Generally a change in the assumption used for the probability of default is accompanied by a directionally similar change in the assumption used for the loss severity and a directionally opposite change in the assumption used for prepayment speeds. An improvement in the workout criteria related to the restructured debt and/or debt covenants of the underlying collateral may lead to an improvement in the cash flows and have an inverse impact on other inputs, specifically a reduction in the amount of discount applied for marketability and liquidity, making the structured bonds more attractive to market participants.

FAIR VALUE MEASUREMENTS—NON-RECURRING BASIS

We measure the fair value of certain assets on a non-recurring basis when events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

18.  Fair Value Measurements (continued)

Assets measured at fair value on a non-recurring basis on which we recorded impairment charges were as follows:

	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Total
	(dollars in thousands)
June 30, 2013
Assets
Real estate owned	$—	$—	$65,612	$65,612
Commercial mortgage loans	—	—	10,914	10,914

Total	$—	$—	$76,526	$76,526

December 31, 2012
Assets
Real estate owned	$—	$—	$98,903	$98,903
Commercial mortgage loans	—	—	19,037	19,037

Total	$—	$—	$117,940	$117,940

Net impairment charges recorded on assets measured at fair value on a non-recurring basis were as follows:

	Six Months Ended June 30,
	2013	2012
	(dollars in thousands)
Assets
Real estate owned	$13,658	$20,013
Commercial mortgage loans	(1,713)	1,467
Finance receivables held for sale	—	1,371

Total	$11,945	$22,851

In accordance with the authoritative guidance for the accounting for the impairment of long-lived assets, we wrote down certain real estate owned reported in our Real Estate segment to their fair value for the six months ended June 30, 2013 and 2012 and recorded the writedowns in other revenues. The fair values disclosed in the tables above are unadjusted for transaction costs as required by the authoritative guidance for fair value measurements. The amounts recorded on the balance sheet are net of transaction costs as required by the authoritative guidance for accounting for the impairment of long-lived assets.

In accordance with the authoritative guidance for the accounting for the impairment of commercial mortgage loans, we recorded allowance adjustments on certain impaired commercial mortgage loans to record their fair value for the six months ended June 30, 2013 and 2012 and recorded the net impairments in investment revenues.

In accordance with the authoritative guidance for the accounting for the impairment of finance receivables held for sale, we wrote down certain finance receivables held for sale reported in our Real Estate segment to their fair value for the six months ended June 30, 2012 and recorded the writedowns in other revenues.

The unobservable inputs and quantitative data used in our Level 3 valuations for our real estate owned, commercial mortgage loans, and finance receivables held for sale were developed and used in models created by

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

18.  Fair Value Measurements (continued)

our third-party valuation service providers or valuations provided by external parties, which values were used by us for fair value disclosure purposes without adjustment. We applied the third party exception which allows us to omit certain quantitative disclosures about unobservable inputs. As a result, the weighted average ranges of the inputs are not applicable in the following table.

Quantitative information about Level 3 inputs for our assets measured at fair value on a non-recurring basis at June 30, 2013 and December 31, 2012 is as follows:

Range (Weighted Average)
	Valuation Technique(s)	Unobservable Input	June 30, 2013		December 31, 2012

Real estate owned	Market approach	Third-party valuation	N/A	*	N/A	*

Commercial mortgage loans	Market approach	Local market conditions Nature of investment Comparable property sales Operating performance	N/A	*	N/A	*

Finance receivables held for sale	Market approach	Negotiated prices with prospective purchasers	N/A	*	N/A	*

*	Not applicable.

FAIR VALUE MEASUREMENTS—VALUATION METHODOLOGIES AND ASSUMPTIONS

We used the following methods and assumptions to estimate fair value.

Cash and Cash Equivalents

The carrying amount reported in our condensed consolidated balance sheets approximates fair value.

Investment Securities

We utilized third-party valuation service providers to measure the fair value of our investment securities (which consist primarily of bonds). Whenever available, we obtained quoted prices in active markets for identical assets at the balance sheet date to measure investment securities at fair value. We generally obtained market price data from exchange or dealer markets.

We estimated the fair value of fixed maturity investment securities not traded in active markets by referring to traded securities with similar attributes, using dealer quotations and a matrix pricing methodology, or discounted cash flow analyses. This methodology considers such factors as the issuer’s industry, the security’s rating and tenor, its coupon rate, its position in the capital structure of the issuer, yield curves, credit curves, prepayment rates and other relevant factors. For fixed maturity investment securities that are not traded in active markets or that are subject to transfer restrictions, we adjusted the valuations to reflect illiquidity and/or non-transferability. Such adjustments are generally based on available market evidence. In the absence of such evidence, management’s best estimate is used.

Finance Receivables

The fair value of net finance receivables, less allowance for finance receivable losses, both non-impaired and purchased credit impaired, were determined using discounted cash flow methodologies. The

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

18.  Fair Value Measurements (continued)

application of these methodologies required us to make certain judgments and estimates based on our perception of market participant views related to the economic and competitive environment, the characteristics of our finance receivables, and other similar factors. The most significant judgments and estimates made relate to prepayment speeds, default rates, loss severity, and discount rates. The degree of judgment and estimation applied was significant in light of the current capital markets and, more broadly, economic environments. Therefore, the fair value of our finance receivables could not be determined with precision and may not be realized in an actual sale. Additionally, there may be inherent weaknesses in the valuation methodologies we employed, and changes in the underlying assumptions used could significantly affect the results of current or future values.

Finance Receivables Held for Sale

We determined the fair value of finance receivables held for sale that were originated as held for investment based on negotiations with prospective purchasers (if any) or by using projected cash flows discounted at the weighted-average interest rates offered by us in the market for similar finance receivables. We based cash flows on contractual payment terms adjusted for estimates of prepayments and credit related losses.

Restricted Cash

The carrying amount reported in our condensed consolidated balance sheets approximates fair value.

Commercial Mortgage Loans

We utilized third-party valuation service providers to estimate the fair value of commercial mortgage loans using projected cash flows discounted at an appropriate rate based upon market conditions.

Real Estate Owned

We initially based our estimate of the fair value on independent third-party valuations at the time we took title to real estate owned. Subsequent changes in fair value are based upon independent third-party valuations obtained periodically to estimate a price that would be received in a then current transaction to sell the asset.

Derivatives

Our derivatives are not traded on an exchange. The valuation model used by our third-party valuation service provider to calculate fair value of our derivative instruments includes a variety of observable inputs, including contractual terms, interest rate curves, foreign exchange rates, yield curves, credit curves, measure of volatility, and correlations of such inputs. Valuation adjustments may be made in the determination of fair value. These adjustments include amounts to reflect counterparty credit quality and liquidity risk, as well as credit and market valuation adjustments. The credit valuation adjustment adjusts the valuation of derivatives to account for nonperformance risk of our counterparty with respect to all net derivative assets positions. The credit valuation adjustment also accounts for our own credit risk in the fair value measurement of all net derivative liabilities’ positions, when appropriate. The market valuation adjustment adjusts the valuation of derivatives to reflect the fact that we are an “end-user” of derivative products. As such, the valuation is adjusted to take into account the bid-offer spread (the liquidity risk), as we are not a dealer of derivative products.

Escrow Advance Receivable

The carrying amount reported in our condensed consolidated balance sheets approximates fair value.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

18.  Fair Value Measurements (continued)

Long-term Debt

Where market-observable prices are not available, we estimated the fair values of long-term debt using projected cash flows discounted at each balance sheet date’s market-observable implicit-credit spread rates for our long-term debt and adjusted for foreign currency translations.

19. Subsequent Events

SECURITIZATION

On July 9, 2013, we completed a private securitization transaction in which an indirect wholly-owned special purpose vehicle sold $599.4 million of notes backed by real estate loans of the Springleaf Mortgage Loan Trust 2013-2 (the “2013-2 Trust”), at a 2.88% weighted average yield. We sold the mortgage-backed notes for $590.9 million, after the price discount but before expenses. We initially retained $535.1 million of the 2013-2 Trust’s subordinate mortgage-backed notes.

SECURED TERM LOAN PREPAYMENT

On July 29, 2013, SFFC made a prepayment, without penalty or premium of $235.1 million of outstanding principal (plus accrued interest) on the secured term loan. Following the prepayment, the outstanding principal amount of the secured term loan totaled $1.8 billion.

SALES OF PREVIOUSLY RETAINED NOTES

Subsequent to June 30, 2013, we sold $54.0 million of the previously retained mortgage-backed notes from our 2013-2 securitization and subsequently recorded $51.3 million of additional debt in July 2013. On August 15, 2013, we entered into an agreement to sell $114.0 million of the previously retained asset-backed notes from our 2013-B securitization. This transaction is expected to close prior to August 20, 2013.

TERMINATION OF DERIVATIVE FINANCIAL INSTRUMENT

On August 5, 2013, we terminated our remaining cross currency interest rate swap agreement with AIGFP, a subsidiary of AIG, and recorded a loss of $1.9 million in other revenues. The notional amount of this swap agreement totaled $416.6 million at August 5, 2013. Immediately following this termination, we had no derivative financial instruments.

As a result of this termination, AIGFP returned the cash collateral of $40.0 million to SFI, which was used as security for SFC’s remaining Euro swap position with AIGFP as discussed in Note 6.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of Springleaf Finance, Inc.:

In our opinion, the accompanying consolidated balance sheets as of December 31, 2012 and 2011 and the related consolidated statements of operations, comprehensive income (loss), shareholder’s equity, and cash flows for the years ended December 31, 2012 and 2011 and the one month ended December 31, 2010 present fairly, in all material respects, the financial position of Springleaf Finance, Inc. and its subsidiaries (Successor Company) at December 31, 2012 and 2011 and the results of their operations and their cash flows for the years ended December 31, 2012 and 2011 and the one month ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

April 8, 2013, except for the corrections to amounts previously reported as discussed in Note 2 and the addition of Earnings Per Share information in Note 18, as to which the date is August 15, 2013.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of Springleaf Finance, Inc.

In our opinion, the accompanying consolidated statements of operations, comprehensive income (loss), shareholder’s equity, and cash flows for the eleven months ended November 30, 2010 present fairly, in all material respects, the results of operations and cash flows of Springleaf Finance, Inc. and its subsidiaries (formerly American General Finance, Inc., Predecessor Company) for the eleven months ended November 30, 2010 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

March 30, 2011

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	Successor Company
	December 31,
	2012	2011
	(dollars in thousands)
Assets
Cash and cash equivalents	$1,554,348	$689,586
Investment securities	888,577	1,045,474
Net finance receivables:
Personal loans	2,649,732	2,685,039
Real estate loans (includes loans of consolidated VIEs of $4.1 billion in 2012 and $2.4 billion in 2011)	8,955,365	10,115,812
Retail sales finance	208,357	369,903

Net finance receivables	11,813,454	13,170,754
Allowance for finance receivable losses (includes allowance of consolidated VIEs of $14.5 million in 2012 and $2.1 million in 2011)	(180,088)	(72,000)

Net finance receivables, less allowance for finance receivable losses	11,633,366	13,098,754
Restricted cash (includes restricted cash of consolidated VIEs of $109.0 million in 2012 and $58.4 million in 2011)	157,844	66,301
Other assets	439,380	594,773

Total assets	$14,673,515	$15,494,888

Liabilities and Shareholder’s Equity
Long-term debt (includes debt of consolidated VIEs of $3.1 billion in 2012 and $1.4 billion in 2011)	$12,596,577	$13,070,393
Insurance claims and policyholder liabilities	365,238	327,857
Deferred and accrued taxes	283,762	404,965
Other liabilities	227,811	328,769

Total liabilities	13,473,388	14,131,984

Shareholder’s equity:
Common stock	1,000	1,000
Additional paid-in capital	147,454	147,456
Accumulated other comprehensive income (loss)	30,188	(25,671)
Retained earnings	1,021,485	1,240,119

Total shareholder’s equity	1,200,127	1,362,904

Total liabilities and shareholder’s equity	$14,673,515	$15,494,888

See notes to consolidated financial statements.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Successor Company			Predecessor Company
	Year Ended December 31, 2012	Year Ended December 31, 2011	One Month Ended December 31, 2010	Eleven Months Ended November 30, 2010
	(dollars in thousands except earnings (loss) per share)
Interest income:
Finance charges	$1,703,552	$1,885,547	$181,329	$1,668,302
Finance receivables held for sale originated as held for investment	2,740	—	—	20,418

Total interest income	1,706,292	1,885,547	181,329	1,688,720
Interest expense	1,068,391	1,268,047	118,693	996,469

Net interest income	637,901	617,500	62,636	692,251
Provision for finance receivable losses	338,219	332,848	38,767	444,349

Net interest income after provision for finance receivable losses	299,682	284,652	23,869	247,902

Other revenues:
Insurance	126,423	120,190	11,269	113,604
Investment	32,550	35,694	431	37,789
Other	(64,770)	(17,725)	20,112	73,029

Total other revenues	94,203	138,159	31,812	224,422

Other expenses:
Operating expenses:
Salaries and benefits	320,164	359,724	31,168	390,255
Other operating expenses	296,395	345,178	26,223	303,221
Restructuring expenses	23,503	—	—	—
Insurance losses and loss adjustment expenses	60,679	41,114	4,585	43,576

Total other expenses	700,741	746,016	61,976	737,052

Bargain purchase gain	—	—	1,469,182	—

Income (loss) before benefit from income taxes	(306,856)	(323,205)	1,462,887	(264,728)
Benefit from income taxes	(88,222)	(99,049)	(1,388)	(250,697)

Net income (loss)	$(218,634)	$(224,156)	$1,464,275	$(14,031)

Share Data:
Number of shares outstanding
Basic and diluted	2,000,000	2,000,000	2,000,000	2,000,000
Earnings (loss) per share
Basic and diluted	$(109.32)	$(112.08)	$732.14	$(7.02)

See notes to consolidated financial statements.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Successor Company			Predecessor Company
	Year Ended December 31, 2012	Year Ended December 31, 2011	One Month Ended December 31, 2010	Eleven Months Ended November 30, 2010
	(dollars in thousands)
Net income (loss)	$(218,634)	$(224,156)	$1,464,275	$(14,031)

Other comprehensive income (loss):
Net unrealized gains (losses) on:
Investment securities on which other-than-temporary impairments were taken	475	74	147	8,829
All other investment securities	16,883	10,137	(7,001)	18,007
Cash flow hedges	(16,987)	31,793	65,696	(34,121)
Retirement plan liabilities adjustment	67,019	(54,988)	689	108
Foreign currency translation adjustments	3,975	(234)	386	(5,103)
Income tax effect:
Net unrealized (gains) losses on:
Investment securities on which other-than-temporary impairments were taken	(166)	(26)	(51)	(3,090)
All other investment securities	(5,909)	(3,548)	2,450	(6,302)
Cash flow hedges	5,945	(11,128)	(22,993)	11,942
Retirement plan liabilities adjustment	(23,678)	19,342	(264)	(38)
Foreign currency translation adjustments	—	—	—	4,084
Valuation allowance on deferred tax assets for:
Investment securities	—	—	—	9,152
Cash flow hedges	—	—	—	2,813
Retirement plan liabilities adjustment	—	—	—	38
Foreign currency translation adjustments	—	—	—	(4,084)

Other comprehensive income (loss), net of tax, before reclassification adjustments	47,557	(8,578)	39,059	2,235

Reclassification adjustments included in net income (loss):
Net realized losses on investment securities	2,268	4,177	282	9,825
Cash flow hedges	10,504	(26,730)	(64,117)	42,157
Income tax effect:
Net realized losses on investment securities	(794)	(1,462)	(99)	(3,439)
Cash flow hedges	(3,676)	9,356	22,441	(14,755)

Reclassification adjustments included in net income (loss), net of tax	8,302	(14,659)	(41,493)	33,788

Other comprehensive income (loss), net of tax	55,859	(23,237)	(2,434)	36,023

Comprehensive income (loss)	$(162,775)	$(247,393)	$1,461,841	$21,992

See notes to consolidated financial statements.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDER’S EQUITY

	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total Shareholder’s Equity
	(dollars in thousands)
Successor Company
Balance, January 1, 2012	$1,000	$147,456	$(25,671)	$1,240,119	$1,362,904
Capital contributions from parent and other	—	(2)	—	—	(2)
Change in net unrealized gains (losses):
Investment securities	—	—	12,757	—	12,757
Cash flow hedges	—	—	(4,214)	—	(4,214)
Retirement plan liabilities adjustments	—	—	43,341	—	43,341
Foreign currency translation adjustments	—	—	3,975	—	3,975
Net loss	—	—	—	(218,634)	(218,634)

Balance, December 31, 2012	$1,000	$147,454	$30,188	$1,021,485	$1,200,127

Successor Company
Balance, January 1, 2011	$1,000	$147,457	$(2,434)	$1,464,275	$1,610,298
Capital contributions from parent and other	—	(1)	—	—	(1)
Change in net unrealized gains:
Investment securities	—	—	9,352	—	9,352
Cash flow hedges	—	—	3,291	—	3,291
Retirement plan liabilities adjustments	—	—	(35,646)	—	(35,646)
Foreign currency translation adjustments	—	—	(234)	—	(234)
Net loss	—	—	—	(224,156)	(224,156)

Balance, December 31, 2011	$1,000	$147,456	$(25,671)	$1,240,119	$1,362,904

Predecessor Company
Balance, January 1, 2010	$1,000	$1,971,175	$1,846	$(57,368)	$1,916,653
Capital contributions from parent and other	—	20,125	—	—	20,125
Dividend of income tax receivable to AIG	—	(245,715)	—	—	(245,715)
Change in net unrealized gains:
Investment securities	—	—	32,982	—	32,982
Cash flow hedges	—	—	8,036	—	8,036
Retirement plan liabilities adjustment	—	—	108	—	108
Foreign currency translation adjustments	—	—	(5,103)	—	(5,103)
Net loss	—	—	—	(14,031)	(14,031)

Balance, November 30, 2010	$1,000	$1,745,585	$37,869	$(71,399)	$1,713,055
Successor Company
Push-down accounting adjustments	$—	$(1,598,128)	$(37,869)	$71,399	$(1,564,598)

Balance, December 1, 2010	1,000	147,457	—	—	148,457
Change in net unrealized gains (losses):
Investment securities	—	—	(4,272)	—	(4,272)
Cash flow hedges	—	—	1,027	—	1,027
Retirement plan liabilities adjustment	—	—	425	—	425
Foreign currency translation adjustments	—	—	386	—	386
Net income	—	—	—	1,464,275	1,464,275

Balance, December 31, 2010	$1,000	$147,457	$(2,434)	$1,464,275	$1,610,298

See notes to consolidated financial statements.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor Company			Predecessor Company
	Year Ended December 31, 2012	Year Ended December 31, 2011	One Month Ended December 31, 2010	Eleven Months Ended November 30, 2010
	(dollars in thousands)
Cash flows from operating activities
Net income (loss)	$(218,634)	$(224,156)	$1,464,275	$(14,031)
Reconciling adjustments:
Provision for finance receivable losses	338,219	332,848	38,767	444,349
Depreciation and amortization	166,927	243,774	2,086	142,608
Deferral of finance receivable origination costs	(46,993)	(47,044)	(3,686)	(35,976)
Deferred income tax charge (benefit)	(158,004)	(113,066)	(7,404)	1,791
Writedowns and net loss on sales of real estate owned	60,109	69,106	6,314	42,883
Writedowns on assets resulting from restructuring	5,046	—	—	—
Impairments of Ocean Finance and Mortgages Limited assets	8,342	—	—	—
Mark to market provision on finance receivables held for sale originated as held for investment	1,372	—	—	—
Net gain on sales of finance receivables held for sale originated as held for investment	(5,908)	—	—	—
Net loss on repurchases of debt	18,328	—	—	—
Gain on early extinguishment of secured term loan		(10,664)	—	—
Bargain purchase gain	—	—	(1,469,182)	—
Net realized losses on investment securities	2,268	4,177	282	9,825
Change in other assets and other liabilities	(35,616)	(32,815)	(152,906)	44,221
Change in insurance claims and policyholder liabilities	37,381	(12,346)	(998)	(30,398)
Change in taxes receivable and payable	76,716	(46,754)	6,037	(247,824)
Change in accrued finance charges	7,486	552	6,193	33,689
Change in restricted cash	(40,967)	14,734	1,076	(4,748)
Other, net	(174)	2,260	(1,662)	(2,835)

Net cash provided by (used for) operating activities	215,898	180,606	(110,808)	383,554

Continued on following page.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

	Successor Company			Predecessor Company
	Year Ended December 31, 2012	Year Ended December 31, 2011	One Month Ended December 31, 2010	Eleven Months Ended November 30, 2010
	(dollars in thousands)
Cash flows from investing activities
Finance receivables originated or purchased	(1,654,407)	(1,857,051)	(116,646)	(1,327,484)
Principal collections on finance receivables	2,611,616	2,800,871	249,444	2,980,645
Sales and principal collections on finance receivables held for sale originated as held for investment	181,561	—	—	37,764
Investment securities purchased	(1,053,055)	(559,870)	—	(74,942)
Investment securities called, sold, and matured	1,216,934	262,136	8,494	72,078
Change in notes receivable from American International Group, Inc.	—	468,662	49	1,550,857
Change in restricted cash	(50,564)	238,863	(21,950)	(247,697)
Proceeds from sale of real estate owned	181,996	206,608	21,305	198,727
Other, net	(117)	(19,546)	298	8,395

Net cash provided by investing activities	1,433,964	1,540,673	140,994	3,198,343

Cash flows from financing activities
Proceeds from issuance of long-term debt	2,275,520	2,362,113	—	3,501,205
Debt commissions on issuance of long-term debt	(9,190)	(20,683)	—	(87,237)
Repayment of long-term debt	(3,054,379)	(4,771,797)	(122,712)	(4,388,860)
Change in short-term debt	—	—	—	(2,450,000)
Capital contributions from parent	—	—	—	21,929

Net cash used for financing activities	(788,049)	(2,430,367)	(122,712)	(3,402,963)

Effect of exchange rate changes	2,949	1,111	(30)	(657)

Increase (decrease) in cash and cash equivalents	864,762	(707,977)	(92,556)	178,277
Cash and cash equivalents at beginning of period	689,586	1,397,563	1,490,119	1,311,842

Cash and cash equivalents at end of period	$1,554,348	$689,586	$1,397,563	$1,490,119

Supplemental cash flow information
Interest paid	$845,272	$920,324	$202,044	$852,562
Income taxes paid (received)	18,642	60,864	45	(468,812)
Supplemental non-cash activities
Transfer of finance receivables to real estate owned	$181,380	$226,323	$28,709	$258,690
Transfer of finance receivables held for investment to finance receivables held for sale (prior to deducting allowance for finance receivable losses)	182,208	—	—	—
Dividend of income tax receivable to American International Group, Inc.	—	—	—	245,715
Transfer of finance receivables held for sale to finance receivables held for investment	1,353	—	—	655,565

See notes to consolidated financial statements.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012 AND 2011

1.  Nature of Operations

Springleaf Finance, Inc. (“SFI” or, collectively with its subsidiaries, whether directly or indirectly owned, “the Company,” “we,” “us,” or “our”) is a wholly-owned subsidiary of AGF Holding Inc. (“AGF Holding”).

On November 30, 2010, FCFI Acquisition LLC (“FCFI”), an affiliate of Fortress Investment Group LLC (“Fortress”), indirectly acquired an 80% economic interest in SFI from AIG Capital Corporation (“ACC”), a direct wholly-owned subsidiary of American International Group, Inc. (“AIG”) (the “Fortress Acquisition”). AIG, through ACC, indirectly retained a 20% economic interest in SFI. See Note 5 for further information on the Fortress Acquisition.

SFI is a financial services holding company whose principal subsidiary is Springleaf Finance Corporation (“SFC”). SFC is also a financial services holding company with subsidiaries engaged in the consumer finance and credit insurance businesses. At December 31, 2012, we had $11.8 billion of net finance receivables due from over 974,000 customer accounts and $3.4 billion of credit and non-credit life insurance policies in force covering over 630,000 customer accounts. At December 31, 2012, we had 852 branch offices in the United States, Puerto Rico, and the U.S. Virgin Islands and over 4,600 employees.

SEGMENTS

Prior to our 2012 restructuring initiatives discussed in Note 4 and further refinement of our business strategy, we had three business segments: Branch, Centralized Real Estate, and Insurance, which were defined by the types of financial service products we offered, the nature of our production processes, and the methods we used to distribute our products and to provide our services, as well as our management reporting structure.

Subsequent to our 2012 strategic review of our operations, we have redefined our segments to coincide with how our businesses are currently managed. At December 31, 2012, our three business segments include: Consumer, Insurance, and Real Estate. These business segments evolved primarily from management’s redefined business strategy, including its decision to cease real estate lending effective January 1, 2012 and to shift its focus to consumer loan products which we believe have significant prospects for growth and business development due to the strong demand in our target market of non-prime borrowers. Throughout 2012, management continued to refine our business strategy and operating footprint and the reporting tools necessary to manage the Company under the new segments, which were defined in final form in the fourth quarter of 2012 and led to our revision to 2012 segment reporting.

Consumer

In our Consumer segment, we originate and service personal loans (secured and unsecured) in 26 states, which are our core operating states.

To supplement our lending activities, we have historically purchased finance receivables originated by other lenders. We also offer credit and non-credit insurance and ancillary products to all eligible branch customers.

Insurance

In our Insurance segment, we write and reinsure credit life, credit accident and health, credit-related property and casualty, and credit involuntary unemployment insurance covering our customers and the property pledged as collateral through products that the Consumer and Real Estate business segments offer to its customers. We also offer non-credit insurance and ancillary products.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

1.  Nature of Operations (continued)

Real Estate

In our Real Estate segment, we service and hold real estate loans secured by first or second mortgages on residential real estate. Real estate loans previously originated through our branch offices are either serviced by our branch personnel or by our centralized servicing operation. Real estate loans previously acquired or originated through centralized distribution channels are serviced by one of our indirect wholly-owned subsidiaries, MorEquity, Inc. (“MorEquity”), all of which are subserviced by Nationstar Mortgage LLC (“Nationstar”), except for certain securitized real estate loans, which are serviced and subserviced by third parties. Investment funds managed by affiliates of Fortress indirectly own a majority interest in Nationstar. As a result of the cessation of real estate lending effective January 1, 2012, all of our real estate loans are in a liquidating status.

Other

The remaining components (which we refer to as “Other”) consist of our other non-core, non-originating legacy operations, which are isolated by geographic market and/or distribution channel from our core operations. These operations include our legacy operations in 14 states where we have also ceased branch-based personal lending as a result of our restructuring activities during the first half of 2012, our liquidating retail sales finance portfolio (including our retail sales finance accounts from our dedicated auto finance operation), our lending operations in Puerto Rico and the U.S. Virgin Islands, and the operations of our United Kingdom subsidiary.

SALE OF FINANCE RECEIVABLES AND MORTGAGE BROKERAGE BUSINESS

On August 29, 2012, our subsidiaries in the United Kingdom sold their entire finance receivable portfolios totaling $103.1 million, which resulted in a gain of $6.3 million. On August 31, 2012, our subsidiaries in the United Kingdom sold their mortgage brokerage business consisting of various intangible assets including supplier lists, records, sales, marketing and promotional material, the business pipeline, the client database and records, and the brand name, which resulted in a gain of $0.6 million. As a result of the sales of these assets, as well as our decision to cease loan originations in the United Kingdom, we recorded a loss of $4.6 million in the third quarter of 2012, which represented the full impairment of our United Kingdom customer lists intangible assets and wrote off $1.4 million of related fixed assets.

2.  Summary of Significant Accounting Policies

BASIS OF PRESENTATION

We prepared our consolidated financial statements using generally accepted accounting principles in the United States of America (“U.S. GAAP”). The statements include the accounts of SFI and its subsidiaries, all of which are wholly owned. We eliminated all material intercompany accounts and transactions. We made judgments, estimates, and assumptions that affect amounts reported in our consolidated financial statements and disclosures of contingent assets and liabilities. In management’s opinion, the consolidated financial statements include the normal, recurring adjustments necessary for a fair statement of results, and the out-of-period adjustment recorded in the second quarter of 2012 discussed below. Ultimate results could differ from our estimates. We evaluated the effects of and the need to disclose events that occurred subsequent to the balance sheet date through August 15, 2013. To conform to the 2012 presentation, we reclassified certain items in prior periods. We have combined the branch real estate and centralized real estate data in Notes 6 and 7 previously reported separately in prior years due to a change in method of monitoring and assessing the credit risk of our liquidating real estate loan portfolio in the fourth quarter of 2012. We have also reclassified “other” net finance receivable data in Notes 6 and 7 previously reported separately in prior years, which primarily included net finance receivables of our United Kingdom subsidiary (the majority of which were real estate loans), to real estate and personal loans due to a change in presentation of our credit quality disclosures.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

2.  Summary of Significant Accounting Policies (continued)

Historically, we included the commissions and bonuses paid to our employees related to our insurance production as a component of other operating expenses. After further review, we have changed our presentation (beginning in the fourth quarter of 2012) to include these amounts as a component of salaries and benefits. Accordingly, in the fourth quarter of 2012 we reclassified $2.9 million of these commissions and bonuses to salaries and benefits for the amount previously recognized through September 30, 2012 ($3.5 million reclassified for 2011, $0.3 million reclassified for the one month ended December 31, 2010, and $2.3 million reclassified for the eleven months ended November 30, 2010). We believe that this revised presentation more accurately reflects the total compensation paid by the Company. We will apply this revised presentation in all periods in future filings.

Because of the nature of the Fortress Acquisition, the significance of the ownership interest acquired, and at the direction of our acquirer, we applied push-down accounting to SFI as an acquired business. We revalued our assets and liabilities based on their fair values at the date of the Fortress Acquisition in accordance with business combination accounting standards (“push-down accounting”). Accordingly, a new basis of accounting was established and, for accounting purposes, the old entity (the “Predecessor Company”) was terminated and a new entity (the “Successor Company”) was created. This distinction is made throughout this report through the inclusion of a vertical black line between the Successor Company and the Predecessor Company columns.

The financial information for 2010 includes the financial information of the Successor Company for the one month ended December 31, 2010 and of the Predecessor Company for the eleven months ended November 30, 2010. These separate periods are presented to reflect the new accounting basis established for our Company as of November 30, 2010.

As a result of the application of push-down accounting, the bases of the assets and liabilities of the Successor Company are not comparable to those of the Predecessor Company, nor would the income statement items for the one month ended December 31, 2010 and the years ended December 31, 2011 and 2012 have been the same as those reported if push-down accounting had not been applied. Additionally, key ratios of the Successor Company are not comparable to those of the Predecessor Company, nor are they comparable to other institutions due to the new accounting basis established. See Note 5 for further information on the Fortress Acquisition.

CORRECTION OF ERRORS

We have made certain corrections to amounts previously reported in our audited consolidated financial statements and related notes for the years ended December 31, 2012 and 2011. These adjustments relate to: (1) our benefit from income taxes for 2012; (2) the allowance for finance receivable losses related to our securitized finance receivables at December 31, 2012; and (3) the fair value disclosures of certain of our financial instruments at December 31, 2012 and 2011. After evaluating the quantitative and qualitative aspects of these corrections (individually and in aggregate), management has determined that these corrections are immaterial.

Benefit from income taxes for 2012 was previously incorrectly overstated by $1.2 million. As a result of this overstatement, the following items previously reported in our audited consolidated financial statements and related notes for the year ended December 31, 2012 were affected:

—

net loss for 2012 reported in our Consolidated Statement of Operations, Consolidated Statement of Comprehensive Income (Loss), Consolidated Statement of Shareholder’s Equity, and Consolidated Statement of Cash Flows was understated by $1.2 million;

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

2.  Summary of Significant Accounting Policies (continued)

—	income tax assets (included in other assets) and deferred and accrued taxes within our Consumer business segment at December 31, 2012 were overstated by $8.8 million and $7.6 million, respectively;
—

change in deferred income tax charge (benefit) and change in taxes receivable and payable for 2012 reported in our Consolidated Statement of Cash Flows were understated by $18.4 million and $19.5 million, respectively; and

—	the applicable components of benefit from income taxes and effective income tax rate for 2012 and the related components of net deferred tax liabilities at December 31, 2012 were incorrect.

The consolidated financial statements for the year ended December 31, 2012 and the related income tax disclosures in Notes 10 and 20 have been corrected in this report.

The disclosure of the allowance for finance receivable losses related to our securitized finance receivables at December 31, 2012, was previously incorrectly understated by $4.9 million. The parenthetical disclosure of the allowance of consolidated variable interest entities (“VIEs”) as of December 31, 2012 on our consolidated balance sheet and the related VIE disclosures in Notes 7 and 13 have been corrected in this report to include the allowance for finance receivable losses on our securitized purchased credit impaired finance receivables.

The fair value disclosures of certain of our financial instruments at December 31, 2012 and 2011 previously included the following misstatements: (1) the fair value of our net finance receivables, less allowance for finance receivable losses was understated by $17.5 million at December 31, 2012 and overstated by $107.3 million at December 31,2011; (2) restricted cash (level 1) and escrow advance receivable (level 3) at December 31, 2012 and 2011 were incorrectly excluded from the fair value disclosures of our financial instruments; (3) cash and cash equivalents in mutual funds measured at fair value on a recurring basis at December 31, 2012 and 2011 incorrectly excluded mutual funds of $631.6 million and $322.9 million, respectively; (4) restricted cash in mutual funds (level 1) measured at fair value on a recurring basis at December 31, 2012 and 2011 were incorrectly excluded from the fair value disclosures of our financial instruments measured on a recurring basis; and (5) commercial mortgage loans (level 3) measured at fair value on a non-recurring basis at December 31, 2012 and 2011 and related impairments recorded during 2012 and 2011 were incorrectly excluded from the fair value disclosures of our financial instruments measured on a non-recurring basis. The affected fair value amounts disclosed in Note 25 have been corrected in this report.

In the second quarter of 2012, we recorded an out-of-period adjustment, which decreased finance charge revenues by $13.9 million ($11.5 million of which related to 2011). The adjustment related to the correction of capitalized interest on purchased credit impaired finance receivables serviced by a third party. After evaluating the quantitative and qualitative aspects of this correction, management has determined that our previous quarterly and annual consolidated financial statements were not materially misstated.

ACCOUNTING POLICIES

Finance Receivables

Generally, we classify finance receivables as held for investment based on management’s intent at the time of origination. We determine classification on a loan-by-loan basis. We classify finance receivables as held for investment due to our ability and intent to hold them until customer payoff. We carry finance receivables at amortized cost which includes accrued finance charges on interest bearing finance receivables, unamortized deferred origination costs, and unamortized net premiums and discounts on purchased finance receivables. They are net of unamortized finance charges on precomputed receivables and unamortized points and fees. We include the cash flows from finance receivables held for investment in the consolidated statements of cash flows as investing activities.

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2.  Summary of Significant Accounting Policies (continued)

Although a significant portion of insurance claims and policyholder liabilities originate from the finance receivables, our policy is to report them as liabilities and not net them against finance receivables. Insurance claims and policyholder liabilities relate to the underwriting activities of our Insurance business segment.

As a result of the Fortress Acquisition, we applied push-down accounting and adjusted the carrying value of our finance receivables to their fair value on November 30, 2010.

Finance Receivable Revenue Recognition

We recognize finance charges as revenue on the accrual basis using the interest method. We amortize premiums or accrete discounts on finance receivables purchased after the date of the Fortress Acquisition as a revenue adjustment using the interest method and contractual cash flows. For finance receivables originated after the date of the Fortress Acquisition, we defer the costs to originate certain finance receivables and the revenue from nonrefundable points and fees on loans and amortize them to revenue using the interest method.

We stop accruing finance charges when the fourth contractual payment becomes past due for personal loans and retail sales contracts and when the sixth contractual payment becomes past due for revolving retail accounts. We stop accruing finance charges when the fourth contractual payment becomes past due for our real estate loans that were originated at our branch offices and when the third contractual payment becomes past due for our real estate loans that were originated or acquired centrally. We reverse finance charge amounts previously accrued upon suspension of accrual of finance charges.

We recognize the contractual interest portion of payments received on nonaccrual finance receivables as finance charges at the time of receipt. We resume the accrual of interest on a nonaccrual finance receivable when the past due status on the individual finance receivable improves to the point that the finance receivable no longer meets our policy for nonaccrual.

Subsequent to the Fortress Acquisition, we accrete the amount required to adjust the fair value of our finance receivables to their contractual amounts over the life of the related finance receivable for non-credit impaired finance receivables and over the life of a pool of finance receivables for purchased credit impaired finance receivables as described below.

Purchased Credit Impaired Finance Receivables

As a result of the Fortress Acquisition, we identified a population of finance receivables for which it was determined that it was probable that we would be unable to collect all contractually required payments. The population of accounts identified principally consisted of those finance receivables that were 60 days or more past due or that were classified as Troubled Debt Restructuring (“TDR”) finance receivables as of the acquisition date.

We accrete the excess of the cash flows expected to be collected on the purchased credit impaired finance receivables over the discounted cash flows (the “accretable yield”) into interest income at a level rate of return over the expected lives of the underlying pools of the purchased credit impaired finance receivables. We have established policies and procedures to periodically (at least once a quarter) update the amount of cash flows we expect to collect, incorporating assumptions regarding default rates, loss severities, the amounts and timing of prepayments and other factors that are reflective of then current market conditions. Probable decreases in expected finance receivable principal cash flows result in the recognition of impairment, which is recognized through the provision for finance receivable losses. Probable and significant increases in expected cash flows to be collected would first reverse any previously recorded allowance for finance receivable losses; any remaining increases are recognized prospectively as adjustments to the respective pool’s yield.

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If the timing and/or amounts of expected cash flows on purchased credit impaired finance receivables were determined to be not reasonably estimable, no interest would be accreted and the finance receivables would be reported as nonaccrual finance receivables. However, since the timing and amounts of expected cash flows for our pools are reasonably estimable, interest is being accreted and the finance receivables are being reported as performing finance receivables. Our purchased credit impaired finance receivables as determined as of November 30, 2010 remain in our purchased credit impaired pools until liquidation. We do not reclassify modified purchased credit impaired finance receivables as TDR finance receivables.

We have additionally established policies and procedures related to maintaining the integrity of these pools. Generally, a finance receivable will not be removed from a pool unless we sell, foreclose, or otherwise receive assets in satisfaction of a particular finance receivable or a finance receivable is charged-off. If the facts and circumstances indicate that a finance receivable should be removed from a pool, that finance receivable will be removed at its carrying amount with the carrying amount being determined using the pro-rata method (the unpaid principal balance of the particular finance receivable divided by the unpaid principal balance of the pool multiplied by the carrying amount of the pool). Removal of the finance receivable from a pool does not affect the yield used to recognize accretable yield of the pool. If a finance receivable is removed from the pool because it is charged-off, it is removed at its carrying amount with a charge to the provision for finance receivable losses.

Push-down accounting for the purchased credit impaired portfolio has an impact on the carrying amount of finance receivables, the finance charges earned and related yields, and the net charge-off and charge-off ratio. The delinquency ratios are calculated using the customer balances rather than the carrying amounts, and are, therefore, unaffected by the adjustments to the carrying amount of the purchased credit impaired portfolio.

Troubled Debt Restructured Finance Receivables

We make modifications to our real estate loans to assist borrowers in avoiding foreclosure. When we modify a real estate loan’s contractual terms for economic or other reasons related to the borrower’s financial difficulties and grant a concession that we would not otherwise consider, we classify that loan as a TDR finance receivable. We restructure finance receivables only if we believe the customer has the ability to pay under the restructured terms for the foreseeable future. We establish reserves on our TDR finance receivables in accordance with the authoritative guidance for impaired loans.

We may modify the terms of existing accounts in certain circumstances, such as certain bankruptcy or other catastrophic situations or for economic or other reasons related to a borrower’s financial difficulties that justify modification. When we modify an account, we primarily use a combination of the following to reduce the borrower’s monthly payment: reduce interest rate, extend the term, capitalize or forgive past due interest and, to a lesser extent, forgive principal. If the account is delinquent at the time of modification, the account is brought current for delinquency reporting. Account modifications that are deemed to be a TDR finance receivable are measured for impairment in accordance with the authoritative guidance for the accounting for impaired loans. Account modifications that are not classified as a TDR finance receivable are measured for impairment in accordance with the authoritative guidance for the accounting for contingencies.

Finance charges for TDR finance receivables require the application of judgment. We place TDR finance receivables on accrual status or nonaccrual status based on the loans’ status prior to modification. TDR finance receivables that are placed on nonaccrual status remain on nonaccrual status until the finance receivable liquidates.

As a result of the Fortress Acquisition, all TDR finance receivables that existed as of November 30, 2010 were reclassified to and are accounted for prospectively as purchased credit impaired finance receivables. See above for our accounting policy related to purchased credit impaired finance receivables.

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Allowance for Finance Receivable Losses

We establish the allowance for finance receivable losses through the provision for finance receivable losses. Management evaluates our finance receivable portfolio monthly by personal loans, real estate loans, and retail sales finance. Our three finance receivable types (personal loans, real estate loans, and retail sales finance) consist of a large number of relatively small, homogeneous accounts. We evaluate our three finance receivable types for impairment as groups. None of our accounts are large enough to warrant individual evaluation for impairment. Effective December 31, 2012, we no longer break out our finance receivable types by class due to management’s assessment of the risk characteristics of our finance receivable portfolio and a change in management’s method of monitoring and assessing the credit risk of our liquidating real estate loan portfolio, which no longer differentiates if the real estate loan was originated at a branch office or originated or acquired centrally.

Management considers numerous internal and external factors in estimating losses inherent in our finance receivable portfolio, including the following:

—	prior finance receivable loss and delinquency experience;

—	the composition of our finance receivable portfolio; and

—	current economic conditions, including the levels of unemployment and personal bankruptcies.

We charge off to the allowance for finance receivable losses personal loans on which payments received in the prior six months have totaled less than 5% of the original loan amount and retail sales finance that are six installments past due.

To avoid unnecessary real estate loan foreclosures, we may refer borrowers to counseling services, as well as consider a cure agreement, loan modification, voluntary sale (including a short sale), or deed in lieu of foreclosure. When two payments are past due on a collateral dependent real estate loan and it appears that foreclosure may be necessary, we inspect the property as part of assessing the costs, risks, and benefits associated with foreclosure. Generally, we start foreclosure proceedings on real estate loans when four monthly installments are past due. When foreclosure is completed and we have obtained title to the property, we obtain a third-party’s valuation of the property, which is either a full appraisal or a real estate broker’s or appraiser’s estimate of the property sale value without the benefit of a full interior and exterior appraisal and lacking sales comparisons. Such appraisals or real estate brokers’ or appraisers’ estimate of value are one factor considered in establishing an appropriate valuation; however, we are ultimately responsible for the valuation established. We reduce finance receivables by the amount of the real estate loan, establish a real estate owned asset, and charge off any loan amount in excess of that value to the allowance for finance receivable losses. We infrequently extend the charge-off period for individual accounts when, in our opinion, such treatment is warranted and consistent with our credit risk policies. We increase the allowance for finance receivable losses for recoveries on accounts previously charged off.

We may renew a delinquent account if the customer meets current underwriting criteria and it does not appear that the cause of past delinquency will affect the customer’s ability to repay the new loan. We subject all renewals, whether the customer’s account is current or delinquent, to the same credit risk underwriting process as we would a new application for credit.

For our personal loans and retail sales finance receivables, we may offer those customers whose accounts are in good standing the opportunity of a deferment, which extends the term of an account. Prior to granting the deferment, we require a partial payment that is usually the greater of one-half of a regular monthly payment or the interest due on the account. We may extend this offer to customers when they are experiencing higher than normal personal expenses. Generally, this offer is not extended to customers who are delinquent.

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However, we may offer a deferment to a delinquent customer who is experiencing a temporary financial problem. The account is considered current upon granting the deferment. To evaluate whether a borrower’s financial difficulties are temporary or other than temporary we review the terms of each deferment to ensure that the borrower has the financial ability to repay the outstanding principal and associated interest in full following the deferment and after the customer is brought current. If, following this analysis, we believe a borrower’s financial difficulties are other than temporary, we will not grant deferment, and the loans may continue to age until they are charged off. We limit a customer to two deferments in a rolling twelve month period unless we determine that an exception is warranted and is consistent with our credit risk policies.

For our real estate loans, we may offer a deferment to a delinquent customer who is experiencing a temporary financial problem, which extends the term of an account. Prior to granting the deferment, we require a partial payment that is usually the greater of one-half of a regular monthly payment or the interest due on the account and any escrow payments for real estate loans that were originated at our branch offices and require two contractual payments plus any past due principal and escrow payments due on the account for real estate loans that were originated or acquired centrally. We forebear the remaining past due interest when the deferment is granted for real estate loans that were originated or acquired centrally. (Prior to March 1, 2012, we waived the remaining past due interest.) The account is considered current upon granting the deferment. We limit a customer to two deferments in a rolling twelve month period for real estate loans that were originated at our branch offices (one deferment for real estate loans that were originated or acquired centrally) unless we determine that an exception is warranted and is consistent with our credit risk policies.

We do not systemically track deferments granted because we believe the deferments we elect to grant, individually and in the aggregate, do not have a material effect on the amount of contractual cash flows of the finance receivables or the timing of their receipt. Accounts that are granted a deferment are not classified as troubled debt restructurings. We do not consider deferments granted as a troubled debt restructuring because the customer is not experiencing an other than temporary financial difficulty, and we are not granting a concession to the customer or the concession granted is immaterial to the contractual cash flows. We pool accounts that have been granted a deferment together with accounts that have not been granted a deferment for measuring impairment in accordance with the authoritative guidance for the accounting for contingencies.

The allowance for finance receivable losses related to our purchased credit impaired finance receivables is calculated using updated cash flows expected to be collected, incorporating assumptions regarding default rates, loss severities, the amounts and timing of prepayments and other factors that are reflective of current market conditions. Probable decreases in expected finance receivable principal cash flows result in the recognition of impairment. Probable and significant increases in expected cash flows to be collected would first reverse any previously recorded allowance for finance receivable losses.

We also establish reserves for TDR finance receivables, which are included in our allowance for finance receivable losses. The allowance for finance receivable losses related to our TDR finance receivables is calculated in homogeneous aggregated pools of individually evaluated impaired finance receivables that have common risk characteristics. We establish our allowance for finance receivable losses related to our TDR finance receivables by calculating the present value (discounted at the loan’s effective interest rate prior to modification) of all expected cash flows less the recorded investment in the aggregated pool. We use certain assumptions to estimate the expected cash flows from our TDR finance receivables. The primary assumptions for our model are prepayment speeds, default rates, and severity rates.

As a result of the Fortress Acquisition, we applied push-down accounting and reduced our allowance for finance receivable losses to zero on November 30, 2010 as any uncertainties related to the collectability of the finance receivables have been incorporated into the fair value measurement of our finance receivable portfolio. With respect to the November 30, 2010 finance receivables, an allowance for finance receivables losses will not

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2.  Summary of Significant Accounting Policies (continued)

be established until such time as a required allowance amount exceeds the unaccreted fair value adjustment for non-credit impaired finance receivables.

Finance Receivables Held for Sale

Depending on market conditions or certain of management’s capital sourcing strategies, which may impact our ability and/or intent to hold our finance receivables until maturity or for the foreseeable future, we may decide to sell finance receivables originally intended for investment. Management’s view of foreseeable future is generally a twelve-month period based on the longest reasonably reliable liquidity forecast period. Our ability to hold finance receivables for the foreseeable future is subject to a number of factors, including economic and liquidity conditions, and therefore may change. As of each reporting period, management determines our ability to hold finance receivables for the foreseeable future based on assumptions for liquidity requirements. When it is probable that management’s intent or ability is to no longer hold finance receivables for the foreseeable future and we subsequently decide to sell specifically identified finance receivables that were originally classified as held for investment, the net finance receivables, less allowance for finance receivable losses are reclassified as finance receivables held for sale and are carried at the lower of cost or fair value. Any amount by which cost exceeds fair value is accounted for as a valuation allowance and is recognized in finance receivables held for sale originated as held for investment revenues. We base the fair value estimates on negotiations with prospective purchasers (if any) or by using projected cash flows discounted at the weighted-average interest rates offered in the market for similar finance receivables. We base cash flows on contractual payment terms adjusted for estimates of prepayments and credit related losses. Cash flows resulting from the sale of the finance receivables that were originally classified as held for investment are recorded as an investing activity in the consolidated statements of cash flows since U.S. GAAP requires the statement of cash flow presentation to be based on the original classification of the finance receivable. When sold, we record the sales price we receive less our carrying value of these finance receivables held for sale in finance receivables held for sale originated as held for investment revenues.

When it is determined that management no longer intends to sell finance receivables which had previously been classified as finance receivables held for sale and we have the ability to hold the finance receivables for the foreseeable future, we reclassify the finance receivables to finance receivables held for investment at the lower of cost or fair value and we accrete any fair value adjustment over the remaining life of the related finance receivables.

Real Estate Owned

We acquire real estate owned through foreclosure on real estate loans. As a result of the Fortress Acquisition, we applied push-down accounting and adjusted the carrying value of our real estate owned to the estimated fair value less the estimated cost to sell. For foreclosures that occur subsequent to the Fortress Acquisition, we initially record real estate owned in other assets at the estimated fair value less the estimated cost to sell. The estimated fair value used as a basis to determine the carrying value of real estate owned is defined as the price that would be received in selling the property in an orderly transaction between market participants as of the measurement date. Prior to the Fortress Acquisition, we recorded real estate owned in other assets, at the lower of the loan balance or the estimated fair value less the estimated cost to sell.

We test the balances of real estate owned for impairment on a quarterly basis. If the required impairment testing suggests real estate owned is impaired, we reduce the carrying amount to estimated fair value less the estimated costs to sell. We charge these impairments to other revenues. We record the sale price we receive for a property less the carrying value and any amounts refunded to the customer as a recovery or loss in other revenues. We do not profit from foreclosures in accordance with the American Financial Services Association’s Voluntary Standards for Consumer Mortgage Lending. We only attempt to recover our investment in the property, including expenses incurred.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

2.  Summary of Significant Accounting Policies (continued)

Net Other Intangible Assets

We have determined that each of our net other intangible assets has a finite useful life with the exception of the insurance licenses, which we determined to have indefinite lives.

For those net intangible assets with a finite useful life, we review such intangibles for impairment quarterly and whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. Impairment is indicated if the sum of undiscounted estimated future cash flows is less than the carrying value of the respective asset. Impairment is permanently recognized by writing down the asset to the extent that the carrying value exceeds the estimated fair value.

For the insurance licenses, we first complete a qualitative assessment of the licenses to determine whether it is necessary to perform a quantitative impairment test. If the qualitative assessment indicates that the licenses are more likely than not to have been impaired, we proceed with the fair value calculation of the licenses. The fair value of the licenses is determined in accordance with our fair value measurement policy. If the fair value of the licenses is less than the carrying value, an impairment loss will be recognized in an amount equal to the difference and the indefinite life classification of these licenses will be evaluated to determine whether such classification remains appropriate. Prior to our early adoption of ASU 2012-02, Intangibles-Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment, effective December 31, 2012, we did not perform a qualitative assessment of our licenses before calculating the fair value.

Reserve for Sales Recourse Obligations

When we sell finance receivables, we establish a reserve for sales recourse in other liabilities, which represents our estimate of losses to be: (a) incurred by us on the repurchase of certain finance receivables that we previously sold; and (b) incurred by us for the indemnification of losses incurred by purchasers. Certain sale contracts include provisions requiring us to repurchase a finance receivable or indemnify the purchaser for losses it sustains with respect to a finance receivable if a borrower fails to make initial loan payments to the purchaser or if the accompanying mortgage loan breaches certain customary representations and warranties. These representations and warranties are made to the purchasers with respect to various characteristics of the finance receivable, such as the manner of origination, the nature and extent of underwriting standards applied, the types of documentation being provided, and, in limited instances, reaching certain defined delinquency limits. Although the representations and warranties are typically in place for the life of the finance receivable, we believe that most repurchase requests occur within the first five years of the sale of a finance receivable. In addition, an investor may request that we refund a portion of the premium paid on the sale of mortgage loans if a loan is prepaid within a certain amount of time from the date of sale. At the time of the sale of each finance receivable (exclusive of finance receivables included in our on-balance sheet securitizations), we record a provision for recourse obligations for estimated repurchases, loss indemnification and premium recapture on finance receivables sold, which is charged to other revenues. Any subsequent adjustments resulting from changes in estimated recourse exposure are recorded in other revenues. We include our reserve for sales recourse obligations in other liabilities.

Insurance Premiums and Commissions Revenue Recognition

We recognize credit insurance premiums on closed-end real estate loans and revolving finance receivables as revenue when billed monthly. We defer single premium credit insurance premiums in unearned premium reserves which we include in insurance claims and policyholder liabilities. We recognize unearned premiums on credit life insurance as revenue using the sum-of-the-digits or actuarial methods, except in the case of level-term contracts, for which we recognize unearned premiums as revenue using the straight-line method over the terms of the policies. We recognize unearned premiums on credit accident and health insurance as

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2.  Summary of Significant Accounting Policies (continued)

revenue using an average of the sum-of-the-digits and the straight-line methods. We recognize unearned premiums on credit-related property and casualty and credit involuntary unemployment insurance as revenue using the straight-line method over the terms of the policies. We recognize non-credit life insurance premiums as revenue when collected but not before their due dates. We recognize commissions on ancillary products as other revenue when received. Our revenue recognition accounting policy for insurance premiums and commissions did not change as a result of the Fortress Acquisition.

Policy Reserves

Policy reserves for credit life, credit accident and health, credit-related property and casualty, and credit involuntary unemployment insurance equal related unearned premiums. We base claim reserves on Company experience. We estimate reserves for losses and loss adjustment expenses for credit-related property and casualty insurance based upon claims reported plus estimates of incurred but not reported claims. We accrue liabilities for future life insurance policy benefits associated with non-credit life contracts and base the amounts on assumptions as to investment yields, mortality, and surrenders. We base annuity reserves on assumptions as to investment yields and mortality. We base insurance reserves assumed under reinsurance agreements where we assume the risk of loss on various tabular and unearned premium methods. Ceded reinsurance recoverables are included in other assets and include estimates of the amounts expected to be recovered from reinsurers on insurance claims and policyholder liabilities.

As a result of the Fortress Acquisition, we applied push-down accounting and adjusted the carrying value of our policy reserves to their fair value on November 30, 2010. This adjustment is recognized through expenses over the life of the policies in effect at the Fortress Acquisition date. The accounting policy for our policy reserves did not change as a result of the Fortress Acquisition.

Acquisition Costs

We defer insurance policy acquisition costs (primarily commissions, reinsurance fees, and premium taxes). We include deferred policy acquisition costs in other assets and amortize these costs over the terms of the related policies, whether directly written or reinsured.

As a result of the Fortress Acquisition, we applied push-down accounting and adjusted the carrying value of our insurance acquisition costs to zero. The accounting policy for our acquisition costs did not change as a result of the Fortress Acquisition.

Valuation of Investment Securities

We classify our investment securities as available-for-sale, which we record at fair value. We adjust related balance sheet accounts to reflect the current fair value of investment securities and record the adjustment, net of tax, in accumulated other comprehensive income or loss in shareholder’s equity. We record interest receivable on investment securities in other assets.

We classify our investment securities in the fair value hierarchy framework based on the observability of inputs. Inputs to the valuation techniques are described as being either observable (level 1 or 2) or unobservable (level 3) assumptions that market participants would use in pricing an asset or liability.

As a result of the Fortress Acquisition, no adjustment was required as our investment securities are carried at fair value. However, we adjusted the book value of our investment securities to their carrying value (which is their fair value) on November 30, 2010. The accounting policy for the valuation of our investment securities did not change as a result of the Fortress Acquisition.

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2.  Summary of Significant Accounting Policies (continued)

Impairments on Investment Securities

Each quarter, we evaluate our investment securities on an individual basis to identify any instances where the fair value of the investment security is below its amortized cost. For these securities, we then evaluate whether an other-than-temporary impairment exists if any of the following conditions are present:

—	we intend to sell the security;

—	it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis; or

—	we do not expect to recover the security’s entire amortized cost basis (even if we do not intend to sell the security).

If we intend to sell an impaired investment security or we will likely be required to sell the security before recovery of its amortized cost basis less any current period credit loss, we recognize an other-than-temporary impairment in investment revenues equal to the difference between the investment security’s amortized cost and its fair value at the balance sheet date.

In determining whether a credit loss exists, our policy requires that we compare our best estimate of the present value of the cash flows expected to be collected from the security to the amortized cost basis of the security. Any shortfall in this comparison represents a credit loss. The cash flows expected to be collected is determined by assessing all available information, including length and severity of unrealized loss, issuer default rate, ratings changes and adverse conditions related to the industry sector, financial condition of issuer, credit enhancements, collateral default rates, and other relevant criteria. Management considers factors such as our investment strategy, liquidity requirements, overall business plans, and recovery periods for securities in previous periods of broad market declines.

If a credit loss exists with respect to an investment in a security (i.e., we do not expect to recover the entire amortized cost basis of the security), we would be unable to assert that we will recover our amortized cost basis even if we do not intend to sell the security. Therefore, in these situations, an other-than-temporary impairment is considered to have occurred.

If a credit loss exists, but we do not intend to sell the security and we will likely not be required to sell the security before recovery of its amortized cost basis less any current period credit loss, the impairment is classified as: (1) the estimated amount relating to credit loss; and (2) the amount relating to all other factors. We recognize the estimated credit loss in investment revenues, and the non-credit loss amount in accumulated other comprehensive income or loss.

Once a credit loss is recognized, we adjust the investment security to a new amortized cost basis equal to the previous amortized cost basis less the amount recognized in investment revenues. For investment securities for which other-than-temporary impairments were recognized in investment revenues, the difference between the new amortized cost basis and the cash flows expected to be collected is accreted to investment income.

We recognize subsequent increases and decreases in the fair value of our available-for-sale investment securities in accumulated other comprehensive income or loss, unless the decrease is considered other than temporary.

Investment Revenue Recognition

We recognize interest on interest bearing fixed-maturity investment securities as revenue on the accrual basis. We amortize any premiums or accrete any discounts as a revenue adjustment using the interest method. We stop accruing interest revenue when the collection of interest becomes uncertain. We record dividends on

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2.  Summary of Significant Accounting Policies (continued)

equity securities as revenue on ex-dividend dates. We recognize income on mortgage-backed securities as revenue using a constant effective yield based on estimated prepayments of the underlying mortgages. If actual prepayments differ from estimated prepayments, we calculate a new effective yield and adjust the net investment in the security accordingly. We record the adjustment, along with all investment securities revenue, in investment revenues.

Our revenue recognition accounting policy did not change as a result of the Fortress Acquisition. However, the adjusted book value is used to determine the new amount of amortization or accretion.

Realized Gains and Losses on Investment Securities

We specifically identify realized gains and losses on investment securities and include them in investment revenues.

Variable Interest Entities

An entity is a variable interest entity (“VIE”) if the entity does not have sufficient equity at risk for the entity to finance its activities without additional financial support or has equity investors who lack the characteristics of a controlling financial interest. A VIE is consolidated into the financial statements of its primary beneficiary. When we have a variable interest in a VIE, we qualitatively assess whether we have a controlling financial interest in the entity and, if so, whether we are the primary beneficiary. In applying the qualitative assessment to identify the primary beneficiary of a VIE, we are determined to have a controlling financial interest if we have (1) the power to direct the activities that most significantly impact the economic performance of the VIE, and (2) the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE. We consider the VIE’s purpose and design, including the risks that the entity was designed to create and pass through to its variable interest holders. Determining a VIE’s primary beneficiary is an ongoing assessment.

Other Invested Assets

Commercial mortgage loans and insurance policy loans are part of our investment portfolio and we include them in other assets at amortized cost. We recognize interest on commercial mortgage loans and insurance policy loans as revenue on the accrual basis using the interest method. We stop accruing revenue when collection of interest becomes uncertain. We include other invested asset revenue in investment revenues. We record accrued other invested asset revenue receivable in other assets.

As a result of the Fortress Acquisition, we applied push-down accounting and adjusted the carrying value of our commercial mortgage loans to their fair value on November 30, 2010. The adjusted carrying value is used to determine the new amount of amortization or accretion.

Cash and Cash Equivalents

We consider unrestricted cash on hand and short-term investments having maturity dates within three months of their date of acquisition to be cash and cash equivalents.

Restricted Cash

We include funds to be used for future debt payments relating to our securitization transactions and escrow deposits in restricted cash.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

2.  Summary of Significant Accounting Policies (continued)

Income Taxes

We recognize income taxes using the asset and liability method. We establish deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of assets and liabilities, using the tax rates expected to be in effect when the temporary differences reverse.

Realization of our gross deferred tax asset depends on our ability to generate sufficient taxable income of the appropriate character within the carryforward periods of the jurisdictions in which the net operating and capital losses, deductible temporary differences and credits were generated. When we assess our ability to realize deferred tax assets, we consider all available evidence, including:

—	the nature, frequency, and severity of current and cumulative financial reporting losses;

—	the timing of the reversal of our gross taxable temporary differences in an amount sufficient to provide benefit for our gross deductible temporary differences;

—	the carryforward periods for the net operating and capital loss carryforwards;

—	the sources and timing of future taxable income, giving greater weight to discrete sources and to earlier years in the forecast period; and

—	tax planning strategies that would be implemented, if necessary, to accelerate taxable amounts.

We provide a valuation allowance for deferred tax assets if it is more likely than not that we will not realize the deferred tax asset in whole or in part. We include an increase or decrease in a valuation allowance resulting from a change in the realizability of the related deferred tax asset in income.

As a result of the Fortress Acquisition, we applied push-down accounting and adjusted the value of our income tax accounts and recognized additional deferred tax amounts resulting from differences between the recorded tax basis and the basis under U.S. GAAP of assets and liabilities resulting from the application of push-down accounting.

Derivative Financial Instruments

Our derivatives are governed by International Swap and Derivatives Association, Inc. (“ISDA”) standard Master Agreements. The parties to an ISDA Master Agreement agree to net the amounts payable and receivable under all contracts governed by the ISDA Master Agreement in the event of a contract default by either one of the parties. The ISDA Master Agreement further defines “close-out” netting, or netting upon default, which is the netting of transactions stipulated in the ISDA Master Agreement in case either party is unable to fulfill its obligations going forward. The net exposure by instrument is determined as the sum of the mid-market values, prior to consideration of non-performance risk, of the derivative transactions governed by a Master Agreement. If the net exposure is from the counterparty to us, we record the derivative asset in other assets on our consolidated balance sheet. If the net exposure is from us to the counterparty, we record the derivative liability in other liabilities on our consolidated balance sheet. We record net unrealized gains and losses on derivative transactions as adjustments to cash flows from operating activities on our consolidated statements of cash flows.

We recognize the derivatives on our consolidated balance sheets at their fair value. We estimate the fair value of our derivatives using industry standard valuation models. These models project future cash flows and discount the future amounts to a present value using market-based expectations for interest rates, foreign exchange rates, and the contractual terms of the derivative transactions.

We designate each derivative as:

—	a hedge of the variability of cash flows that we will receive or pay in connection with a recognized asset or liability (a “cash flow” hedge);

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

2.  Summary of Significant Accounting Policies (continued)

—	a hedge of the fair value of a recognized asset or liability (a “fair value” hedge); or

—	a derivative that does not qualify as either a cash flow or fair value hedge.

We record the effective portion of the changes in the fair value of a derivative that is highly effective and is qualified and designated as a cash flow hedge in accumulated other comprehensive income or loss, net of tax, until earnings are affected by the variability of cash flows of the hedged transaction. We record the effective portion of the changes in the fair value of a derivative that is highly effective and is qualified and designated as a fair value hedge, along with changes in the fair value of the hedged asset or liability that are attributable to the hedged risk, in current period earnings in other revenues. We record changes in the fair value of a derivative that does not qualify as either a cash flow or fair value hedge and changes in the fair value of hedging instruments measured as ineffectiveness in current period earnings in other revenues. We include all components of each derivative’s gain or loss in the assessment of hedge effectiveness.

We formally document all relationships between each derivative hedging instrument and the hedged item, as well as our risk-management objectives and strategies for undertaking various hedge transactions and our method to assess ineffectiveness. We link each derivative that we designate as a cash flow or fair value hedge to the specific asset or liability on the balance sheet. We perform and document an initial prospective assessment of hedge effectiveness using regression analysis to demonstrate that the hedge is expected to be highly effective in future periods. Subsequently, on at least a quarterly basis or sooner if necessary, we perform a prospective hedge effectiveness assessment to demonstrate the continued expectation that the hedge will be highly effective in future periods and a retrospective hedge effectiveness assessment to demonstrate that the hedge was effective in the most recent period. For fair value hedges, ineffectiveness is the difference between the change in fair value included in the assessment of hedge effectiveness related to the gain or loss on the derivative and the change in the hedged item related to the risks being hedged. For cash flow hedges, ineffectiveness is the amount by which the cumulative change in the fair value of the hedging instrument exceeds the cumulative change in the fair value of the hypothetical derivative.

We discontinue hedge accounting prospectively when:

—	the derivative is no longer effective in offsetting changes in the cash flows or fair value of a hedged item;

—	we sell, terminate, or exercise the derivative and/or the hedged item or they expire; or

—	we change our objectives or strategies and designating the derivative as a hedging instrument is no longer appropriate.

For discontinued asset and liability fair value hedges, we begin amortizing the cumulative basis adjustment on the hedged item into earnings over the remaining life of the hedged item using the level yield method. For cash flow hedges that are discontinued for reasons other than the forecasted transaction is not probable of occurring, we begin reclassifying the accumulated other comprehensive income or loss adjustment to earnings when earnings are affected by the hedged item.

In compliance with the authoritative guidance for fair value measurements, our valuation methodology for derivatives incorporates the effect of our non-performance risk and the non-performance risk of our counterparties. Effective January 1, 2012, we made an accounting policy election to continue to measure the credit risk of our derivative financial instruments that are subject to master netting agreements on a net basis by counterparty portfolio in compliance with the new authoritative guidance for fair value measurements.

As a result of the Fortress Acquisition, we applied push-down accounting which resulted in the de-designation of our qualified cash flow hedges on November 30, 2010. We then re-designated our cash flow hedges on November 30, 2010. We performed and documented a prospective assessment of hedge effectiveness using regression analysis to demonstrate that the hedge is expected to be highly effective in future periods.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

2.  Summary of Significant Accounting Policies (continued)

Benefit Plans

We have both funded and unfunded noncontributory defined pension and postretirement plans. We recognize the funded status of the benefit plans in other liabilities. We recognize the net actuarial gains or losses and prior service cost or credit that arise during the period in other comprehensive income or loss.

Many of our employees are participants in our 401(k) plan. Our contributions to the plan are charged to operating expenses.

Fair Value Measurements

The fair value of a financial instrument is the amount that would be received if an asset were to be sold or the amount that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value should be based on assumptions that market participants would use, including a consideration of non-performance risk.

In determining fair value, we use various valuation techniques and prioritize the use of observable inputs. The availability of observable inputs varies from instrument to instrument and depends on a variety of factors including the type of financial instrument; whether the financial instrument is listed on an exchange or traded over-the-counter or is new to the market and not yet established, the characteristics specific to the transaction, and general market conditions. For many financial instruments, pricing inputs are readily observable in the market, the valuation methodology used is widely accepted by market participants, and the valuation does not require significant management discretion. For other financial instruments, pricing inputs are less observable in the marketplace and may require management judgment. We measure and classify assets and liabilities in the consolidated balance sheets in a hierarchy for disclosure purposes consisting of three “Levels” based on the observability of inputs available in the market place used to measure the fair values. Level 1 inputs include quoted prices in active markets for identical instruments and are the most observable. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. The use of observable and unobservable inputs is reflected in our hierarchy assessment disclosed in Note 25.

Our fair value processes include controls that are designed to ensure that fair values are appropriate. Such controls include model validation, review of key model inputs, analysis of period-over-period fluctuations, and reviews by senior management.

Because of the nature of the Fortress Acquisition, the significance of the ownership interest acquired, and at the direction of our acquirer, we applied push-down accounting to SFI as the acquired business. We revalued our assets and liabilities based on their fair values at the date of the Fortress Acquisition in accordance with business combination accounting standards.

Earnings Per Share

Basic earnings per share is computed by dividing net income by the weighted-average number of shares outstanding during each period. Diluted earnings per share is equivalent to our basic earnings per share as we have no other convertible securities with incremental shares issuable.

Foreign Currency

The functional currency of our residual operations in the United Kingdom is the local currency, the British Pound. We translate financial statement amounts expressed in British Pounds into U.S. Dollars using the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

2.  Summary of Significant Accounting Policies (continued)

authoritative guidance for foreign currency translation. We translate functional currency assets and liabilities into U.S. Dollars using exchange rates prevailing at the balance sheet date. We translate revenues and expenses using monthly average exchange rates for the period. We record the translation adjustments, net of tax, as a separate component of other comprehensive income (loss), which we include in stockholder’s equity. We record exchange gains and losses resulting from foreign currency transactions in other revenues.

Transactions with Affiliates of Fortress or AIG

We may enter into transactions with affiliates of Fortress or AIG. These transactions occur at prevailing market rates and terms and primarily include subservicing and refinancing agreements, reinsurance agreements, and derivative transactions. See Note 11 for further information on our transactions with affiliates of Fortress and AIG.

3.  Recent Accounting Pronouncements

ACCOUNTING PRONOUNCEMENTS ADOPTED

Insurance Contracts

In October 2010, the Financial Accounting Standards Board (“FASB”) issued an accounting standard update (“ASU”), ASU 2010-26, Financial Services-Insurance (Topic 944): Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts, which amends the accounting for costs incurred by insurance companies that can be capitalized in connection with acquiring or renewing insurance contracts. The ASU clarifies how to determine whether the costs incurred in connection with the acquisition of new or renewal insurance contracts qualify as deferred acquisition costs. The ASU became effective for interim and annual periods beginning on January 1, 2012 with early adoption permitted. The adoption of this ASU did not have a material effect on our consolidated financial condition, results of operations, or cash flows.

Repurchase Agreements

In April 2011, the FASB issued ASU 2011-03, Transfers and Servicing (Topic 860): Reconsideration of Effective Control for Repurchase Agreements, which is an amendment to existing criteria for determining whether or not a transferor has retained effective control over securities sold under agreements to repurchase. A secured borrowing is recorded when effective control over the transferred financial assets is maintained, and a sale is recorded when effective control over the transferred financial assets has not been maintained. The amendment removes the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially agreed upon terms, even in the event of default by the transferee. The collateral maintenance implementation guidance related to this criterion also is removed. The collateral maintenance implementation guidance was a requirement of the transferor to demonstrate that it possessed adequate collateral to fund substantially all the cost of purchasing the replacement financial assets. The amendment became effective for interim and annual periods beginning January 1, 2012. The guidance should be applied prospectively to transactions or modifications of existing transactions that occur on or after the effective date. The adoption of this ASU did not have a material effect on our consolidated financial condition, results of operations, or cash flows.

Fair Value Measurement

In May 2011, the FASB and the International Accounting Standards Board jointly issued ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS, resulting in a common fair value meaning between U.S. GAAP and IFRS and consistency of disclosures relating to fair value. The ASU became effective for interim and annual periods beginning after December 15, 2011. The adoption of this ASU did not have a material effect on our consolidated financial condition, results of operations, or cash flows.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

3.  Recent Accounting Pronouncements (continued)

Comprehensive Income

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income, which requires companies to report total comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The ASU became effective for interim and annual periods beginning on January 1, 2012.

In December 2011, the FASB issued ASU 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in ASU 2011-05, which defers the effective date of the presentation requirements of the accumulated other comprehensive income reclassification adjustments in ASU 2011-05. The amendments in this ASU are being made to allow the FASB time to redeliberate whether to present on the face of the financial statements the effects of reclassifications out of accumulated other comprehensive income or loss on the components of net income and other comprehensive income for all periods presented. The ASU became effective for interim and annual periods beginning on January 1, 2012. The adoption of this ASU did not have a material effect on our consolidated financial condition, results of operations, or cash flows.

Indefinite-Lived Intangible Assets Impairment Test

In July 2012, the FASB issued ASU 2012-02, Intangibles-Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment, which will allow an entity to first assess qualitative factors to determine whether it is necessary to perform a quantitative impairment test for an indefinite-lived intangible asset. Under these amendments, an entity would not be required to calculate the fair value of an indefinite-lived intangible asset unless the entity determines, based on qualitative assessment, that it is more likely than not that the indefinite-lived intangible asset is impaired. The amendments include a number of events and circumstances for an entity to consider in conducting the qualitative assessment. The amendments in this ASU became effective for annual and interim impairment tests performed for interim and annual periods beginning on January 1, 2013. Early adoption is permitted. The early adoption of this ASU did not have a material effect on our consolidated financial condition, results of operations, or cash flows.

Financial Instruments

In February 2013, the FASB issued ASU 2013-03, Financial Instruments (Topic 825): Clarifying the Scope and Applicability of a Particular Disclosure to Nonpublic Entities, which clarifies the intended scope of the disclosures required by ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS. The amendments clarify that the requirement to disclose “the level of the fair value hierarchy within which the fair value measurements are categorized in their entirety (Level 1, 2, or 3)” does not apply to nonpublic entities for items that are not measured at fair value in the statement of financial position but for which fair value is disclosed. The ASU became effective upon issuance. The adoption of this ASU did not have a material effect on our consolidated financial condition, results of operations, or cash flows.

Offsetting Assets and Liabilities

In December 2011, the Financial Accounting Standards Board (FASB) issued an accounting standard update (ASU), ASU 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities, which requires an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. The amendments in this ASU became effective for annual periods beginning on or after January 1, 2013, and interim periods within

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

3.  Recent Accounting Pronouncements (continued)

those annual periods. The amendments were applied retrospectively for all prior periods presented. The adoption of this new standard did not have a material effect on our consolidated financial condition, results of operations, or cash flows.

ACCOUNTING PRONOUNCEMENTS TO BE ADOPTED

Comprehensive Income

In February 2013, the FASB issued ASU 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, to improve the reporting of reclassifications out of accumulated other comprehensive income or loss. The amendments require an entity to present (either on the face of the statement where net income is presented or in the notes) the effect of significant reclassifications out of accumulated other comprehensive income or loss on the respective line items in net income if the amount being reclassified is required under U.S. GAAP to be reclassified in its entirety to net income. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under U.S. GAAP that provide additional detail about those amounts. The amendments in this ASU are effective prospectively for the Company for reporting periods beginning after December 15, 2012. Early adoption is permitted. The adoption of this ASU is not expected to have a material effect on our consolidated financial condition, results of operations, or cash flows.

4. Restructuring

As part of our strategic review of our operations, we initiated the following restructuring activities during the first half of 2012:

—	As of January 1, 2012, we ceased originating real estate loans nationwide to focus on our other lending products, which we believe have greater growth potential.

—

On February 1, 2012, we informed affected employees of our plan to close 60 branch offices and immediately cease branch-based personal lending and retail sales financing in 14 states where we do not have a significant presence.

—

On February 15, 2012, we reduced the workforce at our Evansville, Indiana headquarters by 130 employees due to the cessation of real estate lending, the branch office closings, and the cessation of personal lending and retail sales financing in 14 states.

—	On March 2, 2012, we informed affected employees of our plan to consolidate certain branch operations and close 150 branch offices in 26 states.

—

On March 23, 2012, we informed affected employees of our plan to reduce the workforce of our United Kingdom subsidiary by 57 employees due to the reduction in its finance broker business activity and the cessation of real estate lending in the United Kingdom.

—	In the second quarter of 2012, we closed an additional 18 branch offices as a result of ceasing operations in 14 states during the first quarter of 2012.

As a result of these events, our workforce was reduced by 820 employees in the first half of 2012, and we incurred a pretax charge of $23.5 million for the six months ended June 30, 2012.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

4.  Restructuring (continued)

Restructuring expenses and related asset impairment and other expenses by business segment were as follows:

	Consumer	Insurance	Real Estate	Other	Consolidated Total
	(dollars in thousands)
Year Ended December 31, 2012
Restructuring expenses	$15,634	$229	$818	$6,822	$23,503

Changes in the restructuring liability were as follows:

	Severance Expenses	Contract Termination Expenses	Asset Writedowns	Other Exit Expenses*	Total Restructuring Expenses
	(dollars in thousands)
At or for the Year Ended December 31, 2012
Balance at beginning of period	$—	$—	$—	$—	$—
Amounts charged to expense	11,600	5,840	5,246	817	23,503
Amounts paid	(11,544)	(5,475)	—	(1,017)	(18,036)
Non-cash expenses	—	—	(5,246)	200	(5,046)

Balance at end of period	$56	$365	$—	$—	$421

*	Primarily includes removal expenses for branch furniture and signs and fees for outplacement services. Also includes the impairment of the market value adjustment on leased branch offices from the Fortress Acquisition.

We do not anticipate any additional future restructuring expenses to be incurred that can be reasonably estimated at December 31, 2012.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

5.  Fortress Acquisition

As stated in Note 1, on November 30, 2010, FCFI indirectly acquired an 80% economic interest in SFI from ACC. AIG, through ACC, indirectly retained a 20% economic interest in SFI. Because of the nature of the Fortress Acquisition, the significance of the ownership interest acquired, and at the direction of our acquirer, we applied push-down accounting to SFI as an acquired business. We revalued our assets and liabilities based on their fair values at the date of the Fortress Acquisition in accordance with business combination accounting standards. As a result, our consolidated financial statements have been prepared to reflect the push-down accounting adjustments arising from this transaction. The effects of these adjustments on each of the Company’s major classes of assets, liabilities, and shareholder’s equity accounts as of the date of the Fortress Acquisition were as follows:

	Predecessor Company	Successor Company
	Prior to Fortress Acquisition	Push-down Adjustments	Subsequent to Fortress Acquisition

	(dollars in thousands)
Assets
Cash and cash equivalents	$1,490,119	$—	$1,490,119
Investment securities	762,127	—	762,127
Net finance receivables	16,942,838	(2,423,987)	14,518,851
Allowance for finance receivable losses	(1,383,768)	1,383,768	—

Net finance receivables, less allowance for finance receivable losses	15,559,070	(1,040,219)	14,518,851
Net other intangible assets	—	83,680	83,680
Other assets	1,422,330	149,733	1,572,063

Total assets	$19,233,646	$(806,806)	$18,426,840

Liabilities and shareholder’s equity
Long-term debt	$16,753,533	$(1,557,778)	$15,195,755
Insurance claims and policyholder liabilities	320,476	20,725	341,201
Deferred and accrued taxes	6,892	532,679	539,571
Other liabilities	439,690	292,983	732,673

Total liabilities	17,520,591	(711,391)	16,809,200

Shareholder’s equity:
Common stock	1,000	—	1,000
Additional paid-in capital	1,745,585	(1,598,127)	147,458
Accumulated other comprehensive income	37,869	(37,869)	—
(Accumulated deficit)/retained earnings	(71,399)	1,540,581	1,469,182

Total shareholder’s equity	1,713,055	(95,415)	1,617,640

Total liabilities and shareholder’s equity	$19,233,646	$(806,806)	$18,426,840

In accordance with the terms of the Fortress Acquisition, FCFI effectively capitalized AGF Holding through an integrated planned series of transactions negotiated between Fortress and AIG. AGF Holding utilized the contributed capital plus its own shares equal to 20% of its ownership interest to acquire SFI and its subsidiaries from ACC. The total fair value of the consideration provided was $148.5 million consisting of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

5.  Fortress Acquisition (continued)

$118.8 million in cash plus $29.7 million in shares; there is no non-controlling interest associated with SFI, and AGF Holding did not previously hold an equity interest in SFI.

The total purchase consideration given by AGF Holding and the fair value of the AIG retained 20% economic interest was $17.0 billion, including the fair value of liabilities assumed. This resulted in a bargain purchase gain for SFI of $1.5 billion. The following table summarizes the allocation of the Company’s fair value to the assets acquired and liabilities assumed.

Amount
(dollars in thousands)
Cash plus fair value of AGF Holding shares issued to ACC*	$148,458
Long-term debt	15,195,755
Other liabilities	1,613,445

Total purchase consideration	$16,957,658

*	The acquisition-date fair value of the consideration transferred consisted of the following:

Amount
(dollars in thousands)
Cash	$118,767
Common stock	29,691

Total	$148,458

We included the $1.5 billion excess of the acquisition date fair value of the identifiable net assets over the total purchase consideration, which is considered a bargain purchase by AGF Holding, as income of the Successor Company in the one month period ended December 31, 2010.

Fair Value Adjusted Amounts
(dollars in thousands)
Total assets acquired	$18,426,840
Less total liabilities assumed	16,809,200

Net assets acquired	1,617,640
Less fair value of consideration transferred	148,458

AGF Holding bargain purchase	$1,469,182

NET FINANCE RECEIVABLES

The fair value of net finance receivables, both non-impaired and purchased credit impaired, were determined using discounted cash flow methodologies.

Non-credit Impaired Finance Receivables

We determined the fair value of our non-credit impaired net finance receivables on a pooled basis which were aggregated by remaining term, delinquency, and account type (personal loans, real estate loans, and retail sales finance). The amount required to adjust the finance receivables to fair value is being amortized over the estimated remaining life of the finance receivables using the interest method and contractual cash flows.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

5.  Fortress Acquisition (continued)

Purchased Credit Impaired Finance Receivables

We identified a population of finance receivables for which it was determined that it was probable that we would be unable to collect all contractually required payments. The population of accounts identified principally consisted of those finance receivables that were 60 days or more past due or that were classified as TDR finance receivables as of the acquisition date. We accrete the excess of the cash flows expected to be collected on the purchased credit impaired finance receivables over the discounted cash flows into interest income at a level rate of return over the expected lives of the underlying pools of the purchased credit impaired finance receivables.

NET OTHER INTANGIBLE ASSETS

We identified other intangible assets, net of intangible liabilities of $83.7 million as of the date of the Fortress Acquisition, which consisted of:

	Amount	Estimated Useful Life
	(dollars in thousands)
Value of business acquired (“VOBA”)	$35,778	20 years
Customer relationships	17,879	5 years
Trade names	12,148	15 years
Licenses(a)	12,065	indefinite
Customer lists	9,695	8 years
Leases—branch offices(b)	(2,574)	2 years
Leases—data processing	(1,311)	7 months

Net other intangible assets	$83,680

(a)	Licenses included $11.6 million of insurance licenses (which had an indefinite useful life) and $0.5 million of branch licenses (which had an estimated useful life of three months).

(b)	Leases for our branch offices included the net of $5.9 million of leases that were unfavorable to current market terms as of the Fortress Acquisition date (included in other liabilities) and $3.4 million of leases that were favorable to current market terms as of the Fortress Acquisition date (included in other assets).

VOBA

We established a VOBA intangible asset related to our insurance subsidiaries which was valued by a third party applying the income approach. Valuation inputs included estimated future earnings streams and future cash flows for claims payments discounted at expected rates of return.

Customer Relationships

We valued our established customer relationships using a multi-period excess earnings approach with income and expense assumptions based on projections that management had prepared prior to the closing of the transaction and historical information to serve as the bases for assumptions related to future business derived from the present customers through renewals or conversions. This methodology included assessing charges related to reasonable returns on contributory assets.

Trade Names

The trade names intangible was primarily related to our United Kingdom operations. In general terms, the trade names were valued using the relief from royalty approach. In determining the fair value of this trade name, we considered the nature of the business and market conditions as of the acquisition date.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

5.  Fortress Acquisition (continued)

Licenses

The licenses intangible assets are primarily related to insurance licenses held by Merit Life Insurance Co. (“Merit”) and Yosemite Insurance Company (“Yosemite”) and were valued by a third party applying a market approach, reviewing recent transactions of a similar span of licenses.

Customer Lists

We have available listings of former customers. The fair value assigned to this intangible asset represented the costs that would be incurred to reconstruct a listing of customers and related information that would have provided a similar result from the solicitations as that experienced with our customer listing as of the acquisition date.

Leases—Branch Offices

We have leases for our branch locations, certain technology assets and satellite communications systems. We utilized estimates of the current market rents as of the Fortress Acquisition date for each of our branch leases, and assets were estimated for those whose lease terms were less than market, and liabilities were estimated for those whose lease terms were greater than the market estimates.

Leases—Data Processing

Technology asset leases were valued in the same manner as the branch leases, with the remaining months on the lease being used to determine the estimated cash flows. The satellite lease was amended in 2010 and was deemed to be at market, and, therefore, no adjustment to fair value was deemed necessary.

OTHER ASSETS

Various adjustments, totaling $149.7 million, were made as of the Fortress Acquisition date to the historical bases of our other assets to record these accounts at their fair values. The adjustments included the elimination of $119.7 million of deferred charges primarily related to deferred debt issuance costs and a $3.6 million deferred tax asset. Further, we adjusted our basis in real estate owned to fair value based upon recent appraisals of the properties less 15% for estimated selling costs, escrow advances to fair value based upon the estimated balances collectable in the foreseeable future, commercial mortgage loans to fair value based upon future cash flows of the mortgage loans discounted at the then current risk free interest rates and adjusted for credit default rates of the counter parties, and fixed assets to fair value based upon third party value in-use appraisals for real estate properties and estimated fair value of pools of personal property based upon the net book value of the pools adjusted for change in consumer price index factors since acquisition. The combination of these items resulted in a net write up to fair value on November 30, 2010 of $14.3 million. In addition, we recorded a $258.7 million receivable from the AIG pension plan related to the November 30, 2010 fair value of our portion of the assets.

LONG-TERM DEBT

We based the fair value of our long-term debt on market-observable prices, when available, and otherwise used projected cash flows discounted at estimated market rates as of November 30, 2010 for debt issuances with similar terms and attributes. The fair value adjustment at November 30, 2010 is being accreted using the interest method.

INSURANCE CLAIMS AND POLICYHOLDER LIABILITIES

We adjusted the carrying value of our policy reserves to their fair value based upon future cash flows discounted at the then current earned yield estimates on November 30, 2010. The fair value adjustment is being recognized through expenses over the life of the policies in effect at the Fortress Acquisition date.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

5.  Fortress Acquisition (continued)

OTHER LIABILITIES

Various adjustments, totaling $293.0 million, were made as of the Fortress Acquisition date to the historical bases of our other liabilities to reflect these accounts at their fair values. The adjustments included $0.6 million of deferred commissions eliminated under push-down accounting and $1.8 million to reflect certain nonqualified benefit plan obligations at fair value provided to us by a third-party provider utilizing our actuarial assumptions. In addition, we recorded a $291.7 million liability for our portion of the fair value of the pension benefit obligations previously under the AIG pension plan as of November 30, 2010. The fair value provided to us by a third-party provider utilized our actuarial assumptions.

DEFERRED AND ACCRUED TAXES

AIG and Fortress mutually elected to treat the transaction as a sale of assets pursuant to Internal Revenue Service (“IRS”) regulations. As a result of this election, the purchase price was allocated to all assets which changed the tax basis used to derive deferred tax assets and liabilities. After all transaction related adjustments were recorded, including a third quarter 2011 tax adjustment of $7.9 million to reflect new information obtained relative to the assumptions applied in our determination of the deferred and accrued taxes recorded as of the date of the Fortress Acquisition, we had a net deferred tax liability of $532.7 million compared to a net deferred tax asset of $3.6 million immediately preceding the transaction. The deferred tax asset prior to the transaction was net of a valuation allowance of $222.1 million which was reversed upon application of push-down accounting.

6.  Finance Receivables

We have three finance receivable types as defined below:

—

Personal loans are secured by consumer goods, automobiles, or other personal property or are unsecured, generally have maximum original terms of 60 months, and are usually fixed-rate, fixed-term loans.

—

Real estate loans are secured by first or second mortgages on residential real estate, generally have maximum original terms of 360 months, and are usually considered non-conforming. Real estate loans may be closed-end accounts or open-end home equity lines of credit and are primarily fixed-rate products. As of January 1, 2012, we ceased originating real estate loans.

—

Retail sales finance includes retail sales contracts and revolving retail accounts. Retail sales contracts are closed-end accounts that represent a single purchase transaction. Revolving retail accounts are open-end accounts that can be used for financing repeated purchases from the same merchant. Retail sales contracts are secured by the personal property designated in the contract and generally have maximum original terms of 60 months. Revolving retail accounts are secured by the goods purchased and generally require minimum monthly payments based on the amount financed calculated after the most recent purchase or outstanding balances. As of January 15, 2013, we ceased purchasing retail sales contracts and revolving retail accounts.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

6.  Finance Receivables (continued)

Components of net finance receivables by type were as follows:

	Personal Loans	Real Estate Loans	Retail Sales Finance	Total
	(dollars in thousands)
Successor Company
December 31, 2012
Gross receivables*	$2,984,423	$8,909,523	$233,296	$12,127,242
Unearned finance charges and points and fees	(402,828)	(5,836)	(27,087)	(435,751)
Accrued finance charges	36,937	51,327	2,148	90,412
Deferred origination costs	31,200	351	—	31,551

Total	$2,649,732	$8,955,365	$208,357	$11,813,454

Successor Company
December 31, 2011
Gross receivables	$2,968,963	$10,068,254	$412,446	$13,449,663
Unearned finance charges and points and fees	(346,437)	(12,649)	(46,142)	(405,228)
Accrued finance charges	35,388	59,254	3,599	98,241
Deferred origination costs	27,125	953	—	28,078

Total	$2,685,039	$10,115,812	$369,903	$13,170,754

*	Gross receivables are defined below:

—

finance receivables purchased as a performing receivable—gross finance receivables equal the UPB for interest bearing accounts and the gross remaining contractual payments for precompute accounts plus the remaining unearned discount, net of premium established at the time of purchase to reflect the finance receivable balance at its fair value;

—

finance receivables originated subsequent to the Fortress Acquisition—gross finance receivables equals the UPB for interest bearing accounts and the gross remaining contractual payments for precompute accounts; and

—

purchased credit impaired finance receivables—gross finance receivables equals the remaining estimated cash flows less the current balance of accretable yield on the purchased credit impaired accounts.

Included in the table above are real estate finance receivables associated with the securitizations that remain on our balance sheet totaling $4.1 billion at December 31, 2012 and $2.4 billion at December 31, 2011. The carrying amount of consolidated long-term debt associated with securitizations totaled $3.1 billion at December 31, 2012 and $1.4 billion at December 31, 2011. See Note 13 for further discussion regarding our securitization transactions. Also included in the table above are finance receivables totaling $5.2 billion at December 31, 2012 and $4.8 billion at December 31, 2011, which have been pledged as collateral for our secured term loan.

At December 31, 2012 and 2011, 97% of our net finance receivables were secured by the real and/or personal property of the borrower. At December 31, 2012, real estate loans accounted for 76% of the amount and 14% of the number of net finance receivables outstanding, compared to 77% of the amount and 15% of the number of net finance receivables outstanding at December 31, 2011.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

6.  Finance Receivables (continued)

Maturities of net finance receivables by type at December 31, 2012 were as follows:

	Personal Loans	Real Estate Loans	Retail Sales Finance	Total
	(dollars in thousands)
2013	833,026	212,537	42,304	1,087,867
2014	982,181	300,353	49,735	1,332,269
2015	572,517	312,796	34,907	920,220
2016	154,155	324,443	22,703	501,301
2017	39,977	333,576	13,750	387,303
2018+	67,876	7,471,660	44,958	7,584,494

Total	$2,649,732	$8,955,365	$208,357	$11,813,454

Maturities are not a forecast of future cash collections. Company experience has shown that customers typically renew, convert or pay in full a substantial portion of finance receivables prior to maturity. Principal cash collections and such collections as a percentage of average net receivables by type were as follows:

	Successor Company			Predecessor Company
	Year Ended December 31, 2012	Year Ended December 31, 2011	One Month Ended December 31, 2010	Eleven Months Ended November 30, 2010
	(dollars in thousands)
Personal loans:
Principal cash collections	$1,430,264	$1,445,421	$112,014	$1,373,263
% of average net receivables	55.07%	55.97%	51.29%	51.37%
Real estate loans:
Principal cash collections	$958,514	$1,070,191	$109,906	$1,046,712
% of average net receivables	10.06%	10.01%	11.65%	8.07%
Retail sales finance:
Principal cash collections	$222,838	$285,259	$27,524	$560,670
% of average net receivables	77.80%	69.34%	65.87%	77.45%
Total:
Principal cash collections	$2,611,616	$2,800,871	$249,444	$2,980,645
% of average net receivables	21.04%	20.47%	20.73%	18.20%

Unused credit lines extended to customers by the Company totaled $164.5 million at December 31, 2012 and $185.5 million at December 31, 2011. Unused lines of credit on home equity lines of credit can be terminated for delinquency. Unused lines of credit can be suspended if the value of the real estate declines significantly below the property’s initial appraised value or if we believe the borrower will be unable to fulfill the repayment obligations because of a material change in the borrower’s financial circumstances, or for any other material default.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

6.  Finance Receivables (continued)

GEOGRAPHIC DIVERSIFICATION

Geographic diversification of finance receivables reduces the concentration of credit risk associated with economic stresses in any one region. However, the unemployment and housing market stresses in the U.S. have been national in scope and not limited to a particular region. The largest concentrations of net finance receivables were as follows:

	Successor Company
December 31,	2012		2011 *
	Amount	Percent	Amount	Percent
	(dollars in thousands)
California	$1,191,626	10%	$1,348,918	10%
N. Carolina	808,399	7	854,648	6
Florida	780,325	7	868,995	7
Virginia	692,296	6	727,524	6
Ohio	671,523	6	716,328	5
Illinois	595,891	5	624,221	5
Pennsylvania	539,811	4	571,149	4
Georgia	464,694	4	492,077	4
Other	6,068,889	51	6,966,894	53

Total	$11,813,454	100%	$13,170,754	100%

*	December 31, 2011 concentrations of net finance receivables are presented in the order of December 31, 2012 state concentrations.

CREDIT QUALITY INDICATORS

We consider the delinquency status and nonperforming status of the finance receivable as our credit quality indicators.

For our personal loans and retail sales finance receivables, we advance the due date on a customer’s account when the customer makes a partial payment of 90% or more of the scheduled contractual payment. We do not further advance the due date on a customer’s account if the customer makes an additional partial payment of 90% or more of the scheduled contractual payment and has not yet paid the deficiency amount from a prior partial payment. We do not advance the customer’s due date on our real estate loans until we receive full contractual payment.

We accrue finance charges on revolving retail finance receivables up to the date of charge-off at six months past due. We have accrued finance charges of $0.1 million on $1.0 million of retail sales finance receivables more than 90 days past due at December 31, 2012 and $0.2 million on $3.8 million of these finance receivables that were more than 90 days past due at December 31, 2011. Our personal and real estate loans do not have finance receivables that were more than 90 days past due and still accruing finance charges.

Delinquent Finance Receivables

We consider the delinquency status of the finance receivable as our primary credit quality indicator. We monitor delinquency trends to manage our exposure to credit risk. We consider finance receivables 60 days or more past due as delinquent and consider the likelihood of collection to decrease at such time.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

6.  Finance Receivables (continued)

Our delinquency by finance receivable type was as follows:

	Personal Loans	Real Estate Loans	Retail Sales Finance	Total
	(dollars in thousands)
Successor Company
December 31, 2012
Net finance receivables:
30-59 days past due	$39,781	$197,111	$5,197	$242,089
60-89 days past due	21,683	99,956	2,107	123,746
90-119 days past due	17,538	73,803	1,416	92,757
120-149 days past due	14,050	58,364	1,171	73,585
150-179 days past due	9,613	45,648	743	56,004
180 days or more past due	12,107	386,024	331	398,462

Total past due	114,772	860,906	10,965	986,643
Current	2,534,960	8,094,459	197,392	10,826,811

Total	$2,649,732	$8,955,365	$208,357	$11,813,454

Successor Company
December 31, 2011
Net finance receivables:
30-59 days past due	$33,129	$179,260	$7,157	$219,546
60-89 days past due	20,790	118,659	4,169	143,618
90-119 days past due	16,332	89,760	3,543	109,635
120-149 days past due	12,975	74,585	2,750	90,310
150-179 days past due	9,246	60,783	1,716	71,745
180 days or more past due	11,601	401,326	883	413,810

Total past due	104,073	924,373	20,218	1,048,664
Current	2,580,966	9,191,439	349,685	12,122,090

Total	$2,685,039	$10,115,812	$369,903	$13,170,754

Nonperforming Finance Receivables

We also monitor finance receivable performance trends to evaluate the potential risk of future credit losses. At 90 days or more past due, we consider our finance receivables to be nonperforming. Once the finance receivables are considered as nonperforming, we consider them to be at increased risk for credit loss.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

6.  Finance Receivables (continued)

Our net finance receivables by performing and nonperforming by type were as follows:

	Personal Loans	Real Estate Loans	Retail Sales Finance	Total
	(dollars in thousands)
Successor Company
December 31, 2012
Performing	$2,596,424	$8,391,526	$204,696	$11,192,646
Nonperforming	53,308	563,839	3,661	620,808

Total	$2,649,732	$8,955,365	$208,357	$11,813,454

Successor Company
December 31, 2011
Performing	$2,634,885	$9,489,358	$361,011	$12,485,254
Nonperforming	50,154	626,454	8,892	685,500

Total	$2,685,039	$10,115,812	$369,903	$13,170,754

If our nonperforming finance receivables would have been current in accordance with their original terms, we would have recorded finance charges of $35.7 million in 2012 and $41.0 million in 2011.

PURCHASED CREDIT IMPAIRED FINANCE RECEIVABLES

We include the carrying amount (which initially was the fair value) of our purchased credit impaired finance receivables in net finance receivables, less allowance for finance receivable losses. Prepayments reduce the outstanding balance, contractual cash flows, and cash flows expected to be collected. Information regarding these purchased credit impaired finance receivables was as follows:

	Successor Company
December 31,	2012	2011
	(dollars in thousands)
Carrying amount, net of allowance	$1,381,409	$1,539,701
Outstanding balance	$1,968,817	$2,198,525
Allowance for purchased credit impaired finance receivable losses	$17,358	$—

The allowance for purchased credit impaired finance receivable losses at December 31, 2012 reflected the net carrying value of these purchased credit impaired finance receivables being higher than the present value of the expected cash flows. Prior to a $321.0 million transfer from nonaccretable discount to accretable yield in 2012, the carrying value of the purchased credit impaired finance receivables was less than the present value of the expected cash flows. After this transfer, the net present value of the expected cash flows was reduced to the carrying value; therefore, any subsequent deterioration of the real estate loans during 2012 resulted in the need for an allowance for purchased credit impaired finance receivable losses.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

6.  Finance Receivables (continued)

Changes in accretable yield for purchased credit impaired finance receivables were as follows:

	Successor Company			Predecessor Company
	At or for the Year Ended December 31, 2012	At or for the Year Ended December 31, 2011	At or for the One Month Ended December 31, 2010	At or for the Eleven Months Ended November 30, 2010
	(dollars in thousands)
Balance at beginning of period	$466,648	$644,681	$—	$—
Additions	—	—	659,192	—
Accretion	(131,828)	(155,823)	(13,299)	—
Reclassifications from nonaccretable difference*	321,048	25,004	—	—
Disposals	(26,668)	(47,214)	(1,212)	—

Balance at end of period	$629,200	$466,648	$644,681	$—

*	Reclassifications from nonaccretable difference in 2012 and 2011 represent the increases in accretion resulting from the higher pool yield.

No finance receivables have been added to these pools subsequent to November 30, 2010.

TDR FINANCE RECEIVABLES

Information regarding TDR finance receivables was as follows:

Real Estate Loans
(dollars in thousands)
Successor Company
December 31, 2012
TDR gross finance receivables	$809,020
TDR net finance receivables	$812,969
Allowance for TDR finance receivable losses	$92,290

Successor Company
December 31, 2011
TDR gross finance receivables	$297,455
TDR net finance receivables	$298,509
Allowance for TDR finance receivable losses	$29,360

We have no commitments to lend additional funds on our TDR finance receivables.

TDR average net receivables and finance charges recognized on TDR finance receivables were as follows:

	Successor Company			Predecessor Company
	Year Ended December 31, 2012	Year Ended December 31, 2011	One Month Ended December 31, 2010	Eleven Months Ended November 30, 2010
	(dollars in thousands)
Real Estate Loans
TDR average net receivables	$534,992	$170,410	$28,185	$1,792,270
TDR finance charges recognized	$30,157	$7,638	$93	$81,045

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

6.  Finance Receivables (continued)

Information regarding the financial effects of the TDR finance receivables was as follows:

	Successor Company			Predecessor Company
	Year Ended December 31, 2012	Year Ended December 31, 2011	One Month Ended November 30, 2010	Eleven Months Ended December 31, 2010
	(dollars in thousands)
Real Estate Loans
Number of TDR accounts	5,604	2,210	251	5,204
Pre-modification TDR net finance receivables	$543,822	$279,130	$28,175	$772,940
Post-modification TDR net finance receivables	$553,485	$285,338	$28,195	$783,358

Net finance receivables that were modified as TDR finance receivables within the previous 12 months and for which there was a default during the period were as follows:

	Successor Company
Years Ended December 31,	2012	2011
	(dollars in thousands)
Real Estate Loans
Number of TDR accounts	590	184
TDR net finance receivables*	$66,041	$20,086

*	Represents the corresponding balance of TDR net finance receivables at the end of the month in which they defaulted.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

7.  Allowance for Finance Receivable Losses

Changes in the allowance for finance receivable losses by finance receivable type were as follows:

	Personal Loans	Real Estate Loans	Retail Sales Finance	Consolidated Total
	(dollars in thousands)
Successor Company
Year Ended
December 31, 2012
Balance at beginning of period	$39,522	$31,471	$1,007	$72,000
Provision for finance receivable losses	114,288	212,870	11,061	338,219
Charge-offs	(119,383)	(142,539)	(20,035)	(281,957)
Recoveries	33,260	9,446	10,421	53,127
Transfers to finance receivables held for sale(a)	(1,107)	—	(194)	(1,301)

Balance at end of period	$66,580	$111,248	$2,260	$180,088

Successor Company
Year Ended
December 31, 2011
Balance at beginning of period	$4,111	$2,953	$56	$7,120
Provision for finance receivable losses	105,811	212,216	14,821	332,848
Charge-offs	(105,219)	(197,282)	(25,861)	(328,362)
Recoveries(b)	34,819	13,584	11,991	60,394

Balance at end of period	$39,522	$31,471	$1,007	$72,000

Successor Company
One Month Ended
December 31, 2010
Balance at beginning of period(c)	$—	$—	$—	$—
Provision for finance receivable losses	9,843	25,631	3,293	38,767
Charge-offs	(8,546)	(23,394)	(4,260)	(36,200)
Recoveries	2,814	716	1,023	4,553

Balance at end of period	$4,111	$2,953	$56	$7,120

Predecessor Company
Eleven Months Ended
November 30, 2010
Balance at beginning of period	$232,008	$1,233,113	$67,364	$1,532,485
Provision for finance receivable losses	130,463	275,748	38,138	444,349
Charge-offs	(199,924)	(368,000)	(82,388)	(650,312)
Recoveries	34,398	10,911	11,937	57,246

Balance at end of period	$196,945	$1,151,772	$35,051	$1,383,768

(a)

During the first quarter of 2012, we decreased the allowance for finance receivable losses as a result of the transfers of $77.8 million of finance receivables from finance receivables held for investment to finance

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

7.  Allowance for Finance Receivable Losses (continued)

receivables held for sale due to management’s intent to no longer hold these finance receivables for the foreseeable future.

(b)	Recoveries during 2011 included $5.0 million ($1.9 million personal loan recoveries, $2.9 million real estate loan recoveries, and $0.2 million retail sales finance recoveries) as a result of a settlement of claims relating to our February 2008 purchase of Equity One, Inc.’s consumer branch finance receivable portfolio.

(c)	The beginning balance of allowance for finance receivable losses for the Successor Company for the one month ended December 31, 2010 includes the push-down accounting adjustments.

Included in the table above is allowance for finance receivable losses associated with securitizations totaling $14.5 million at December 31, 2012 and $2.1 million at December 31, 2011. See Note 13 for further discussion regarding our securitization transactions.

After the Fortress Acquisition, the recorded investment or carrying amount of finance receivables includes the impact of push-down adjustments. The carrying amount charged off for non-credit impaired loans totaled $167.0 million in 2012 and $203.8 million in 2011.

The carrying amount charged off for purchased credit impaired loans totaled $38.7 million in 2012 and $110.1 million in 2011. These amounts represent additional impairment recognized, subsequent to the establishment of the pools of purchased credit impaired loans, related to loans that have been foreclosed and transferred to real estate owned status.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

7.  Allowance for Finance Receivable Losses (continued)

The allowance for finance receivable losses and net finance receivables by type and by impairment method were as follows:

	Personal Loans	Real Estate Loans	Retail Sales Finance	Total
	(dollars in thousands)
Successor Company
December 31, 2012
Allowance for finance receivable losses for finance receivables:
Collectively evaluated for impairment	$66,580	$1,600	$2,260	$70,440
Acquired with deteriorated credit quality (purchased credit impaired finance receivables)	—	17,358	—	17,358
Individually evaluated for impairment (TDR finance receivables)	—	92,290	—	92,290

Total	$66,580	$111,248	$2,260	$180,088

Finance receivables:
Collectively evaluated for impairment	$2,649,732	$6,743,629	$208,357	$9,601,718
Purchased credit impaired finance receivables	—	1,398,767	—	1,398,767
TDR finance receivables	—	812,969	—	812,969

Total	$2,649,732	$8,955,365	$208,357	$11,813,454

Successor Company
December 31, 2011
Allowance for finance receivable losses for finance receivables:
Collectively evaluated for impairment	$39,522	$2,111	$1,007	$42,640
Purchased credit impaired finance receivables	—	—	—	—
TDR finance receivables	—	29,360	—	29,360

Total	$39,522	$31,471	$1,007	$72,000

Finance receivables:
Collectively evaluated for impairment	$2,685,039	$8,277,602	$369,903	$11,332,544
Purchased credit impaired finance receivables	—	1,539,701	—	1,539,701
TDR finance receivables	—	298,509	—	298,509

Total	$2,685,039	$10,115,812	$369,903	$13,170,754

In 2012, we recognized $17.4 million of additional charges to the provision for finance receivable losses related to decreases in the expected cash flows for the remaining accounts in the purchased credit impaired pools under Accounting Standards Codification 310-30, Receivables – Loans and Debt Securities Acquired with Deteriorated Credit Quality.

See Note 3 for additional information on the determination of the allowance for finance receivable losses.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

8.  Finance Receivables Held for Sale

During 2012, we transferred $180.9 million of finance receivables from held for investment to held for sale due to management’s intent to no longer hold these finance receivables for the foreseeable future. We marked these loans to the lower of cost or fair value at the time of transfer and subsequently recorded additional gains in other revenues at the time of sale resulting in net gains of $4.5 million in 2012. In 2012, we sold finance receivables held for sale totaling $171.0 million. During 2012, we transferred $1.4 million of finance receivables from held for sale back to held for investment due to management’s intent to hold these finance receivables for the foreseeable future.

In February 2010, we transferred $170.7 million of finance receivables from held for sale back to held for investment in preparation for an on-balance sheet securitization that was completed in March 2010. In June 2010, we transferred $484.9 million of finance receivables from held for sale back to held for investment due to management’s intent to hold these finance receivables for the foreseeable future.

We repurchased 20 loans for $2.8 million during 2012, compared to 12 loans repurchased for $2.1 million during 2011, and 4 loans repurchased for $0.5 million during 2010. In each period, we repurchased the loans because such loans were reaching the defined delinquency limits or had breached the contractual representations and warranties under the loan sale agreements. At December 31, 2012, there were no material unresolved recourse requests.

The activity in our reserve for sales recourse obligations was as follows:

	Successor Company			Predecessor Company
	At or for the Year Ended December 31, 2012	At or for the Year Ended December 31, 2011	At or for the One Month Ended December 31, 2010	At or for the Eleven Months Ended November 30, 2010
	(dollars in thousands)
Balance at beginning of period	$1,648	$3,511	$3,599	$15,796
Provision for/(reduction in) recourse obligations	3,269	(1,442)	(88)	(3,064)
Recourse losses	(54)	(421)	—	(9,133)

Balance at end of period	$4,863	$1,648	$3,511	$3,599

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

9.  Investment Securities

Cost/amortized cost, unrealized gains and losses, and fair value of investment securities by type, which are classified as available-for-sale, were as follows:

	Cost/Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
	(dollars in thousands)
Successor Company
December 31, 2012
Fixed maturity investment securities:
Bonds:
U.S. government and government sponsored entities	$50,717	$2,488	$—	$53,205
Obligations of states, municipalities, and political subdivisions	150,721	4,998	(249)	155,470
Corporate debt	365,342	11,051	(1,397)	374,996
Mortgage-backed, asset-backed, and collateralized:
Residential mortgage-backed securities (“RMBS”)	183,835	8,029	(71)	191,793
Commercial mortgage-backed securities (“CMBS”)	40,388	1,245	(87)	41,546
Collateralized debt obligations (“CDO”)/Asset-backed securities (“ABS”)	67,123	1,466	(8)	68,581

Total	858,126	29,277	(1,812)	885,591
Other long-term investments*	1,404	—	(24)	1,380
Common stocks	974	30	(29)	975

Total	$860,504	$29,307	$(1,865)	$887,946

Successor Company
December 31, 2011
Fixed maturity investment securities:
Bonds:
U.S. government and government sponsored entities	$68,449	$2,005	$(17)	$70,437
Obligations of states, municipalities, and political subdivisions	204,737	4,584	(484)	208,837
Corporate debt	461,492	3,962	(5,880)	459,574
Mortgage-backed, asset-backed, and collateralized:
RMBS	155,693	4,666	(93)	160,266
CMBS	37,438	1,660	(627)	38,471
CDO/ABS	97,043	280	(583)	96,740

Total	1,024,852	17,157	(7,684)	1,034,325
Preferred stocks	4,959	—	(163)	4,796
Other long-term investments*	5,599	167	(1,639)	4,127
Common stocks	841	—	(22)	819

Total	$1,036,251	$17,324	$(9,508)	$1,044,067

*	Excludes interest in a limited partnership that we account for using the equity method ($0.6 million at December 31, 2012 and $1.4 million at December 31, 2011).

As of December 31, 2012 and 2011, we had no investment securities with other-than-temporary impairments recognized in accumulated other comprehensive income or loss.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

9.  Investment Securities (continued)

Fair value and unrealized losses on investment securities by type and length of time in a continuous unrealized loss position were as follows:

	Less Than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(dollars in thousands)
Successor Company
December 31, 2012
Bonds:
U.S. government and government sponsored entities	$1,310	$—	$—	$—	$1,310	$—
Obligations of states, municipalities, and political subdivisions	1,570	(4)	9,646	(245)	11,216	(249)
Corporate debt	30,942	(527)	49,690	(870)	80,632	(1,397)
RMBS	32,047	(70)	46	(1)	32,093	(71)
CMBS	11,290	(52)	5,673	(35)	16,963	(87)
CDO/ABS	5,442	(8)	—	—	5,442	(8)

Total	82,601	(661)	65,055	(1,151)	147,656	(1,812)
Other long-term investments	178	(23)	8	(1)	186	(24)
Common stocks	—	—	85	(29)	85	(29)

Total	$82,779	$(684)	$65,148	$(1,181)	$147,927	$(1,865)

Successor Company
December 31, 2011
Bonds:
U.S. government and government sponsored entities	$15,521	$(17)	$—	$—	$15,521	$(17)
Obligations of states, municipalities, and political subdivisions	6,600	(20)	19,633	(464)	26,233	(484)
Corporate debt	163,275	(2,871)	65,261	(3,009)	228,536	(5,880)
RMBS	28,549	(87)	90	(6)	28,639	(93)
CMBS	19,248	(576)	1,006	(51)	20,254	(627)
CDO/ABS	71,343	(583)	—	—	71,343	(583)

Total	304,536	(4,154)	85,990	(3,530)	390,526	(7,684)
Preferred stocks	4,797	(163)	—	—	4,797	(163)
Other long-term investments	2,617	(1,639)	—	—	2,617	(1,639)
Common stocks	99	(22)	—	—	99	(22)

Total	$312,049	$(5,978)	$85,990	$(3,530)	$398,039	$(9,508)

We continue to monitor unrealized loss positions for potential credit impairments. During 2012, we recognized other-than-temporary impairment credit loss write-downs to investment revenues on corporate debt, RMBS, and CMBS totaling $0.9 million.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

9.  Investment Securities (continued)

Components of the other-than-temporary impairment charges on investment securities were as follows:

	Successor Company			Predecessor Company
	Year Ended December 31, 2012	Year Ended December 31, 2011	One Month Ended December 31, 2010	Eleven Months Ended November 30, 2010
	(dollars in thousands)
Total other-than-temporary impairment losses	$(3,820)	$(3,725)	$—	$(4,240)
Portion of loss recognized in accumulated other comprehensive loss	—	—	—	(4,805)

Net impairment losses recognized in net income (loss)	$(3,820)	$(3,725)	$—	$(9,045)

Changes in the cumulative amount of credit losses (recognized in earnings) on other-than-temporarily impaired investment securities were as follows:

	Successor Company			Predecessor Company
	At or for the Year Ended December 31, 2012	At or for the Year Ended December 31, 2011	At or for the One Month Ended December 31, 2010	At or for the Eleven Months Ended November 30, 2010
	(dollars in thousands)
Balance at beginning of period *	$3,725	$—	$—	$3,150
Additions:
Due to other-than-temporary impairments:
Impairment not previously recognized	—	2,398	—	2,007
Impairment previously recognized	924	1,327	—	6,948
Reductions:
Realized due to sales with no prior intention to sell	(2,999)	—	—	—
Realized due to intention to sell	—	—	—	—
Accretion of credit impaired securities	—	—	—	(104)

Balance at end of period	$1,650	$3,725	$—	$12,001

*	The beginning balance for the Successor Company for the one month ended December 31, 2010 includes the push-down accounting adjustments.

The fair values of investment securities sold or redeemed and the resulting realized gains, realized losses, and net realized gains (losses) were as follows:

	Successor Company			Predecessor Company
	Year Ended December 31, 2012	Year Ended December 31, 2011	One Month Ended December 31, 2010	Eleven Months Ended November 30, 2010
	(dollars in thousands)
Fair value	$614,656	$149,293	$6,801	$53,746

Realized gains	$3,061	$300	$29	$581
Realized losses	(1,646)	(752)	(311)	(140)

Net realized gains (losses)	$1,415	$(452)	$(282)	$441

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

9.  Investment Securities (continued)

Contractual maturities of fixed-maturity investment securities at December 31, 2012 were as follows:

December 31, 2012	Fair Value	Amortized Cost
	(dollars in thousands)
Fixed maturities, excluding mortgage-backed securities:
Due in 1 year or less	$84,109	$84,107
Due after 1 year through 5 years	246,651	240,733
Due after 5 years through 10 years	169,987	163,705
Due after 10 years	82,924	78,235
Mortgage-backed securities	301,920	291,346

Total	$885,591	$858,126

Actual maturities may differ from contractual maturities since borrowers may have the right to prepay obligations. We may sell investment securities before maturity to achieve corporate requirements and investment strategies.

10.  Other Assets

Components of other assets were as follows:

	Successor Company
December 31,	2012	2011
	(dollars in thousands)
Other investments(a)	$125,379	$143,986
Fixed assets, net(b)	69,717	85,920
Real estate owned	68,786	129,511
Prepaid expenses and deferred charges	46,875	39,911
Other intangible assets, net(c)	29,215	42,683
Derivatives fair values	26,699	79,427
Escrow advance receivable	18,520	14,891
Income tax assets(d)	4,897	39,566
Other	49,292	18,878

Total	$439,380	$594,773

(a)	Other invested assets primarily include commercial mortgage loans and accrued investment income.

(b)	Fixed assets were net of accumulated depreciation of $148.7 million at December 31, 2012 and $164.6 million at December 31, 2011.

(c)	Other intangible assets exclude branch office leases of $0.8 million at December 31, 2012 and $2.8 million at December 31, 2011 that are unfavorable to the current market terms and are included in other liabilities and branch office leases of $0.6 million at December 31, 2012 and $1.8 million at December 31, 2011 that are included in fixed assets, net.

(d)	Income tax assets include current federal, foreign, and state tax assets.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

10.  Other Assets (continued)

The gross carrying amount and accumulated amortization, in total and by major intangible asset class were as follows:

	Gross Carrying Amount	Accumulated Amortization	Net Other Intangible Assets
	(dollars in thousands)
Successor Company
December 31, 2012
VOBA	$35,778	$(29,963)	$5,815
Customer relationships	17,879	(8,271)	9,608
Licenses	12,065	(490)	11,575
Customer lists	9,695	(7,628)	2,067
Domain name	150	—	150
Loan origination/processing intellectual property	25	(25)	—

Total	$75,592	$(46,377)	$29,215

Successor Company
December 31, 2011
VOBA	$35,778	$(25,136)	$10,642
Customer relationships	17,879	(4,983)	12,896
Licenses	12,065	(490)	11,575
Customer lists	9,695	(2,125)	7,570

Total	$75,417	$(32,734)	$42,683

Amortization expense totaled $13.6 million in 2012, $41.1 million in 2011, and $3.8 million for the one month ended December 31, 2010. Amortization expense for 2012 and 2011 included impairment charges totaling $4.6 million and $12.8 million, respectively. The estimated aggregate amortization of other intangible assets for each of the next five years is reflected in the table below.

Estimated Aggregate Amortization Expense*
(dollars in thousands)
2013	$5,113
2014	4,355
2015	3,931
2016	768
2017	213

*	Excludes the estimated amortization expense for the domain name intangible asset because the estimated useful life has not been determined.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

11.  Transactions with Affiliates of Fortress or AIG

SECURED TERM LOAN

One of our indirect wholly-owned subsidiaries Springleaf Financial Funding Company (“SFFC”), is party to a $3.8 billion, six-year secured term loan pursuant to a credit agreement among SFFC, SFC, and most of the consumer finance operating subsidiaries of SFC (collectively, the “Subsidiary Guarantors”), and a syndicate of lenders, various agents, and Bank of America, N.A, as administrative agent. Affiliates of Fortress and affiliates of AIG owned or managed lending positions in the syndicate of lenders totaling $85.0 million at December 31, 2012 and $105.5 million at December 31, 2011.

SUBSERVICING AND REFINANCE AGREEMENTS

Effective February 1, 2011, Nationstar began subservicing the real estate loans of MorEquity and two other subsidiaries of SFC (collectively, the “Owners”), including certain securitized real estate loans. Investment funds managed by affiliates of Fortress indirectly own a majority interest in Nationstar.

The Owners paid Nationstar fees for its subservicing and to facilitate the repayment of our real estate loans through refinancings with other lenders as follows:

	Successor Company
Years Ended December 31,	2012	2011
	(dollars in thousands)
Subservicing fees	$9,843	$9,910
Refinancing concessions	$4,420	$6,556

INVESTMENT MANAGEMENT AGREEMENT

Logan Circle Partners, L.P. (“Logan Circle”) provides investment management services for our investments. Logan Circle is a wholly-owned subsidiary of Fortress. Costs and fees incurred for these investment management services totaled $1.2 million in 2012.

PENSION PLAN

At December 31, 2012, we had no plan assets included in the AIG Retirement Plan, compared to $59.9 million at December 31, 2011. The transfer due from the AIG Retirement Plan to our tax-qualified defined benefit retirement plan, the Springleaf Financial Services Retirement Plan (the “Retirement Plan”), was completed in April 2012.

REINSURANCE AGREEMENTS

Merit enters into reinsurance agreements with subsidiaries of AIG, for reinsurance of various group annuity, credit life, and credit accident and health insurance where Merit reinsures the risk of loss. The reserves for this business fluctuate over time and, in some instances, are subject to recapture by the insurer. Reserves on the books of Merit for reinsurance agreements with subsidiaries of AIG totaled $46.8 million at December 31, 2012 and $49.7 million at December 31, 2011.

DERIVATIVES

At December 31, 2012 and 2011, all of our derivative financial instruments were with AIG Financial Products Corp. (“AIGFP”), a subsidiary of AIG. In July 2012, SFI posted $60.0 million of cash collateral with AIGFP as security for SFC’s two remaining Euro swap positions with AIGFP and agreed to act as guarantor for the swap positions. In August 2012, one of the swap positions was terminated and the cash collateral was reduced by $20.0 million. At December 31, 2012, cash collateral with AIGFP totaled $40.0 million.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

12.  Long-term Debt

Carrying value and fair value of long-term debt by type were as follows:

	Successor Company
	December 31, 2012		December 31, 2011
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(dollars in thousands)
Senior debt	$12,425,031	$12,857,253	$12,898,871	$11,763,815
Junior subordinated debt	171,546	210,000	171,522	140,000

Total	$12,596,577	$13,067,253	$13,070,393	$11,903,815

Weighted average interest rates on long-term debt by type were as follows:

	Senior Debt	Junior Subordinated Debt	Total
Successor Company
Year Ended December 31, 2012	8.05%	12.26%	8.21%
Year Ended December 31, 2011	8.62%	12.26%	8.77%
One Month Ended December 31, 2010	9.20%	12.26%	9.34%
Predecessor Company
Eleven Months Ended November 30, 2010	5.97%	6.17%	6.10%
Successor Company
At December 31, 2012	5.51%	12.26%	7.51%
At December 31, 2011	8.28%	12.26%	8.44%

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

12.  Long-term Debt (continued)

Principal maturities of long-term debt (excluding projected securitization repayments by period) by type of debt at December 31, 2012 were as follows:

	Retail Notes	Medium Term Notes	Euro Denominated Notes(a)	Secured Term Loan(b)(c)	Securitizations	Junior Subordinated Debt (Hybrid Debt)	Total
	(dollars in thousands)
Interest rates(d)	4.25%-9.00%	5.40%-6.90%	3.25%-4.13%	5.50%	1.57%-6.00%	6.00%
First quarter 2013	$41,742	$—	$431,630	$—	$—	$—	$473,372
Second quarter 2013	69,983	469,020	—	—	—	—	539,003
Third quarter 2013	42,551	—	—	—	—	—	42,551
Fourth quarter 2013	2,903	—	416,636	—	—	—	419,539

2013	157,179	469,020	848,266	—	—	—	1,474,465
2014	357,976	—	—	—	—	—	357,976
2015	47,679	750,000	—	—	—	—	797,679
2016	—	375,000	—	—	—	—	375,000
2017—2067	—	3,300,000	—	3,750,000	—	350,000	7,400,000
Securitizations(e)	—	—	—	—	3,109,761	—	3,109,761

Total principal maturities	$562,834	$4,894,020	$848,266	$3,750,000	$3,109,761	$350,000	$13,514,881

Total carrying amount	$522,416	$4,162,674	$854,093	$3,765,249	$3,120,599	$171,546	$12,596,577

(a)	Euro denominated notes include €345.2 million notes and €323.4 million notes, shown here at the U.S. dollar equivalent at time of issuance.

(b)	Issued by wholly-owned Company subsidiaries.

(c)	Guaranteed by SFC and by the Subsidiary Guarantors.

(d)	The interest rates shown are the range of contractual rates in effect at December 31, 2012, which exclude the effects of the associated derivative instruments used in hedge accounting relationships, if applicable.

(e)	Securitizations are not included in above maturities by period due to their variable monthly repayments.

SFFC, a subsidiary of SFC, is the borrower of the secured term loan that is guaranteed by SFC and by the Subsidiary Guarantors. In addition, other SFC operating subsidiaries that from time to time meet certain criteria will be required to become Subsidiary Guarantors. The secured term loan is secured by a first priority pledge of the stock of SFFC that was limited at the transaction date, in accordance with existing SFC debt agreements, to $167.9 million.

SFFC used the proceeds from the secured term loan to make intercompany loans to the Subsidiary Guarantors. The intercompany loans are secured by a first priority security interest in eligible loan receivables, according to pre-determined eligibility requirements and in accordance with a borrowing base formula. The Subsidiary Guarantors used proceeds of the loans to pay down their intercompany loans from SFC. SFC used the payments from Subsidiary Guarantors to, among other things, repay debt and fund operations.

The debt agreements to which SFC and its subsidiaries are a party include customary terms and conditions, including covenants and representations and warranties. These agreements also contain certain

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

12.  Long-term Debt (continued)

restrictions, including restrictions on the ability to create senior liens on property and assets in connection with any new debt financings and restrictions on the intercompany transfer of funds from certain subsidiaries to SFC or SFI, except for those funds needed for debt payments and operating expenses. SFC subsidiaries that borrow funds through the $3.8 billion secured term loan are also required to pledge eligible finance receivables to support their borrowing under the secured term loan.

With the exception of SFC’s hybrid debt, none of our debt agreements require SFC or any of its subsidiaries to meet or maintain any specific financial targets or ratios, except the requirement to maintain a certain level of pledged finance receivables under the secured term loan.

Under our debt agreements, certain events, including non-payment of principal or interest, bankruptcy or insolvency, or a breach of a covenant or a representation or warranty may constitute an event of default and trigger an acceleration of payments. In some cases, an event of default or acceleration of payments under one debt agreement may constitute a cross-default under other debt agreements resulting in an acceleration of payments under the other agreements.

As of December 31, 2012, we were in compliance with all of the covenants under our debt agreements.

Under our hybrid debt, SFC, upon the occurrence of a mandatory trigger event, is required to defer interest payments to the junior subordinated debt holders and not make dividend payments to SFI unless SFC obtains non-debt capital funding in an amount equal to all accrued and unpaid interest on the hybrid debt otherwise payable on the next interest payment date and pays such amount to the junior subordinated debt holders. A mandatory trigger event occurs if SFC’s (1) tangible equity to tangible managed assets is less than 5.5% or (2) average fixed charge ratio is not more than 1.10x for the trailing four quarters (where the fixed charge ratio equals earnings excluding income taxes, interest expense, extraordinary items, goodwill impairment, and any amounts related to discontinued operations, divided by the sum of interest expense and any preferred dividends).

Based upon SFC’s financial results for the twelve months ended September 30, 2012, a mandatory trigger event occurred under SFC’s hybrid debt with respect to the hybrid debt’s semi-annual payment due in January 2013 due to the average fixed charge ratio being 0.74x (while the tangible equity to tangible managed assets ratio was 8.72%). During January 2013, SFC received from SFI the non-debt capital funding necessary to satisfy, and subsequently paid, the January 2013 interest payments required by SFC’s hybrid debt.

In connection with our liability management efforts, we or our affiliates from time to time have purchased, and may in the future purchase, portions of our outstanding indebtedness. Any such purchases may be made through open market or privately negotiated transactions with third parties or pursuant to one or more tender or exchange offers or otherwise, upon such terms and at such prices, as well as with such consideration as we or any such affiliates may determine. Our plans are dynamic and we may adjust our plans in response to changes in our expectations and changes in market conditions.

13.  Variable Interest Entities

As part of our overall funding strategy and as part of our efforts to support our liquidity from sources other than our traditional capital market sources, we have transferred certain finance receivables to VIEs for securitization transactions. Since these transactions involve securitization trusts required to be consolidated, the securitized assets and related liabilities are included in our consolidated financial statements and are accounted for as secured borrowings.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

13.  Variable Interest Entities (continued)

CONSOLIDATED VIES

We evaluated the securitization trusts and determined that these entities are VIEs of which we are the primary beneficiary; therefore, we consolidated such entities. We are deemed to be the primary beneficiaries of these VIEs because we have power to direct the activities of the VIE that most significantly impact the entity’s economic performance and the obligation to absorb losses and the right to receive benefits that are potentially significant to the VIE. Our control stems from having prescribed detailed servicing standards and procedures that the third-party servicer and Nationstar must observe (and which cannot be modified without our consent), and from our required involvement in certain loan workouts and disposals of defaulted loans or related collateral. Our retained subordinated and residual interest trust certificates expose us to potentially significant losses and potentially significant returns.

The asset-backed securities are backed by the expected cash flows from securitized real estate loans. Cash inflows from these real estate loans are distributed to investors and service providers in accordance with each transaction’s contractual priority of payments (waterfall) and, as such, most of these inflows must be directed first to service and repay each trust’s senior notes or certificates held principally by third-party investors. After these senior obligations are extinguished, substantially all cash inflows will be directed to the subordinated notes until fully repaid and, thereafter, to the residual interest that we own in each trust. We retain interests in these securitization transactions, including senior and subordinated securities issued by the VIEs and residual interests. We retain credit risk in the securitizations because our retained interests include the most subordinated interest in the securitized assets, which are the first to absorb credit losses on the securitized assets. We expect that any credit losses in the pools of securitized assets will likely be limited to our subordinated and residual retained interests. We have no obligation to repurchase or replace qualified securitized assets that subsequently become delinquent or are otherwise in default.

The carrying amounts of consolidated VIE assets and liabilities associated with our securitization trusts were as follows:

	Successor Company
December 31,	2012	2011
	(dollars in thousands)
Assets
Finance receivables	$4,096,108	$2,368,569
Allowance for finance receivable losses	14,502	2,095
Restricted cash	108,994	58,429
Liabilities
Long-term debt	$3,120,599	$1,385,847

Securitization Transactions

2012-1 Securitization. On April 20, 2012, we completed a private securitization transaction in which an indirect wholly-owned special purpose vehicle sold $371.0 million of mortgage-backed notes of Springleaf Mortgage Loan Trust 2012-1 (the “2012-1 Trust”), with a 4.38% weighted average yield. We sold the mortgage-backed notes for $367.8 million, after the price discount but before expenses. We initially retained $42.6 million of the 2012-1 Trust’s subordinate mortgage-backed notes.

2012-2 Securitization. On August 8, 2012, we completed a private securitization transaction in which an indirect wholly-owned special purpose vehicle sold $750.8 million of mortgage-backed notes of Springleaf Mortgage Loan Trust 2012-2 (the “2012-2 Trust”), with a 3.59% weighted average yield. We sold the mortgage-backed notes for $749.7 million, after the price discount but before expenses. We initially retained $107.7 million of the 2012-2 Trust’s subordinate mortgage-backed notes.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

13.  Variable Interest Entities (continued)

2012-3 Securitization. On October 25, 2012, we completed a private securitization transaction in which an indirect wholly-owned special purpose vehicle sold $787.4 million of mortgage-backed notes of Springleaf Mortgage Loan Trust 2012-3 (the “2012-3 Trust”), with a 2.80% weighted average yield. We sold the mortgage-backed notes for $787.2 million, after the price discount but before expenses. We initially retained $112.3 million of the 2012-3 Trust’s subordinate mortgage-backed notes.

2011 Securitization. In September 2011, we completed an on-balance sheet securitization transaction in which an indirect wholly-owned special purpose vehicle sold at a discount $242.7 million of senior notes with a 4.05% coupon to a third party. We received cash proceeds, including accrued interest after the sales discount but before expenses, of $242.5 million, and retained senior, subordinated and residual interest notes.

2010 Securitization. In March 2010, we completed an on-balance sheet securitization transaction in which an indirect wholly-owned special purpose vehicle sold to a third party $501.3 million of senior certificates with a 5.15% coupon. We received cash proceeds, including accrued interest after the sales discount but before expenses, of $503.3 million and retained subordinated and residual interest trust certificates.

Sales of Previously Retained Notes

During 2012, we sold the following previously retained mortgage-backed notes/trust certificates:

—	$215.6 million trust certificates from our March 2010 securitization and subsequently recorded $223.4 million of additional debt;

—	$122.7 million mortgage-backed notes from our September 2011 securitization and subsequently recorded $124.4 million of additional debt; and

—	$23.7 million mortgage-backed notes from our 2012-1 securitization and subsequently recorded $23.2 million of additional debt.

VIE Interest Expense

Other than our retained subordinate and residual interests in the consolidated securitization trusts, we are under no obligation, either contractually or implicitly, to provide financial support to these entities. Consolidated interest expense related to these VIEs totaled $118.7 million in 2012, $77.0 million in 2011, $6.6 million during the one month ended December 31, 2010, and $154.4 million during the eleven months ended November 30, 2010.

UNCONSOLIDATED VIE

We have established a VIE that holds the junior subordinated debt described in Note 13. We are not the primary beneficiary, and we do not have a variable interest in this VIE. Therefore, we do not consolidate such entity. We had no off-balance sheet exposure to loss associated with this VIE at December 31, 2012 or 2011.

14.  Derivative Financial Instruments

Our principal borrowing subsidiary is SFC. SFC uses derivative financial instruments in managing the cost of its debt by mitigating its exposures to interest rate and currency risks in conjunction with specific long-term debt issuances and has used them in managing its return on finance receivables held for sale, but is neither a dealer nor a trader in derivative financial instruments. During the third quarter of 2012, we terminated a cross currency interest rate swap agreement with a remaining notional amount of €183.0 million. At December 31, 2012, SFC’s remaining derivative financial instrument (included in other assets) consisted of a cross currency interest rate swap agreement that matures in 2013.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

14.  Derivative Financial Instruments (continued)

While SFC’s cross currency interest rate swap agreement mitigates economic exposure of related debt, it does not currently qualify as a cash flow or fair value hedge under U.S. GAAP.

Weighted average receive and pay rates of our cross currency interest rate swap agreements were as follows:

	Successor Company
December 31,	2012	2011
	(dollars in thousands)
Weighted average receive rate	4.13%	3.69%
Weighted average pay rate	0.56%	2.73%

Changes in the notional amounts of our cross currency interest rate swap agreements and foreign currency forward agreement were as follows:

	Successor Company			Predecessor Company
	At or for the Year Ended December 31, 2012	At or for the Year Ended December 31, 2011	At or for the One Month Ended December 31, 2010	At or for the Eleven Months Ended November 30, 2010
	(dollars in thousands)
Balance at beginning of period	$1,269,500	$3,195,386	$2,727,386	$3,499,686
New contracts	—	—	468,000	—
Expired contracts	—	(1,925,886)	—	(772,300)
Discontinued and terminated contracts	(852,864)	—	—	—

Balance at end of period	$416,636	$1,269,500	$3,195,386	$2,727,386

During 2012, we decreased the notional amounts of our Euro cross currency interest rate swap agreements by €676.7 million. We elected to discontinue hedge accounting prospectively on one of our cash flow hedges as of May 2012 and terminated this cross currency interest rate swap agreement in August 2012. We continue to report the gain related to the discontinued and terminated cash flow hedge in accumulated other comprehensive income, which is being reclassified into earnings during the remaining contractual term of the debt agreement (January 2013) as the hedged transaction impacts earnings. As a result of our decision to repurchase Euro denominated debt, we elected to discontinue hedge accounting and subsequently accelerated the reclassification of amounts in accumulated other comprehensive income to other revenues resulting in gains of $0.7 million in 2012.

Fair value of derivative instruments presented on a gross basis by type were as follows:

	Successor Company
	December 31, 2012			December 31, 2011
	Notional Amount	Derivative Assets	Derivative Liabilities	Notional Amount	Derivative Assets	Derivative Liabilities
	(dollars in thousands)
Hedging Instruments
Cross currency interest rate	$—	$—	$—	$625,250	$25,148	$—
Non-Designated Hedging Instruments
Cross currency interest rate	416,636	26,699	—	644,250	54,279	—

Total derivative instruments	$416,636	$26,699	$—	$1,269,500	$79,427	$—

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

14.  Derivative Financial Instruments (continued)

The amount of gain (loss) for cash flow hedges recognized in accumulated other comprehensive income or loss, reclassified from accumulated other comprehensive income or loss into other revenues (effective and ineffective portion) and interest expense (effective portion), and recognized in other revenues (ineffective portion) were as follows:

		From AOCI(L)(a) to			Recognized in Other Revenues
	AOCI(L)	Other Revenues(b)	Interest Expense	Earnings(c)
	(dollars in thousands)
Successor Company
Year Ended December 31, 2012

Cross currency interest rate	$(16,987)	$(12,343)	$1,839	$(10,504)	$(426)

Successor Company
Year Ended December 31, 2011
Interest rate	$(3,084)	$—	$(1,624)	$(1,624)	$(2,569)
Cross currency interest rate	34,877	26,391	1,963	28,354	840

Total	$31,793	$26,391	$339	$26,730	$(1,729)

Successor Company
One Month Ended December 31, 2010
Interest rate	$8,998	$11,137	$(3,599)	$7,538	$2,432
Cross currency interest rate	56,698	56,492	87	56,579	1,127

Total	$65,696	$67,629	$(3,512)	$64,117	$3,559

Predecessor Company
Eleven Months Ended November 30, 2010
Interest rate	$23,518	$33,955	$(38,987)	$(5,032)	$(2,822)
Cross currency interest rate	(57,639)	(22,301)	(14,824)	(37,125)	(26,404)

Total	$(34,121)	$11,654	$(53,811)	$(42,157)	$(29,226)

(a)	Accumulated other comprehensive income (loss).

(b)	See table below for the effective and ineffective components of other revenues reclassified from accumulated other comprehensive income or loss.

(c)	Represents the total amounts reclassified from accumulated other comprehensive income or loss to other revenues and to interest expense for cash flow hedges as disclosed on our consolidated statement of comprehensive income (loss).

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

14.  Derivative Financial Instruments (continued)

Other revenues reclassified from accumulated other comprehensive income or loss consisted of the following:

	Successor Company
Years Ended December 31,	2012	2011
	(dollars in thousands)
Effective portion	$(13,050)	$26,391
Ineffective portion*	707	—

Total	$(12,343)	$26,391

*	Ineffective portion for 2012 consisted of gains related to our election to discontinue hedge accounting.

At December 31, 2012, we expect the remaining $0.2 million deferred net gain on cash flow hedges to be reclassified from accumulated other comprehensive income or loss to earnings during the next twelve months.

The amounts recognized in other revenues for non-designated hedging instruments were as follows:

Non-Designated Hedging Instruments
(dollars in thousands)
Successor Company
Year Ended December 31, 2012
Cross currency interest rate	$(33,761)
Successor Company
Year Ended December 31, 2011
Cross currency interest rate and interest rate	$23,760
Equity-indexed	215

Total	$23,975

Successor Company
One Month Ended December 31, 2010
Cross currency interest rate and interest rate	$24,153
Equity-indexed	27

Total	$24,180

Predecessor Company
Eleven Months Ended November 30, 2010
Cross currency interest rate and interest rate	$39,386
Equity-indexed	292

Total	$39,678

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

14.  Derivative Financial Instruments (continued)

Derivative adjustments included in other revenues consisted of the following:

	Successor Company			Predecessor Company
	Year Ended December 31, 2012	Year Ended December 31, 2011	One Month Ended December 31, 2010	Eleven Months Ended November 30, 2010
	(dollars in thousands)
Mark to market gains (losses)	$(28,659)	$(26,572)	$27,777	$(62,394)
Net interest income	18,745	23,788	1,985	14,724
Credit valuation adjustment gains (losses)	(3,559)	5,965	(1,571)	11,980
Ineffectiveness gains (losses)	(426)	(1,729)	3,559	(29,226)
Other comprehensive income release gain on cash flow hedge maturities	—	—	—	68,803
Other	2,136	(1,411)	2,262	292

Total	$(11,763)	$41	$34,012	$4,179

SFC is exposed to credit risk if counterparties to swap agreements do not perform. SFC regularly monitors counterparty credit ratings throughout the term of the agreements. SFC’s exposure to market risk is limited to changes in the value of swap agreements offset by changes in the value of the hedged debt.

15.  Insurance

Components of insurance claims and policyholder liabilities were as follows:

	Successor Company
December 31,	2012	2011
	(dollars in thousands)
Finance receivable related:
Unearned premium reserves	$118,589	$107,874
Benefit reserves	84,748	82,454
Claim reserves	28,093	25,278

Subtotal	231,430	215,606

Non-finance receivable related:
Benefit reserves	83,604	90,161
Claim reserves	50,204	22,090

Subtotal	133,808	112,251

Total	$365,238	$327,857

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

15.  Insurance (continued)

Our insurance subsidiaries enter into reinsurance agreements with other insurers (including subsidiaries of AIG). Insurance claims and policyholder liabilities included the following amounts assumed from other insurers:

	Successor Company
December 31,	2012	2011
	(dollars in thousands)
Non-affiliated insurance companies	$20,485	$29,266
Affiliated insurance companies	46,774	49,682

Total	$67,259	$78,948

At December 31, 2012 and 2011, reserves related to insurance claims and policyholder liabilities ceded to nonaffiliated insurance companies totaled $27.3 million and $27.0 million, respectively.

Our insurance subsidiaries file financial statements prepared using statutory accounting practices prescribed or permitted by the Indiana Department of Insurance, which is a comprehensive basis of accounting other than U.S. GAAP. We report our statutory financial information on a historical accounting basis. We are not required and did not apply push-down accounting to the insurance subsidiaries on a statutory basis.

Reconciliations of statutory net income to U.S. GAAP net income were as follows:

	2012	2011	2010
	(dollars in thousands)
Years Ended December 31,
Statutory net income	$28,624	$28,452	$44,830
Reserve changes	4,185	12,708	5,138
Change in deferred policy acquisition costs	3,216	3,600	(2,819)
Income tax charge	(3,121)	(1,311)	(5,092)
Amortization of interest maintenance reserve	2,208	2,517	2,906
Realized gains (losses)	(689)	1,802	(4,038)
Other, net	313	145	(390)

U.S. GAAP net income	$34,736	$47,913	$40,535

Reconciliations of statutory equity to U.S. GAAP equity were as follows:

December 31,	2012	2011
	(dollars in thousands)
Statutory equity	$508,861	$622,746
Reserve changes	58,222	54,026
Decrease in carrying value of affiliates	(45,081)	(42,354)
Deferred policy acquisition costs	38,095	34,458
Net unrealized gains	35,005	25,407
Income tax benefit	(25,527)	(9,841)
Provision for reinsurance	5,149	7,674
Asset valuation reserve	3,934	2,474
Other, net*	8,128	1,887

U.S. GAAP equity	$586,786	$696,477

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

15.  Insurance (continued)

*	“Other, net” at December 31, 2012 includes a receivable for securities due from broker of $5.7 million that was non-admitted for statutory accounting.

State law restricts the amounts our insurance subsidiaries may pay as dividends without prior notice to, or in some cases prior approval from, the Indiana Department of Insurance. Our insurance subsidiaries paid $150.0 million of dividends in second quarter 2012 upon receiving prior approval and paid $45.0 million of dividends in second quarter 2011 that did not require prior approval.

16.  Other Liabilities

Components of other liabilities were as follows:

	Successor Company
December 31,	2012	2011
	(dollars in thousands)
Accrued interest on debt	$71,052	$116,570
Ocean reserves	65,757	15,000
Salary and benefit liabilities	41,931	101,134
Accrued legal contingencies and expenses	10,201	42,123
Bank overdrafts	6,953	21,271
Other	31,917	32,671

Total	$227,811	$328,769

17.  Capital Stock

SFI has two classes of authorized capital stock: special shares and common shares. SFI may issue special shares in series. The board of directors determines the dividend, liquidation, redemption, conversion, voting and other rights prior to issuance.

Par value and shares authorized at December 31, 2012 were as follows:

	Par Value	Shares Authorized
Special Shares	—	25,000,000
Common Shares	$0.50	25,000,000

Shares issued and outstanding at December 31, 2012 and 2011 were as follows:

	Successor Company
December 31,	2012	2011
Special Shares	—	—
Common Shares	2,000,000	2,000,000

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

18.  Earnings Per Share

Number of shares outstanding and earnings (loss) per share were as follows:

	Successor Company			Predecessor Company
	Year Ended December 31, 2012	Year Ended December 31, 2011	One Month Ended December 31, 2010	Eleven Months Ended November 30, 2010
Share Data:
Number of shares outstanding
Basic and diluted	2,000,000	2,000,000	2,000,000	2,000,000
Earnings (loss) per share
Basic and diluted	$(109.32)	$(112.08)	$732.14	$(7.02)

19.  Accumulated Other Comprehensive Income (Loss)

Components of accumulated other comprehensive income (loss) were as follows:

	Successor Company
December 31,	2012	2011
	(dollars in thousands)
Net unrealized gains on:
Investment securities	$17,837	$5,080
Cash flow hedges	104	4,318
Retirement plan liabilities adjustments	8,120	(35,221)
Foreign currency translation adjustments	4,127	152

Accumulated other comprehensive income (loss)	$30,188	$(25,671)

20.  Income Taxes

AGF Holding and all of its domestic U.S. subsidiaries, including SFI, file a consolidated life/nonlife federal tax return with the IRS. Federal income taxes are allocated to these subsidiaries under a tax sharing agreement with AGF Holding. Our foreign subsidiaries file tax returns in Puerto Rico, the U.S. Virgin Islands, and the United Kingdom.

As of December 31, 2011, we made the determination that we could no longer assert that we intended to permanently reinvest the earnings of our foreign subsidiaries, and deferred taxes were recorded on the unremitted earnings in our foreign subsidiaries as of December 31, 2011, which resulted in no material impact on tax expense.

As discussed in Note 2, our benefit from income taxes for 2012 was previously incorrectly overstated by $1.2 million relating to the understatement of the fair value estimate of our net finance receivables, less allowance for finance receivable losses at December 31, 2012. As a result of the overstatement of our benefit from income taxes for 2012, the applicable components of benefit from income taxes and effective income tax rate for 2012 and the related components of net deferred tax liabilities at December 31, 2012 were incorrect. We have revised the related income tax disclosures in this note to accurately present our income taxes for 2012.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

20.  Income Taxes (continued)

Components of benefit from income taxes were as follows:

	Successor Company			Predecessor Company
	Year Ended December 31, 2012	Year Ended December 31, 2011	One Month Ended December 31, 2010	Eleven Months Ended November 30, 2010
	(dollars in thousands)
Federal:
Current	$59,710	$10,575	$5,463	$(252,879)
Deferred	(143,795)	(130,316)	(7,411)	114,097
Deferred—valuation allowance	—	—	—	(114,097)

Total federal	(84,085)	(119,741)	(1,948)	(252,879)

Foreign:
Current	2,604	886	(177)	(918)
Deferred	(15,777)	(1,092)	6	1,791
Deferred—valuation allowance	15,655	3,956	—	—

Total foreign	2,482	3,750	(171)	873

State:
Current	7,469	2,555	731	1,309
Deferred	(22,232)	(6,797)	—	50,711
Deferred—valuation allowance	8,144	21,184	—	(50,711)

Total state	(6,619)	16,942	731	1,309

Total	$(88,222)	$(99,049)	$(1,388)	$(250,697)

Benefit from foreign income taxes includes our foreign subsidiaries that operate in Puerto Rico, the U.S. Virgin Islands, and the United Kingdom. In 2011, we recorded a full valuation allowance on the deferred tax assets related to our United Kingdom operations. Previously, a valuation allowance was not required on the deferred tax assets related to our foreign operations.

We recorded a current state income tax provision in 2012 and 2011 attributable to profitable operations in certain states in which we do business that could not be offset against losses incurred. We recorded a valuation allowance against the majority of our state deferred tax assets including all state deferred tax assets related to net operating losses.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

20.  Income Taxes (continued)

Reconciliations of the statutory federal income tax rate to the effective tax rate were as follows:

	Successor Company			Predecessor Company
	Year Ended December 31, 2012	Year Ended December 31, 2011	One Month Ended December 31, 2010	Eleven Months Ended November 30, 2010
	(dollars in thousands)
Statutory federal income tax rate	35.00%	35.00%	35.00%	35.00%
Valuation allowance	(5.10)	(5.48)	—	43.10
Foreign operations	(3.25)	(.44)	—	—
State income taxes	1.40	.85	.03	.32
Bargain purchase gain	—	—	(35.12)	—
Outside basis	—	—	—	17.37
Other, net	.70	.72	—	(1.09)

Effective income tax rate	28.75%	30.65%	(.09)%	94.70%

The effective income tax rate for 2012 and 2011 differed from the statutory tax rate primarily due to the impact of recording a full valuation allowance on the deferred tax assets related to our foreign operations and a partial valuation allowance on the deferred tax assets related to our state operations.

A reconciliation of the beginning and ending balances of the total amounts of gross unrecognized tax obligation (all of which would affect the effective tax rate if recognized) is as follows:

	Successor Company
Years Ended December 31,	2012	2011	2010
	(dollars in thousands)
Balance at beginning of year	$ —	$—	$—
Increases in tax positions for prior years	1,091	—	—
Decreases in tax positions for prior years	—	—	—
Increases in tax positions for current years	489	—	—
Decreases in tax positions for current years	—	—	—
Lapse in statute of limitations	—	—	—
Settlements	—	—	—

Balance at end of year	$1,580	$—	$—

Our gross unrecognized tax obligation includes interest and penalties. We recognize interest and penalties related to gross unrecognized tax obligations in income tax expense. At December 31, 2012, we had accrued $0.2 million for the payment of interest (net of the federal benefit) and penalties, compared to zero at December 31, 2011; however, the amount or the uncertainty of this tax obligation may change in the next twelve months.

The IRS has completed examinations of AIG’s tax returns through 1999. The IRS has also completed examinations of SFI’s former direct parent company’s tax returns through 2000. Although a Revenue Agent’s Report has not yet been issued for the years ended December 31, 2001 or 2002, AIG has received a notice of proposed adjustments for certain items during that period from the IRS. Under the indemnity arising from the Fortress Acquisition, it is not expected that SFI would have any liability for historical tax positions for periods through and including November 30, 2010.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

20.  Income Taxes (continued)

Components of deferred tax assets and liabilities were as follows:

	Successor Company
December 31,	2012	2011
	(dollars in thousands)

Deferred tax assets:
Mark to market	$54,134	$—
Net operating losses and tax attributes	23,403	8,516
Pension	13,819	33,918
Market discount	10,698	11,097
Real estate owned	7,862	—
State taxes	5,802	—
Insurance reserves	4,576	7,093
Securitization	2,974	11,552
Legal reserve	1,989	14,539
Fixed assets	—	417
Deferred insurance commissions	1,043	101
Other	2,474	1,828

Total	128,774	89,061

Deferred tax liabilities:
Debt writedown	337,698	414,995
Other intangible assets	10,233	14,939
Fixed assets	1,815	—
Mark to market	—	25,001
State taxes	—	8,649
Other	8,375	6,521

Total	358,121	470,105

Net deferred tax liabilities before valuation allowance	(229,347)	(381,044)
Valuation allowance	(38,675)	(17,726)

Net deferred tax liabilities	$(268,022)	$(398,770)

At December 31, 2012, we had a net deferred tax liability of $268.0 million. The gross deferred tax liabilities are expected to reverse in timing and amount sufficient to create positive taxable income which will allow for the realization of all of our gross federal deferred tax assets. Included in our gross deferred tax assets is the benefit of a foreign net operating loss carryforward of $19.6 million from our United Kingdom operations and a foreign tax credit benefit of $3.1 million. At December 31, 2012, we had a valuation allowance on our state deferred tax assets of $19.1 million, net of a deferred federal tax benefit. At December 31, 2012, we also had a $19.6 million valuation allowance against our United Kingdom operations.

At December 31, 2011, we had a net deferred tax liability of $398.8 million. Included in our gross deferred tax assets was a foreign net operating loss carryforward of $3.5 million from our United Kingdom operations, a foreign tax credit benefit of $2.7 million, and a domestic federal net operating loss carryforward of

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

20.  Income Taxes (continued)

$2.3 million. A full valuation allowance was recorded for the net deferred tax assets of our United Kingdom operations including the benefit of the foreign net operating loss carryforward. At December 31, 2011, we had a valuation allowance on our state deferred tax assets of $13.8 million, net of a deferred federal tax benefit. At December 31, 2011 we also had a $4.0 million valuation allowance against our United Kingdom operations.

At December 31, 2012, we had $10.8 million of net current federal and foreign income tax payable, compared to $39.6 million receivable at December 31, 2011. At December 31, 2012, we had state net operating loss carryforwards of $211.0 million, compared to $333.2 million at December 31, 2011. The state net operating loss carryforwards expire between 2016 and 2033. At December 31, 2012, we had deferred and accrued taxes consisting of $5.0 million of non-income based taxes compared to $6.3 million at December 31, 2011.

21.  Lease Commitments, Rent Expense, and Contingent Liabilities

LEASE COMMITMENTS AND RENT EXPENSE

Annual rental commitments for leased office space, automobiles and data processing equipment accounted for as operating leases, excluding leases on a month-to-month basis and the amortization of the lease intangibles recorded as a result of the Fortress Acquisition, were as follows:

Lease Commitments*
(dollars in thousands)
First quarter 2013	$5,326
Second quarter 2013	7,364
Third quarter 2013	6,892
Fourth quarter 2013	6,427

2013	26,009
2014	21,393
2015	13,814
2016	8,261
2017	4,141
2018+	2,168

Total	$75,786

*	Includes $2.4 million of rental commitments for leased office space at closed locations (included in other liabilities at December 31, 2012).

In addition to rent, we pay taxes, insurance, and maintenance expenses under certain leases. In the normal course of business, we will renew leases that expire or replace them with leases on other properties. Rental expense totaled $36.3 million in 2012, $37.9 million in 2011, $3.6 million for the one month ended December 31, 2010, and $41.3 million for the eleven months ended November 30, 2010. We anticipate minimum annual rental commitments in 2013 to be less than the amount of rental expense incurred in 2012 primarily due to branch office closings in 2012.

LEGAL CONTINGENCIES

In the normal course of business, the Company has been named, from time to time, as a defendant in various legal actions, including arbitrations, class actions and other litigation arising in connection with its

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

21.  Lease Commitments, Rent Expense, and Contingent Liabilities (continued)

activities. Some of the actual or threatened legal actions include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. While we will continue to identify certain legal actions where we believe a material loss to be reasonably possible and reasonably estimable, there can be no assurance that material losses will not be incurred from claims that we have not yet been notified of or are not yet determined to be probable or reasonably possible.

We contest liability and/or the amount of damages, as appropriate, in each pending matter. Where available information indicates that it is probable that a liability had been incurred at the date of the consolidated financial statements and we can reasonably estimate the amount of that loss, we accrue the estimated loss by a charge to income. In many actions, however, it is inherently difficult to determine whether any loss is probable or even reasonably possible or to estimate the amount of any loss. In addition, even where loss is reasonably possible or an exposure to loss exists in excess of the liability already accrued with respect to a previously recognized loss contingency, it is not always possible to reasonably estimate the size of the possible loss or range of loss.

For certain legal actions, we cannot reasonably estimate such losses, particularly for actions that are in their early stages of development or where plaintiffs seek substantial or indeterminate damages. Numerous issues may need to be resolved, including through potentially lengthy discovery and determination of important factual matters, and by addressing novel or unsettled legal questions relevant to the actions in question, before a loss or additional loss or range of loss or additional loss can be reasonably estimated for any given action.

For certain other legal actions, we can estimate reasonably possible losses, additional losses, ranges of loss or ranges of additional loss in excess of amounts accrued, but do not believe, based on current knowledge and after consultation with counsel, that such losses will have a material adverse effect on our consolidated financial statements as a whole.

King v. American General Finance, Inc., Case No. 96-CP-38-595, in the Court of Common Pleas for Orangeburg County, South Carolina. In this lawsuit, filed in 1996, the plaintiffs asserted class claims against our South Carolina operating entity for alleged violations of S.C. Code § 37-10-102(a), which requires, among other things, a lender making a mortgage loan to ascertain the preference of the borrower as to an attorney who will represent the borrower in closing the loan. After almost 17 years of litigation, on August 27, 2012, the parties settled the case on a claims made basis. Preliminary approval of the settlement was obtained on September 6, 2012 and final approval was obtained on November 19, 2012. At December 31, 2012, the remaining reserve for this class action lawsuit totaled $3.5 million. Funds were distributed beginning in late December 2012. Class members who made a claim and had one loan in the class period received $5,000; those with two loans, $5,750; those with three loans, $6,500; those with four loans, $7,250; and those with five or more loans, $8,000. Aggregate payments to these class members totaled $16.8 million in 2012. In addition, we paid $13.5 million in attorney fees and costs in December 2012 and $3.5 million of unclaimed funds to South Carolina charities in February 2013.

PAYMENT PROTECTION INSURANCE

Our United Kingdom subsidiary provides payments of compensation to its customers who have made claims concerning Payment Protection Insurance (“PPI”) policies sold in the normal course of business by insurance intermediaries. On April 20, 2011, the High Court in the United Kingdom handed down judgment supporting the Financial Services Authority (“FSA”) guidelines on the treatment of PPI complaints. In addition, the FSA issued a guidance consultation paper in March 2012 on the payment protection insurance customer contact letters. As a result, we have concluded that there are certain circumstances where customer contact and/or redress is appropriate. The total reserves related to the estimated PPI claims were $62.7 million at December 31, 2012 and $13.5 million (net of professional indemnity insurance receivable) at December 31, 2011. In 2012, our

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

21.  Lease Commitments, Rent Expense, and Contingent Liabilities (continued)

professional indemnity insurance claim was disputed, and in the fourth quarter of 2012, we reversed this claim based upon our assessment that the probability of the recovery of the claim no longer met the probability standard for recognition.

22.  Risks and Uncertainties Related to Liquidity and Capital Resources

We currently have a significant amount of indebtedness in relation to our equity. SFI’s and SFC’s credit ratings are non-investment grade, which have a significant impact on our cost of, and access to, capital. This, in turn, negatively affects our ability to manage our liquidity and our ability and cost to refinance our indebtedness.

There are numerous risks to our financial results, liquidity, and capital raising and debt refinancing plans which are not quantified in our current liquidity forecasts. These risks include, but are not limited, to the following:

—	the liquidation and related losses within our real estate portfolio could be substantial and result in reduced cash receipts;

—	our inability to grow our consumer loan portfolio with adequate profitability to fund operations, loan losses, and other expenses;

—	our inability to monetize assets including, but not limited to, our access to debt and securitization markets;

—

the effect of federal, state and local laws, regulations, or regulatory policies and practices, including the Dodd-Frank Wall Street Reform and Consumer Protection Act (which, among other things, established the Consumer Financial Protection Bureau with broad authority to regulate and examine financial institutions), on our ability to conduct business or the manner in which we conduct business, such as licensing requirements, pricing limitations or restrictions on the method of offering products, as well as changes that may result from increased regulatory scrutiny of the sub-prime lending industry;

—

the potential for increasing costs and difficulty in servicing our loan portfolio, especially our liquidating real estate loan portfolio (including costs and delays associated with foreclosure on real estate collateral), as a result of heightened nationwide regulatory scrutiny of loan servicing and foreclosure practices in the industry generally, and related costs that could be passed on to us in connection with the subservicing of our real estate loans that were originated or acquired centrally;

—

potential liability relating to real estate and personal loans which we have sold or may sell in the future, or relating to securitized loans, if it is determined that there was a non-curable breach of a warranty made in connection with the transaction;

—	the potential for additional unforeseen cash demands or accelerations of obligations;

—	reduced income due to loan modifications where the borrower’s interest rate is reduced, principal payments are deferred, or other concessions are made;

—	the potential for declines in bond and equity markets; and

—	the potential effect on us if the capital levels of our regulated and unregulated subsidiaries prove inadequate to support current business plans.

At December 31, 2012, we had $1.6 billion of cash and cash equivalents and in 2012 we generated a net loss of $218.6 million and net cash inflow from operating and investing activities of $1.6 billion. At December 31, 2012, our scheduled principal and interest payments for 2013 on our existing debt (excluding

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

22.  Risks and Uncertainties Related to Liquidity and Capital Resources (continued)

securitizations) totaled $2.1 billion, of which $445.2 million (excluding securitizations) has been repaid in January 2013. As of December 31, 2012, we had unpaid principal balances of $2.0 billion of unencumbered personal loans and $609.7 million of unencumbered real estate loans.

Based on our estimates and taking into account the risks and uncertainties of our plans, we believe that we will have adequate liquidity to finance and operate our businesses and repay our obligations as they become due during the next twelve months.

It is possible that the actual outcome of one or more of our plans could be materially different than we expect or that one or more of our significant judgments or estimates about the potential effects of these risks and uncertainties could prove to be materially incorrect and such actual results could materially adversely affect us.

23.  Benefit Plans

Between the closing of the Fortress Acquisition and January 1, 2011, we continued to participate in various benefit plans sponsored by AIG in accordance with the terms of the Fortress Acquisition. These plans included a noncontributory qualified defined benefit retirement plan, post retirement health and welfare and life insurance plans, various stock option, incentive and purchase plans, and a 401(k) plan.

On January 1, 2011, we established the Retirement Plan and a 401(k) plan in which most of our employees were eligible to participate. The Retirement Plan was based on substantially the same terms as the AIG plan it replaced. Our employees in Puerto Rico participated in a defined benefit pension plan sponsored by CommoLoCo, Inc., our Puerto Rican subsidiary. Effective December 31, 2012, the Retirement Plan and the CommoLoCo Retirement Plan were frozen. Consistent with other companies in the market, management has shifted its retirement focus away from these retirement plans and towards the 401(k) plan. Our employees will not lose any vested benefits in the Retirement Plan or the CommoLoCo Retirement Plan that accrued prior to January 1, 2013.

In addition, we sponsor unfunded defined benefit plans for certain employees and provide postretirement health and welfare and life insurance plans.

The obligations related to the benefit plans described above are recorded by SFC.

PENSION PLANS

We offer various defined benefit plans to eligible employees based on completion of a specified period of continuous service, subject to age limitations.

Retirement Plan

Our Retirement Plan is a noncontributory defined benefit plan which is subject to the provisions of ERISA. U.S. salaried employees who were employed by a participating company, had attained age 21, and completed twelve months of continuous service were eligible to participate in the plan. Employees generally vested after 5 years of service. Prior to January 1, 2013, unreduced benefits were paid to retirees at normal retirement (age 65) and were based upon a percentage of final average compensation multiplied by years of credited service, up to 44 years.

CommoLoCo Retirement Plan

The CommoLoCo Retirement Plan is a noncontributory defined benefit plan which is subject to the provisions of the Puerto Rico tax code. Puerto Rican residents employed by CommoLoCo, Inc. who had attained age 21 and completed one year of service were eligible to participate in the plan.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

23.  Benefit Plans (continued)

Unfunded Defined Benefit Plans

We sponsor unfunded defined benefit plans for certain employees, including key executives, designed to supplement pension benefits provided by our other retirement plans. These include: (1) Springleaf Financial Services Excess Retirement Income Plan, which provides a benefit equal to the reduction in benefits payable to certain employees under our qualified retirement plan as a result of federal tax limitations on compensation and benefits payable; and (2) the Supplemental Executive Retirement Plan (“SERP”), which provides additional retirement benefits to designated executives. Benefits under the SERP were frozen at the end of August 2004.

POSTRETIREMENT PLANS

We provide postretirement medical care and life insurance benefits. Eligibility is based upon completion of 10 years of credited service and attainment of age 55. Life and dental benefits are closed to new participants.

Postretirement medical and life insurance benefits are based upon the employee electing immediate retirement and having a minimum of ten years of service. Medical benefits are contributory, while the life insurance benefits are non-contributory. Retiree medical contributions are based on the actual premium payments reduced by Company-provided credits. These retiree contributions are subject to adjustment annually. Other cost sharing features of the medical plan include deductibles, coinsurance, and Medicare coordination.

401(K) PLANS

We sponsor voluntary savings plans for our U.S. employees and for our employees of CommoLoco, Inc.

Springleaf Financial Services 401(k) Plan

The Springleaf Financial Services 401(k) Plan for 2012 provided for a tiered Company matching on the first 6% of the salary reduction contributions of the employees depending on the employees’ years of service (10% Company matching for 0-4 years of service, 20% Company matching for 5-9 years of service, and 30% Company matching for 10 or more years of service). The salaries and benefit expense associated with this plan was $1.9 million in 2012 and $8.4 million in 2011. Effective January 1, 2013, the employees’ contributions of up to 4% are matched 100% by the Company.

CommoLoCo Thrift Plan

The CommoLoco Thrift Plan provides for salary reduction contributions by employees and 100% matching contributions by the Company of up to 3% of annual salary and 50% matching contributions by the Company of the next 3% of annual salary depending on the respective employee’s years of service. The salaries and benefit expense associated with this plan for 2012 and 2011 was immaterial. There were no changes to the Company’s matching contributions for 2013.

SHARE-BASED COMPENSATION PLAN

We did not record any share-based compensation expense in 2012 or 2011. We recorded share-based compensation expense of $15.3 million in 2010.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

23.  Benefit Plans (continued)

OBLIGATIONS AND FUNDED STATUS

The following table presents the funded status of the defined benefit pension plans and other postretirement benefit plans, reconciled to the net amount included in other liabilities:

	Successor Company
	Pension(a)		Postretirement(b)
At or for the Years Ended December 31,	2012	2011	2012	2011
	(dollars in thousands)
Projected benefit obligation, beginning of period	$435,221	$310,089	$6,725	$5,821
Service cost	14,968	12,543	285	256
Interest cost	18,342	18,162	262	281
Actuarial loss	25,809	105,243	166	500
Benefits paid:
Company assets	—	—	(172)	(133)
Plan assets	(10,376)	(10,816)	—	—
Curtailment	(78,558)	—	(579)	—
Settlement	(37,815)	—	—	—

Projected benefit obligation, end of period	367,591	435,221	6,687	6,725

Fair value of plan assets, beginning of period	350,374	281,308	—	—
Actual return on plan assets, net of expenses	43,579	68,109	—	—
Company contributions	1,062	11,773	172	133
Benefits paid:
Company assets	—	—	(172)	(133)
Plan assets	(48,191)	(10,816)	—	—

Fair value of plan assets, end of period	346,824	350,374	—	—

Funded status, end of period	$(20,767)	$(84,847)	$(6,687)	$(6,725)

Net amounts recognized in the consolidated balance sheet:
Assets	$—	$—	$—	$—
Liabilities	20,767	84,847	6,687	6,725

Total amounts recognized	$(20,767)	$(84,847)	$(6,687)	$(6,725)

Pretax amounts recognized in accumulated other comprehensive income or loss:
Net gain (loss)	$13,303	$(53,882)	$(582)	$(416)
Prior service credit (cost)	—	—	—	—

Total amounts recognized	$13,303	$(53,882)	$(582)	$(416)

(a)	Includes non-qualified unfunded plans, for which the aggregate projected benefit obligation was $10.1 million at December 31, 2012 and $10.0 million at December 31, 2011.

(b)	We do not currently fund postretirement benefits.

The accumulated benefit obligation for U.S. pension benefit plans was $367.6 million at December 31, 2012 and $367.1 million at December 31, 2011.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

23.  Benefit Plans (continued)

Defined benefit pension plan obligations in which the projected benefit obligation was in excess of the related plan assets and the accumulated benefit obligation was in excess of the related plan assets were as follows:

	Successor Company
	PBO Exceeds Fair Value of Plan Assets		ABO Exceeds Fair Value of Plan Assets
December 31,	2012	2011	2012	2011
	(dollars in thousands)
Projected benefit obligation	$367,591	$435,221	$367,591	$435,221
Accumulated benefit obligation	$367,591	$367,067	$367,591	$367,067
Fair value of plan assets	$346,824	$350,374	$346,824	$350,374

The following table presents the components of net periodic benefit cost recognized in income and other amounts recognized in accumulated other comprehensive income or loss with respect to the defined benefit pension plans and other postretirement benefit plans:

	Successor Company
	Pension		Postretirement
Years Ended December 31,	2012	2011	2012	2011
	(dollars in thousands)
Components of net periodic benefit cost:
Service cost	$14,968	$12,543	$285	$256
Interest cost	18,342	18,162	262	281
Expected return on assets	(20,912)	(17,421)	—	—
Actuarial gain	285	—	—	(1)
Curtailment gain	(7,115)	—	(579)	—
Settlement loss	(1,401)	68	—	—

Net periodic benefit cost	$4,167	$13,352	$(32)	$536

Total recognized in other comprehensive income or loss	$(67,185)	$54,487	$166	$501

Total recognized in net periodic benefit cost and other comprehensive income or loss	$(63,018)	$67,839	$134	$1,037

The estimated net loss that will be amortized from accumulated other comprehensive income or loss into net periodic benefit cost over the next fiscal year is $47,000 for our combined defined benefit pension plans. We estimate that the prior service credit that will be amortized from accumulated other comprehensive income or loss into net periodic benefit cost over the next fiscal year will be zero for our combined defined benefit pension plans. We estimate that the estimated amortization from accumulated other comprehensive income or loss for net loss and prior service credit that will be amortized into net periodic benefit cost over the next fiscal year will be zero for our defined benefit postretirement plans.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

23.  Benefit Plans (continued)

Assumptions

The following table summarizes the weighted average assumptions used to determine the projected benefit obligations and the net periodic benefit costs:

	Successor Company
	Pension		Postretirement
December 31,	2012	2011	2012		2011
Projected benefit obligation:
Discount rate	3.97%	4.42%	3.89%		4.32%
Rate of compensation increase	0.00%	3.78%	N/A	*	N/A	*
Net periodic benefit costs:
Discount rate	4.42%	5.56%	4.32%		5.31%
Rate of compensation increase	3.78%	3.78%	N/A	*	N/A	*
Expected return on assets	6.10%	6.04%	N/A	*	N/A	*

*	Not applicable

Discount Rate Methodology

The projected benefit cash flows were discounted using the spot rates derived from the unadjusted Citigroup Pension Discount Curve at December 31, 2012 and an equivalent single discount rate was derived that resulted in the same liability. This single discount rate for each plan was used.

Investment Strategy

The investment strategy with respect to assets relating to our pension plans is designed to achieve investment returns that will (a) provide for the benefit obligations of the plans over the long term; (b) limit the risk of short-term funding shortfalls; and (c) maintain liquidity sufficient to address cash needs. Accordingly, the asset allocation strategy is designed to maximize the investment rate of return while managing various risk factors, including but not limited to, volatility relative to the benefit obligations, diversification and concentration, and the risk and rewards profile indigenous to each asset class.

Allocation of Plan Assets

The long-term strategic asset allocation is reviewed and revised annually. The plans’ assets are monitored by our Retirement Plans Committee and the investment managers, which can entail allocating the plans assets among approved asset classes within pre-approved ranges permitted by the strategic allocation.

At December 31, 2012, the actual asset allocation for the primary asset classes was 93% in fixed income securities, 6% in equity securities, and 1% in cash and cash equivalents. The 2013 target asset allocation for the primary asset classes is 94% in fixed income securities and 6% in equity securities. The actual allocation may differ from the target allocation at any particular point in time.

The expected long-term rate of return for the plans was 6% for the Retirement Plan and 7% for the CommoLoCo Retirement Plan for 2012. The expected rate of return is an aggregation of expected returns within each asset class category. The expected asset return and any contributions made by the Company together are expected to maintain the plans’ ability to meet all required benefit obligations. The expected asset return with respect to each asset class was developed based on a building block approach that considers historical returns,

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

23.  Benefit Plans (continued)

current market conditions, asset volatility and the expectations for future market returns. While the assessment of the expected rate of return is long-term and thus not expected to change annually, significant changes in investment strategy or economic conditions may warrant such a change.

Expected Cash Flows

Funding for the U.S. pension plan ranges from the minimum amount required by ERISA to the maximum amount that would be deductible for U.S. tax purposes. This range is generally not determined until the fourth quarter. Contributed amounts in excess of the minimum amounts are deemed voluntary. Amounts in excess of the maximum amount would be subject to an excise tax and may not be deductible under the Internal Revenue Code. Supplemental and excess plans’ payments and postretirement plan payments are deductible when paid.

The expected future benefit payments, net of participants’ contributions, of our defined benefit pension plans and other postretirement benefit plans, at December 31, 2012 are as follows:

	Pension	Postretirement
	(dollars in thousands)
2013	$11,449	$182
2014	12,061	206
2015	12,610	226
2016	13,181	245
2017	13,758	262
2018-2022	77,371	1,570

FAIR VALUE MEASUREMENTS—PLAN ASSETS

The inputs and methodology used in determining the fair value of the plan assets are consistent with those used to measure our assets.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

23.  Benefit Plans (continued)

The following table presents information about our plan assets measured at fair value and indicates the fair value hierarchy based on the levels of inputs we utilized to determine such fair value:

	Level 1	Level 2	Level 3	Total
	(dollars in thousands)
Successor Company
December 31, 2012
Assets:
Cash and cash equivalents	$2,073	$—	$—	$2,073
Equity securities:
U.S.(a)	—	19,670	—	19,670
International(b)	—	1,117	—	1,117
Fixed income securities:
U.S. investment grade(c)	—	322,332	—	322,332
U.S. high yield(d)	—	1,632	—	1,632

Total	$2,073	$344,751	$—	$346,824

Successor Company
December 31, 2011
Assets:
Cash and cash equivalents	$1,587	$—	$—	$1,587
Equity securities:
U.S.(a)	—	18,443	—	18,443
International(b)	—	917	—	917
Fixed income securities:
U.S. investment grade(c)	—	268,077	—	268,077
U.S. high yield(d)	—	1,425	—	1,425
Transfer due from AIG Retirement Plan(e)	—	—	59,925	59,925

Total	$1,587	$288,862	$59,925	$350,374

(a)	Includes index mutual funds that primarily track several indices including S&P 500 and S&P 600 in addition to other actively managed accounts, comprised of investments in large cap companies.

(b)	Includes investment mutual funds in companies in emerging and developed markets.

(c)	Includes investment mutual funds in U.S. and non-U.S. government issued bonds, U.S. government agency or sponsored agency bonds, and investment grade corporate bonds.

(d)	Includes investment mutual funds in securities or debt obligations that have a rating below investment grade.

(e)	Represents the final settlement from the AIG Retirement Plan to the Retirement Plan, which was completed in April 2012.

The inputs or methodologies used for valuing securities are not necessarily an indication of the risk associated with investing in these securities. Based on our investment strategy, we have no significant concentrations of risks.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

23.  Benefit Plans (continued)

The following table presents changes in our Level 3 plan assets measured at fair value:

		Net gains (losses) included in:
	Balance at beginning of period	Other revenues	Other comprehensive income (loss)	Purchases, sales, issues, settlements*	Transfers into Level 3	Transfers out of Level 3	Balance at end of period
	(dollars in thousands)
Successor Company
Year Ended December 31, 2012
Transfer due from AIG
Retirement Plan	$59,925	$—	$—	$(59,925)	$—	$—	$—
Successor Company
Year Ended December 31, 2011
Transfer due from AIG
Retirement Plan	$—	$—	$—	$—	$59,925	$—	$59,925

*	“Purchases, sales, issues, and settlements” column consists of the final settlement from the AIG Retirement Plan to the Retirement Plan.

24.  Segment Information

Subsequent to our 2012 strategic review of our operations, we have redefined our segments to coincide with how our executives are managing our businesses. At December 31, 2012, our three business segments include: Consumer, Insurance, and Real Estate. These business segments evolved primarily from management’s redefined business strategy, including its decision to cease real estate lending effective January 1, 2012 and to shift its focus to consumer loan products which we believe have significant prospects for growth and business development due to the strong demand in our target market of non-prime borrowers. Throughout 2012, management continued to refine our business strategy and operating footprint and the reporting tools necessary to manage the Company under the new segments, which were defined in final form in the fourth quarter of 2012 and led to our revision to 2012 segment reporting. See Note 1 for a description of our revised business segments.

We evaluate the performance of the segments based on pretax operating earnings. The accounting policies of the segments are the same as those disclosed in Note 2.

We report our segment totals using the historical accounting basis (which is a basis of accounting other than U.S. GAAP) because management analyzes each business segment on a historical accounting basis. However, in order to reconcile to total consolidated financial statement amounts we are presenting our segment totals at or for the one month ended December 31, 2010 and for the eleven months ended November 30, 2010. Due to the changes in the composition of our previously reported business segments, we have restated the corresponding segment information presented in the following tables for the prior periods.

The “Other” column in the following tables consists of our non-core and non-originating legacy operations, including:

—	our legacy operations in 14 states where we do not have a significant presence;

—	our liquidating retail sales finance portfolio, including our retail sales finance accounts from our dedicated auto finance operation;

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

24.  Segment Information (continued)

—	our lending operations in Puerto Rico and the U.S. Virgin Islands; and

—	the operations of our United Kingdom subsidiary.

The “Push-down Accounting Adjustments” column in the following tables consists of:

—	the accretion or amortization of the valuation adjustments on the applicable revalued assets and liabilities;

—	the difference in finance charges on our purchased credit impaired finance receivables compared to the finance charges on these finance receivables on a historical accounting basis;

—	the elimination of accretion or amortization of historical based discounts, premiums, and other deferred costs on our finance receivables and long-term debt; and

—	the reversal of the decreases to the allowance for finance receivable losses (on a historical accounting basis).

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

24.  Segment Information (continued)

The following tables display information about our segments as well as reconciliations to the consolidated financial statement amounts.

	Consumer	Insurance	Real Estate	Other	Total Historical Accounting Basis	FCFI Push-down Accounting Adjustments	Consolidated Total
	(dollars in thousands)
Successor Company At or for the Year Ended December 31, 2012
Interest income:
Finance charges	$585,041	$—	$820,439	$100,097	$1,505,577	$197,975	$1,703,552
Finance receivables held for sale originated as held for investment	—	—	2,734	—	2,734	6	2,740

Total interest income	585,041	—	823,173	100,097	1,508,311	197,981	1,706,292
Interest expense	141,440	—	672,271	33,711	847,422	220,969	1,068,391

Net interest income	443,601	—	150,902	66,386	660,889	(22,988)	637,901
Provision for finance receivable losses	90,598	—	51,130	10,632	152,360	185,859	338,219

Net interest income after provision for finance receivable losses	353,003	—	99,772	55,754	508,529	(208,847)	299,682

Other revenues:
Insurance	—	126,423	—	108	126,531	(108)	126,423
Investment	—	39,314	—	4,758	44,072	(11,522)	32,550
Intersegment—insurance commissions	42,203	(42,475)	95	177	—	—	—
Other	11,323	5,347	(61,392)	5,147	(39,575)	(25,195)	(64,770)

Total other revenues	53,526	128,609	(61,297)	10,190	131,028	(36,825)	94,203

Other expenses:
Operating expenses:
Salaries and benefits	247,048	11,780	29,680	32,186	320,694	(530)	320,164
Other operating expenses	110,386	10,106	72,037	94,126	286,655	9,740	296,395
Restructuring expenses	15,634	229	818	6,822	23,503	—	23,503
Insurance losses and loss adjustment expenses	—	62,092	—	—	62,092	(1,413)	60,679

Total other expenses	373,068	84,207	102,535	133,134	692,944	7,797	700,741

Income (loss) before benefit from income taxes	$33,461	$44,402	$(64,060)	$(67,190)	$(53,387)	$(253,469)	$(306,856)
Assets	$2,593,344	$999,261	$9,802,206	$2,108,690	$15,503,501	$(829,986)	$14,673,515

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

24.  Segment Information (continued)

	Consumer	Insurance	Real Estate	Other	Total Historical Accounting Basis	FCFI Push-down Accounting Adjustments	Consolidated Total
	(dollars in thousands)
Successor Company At or for the Year Ended December 31, 2011
Interest income:
Finance charges	$534,861	$—	$939,053	$150,143	$1,624,057	$261,490	$1,885,547
Finance receivables held for sale originated as held for investment	—	—	—	—	—	—	—

Total interest income	534,861	—	939,053	150,143	1,624,057	261,490	1,885,547
Interest expense	125,268	—	755,138	48,619	929,025	339,022	1,268,047

Net interest income	409,593	—	183,915	101,524	695,032	(77,532)	617,500
Provision for finance receivable losses	8,607	—	249,268	(4,314)	253,561	79,287	332,848

Net interest income after provision for finance receivable losses	400,986	—	(65,353)	105,838	441,471	(156,819)	284,652

Other revenues:
Insurance	—	120,456	—	111	120,567	(377)	120,190
Investment	—	45,172	—	1,161	46,333	(10,639)	35,694
Intersegment—insurance commissions	37,331	(46,099)	4,667	4,101	—	—	—
Other	(1,045)	3,172	(66,733)	6,727	(57,879)	40,154	(17,725)

Total other revenues	36,286	122,701	(62,066)	12,100	109,021	29,138	138,159

Other expenses:
Operating expenses:
Salaries and benefits	261,250	12,352	31,310	55,186	360,098	(374)	359,724
Other operating expenses	142,401	12,235	98,474	56,976	310,086	35,092	345,178
Insurance losses and loss adjustment expenses	—	44,361	—	—	44,361	(3,247)	41,114

Total other expenses	403,651	68,948	129,784	112,162	714,545	31,471	746,016

Income (loss) before benefit from income taxes	$33,621	$53,753	$(257,203)	$5,776	$(164,053)	$(159,152)	$(323,205)
Assets	$2,357,755	$1,058,063	$10,985,270	$1,943,147	$16,344,235	$(849,347)	$15,494,888

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

24.  Segment Information (continued)

	Consumer	Insurance	Real Estate	Other	Total Historical Accounting Basis	FCFI Push-down Accounting Adjustments	Consolidated Total
	(dollars in thousands)
Successor Company At or for the One Month Ended December 31, 2010
Interest income:
Finance charges	$44,589	$—	$85,763	$14,314	$144,666	$36,663	$181,329
Finance receivables held for sale originated as held for investment	—	—	—	—	—	—	—

Total interest income	44,589	—	85,763	14,314	144,666	36,663	181,329
Interest expense	11,824	—	71,922	6,138	89,884	28,809	118,693

Net interest income	32,765	—	13,841	8,176	54,782	7,854	62,636
Provision for finance receivable losses	2,100	—	33,751	4,404	40,255	(1,488)	38,767

Net interest income after provision for finance receivable losses	30,665	—	(19,910)	3,772	14,527	9,342	23,869

Other revenues:
Insurance	—	11,311	—	7	11,318	(49)	11,269
Investment	—	2,867	—	—	2,867	(2,436)	431
Intersegment—insurance commissions	2,935	(3,766)	504	327	—	—	—
Other	571	564	3,551	2,116	6,802	13,310	20,112

Total other revenues	3,506	10,976	4,055	2,450	20,987	10,825	31,812

Other expenses:
Operating expenses:
Salaries and benefits	21,578	1,026	2,931	5,673	31,208	(40)	31,168
Other operating expenses	10,949	939	8,082	3,390	23,360	2,863	26,223
Insurance losses and loss adjustment expenses	—	4,692	—	—	4,692	(107)	4,585

Total other expenses	32,527	6,657	11,013	9,063	59,260	2,716	61,976

Bargain purchase gain	—	—	—	—	—	1,469,182	1,469,182

Income (loss) before benefit from income taxes	$1,644	$4,319	$(26,868)	$(2,841)	$(23,746)	$1,486,633	$1,462,887
Assets	$2,299,866	$1,056,443	$12,475,656	$3,181,194	$19,013,159	$(752,209)	$18,260,950

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

24.  Segment Information (continued)

	Consumer		Insurance		Real Estate	Other		Total Historical Accounting Basis		FCFI Push-down Accounting Adjustments		Consolidated Total
	(dollars in thousands)
Successor Company At or for the Eleven Months Ended November 30, 2010
Interest income:
Finance charges	$504,286		$—		$969,108	$194,908		$1,668,302		$—		$1,668,302
Finance receivables held for sale originated as held for investment	8,947		—		11,471	—		20,418		—		20,418

Total interest income	513,233		—		980,579	194,908		1,688,720		—		1,688,720
Interest expense	131,084		—		797,335	68,050		996,469		—		996,469

Net interest income	382,149		—		183,244	126,858		692,251		—		692,251
Provision for finance receivable losses	111,512		—		281,267	51,570		444,349		—		444,349

Net interest income after provision for finance receivable losses	270,637		—		(98,023)	75,288		247,902		—		247,902

Other revenues:
Insurance	—		113,502		—	102		113,604		—		113,604
Investment	—		37,787		—	2		37,789		—		37,789
Intersegment—insurance commissions	26,796		(34,842)		4,582	3,464		—		—		—
Other	5,851		3,501		41,559	22,118		73,029		—		73,029

Total other revenues	32,647		119,948		46,141	25,686		224,422		—		224,422

Other expenses:
Operating expenses:
Salaries and benefits	271,517		12,277		48,273	58,188		390,255		—		390,255
Other operating expenses	140,508		11,416		103,958	47,339		303,221		—		303,221
Insurance losses and loss adjustment expenses	—		43,576		—	—		43,576		—		43,576

Total other expenses	412,025		67,269		152,231	105,527		737,052		—		737,052

Income (loss) before benefit from income taxes	$(108,741)		$52,679		$(204,113)	$(4,553)		$(264,728)		$—		$(264,728)
Assets	N/A	*	N/A	*	N/A *	N/A	*	N/A	*	N/A	*	N/A	*

*	Not applicable. The Balance Sheets are presented at December 31, 2012 and 2011; therefore, balance sheet information at November 30, 2010 is not applicable.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

25.  Fair Value Measurements

The fair value of a financial instrument is the amount that would be received if an asset were to be sold or the amount that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. The degree of judgment used in measuring the fair value of financial instruments generally correlates with the level of pricing observability. Financial instruments with quoted prices in active markets generally have more pricing observability and less judgment is used in measuring fair value. Conversely, financial instruments traded in other-than-active markets or that do not have quoted prices have less observability and are measured at fair value using valuation models or other pricing techniques that require more judgment. An other-than-active market is one in which there are few transactions, the prices are not current, price quotations vary substantially either over time or among market makers, or little information is released publicly for the asset or liability being valued. Pricing observability is affected by a number of factors, including the type of financial instrument, whether the financial instrument is listed on an exchange or traded over-the-counter or is new to the market and not yet established, the characteristics specific to the transaction, and general market conditions.

Management is responsible for the determination of the value of the financial assets and financial liabilities and the supporting methodologies and assumptions. Third-party valuation service providers are employed to gather, analyze, and interpret market information and derive fair values based upon relevant methodologies and assumptions for individual instruments. When the valuation service providers are unable to obtain sufficient market observable information upon which to estimate the fair value for a particular security, fair value is determined either by requesting brokers who are knowledgeable about these securities to provide a quote, which is generally non-binding, or by employing widely accepted internal valuation models.

Valuation service providers typically obtain data about market transactions and other key valuation model inputs from multiple sources and, through the use of widely accepted internal valuation models, provide a single fair value measurement for individual securities for which a fair value has been requested. The inputs used by the valuation service providers include, but are not limited to, market prices from recently completed transactions and transactions of comparable securities, interest rate yield curves, credit spreads, currency rates, and other market-observable information as of the measurement date as well as the specific attributes of the security being valued, including its term, interest rate, credit rating, industry sector, and other issue or issuer-specific information. When market transactions or other market observable data is limited, the extent to which judgment is applied in determining fair value is greatly increased. We assess the reasonableness of individual security values received from valuation service providers through various analytical techniques. We conduct price reviews for all assets. Assets that fall outside a price change tolerance are sent to our third-party valuation provider for further review. In addition, we may validate the reasonableness of fair values by comparing information obtained from the valuation service providers to other third-party valuation sources for selected securities.

FAIR VALUE HIERARCHY

We measure and classify assets and liabilities in the consolidated balance sheets in a hierarchy for disclosure purposes consisting of three “Levels” based on the observability of inputs available in the market place used to measure the fair values. In general, we determine the fair value measurements classified as Level 1 based on inputs utilizing quoted prices in active markets for identical assets or liabilities that we have the ability to access. We generally obtain market price data from exchange or dealer markets. We do not adjust the quoted price for such instruments.

We determine the fair value measurements classified as Level 2 based on inputs utilizing other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

25.  Fair Value Measurements (continued)

Level 3 inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability.

In certain cases, the inputs we use to measure the fair value of an asset may fall into different levels of the fair value hierarchy. In such cases, we determine the level in the fair value hierarchy within which the fair value measurement in its entirety falls based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

The following table summarizes the fair values and carrying values of our financial instruments and indicates the fair value hierarchy based on the level of inputs we utilized to determine such fair values:

	Fair Value Measurements Using			Total Fair Value	Total Carrying Value
	Level 1	Level 2	Level 3
	(dollars in thousands)
Successor Company December 31, 2012
Assets
Cash and cash equivalents	$1,554,348	$—	$—	$1,554,348	$1,554,348
Investment securities	255	855,307	33,015	888,577	888,577
Net finance receivables, less allowance for finance receivable losses	—	—	11,727,877	11,727,877	11,633,366
Restricted cash	157,844	—	—	157,844	157,844
Other assets:
Commercial mortgage loans	—	—	99,933	99,933	110,398
Cross currency interest rate derivative	—	26,699	—	26,699	26,699
Escrow advance receivable	—	—	18,520	18,520	18,520
Liabilities
Long-term debt	$—	$13,067,253	$—	$13,067,253	$12,596,577

The following table summarizes the fair values and carrying values of our financial instruments:

	Total Fair Value	Total Carrying Value
	(dollars in thousands)
Successor Company December 31, 2011
Assets
Cash and cash equivalents	$689,586	$689,586
Investment securities	1,045,474	1,045,474
Net finance receivables, less allowance for finance receivable losses	12,978,670	13,098,754
Restricted cash	66,301	66,301
Other assets:
Commercial mortgage loans	100,640	121,287
Cross currency interest rate derivatives	79,427	79,427
Escrow advance receivable	14,891	14,891
Liabilities
Long-term debt	$11,903,815	$13,070,393

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

25.  Fair Value Measurements (continued)

FAIR VALUE MEASUREMENTS—RECURRING BASIS

The following table presents information about our assets and liabilities measured at fair value on a recurring basis and indicates the fair value hierarchy based on the levels of inputs we utilized to determine such fair value:

	Fair Value Measurements Using			Total Carried At Fair Value
	Level 1	Level 2	Level 3
	(dollars in thousands)
Successor Company December 31, 2012
Assets
Cash and cash equivalents in mutual funds	$696,553	$—	$—	$696,553

Investment securities:
Bonds:
U.S. government and government sponsored entities	—	53,205	—	53,205
Obligations of states, municipalities, and political subdivisions	—	155,470	—	155,470
Corporate debt	—	361,579	13,417	374,996
RMBS	—	191,719	74	191,793
CMBS	—	39,779	1,767	41,546
CDO/ABS	—	53,555	15,026	68,581

Total	—	855,307	30,284	885,591
Other long-term investments(a)	—	—	1,380	1,380
Common stocks(b)	255	—	—	255

Total investment securities	255	855,307	31,664	887,226
Restricted cash in mutual funds	97,554	—	—	97,554
Other assets—cross currency interest rate derivative	—	26,699	—	26,699

Total	$794,362	$882,006	$31,664	$1,708,032

Successor Company December 31, 2011
Assets
Cash and cash equivalents in mutual funds	$397,021	$—	$—	$397,021

Investment securities:
Bonds:
U.S. government and government sponsored entities	—	70,437	—	70,437
Obligations of states, municipalities, and political subdivisions	—	208,837	—	208,837
Corporate debt	—	456,774	2,800	459,574
RMBS	—	158,352	1,914	160,266
CMBS	—	30,527	7,944	38,471
CDO/ABS	—	87,824	8,916	96,740

Total	—	1,012,751	21,574	1,034,325
Preferred stocks	—	4,796	—	4,796
Other long-term investments(a)	—	—	4,127	4,127
Common stocks(b)	96	—	3	99

Total investment securities	96	1,017,547	25,704	1,043,347
Restricted cash in mutual funds	47,084	—	—	47,084
Other assets—cross currency interest rate derivatives	—	79,427	—	79,427

Total	$444,201	$1,096,974	$25,704	$1,566,879

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

25.  Fair Value Measurements (continued)

(a)	Other long-term investments excludes our interest in a limited partnership of $0.6 million at December 31, 2012 and $1.4 million at December 31, 2011 that we account for using the equity method.

(b)	Common stocks excludes stocks not carried at fair value of $0.7 million at December 31, 2012 and 2011.

We had no transfers between Level 1 and Level 2 during 2012.

The following table presents changes during 2012 in Level 3 assets and liabilities measured at fair value on a recurring basis:

		Net gains (losses) included in:
	Balance at beginning of period	Other revenues	Other comprehensive income (loss)	Purchases, sales, issues, settlements(a)	Transfers into Level 3	Transfers out of Level 3	Balance at end of period
	(dollars in thousands)
Successor Company Year Ended December 31, 2012
Investment securities:
Bonds:
Corporate debt	$2,800	$(66)	$206	$(3,656)	$14,133	$—	$13,417
RMBS	1,914	(199)	(158)	(179)	—	(1,304)	74
CMBS	7,944	(46)	350	(936)	1,614	(7,159)	1,767
CDO/ABS	8,916	395	1,059	(1,238)	6,803	(909)	15,026

Total	21,574	84	1,457	(6,009)	22,550	(9,372)	30,284
Other long-term investments(b)	4,127	(2,897)	1,447	(1,297)	—	—	1,380
Common stocks	3	(5)	2	—	—	—	—

Total investment securities	$25,704	$(2,818)	$2,906	$(7,306)	$22,550	$(9,372)	$31,664

(a)	“Purchases, sales, issues, and settlements” column only consist of settlements. There were no purchases, sales, or issues of investment securities during 2012.

(b)	Other long-term investments excludes our interest in a limited partnership of $0.6 million at December 31, 2012 that we account for using the equity method.

During 2012, we transferred $22.6 million of assets into Level 3, consisting of certain private placement corporate debt, CDO/ABS, and CMBS. During 2012, we transferred $9.4 million of assets out of Level 3, consisting of certain CMBS, RMBS, and CDO/ABS. Transfers into Level 3 and transfers out of Level 3 for the investment securities in 2012 were primarily the result of obtaining additional information regarding inputs used to price our investment portfolio.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

25.  Fair Value Measurements (continued)

The following table presents changes during 2011 in Level 3 assets and liabilities measured at fair value on a recurring basis:

		Net gains (losses) included in:
	Balance at beginning of period	Other revenues	Other comprehensive income (loss)	Purchases, sales, issues, settlements(a)	Transfers into Level 3	Transfers out of Level 3	Balance at end of period
	(dollars in thousands)
Successor Company Year Ended December 31, 2011
Investment securities:
Bonds:
Corporate debt	$3,110	$(40)	$(170)	$(100)	$—	$—	$2,800
RMBS	1,623	(554)	1,046	(201)	—	—	1,914
CMBS(b)	9,627	(305)	(404)	(974)	—	—	7,944
CDO/ABS(b)	9,477	137	(219)	(479)	—	—	8,916

Total	23,837	(762)	253	(1,754)	—	—	21,574
Other long-term investments(c)	6,432	—	(1,249)	(1,056)	—	—	4,127
Common stocks	5	—	(2)	—	—	—	3

Total investment securities	30,274	(762)	(998)	(2,810)	—	—	25,704
Derivatives:
Equity-indexed	1,720	3	—	(1,723)	—	—	—
Interest rate	1,148	—	—	(1,148)	—	—	—

Total derivatives	2,868	3	—	(2,871)	—	—	—

Total assets	$33,142	$(759)	$(998)	$(5,681)	$—	$—	$25,704

(a)	The detail of purchases, sales, issuances, and settlements during 2011 is presented in the table below.

(b)	Other long-term investments excludes our interest in a limited partnership of $1.4 million at December 31, 2011 that we account for using the equity method.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

25.  Fair Value Measurements (continued)

The following table presents the detail of purchases, sales, issues, and settlements of Level 3 assets and liabilities measured at fair value on a recurring basis during 2011:

	Purchases	Sales	Issues	Settlements	Total
	(dollars in thousands)
Successor Company
Year Ended December 31, 2011
Investment securities:
Bonds:
Corporate debt	$—	$—	$—	$(100)	$(100)
RMBS	—	—	—	(201)	(201)
CMBS	—	—	—	(974)	(974)
CDO/ABS	—	—	—	(479)	(479)

Total	—	—	—	(1,754)	(1,754)
Other long-term investments	2,851	(2,297)	—	(1,610)	(1,056)

Total investment securities	2,851	(2,297)	—	(3,364)	(2,810)
Derivatives:
Equity-indexed	—	—	—	(1,723)	(1,723)
Interest rate	—	—	—	(1,148)	(1,148)

Total derivatives	—	—	—	(2,871)	(2,871)

Total assets	$2,851	$(2,297)	$—	$(6,235)	$(5,681)

There were no unrealized gains or losses recognized in earnings on instruments held at December 31, 2012 or 2011.

We used observable and/or unobservable inputs to determine the fair value of positions that we have classified within the Level 3 category. As a result, the unrealized gains and losses for assets and liabilities within the Level 3 category presented in the Level 3 tables above may include changes in fair value that were attributable to both observable (e.g., changes in market interest rates) and unobservable (e.g., changes in unobservable long-dated volatilities) inputs.

The unobservable inputs and quantitative data used in our Level 3 valuations for our investment securities were developed and used in models created by our third-party valuation service providers, which values were used by us for fair value disclosure purposes without adjustment. We applied the third party exception which allows us to omit certain quantitative disclosures about unobservable inputs for other long-term investments. As a result, the weighted average ranges of the inputs for these investment securities are not applicable in the following table.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

25.  Fair Value Measurements (continued)

Quantitative information about Level 3 inputs for our assets measured at fair value on a recurring basis for which information about the unobservable inputs is reasonably available to us is as follows:

	Valuation Technique(s)	Unobservable Input	Range (Weighted Average)

Corporate debt	Discounted cash flows	Yield	2.74%—7.35% (4.45%)

Other long-term investments	Discounted cash flows and indicative valuations	Historical costs Nature of investment Local market conditions Comparables Operating performance Recent financing activity	N/A*

*	Not applicable.

The fair values of the assets using significant unobservable inputs are sensitive and can be impacted by significant increases or decreases in any of those inputs. Level 3 broker-priced instruments (RMBS, CMBS, and CDO/ABS) are excluded from the table above because the unobservable inputs are not reasonably available to us.

Our RMBS, CMBS, and CDO/ABS securities have unobservable inputs that are reliant on and sensitive to the quality of their underlying collateral. The inputs, although not identical, have similar characteristics and interrelationships. Generally a change in the assumption used for the probability of default is accompanied by a directionally similar change in the assumption used for the loss severity and a directionally opposite change in the assumption used for prepayment speeds. An improvement in the workout criteria related to the restructured debt and/or debt covenants of the underlying collateral may lead to an improvement in the cash flows and have an inverse impact on other inputs, specifically a reduction in the amount of discount applied for marketability and liquidity, making the structured bonds more attractive to market participants.

FAIR VALUE MEASUREMENTS—NON-RECURRING BASIS

We measure the fair value of certain assets on a non-recurring basis when events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

25.  Fair Value Measurements (continued)

Assets measured at fair value on a non-recurring basis on which we recorded impairment charges were as follows:

	Fair Value Measurements Using				Impairment Charges
	Level 1	Level 2	Level 3	Total
	(dollars in thousands)
Successor Company
At or for the Year Ended December 31, 2012
Assets
Real estate owned	$—	$—	$98,903	$98,903	$50,497
Commercial mortgage loans	—	—	19,037	19,037	2,424
Other intangible assets	—	—	—	—	4,580
Finance receivables held for sale	—	—	—	—	1,371

Total	$—	$—	$117,940	$117,940	$58,872

Successor Company
At or for the Year Ended December 31, 2011
Assets
Real estate owned	$—	$—	$152,702	$152,702	$41,339
Commercial mortgage loans	—	—	11,539	11,539	2,580
Other intangible assets	—	—	2,595	2,595	12,797

Total	$—	$—	$166,836	$166,836	$56,716

In accordance with the authoritative guidance for the accounting for the impairment of finance receivables held for sale, we wrote down certain finance receivables held for sale reported in our Real Estate business segment to their fair value during 2012 and recorded the writedowns in other revenues.

In accordance with the authoritative guidance for the accounting for the impairment of long-lived assets, we wrote down certain real estate owned reported in our Real Estate business segment to their fair value during 2012 and 2011 and recorded the writedowns in other revenues. The fair values disclosed in the tables above are unadjusted for transaction costs as required by the authoritative guidance for fair value measurements. The amounts recorded on the balance sheet are net of transaction costs as required by the authoritative guidance for accounting for the impairment of long-lived assets.

In accordance with the authoritative guidance for the accounting for the impairment of commercial mortgage loans, we recorded allowance adjustments on certain impaired commercial mortgage loans to record their fair value during 2012 and 2011 and recorded the net impairments in investment revenues.

In accordance with the authoritative guidance for the accounting for the impairment of other intangible assets, we wrote off the following intangible assets and recognized the related impairment charges in operating expenses:

—

Customer lists $0.6 million write down during the fourth quarter of 2011 as a result of accelerated liquidations of our branch network loan portfolio and subsequent $4.6 million write off during the third quarter of 2012 as a result of the sale of our United Kingdom subsidiary’s finance receivables and mortgage brokerage business in August 2012;

—	Trade names $11.2 million write off during the fourth quarter of 2011 related to the cessation of new loan originations in our United Kingdom operations effective January 1, 2012;

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

25.  Fair Value Measurements (continued)

—	customer relationships $1.0 million write off during the fourth quarter of 2011 related to the cessation of new loan originations in our United Kingdom operations effective January 1, 2012; and

—

loan origination/processing intellectual property $25,000 write off during the fourth quarter of 2012 because there were no estimated future cash flows related to the loan processing documentation acquired from iLoan, LLC.

The unobservable inputs and quantitative data used in our Level 3 valuations for our real estate owned, commercial mortgage loans and finance receivables held for sale were developed and used in models created by our third-party valuation service providers or valuations provided by external parties, which values were used by us for fair value disclosure purposes without adjustment. We applied the third party exception which allows us to omit certain quantitative disclosures about unobservable inputs. As a result, the weighted average ranges of the inputs are not applicable in the following table.

Quantitative information about Level 3 inputs for our assets measured at fair value on a non-recurring basis is as follows:

	Valuation Technique(s)	Unobservable Input	Range (Weighted Average)

Finance receivables held for sale	Market approach	Negotiated prices with prospective purchasers	N/A*

Real estate owned	Market approach	Third party valuation	N/A*

Commercial mortgage loans	Market approach	Local market conditions Nature of investment Comparable property sales Operating performance	N/A*

Other intangible assets	Discounted cash flows	N/A*	N/A*

*	Not applicable.

FAIR VALUE MEASUREMENTS—VALUATION METHODOLOGIES AND ASSUMPTIONS

We used the following methods and assumptions to estimate fair value.

Cash and Cash Equivalents

The carrying amount reported in our consolidated balance sheets approximates fair value.

Investment Securities

We utilized third-party valuation service providers to measure the fair value of our investment securities (which consist primarily of bonds). Whenever available, we obtained quoted prices in active markets for identical assets at the balance sheet date to measure investment securities at fair value. We generally obtained market price data from exchange or dealer markets.

We estimated the fair value of fixed maturity investment securities not traded in active markets by referring to traded securities with similar attributes, using dealer quotations and a matrix pricing methodology, or discounted cash flow analyses. This methodology considers such factors as the issuer’s industry, the security’s rating and tenor, its coupon rate, its position in the capital structure of the issuer, yield curves, credit curves, prepayment rates and other relevant factors. For fixed maturity investment securities that are not traded in active markets or that are subject to transfer restrictions, we adjusted the valuations to reflect illiquidity and/or non-transferability. Such adjustments are generally based on available market evidence. In the absence of such evidence, management’s best estimate is used.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

25.  Fair Value Measurements (continued)

Finance Receivables

The fair value of net finance receivables, less allowance for finance receivable losses, both non-impaired and purchased credit impaired, were determined using discounted cash flow methodologies. The application of these methodologies required us to make certain judgments and estimates based on our perception of market participant views related to the economic and competitive environment, the characteristics of our finance receivables, and other similar factors. The most significant judgments and estimates made relate to prepayment speeds, default rates, loss severity, and discount rates. The degree of judgment and estimation applied was significant in light of the current capital markets and, more broadly, economic environments. Therefore, the fair value of our finance receivables could not be determined with precision and may not be realized in an actual sale. Additionally, there may be inherent weaknesses in the valuation methodologies we employed, and changes in the underlying assumptions used could significantly affect the results of current or future values.

Finance Receivables Held for Sale

We determined the fair value of finance receivables held for sale that were originated as held for investment based on negotiations with prospective purchasers (if any) or by using projected cash flows discounted at the weighted-average interest rates offered by us in the market for similar finance receivables. We based cash flows on contractual payment terms adjusted for estimates of prepayments and credit related losses.

Restricted Cash

The carrying amount reported in our condensed consolidated balance sheets approximates fair value.

Commercial Mortgage Loans

We utilized third-party valuation service providers to estimate the fair value of commercial mortgage loans using projected cash flows discounted at an appropriate rate based upon market conditions.

Real Estate Owned

We initially based our estimate of the fair value on independent third-party valuations at the time we took title to real estate owned. Subsequent changes in fair value are based upon independent third-party valuations obtained periodically to estimate a price that would be received in a then current transaction to sell the asset.

Other Intangible Assets

Each of our net intangible assets was determined to have a finite useful life with the exception of the insurance licenses. For those net intangible assets with a finite useful life, we review such intangibles for impairment quarterly and whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. Impairment is indicated if the sum of undiscounted estimated future cash flows is less than the carrying value of the respective asset. Impairment is permanently recognized by writing down the asset to the extent that the carrying value exceeds the estimated fair value. For the insurance licenses, we first complete a qualitative assessment of the licenses to determine whether it is necessary to perform a quantitative impairment test. If the qualitative assessment indicates that the licenses are more likely than not to have been impaired, we proceed with the fair value calculation of the licenses. The fair value of the licenses is determined in accordance with our fair value measurement policy. If the fair value of the licenses is less than the carrying value, an impairment loss will be recognized in an amount equal to the difference and the indefinite life classification of these licenses will be evaluated to determine whether such classification remains appropriate. Prior to our

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

25.  Fair Value Measurements (continued)

adoption of a new accounting standard for the impairment testing of indefinite-lived intangible assets effective December 31, 2012, we did not perform a qualitative assessment of our licenses before calculating the fair value.

Derivatives

Our derivatives are not traded on an exchange. The valuation model used by our third-party valuation service provider to calculate fair value of our derivative instruments includes a variety of observable inputs, including contractual terms, interest rate curves, foreign exchange rates, yield curves, credit curves, measure of volatility, and correlations of such inputs. Valuation adjustments may be made in the determination of fair value. These adjustments include amounts to reflect counterparty credit quality and liquidity risk, as well as credit and market valuation adjustments. The credit valuation adjustment adjusts the valuation of derivatives to account for nonperformance risk of our counterparty with respect to all net derivative assets positions. The credit valuation adjustment also accounts for our own credit risk in the fair value measurement of all net derivative liabilities’ positions, when appropriate. The market valuation adjustment adjusts the valuation of derivatives to reflect the fact that we are an “end-user” of derivative products. As such, the valuation is adjusted to take into account the bid-offer spread (the liquidity risk), as we are not a dealer of derivative products.

Escrow Advance Receivable

The carrying amount reported in our condensed consolidated balance sheets approximates fair value.

Long-term Debt

Where market-observable prices are not available, we estimated the fair values of long-term debt using projected cash flows discounted at each balance sheet date’s market-observable implicit-credit spread rates for our long-term debt and adjusted for foreign currency translations.

26.  Subsequent Events (Unaudited)

ACQUISITION OF ASSETS BY SPRINGCASTLE

On March 5, 2013, SpringCastle Acquisition LLC (“SCA”), a newly formed joint venture in which one of our indirect wholly-owned subsidiaries, Springleaf Acquisition Corporation (“SAC”), and NRZ Consumer LLC, previously an indirect subsidiary of Newcastle Investment Corp. (“Newcastle”), each held a 50% equity interest (the “Joint Venture”), entered into a definitive agreement to purchase a portfolio of loans from HSBC Finance Corporation and certain of its affiliates (collectively, “HSBC”). On April 1, 2013, BTO Willow Holdings, L.P. (“Blackstone”), an affiliate of Blackstone Tactical Opportunities Advisors L.L.C., acquired a 23% equity interest in SCA, which reduced our equity interests and the equity interests of Newcastle to 47% and 30%, respectively.

The loan portfolio acquisition was completed on April 1, 2013 for an approximate purchase price of $3.0 billion (subject to final validation by the parties), at which time the portfolio consisted of over 415,000 loans with an unpaid principal balance of $3.9 billion. The portfolio included both unsecured loans and loans secured with subordinate residential real estate mortgages (which we service as unsecured loans due to the fact that the liens are subordinated to superior ranking security interests). The $3.0 billion purchase was funded with $2.2 billion of debt, and the remainder was funded with equity contributed from each of the joint venture members, including $388.5 million of equity from SFI.

Immediately prior to the completion of the loan portfolio acquisition, SCA assigned its right to purchase the portfolio to SpringCastle America, LLC (“SC America”), SpringCastle Credit, LLC (“SC Credit”), and SpringCastle Finance, LLC (“SC Finance”) (each, a “Seller LLC” and collectively, the “Seller LLCs”), which, in turn, immediately sold their respective portion of the portfolio to SpringCastle America Funding, LLC (“SC

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

26.  Subsequent Events (Unaudited) (continued)

America Funding”), SpringCastle Credit Funding, LLC (“SC Credit Funding”), and SpringCastle Finance Funding, LLC (“SC Finance Funding”) (each, a “Co-issuer LLC” and collectively, the “Co-issuer LLCs”) and a loan trustee in connection with the securitization of the loan portfolio on April 1, 2013.

As of April 1, 2013, SpringCastle Holdings, LLC, a wholly-owned subsidiary of SAC, certain affiliates of Newcastle (the “Newcastle Affiliates”) and Blackstone held a 47%, 30% and 23% equity interest in each Seller LLC, respectively. On May 15, 2013, Newcastle distributed to its stockholders its investment in the Newcastle Affiliates, which still retain their equity interest in the Seller LLCs. SC America holds a 100% equity interest in SC America Funding, SC Credit holds a 100% equity interest in SC Credit Funding and SC Finance holds a 100% equity interest in SC Finance Funding.

On April 1, 2013, SFI entered into a servicing agreement with the Co-issuer LLCs and the loan trustee whereby SFI agreed to service the loans in the loan portfolio effective on the servicing transfer date, which we anticipate will be in the third quarter of 2013. Prior to the servicing transfer date, HSBC will continue to service the loan portfolio and perform collection services pursuant to an interim servicing agreement.

We have determined that our servicing agreement provides us with the power to direct the activities of Seller LLCs and Co-issuer LLCs that most significantly impact their economic performance. As such, we consider the Seller LLCs and Co-issuer LLCs to be VIEs because the equity investment in each lacks the characteristics of a controlling financial interest. Our decision-making rights as servicer, coupled with our significant indirect equity interest in the Seller LLCs and Co-issuer LLCs, provide us with a controlling financial interest in each, and thus the Seller LLCs and Co-issuer LLCs are included in our condensed consolidated financial statements. The equity (membership) interests in the Seller LLCs held by the Newcastle Affiliates and Blackstone, which represent an indirect residual interest in the loans owned by the Co-issuers, are reported as non-controlling interests in our financial statements.

PURCHASE OF SERVICING FACILITY

On March 5, 2013, one of our subsidiaries signed an agreement to acquire a servicing facility located in London, Kentucky from Renaissance Bankcard Services of Kentucky, Inc. (“Renaissance”), a subsidiary of HSBC. The price of the servicing facility is expected to be $2.5 million, subject to adjustments based on the number of employees of Renaissance we hire, which has not yet been determined. The purchase of this facility is expected to be in the third quarter of 2013.

2013 SECURITIZATIONS

2013-A Securitization. On February 19, 2013, we completed a private securitization transaction in which an indirect wholly-owned special purpose vehicle sold $567.9 million of notes backed by personal loans held by Springleaf Funding Trust 2013-A (the “2013-A Trust”), at a 2.83% weighted average yield. We sold the asset-backed notes for $567.5 million, after the price discount but before expenses and a $6.6 million interest reserve requirement. We initially retained $36.4 million of the 2013-A Trust’s subordinate asset-backed notes.

SpringCastle Securitization. In connection with our acquisition of an unsecured lien portfolio from HSBC, on April 1, 2013, the Co-issuer LLCs sold, in a private securitization transaction, $2.2 billion of Class A Notes backed by the jointly acquired loans. The Class A Notes were acquired by initial purchasers for $2.2 billion, after the price discount but before expenses and a $10.0 million advance reserve requirement. The initial purchasers sold the Class A Notes to secondary investors at a 3.75% weighted average yield. The Co-issuer LLCs retained subordinate Class B Notes with a principal balance of $372.0 million.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

26.  Subsequent Events (Unaudited) (continued)

2013-1 Securitization. On April 10, 2013, we completed a private securitization transaction in which an indirect wholly-owned special purpose vehicle sold $782.5 million of notes backed by real estate loans held by Springleaf Mortgage Loan Trust 2013-1 (the “2013-1 Trust”), at a 2.85% weighted average yield. We sold the mortgage-backed notes for $782.4 million, after the price discount but before expenses. We initially retained $236.8 million of the 2013-1 Trust’s subordinate mortgage-backed notes.

2013-B Securitization. On June 19, 2013, we completed a private securitization transaction in which an indirect wholly-owned special purpose vehicle sold $256.2 million of notes backed by personal loans held by Springleaf Funding Trust 2013-B (the “2013-B Trust”), at a 4.11% weighted average yield. We sold the asset-backed notes for $255.4 million, after the price discount but before expenses and a $4.4 million interest reserve requirement. We initially retained $114.0 million of the 2013-B Trust’s senior asset-backed notes and $29.8 million of the 2013-B Trust’s subordinate asset-backed notes.

2013-2 Securitization. On July 9, 2013, we completed a private securitization transaction in which an indirect wholly-owned special purpose vehicle sold $599.4 million of notes backed by real estate loans held by the Springleaf Mortgage Loan Trust 2013-2 (the “2013-2 Trust”), at a 2.88% weighted average yield. We sold the mortgage-backed notes for $590.9 million, after the price discount but before expenses. We initially retained $535.1 million of the 2013-2 Trust’s subordinate mortgage-backed notes.

SECURED TERM LOAN REPAYMENTS

Immediately prior to the 2013-1 securitization transaction discussed above, the real estate loans to be securitized comprised a portion of the finance receivables pledged as collateral to support the outstanding principal amount under our secured term loan. Upon completion of the securitization transaction, these real estate loans were released from the collateral pledged to support our secured term loan and the Subsidiary Guarantors elected not to pledge new finance receivables as collateral to replace the real estate loans sold in the securitization transaction. The voluntary reduction of the collateral pledged required SFFC to make a mandatory prepayment of a portion of the outstanding principal (plus accrued interest). As a result, SFFC made a mandatory prepayment on April 11, 2013, without penalty or premium, of $714.9 million of outstanding principal (plus accrued interest).

On each of May 15, 2013 and May 30, 2013, SFFC made additional prepayments, without penalty or premium of $500.0 million of outstanding principal (plus accrued interest) on the secured term loan. On July 29, 2013, SFFC made a prepayment, without penalty or premium of $235.1 million of outstanding principal (plus accrued interest) on the secured term loan. Following the July 29, 2013 prepayment, the outstanding principal amount of the secured term loan totaled $1.8 billion.

SFC’S OFFERING OF SENIOR NOTES

On May 29, 2013, SFC issued $300 million aggregate principal amount of 6.00% Senior Notes due 2020 in a Rule 144A offering.

SALES OF PREVIOUSLY RETAINED NOTES

Subsequent to June 30, 2013, we sold $54.0 million of the previously retained mortgage-backed notes from our 2013-2 securitization and subsequently recorded $51.3 million of additional debt in July 2013. On August 15, 2013, we entered into an agreement to sell $114.0 million of the previously retained asset-backed notes from our 2013-B securitization. This transaction is expected to close prior to August 20, 2013.

SPRINGLEAF FINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

26.  Subsequent Events (Unaudited) (continued)

TERMINATION OF DERIVATIVE FINANCIAL INSTRUMENT

On August 5, 2013, we terminated our remaining cross currency interest rate swap agreement with AIGFP, a subsidiary of AIG, and recorded a loss of $1.9 million in other revenues. The notional amount of this swap agreement totaled $416.6 million at August 5, 2013. Immediately following this termination, we had no derivative financial instruments.

As a result of this termination, AIGFP returned the cash collateral of $40.0 million to SFI, which was used as security for SFC’s remaining Euro swap position with AIGFP as discussed in Note 11.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Member of Springleaf Holdings, LLC

In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of Springleaf Holdings, LLC at August 9, 2013 in conformity with accounting principles generally accepted in the United States of America. The balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on the balance sheet based on our audit. We conducted our audit of this statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

August 15, 2013

SPRINGLEAF HOLDINGS, LLC

Balance Sheet

August 9, 2013
Assets
Cash and cash equivalents	$1,000

Total assets	$1,000

Member’s Equity
Total member’s equity	$1,000

See Notes to Balance Sheet.

SPRINGLEAF HOLDINGS, LLC

Notes to Balance Sheet

August 9, 2013

1.  Organization and Purpose

Springleaf Holdings, LLC (“Holdings”) was incorporated on August 5, 2013 and is a subsidiary of AGF Holding Inc. In connection with its formation, Holdings issued 100 common interests to AGF Holding Inc., its sole member.

Holdings was formed solely to acquire, through a series of restructuring transactions, all of the common stock of Springleaf Finance, Inc., an Indiana corporation (“SFI”). Holdings has not engaged in any activities from the date of inception of August 5, 2013 to August 9, 2013 other than those incidental to its formation including the issuance of common interests in the amount of $1,000. Any expenses incurred to date in the formation of Holdings have been paid by SFI on Holdings behalf.

2.  Summary of Significant Accounting Policies

Basis of Presentation

The balance sheet and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States.

Cash and Cash Equivalents

We consider short-term investments having maturity dates within three months of their date of acquisition to be cash equivalents.

3.  Subsequent Events

Management has evaluated all subsequent events through August 15, 2013, which is the date the balance sheet was issued.

Through and including             , 2013 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to each dealer’s obligation to deliver a prospectus when acting as underwriter, and with respect to its unsold allotments or subscriptions.

                    Shares

Springleaf Holdings, Inc.

Common Stock

PRELIMINARY PROSPECTUS

            , 2013

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other	Expenses of Issuance and Distribution.

The following table sets forth the estimated fees and expenses (except for the SEC registration fee) paid or payable by the registrants in connection with the distribution of the Common stock:

SEC registration fee	$6,820
FINRA filing fee	8,000
Printing and engraving costs	*
Legal fees and expenses	*
Accountants’ fees and expenses	*
Transfer agent fees	*
Miscellaneous	*

Total	$*

*	To be furnished by amendment

Item 14.	Indemnification of Directors and Officers.

Section 102 of the DGCL, allows a corporation to eliminate the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct, or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the corporation’s request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies if (i) such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (ii) such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director who willfully and negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

The Company’s amended and restated certificate of incorporation states that no director shall be personally liable to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it exists or may be amended. A director is also not exempt from liability for any transaction from which he or she derived an improper personal benefit, or for violations of Section 174 of the DGCL. To the maximum extent permitted under Section 145 of the DGCL, our amended and restated certificate of incorporation authorizes us to indemnify any and all persons whom we have the power to indemnify under the law.

Our amended and restated bylaws provide that the Company will indemnify, to the fullest extent permitted by the DGCL, each person who was or is made a party or is threatened to be made a party in any legal proceeding by reason of the fact that he or she is or was a director or officer of the Company or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. However, such indemnification is permitted only if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Indemnification is authorized on a case-by-case basis by (1) our board of directors by a majority vote of disinterested directors, (2) a committee of the disinterested directors, (3) independent legal counsel in a written opinion if (1) and (2) are not available, or if disinterested directors so direct, or (4) the stockholders. Indemnification of former directors or officers shall be determined by any person authorized to act on the matter on our behalf. Expenses incurred by a director or officer in defending against such legal proceedings are payable before the final disposition of the action, provided that the director or officer undertakes to repay us if it is later determined that he or she is not entitled to indemnification.

Prior to completion of this offering, the Company intends to enter into separate indemnification agreements with its directors and officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our amended and restated certificate of incorporation and amended and restated bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of incorporation and amended and restated bylaws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. We maintain directors’ and officers’ liability insurance for our officers and directors.

The Company maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Company with respect to payments, which may be made by the Company to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 15.	Recent Sales of Unregistered Securities.

During the past three years, we have only issued unregistered securities to the Initial Stockholder in connection with the Restructuring. On             , 2013, we issued             shares to the Initial Stockholder. We believe that this transaction was exempt from registration pursuant to Section 4(2) of the Securities Act.

Report of Independent Registered Public Accounting Firm

on Financial Statement Schedules

To the Board of Directors of Springleaf Finance, Inc.:

Our audits of the consolidated financial statements referred to in our report dated April 8, 2013, except for the corrections to amounts previously reported as discussed in Note 2 and the addition of Earnings Per Share information in Note 18 as to which the date is August 15, 2013, appearing in the accompanying registration statement on Form S-1 of Springleaf Holdings, LLC also included an audit of the financial statement schedules listed in Item 16(b) of this registration statement. In our opinion, these financial statement schedules present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

August 15, 2013

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits.

See the Index to Exhibits included in this Registration Statement.

(b) Financial Statement Schedules.

SPRINGLEAF FINANCE, INC.

Condensed Balance Sheets

	Successor Company
December 31,	2012	2011
	(dollars in thousands)
Assets
Cash and cash equivalents	$185,820	$202,413
Investment in subsidiaries	1,239,295	1,383,656
Investment securities	219,407	299,187
Intercompany notes receivable	31,149	—
Receivable from affiliate	12,559	12,928
Restricted cash	40,000	770
Other assets	11,415	14,300

Total assets	$1,739,645	$1,913,254

Liabilities and Shareholder’s Equity
Intercompany notes payable	$538,068	$538,068
Other liabilities	1,450	12,282

Total liabilities	539,518	550,350

Shareholder’s equity:
Common stock	1,000	1,000
Additional paid-in capital	147,454	147,456
Other equity	30,188	(25,671)
Retained earnings	1,021,485	1,240,119

Total shareholder’s equity	1,200,127	1,362,904

Total liabilities and shareholder’s equity	$1,739,645	$1,913,254

See Notes to Condensed Financial Statements.

SPRINGLEAF FINANCE, INC.

Condensed Statements of Operations

	Successor Company			Predecessor Company
	Year Ended December 31, 2012	Year Ended December 31, 2011	One Month Ended December 31, 2010	Eleven Months Ended November 30, 2010
	(dollars in thousands)
Interest received from affiliates	$174	$4,003	$1,513	$49
Interest expense	17,491	17,437	1,905	21,462

Net interest income	(17,317)	(13,434)	(392)	(21,413)

Other revenues:
Dividends received from subsidiaries	—	45,000	—	242,455
Investment income	4,756	1,157	2	—
Other	7,908	(384)	1,153	9

Total other revenues	12,664	45,773	1,155	242,464

Operating expenses	653	2,098	7	14

Income (loss) before provision for (benefit from) income taxes and equity in undistributed (overdistributed) net income of subsidiaries	(5,306)	30,241	756	221,037
Provision for (benefit from) income taxes	(1,857)	(5,829)	264	(11,045)

Income (loss) before equity in undistributed (overdistributed) net income of subsidiaries	(3,449)	36,070	492	232,082
Equity in undistributed (overdistributed) net income of subsidiaries	(215,185)	(260,226)	1,463,783	(246,113)

Net income (loss)	$(218,634)	$(224,156)	$1,464,275	$(14,031)

See Notes to Condensed Financial Statements.

SPRINGLEAF FINANCE, INC.

Condensed Statements of Cash Flows

	Successor Company			Predecessor Company
	Year Ended December 31, 2012	Year Ended December 31, 2011	One Month Ended December 31, 2010	Eleven Months Ended November 30, 2010
	(dollars in thousands)
Cash flows from operating activities
Net income (loss)	$(218,634)	$(224,156)	$1,464,275	$(14,031)
Reconciling adjustments:
Equity in overdistributed (undistributed) net income of subsidiaries	215,185	260,226	(1,463,783)	246,113
Change in restricted cash	(39,230)	(770)	—	—
Change in other assets and other liabilities	(6,793)	9,223	(2,487)	(249,513)
Change in receivable from affiliate	369	(13,766)	1,946	10,736

Net cash provided by (used for) operating activities	(49,103)	30,757	(49)	(6,695)

Cash flows from investing activities
Investment securities purchased	(979,197)	(453,406)	—	—
Investment securities called, sold, and matured	1,058,531	153,673	—	—
Capital contributions to subsidiaries	(21,000)	(10,521)	(10,500)	(21,929)
Change in notes receivable from American International Group, Inc.	—	468,662	—	—
Change in notes receivable from subsidiaries	(31,149)	—	49	292,152
Transfer of subsidiary to affiliate	—	—	—	31,741
Return of capital from subsidiary	5,325	7,825	—	3,858

Net cash provided by (used for) investing activities	32,510	166,233	(10,451)	305,822

Cash flows from financing activities
Change in intercompany notes payable	—	—	9,500	(323,420)
Capital contributions from parent	—	—	—	21,929

Net cash provided by (used for) financing activities	—	—	9,500	(301,491)

Increase (decrease) in cash and cash equivalents	(16,593)	196,990	(1,000)	(2,364)
Cash and cash equivalents at beginning of period	202,413	5,423	6,423	8,787

Cash and cash equivalents at end of period	$185,820	$202,413	$5,423	$6,423

See Notes to Condensed Financial Statements.

SPRINGLEAF FINANCE, INC.

Notes to Condensed Financial Statements

December 31, 2012

1.  Accounting Policies

Springleaf Finance, Inc. (“SFI”) records its investments in subsidiaries at cost plus the equity in (overdistributed) undistributed net income of subsidiaries since the date of incorporation or, if purchased, the date of the acquisition. You should read the condensed financial statements of the registrant in conjunction with SFI’s consolidated financial statements.

2.  Intercompany Notes Receivable

At December 31, 2012, intercompany notes receivable totaled $31.1 million primarily due to a receivable from Springleaf Financial Services of South Carolina, Inc. The interest rate on the unpaid principal balance is 8.00%. Interest income on the intercompany notes receivable totaled $0.2 million during 2012.

3.  Intercompany Notes Payable

At December 31, 2012 and 2011, intercompany notes payable totaled $538.1 million. The interest rate for the unpaid principal balance is the published JPMorgan Chase Manhattan Bank US prime lending rate. Interest expense on the intercompany notes payable totaled $17.5 million during 2012, $17.4 million during 2011, $1.9 million during the one month ended December 31, 2010, and $21.5 million during the eleven months ended November 30, 2010.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

—

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

—

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana, on the 16 of September, 2013.

SPRINGLEAF HOLDINGS, LLC

By:	/s/ Jay N. Levine
Name:	Jay N. Levine
Title:	President

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Name	Title	Date

/s/ Jay N. Levine Jay N. Levine	Chief Executive Officer (Principal Executive Officer)	September 16, 2013

* Minchung (Macrina) Kgil	Chief Financial Officer (Principal Financial Officer) and Treasurer of AGF Holding Inc., the sole manager of Springleaf Holdings, LLC	September 16, 2013

* William E. Kandel	Chief Accounting Officer (Principal Accounting Officer)	September 16, 2013

*By	/s/ Jay N. Levine
Attorney-in-fact

INDEX TO EXHIBITS

Exhibit	Description
1.1**	Form of Underwriting Agreement
3.1**	Amended and Restated Articles of Incorporation of Springleaf Holdings, Inc.
3.2**	Amended and Restated By-laws of Springleaf Holdings, Inc.
4.1	The following Indenture is filed pursuant to Item 601(b)(4)(ii) of Regulation S-K, which requires with certain exceptions that all instruments be filed which define the rights of holders of the Company’s long-term debt and of our consolidated subsidiaries. In the aggregate, the outstanding issuances of debt at June 30, 2013 under the following Indenture exceeds 10% of the Company’s total assets on a consolidated basis:
Indenture dated as of May 1, 1999 from Springleaf Finance Corporation (formerly American General Finance Corporation) to Wilmington Trust Company (successor trustee to Citibank, N.A.). Incorporated by reference to Exhibit (4)a.(1) filed as a part of Springleaf Finance Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (File No. 1-06155).
4.2	Indenture, dated as of May 29, 2013, between Springleaf Finance Corporation and Wilmington Trust, National Association, as Trustee. Incorporated by reference to Exhibit 4 to Springleaf Finance Corporation’s Current Report on Form 8-K dated May 29, 2013.
4.3	In accordance with Item 601(b)(4)(iii) of Regulation S-K, certain other instruments defining the rights of holders of the Company’s long-term debt and of our consolidated subsidiaries have not been filed as exhibits to this registration Statement because the total amount of securities authorized and outstanding under each instrument does not exceed 10% of the total assets of the Company on a consolidated basis. We hereby agree to furnish a copy of each instrument to the Securities and Exchange Commission upon request.
5.1**	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
10.1**	Form of Indemnification Agreement.
10.2	Springleaf Finance, Inc. Executive Severance Plan dated as of November 30, 2010. Incorporated by reference to Exhibit (10.15) to Springleaf Finance Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.
10.3	Springleaf Finance, Inc. Excess Retirement Income Plan dated as of January 1, 2011. Incorporated by reference to Exhibit (10.1) to Springleaf Finance Corporation’s Current Report on Form 8-K dated December 3, 2010.
10.4	Amended and Restated Credit Agreement, dated as of May 10, 2011, among Springleaf Financial Funding Company; Springleaf Finance Corporation; the Subsidiary Guarantors party thereto; Bank of America, N.A.; Other Lenders party thereto; Merrill Lynch, Pierce, Fenner & Smith Incorporated; JPMorgan Chase Bank, N.A.; and J.P. Morgan Securities LLC. Incorporated by reference to Exhibit (10.1) to Springleaf Finance Corporation’s Current Report on Form 8-K dated May 6, 2011.
10.5	Employment Letter, dated October 1, 2012, for Minchung (Macrina) Kgil. Incorporated by reference to Exhibit (10.4) to Springleaf Finance Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.
10.6	Amendment to Springleaf Finance, Inc. Excess Retirement Income Plan effective as of December 19, 2012. Incorporated by reference to Exhibit (10.5) to Springleaf Finance Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.
10.7**	Stockholders Agreement between Springleaf Holdings, Inc. and Springleaf Financial Holdings, LLC
21.1**	Subsidiaries of Springleaf Finance Holdings Inc.
23.1*	Consent of PricewaterhouseCoopers LLP with respect to Springleaf Finance, Inc.
23.2*	Consent of PricewaterhouseCoopers LLP with respect to Springleaf Holdings, LLC.
23.3**	Consent of Skadden, Arps, Slate, Meagher & Flom LLP.
99.1***	Consent of Wesley R. Edens.
99.2***	Consent of Roy A. Guthrie.
99.3***	Consent of Douglas L. Jacobs.
99.4***	Consent of Anahaita N. Kotval.
99.5***	Consent of Randal A. Nardone.
99.6***	Consent of Peter M. Smith.

*	Filed herewith.
**	To be filed by amendment.
***	Previously filed